As filed with the Securities and Exchange Commission on November 5, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CLOUDERA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	26-2922329
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
395 Page Mill Road
Palo Alto, California 94306
(650) 362-0488
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Thomas J. Reilly
Chief Executive Officer
Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306
(650) 362-0488
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

David A. Bell, Esq. David Michaels, Esq. Niki Fang, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500	David Middler, Esq. Chief Legal Officer Jay Wedge, Esq., Associate General Counsel Cloudera, Inc. 395 Page Mill Road Palo Alto, California 94306 (650) 362-0488	David M. Howard, Esq. General Counsel and Secretary Hortonworks, Inc. 5470 Great America Parkway Santa Clara, California 95054 (408) 916-4121	Tad J. Freese, Esq. Mark M. Bekheit, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)         ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Cloudera Common Stock, $0.00005 par value per share	174,508,291(1)	N/A	$2,251,223,809(2)	$272,848

(1)
Reflects the estimated maximum number of shares of common stock, $0.00005 par value per share, of Registrant to be issued in connection with the proposed merger of Surf Merger Corporation, a wholly owned subsidiary of Registrant, with and into Hortonworks, Inc., as described herein. The number of shares of common stock is based on the estimated number of shares of Hortonworks, Inc. stock outstanding and reserved for issuance as of October 30, 2018 and the exchange of each such share of Hortonworks, Inc. common stock for shares of the Registrant’s common stock pursuant to the exchange ratio set forth in the Merger Agreement, dated as of October 3, 2018, by and among the Registrant, Hortonworks, Inc. and Surf Merger Corporation.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant’s common stock was calculated based upon the market value of shares of Hortonworks, Inc. common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $16.84, the average of the high and low prices per share of Hortonworks, Inc. common stock on October 30, 2018, as reported in the consolidated reporting system, multiplied by (B) 133,722,828, the estimated maximum number of shares of Hortonworks, Inc. common stock outstanding and reserved for issuance as of October 30, 2018.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.
PRELIMINARY — SUBJECT TO COMPLETION — DATED [●], 2018

TO THE STOCKHOLDERS OF CLOUDERA, INC. AND HORTONWORKS, INC. — MERGER PROPOSED —YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of Cloudera, Inc. and Stockholders of Hortonworks, Inc.,
The board of directors of each of Cloudera, Inc. (“Cloudera”) and Hortonworks, Inc. (“Hortonworks”) have unanimously approved the merger of a wholly owned subsidiary of Cloudera with and into Hortonworks, with Hortonworks surviving as a wholly owned subsidiary of Cloudera. If the proposed merger is completed, Hortonworks stockholders will receive 1.305 shares of Cloudera common stock for each share of Hortonworks common stock they own immediately prior to the effective time of the merger, and Cloudera stockholders will continue to own their existing shares, which will not be adjusted by the merger.
Cloudera stockholders are expected to hold approximately 60% of the fully diluted shares of Cloudera common stock, and former Hortonworks stockholders are expected to hold approximately 40% of the fully diluted shares of Cloudera common stock, immediately following the completion of the merger based on each of Cloudera’s and Hortonworks’ fully diluted shares including equity awards (using the treasury method). Following the completion of the merger, Thomas J. Reilly, the current Chief Executive Officer of Cloudera, will be the Chief Executive Officer of the combined company. The Cloudera board will consist of five directors from the current Cloudera board, including Tom Reilly, and four directors from the current Hortonworks board, including Robert Bearden. The combined company will continue to be called Cloudera, Inc.
Cloudera common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol “CLDR.” As of [●], 2018, the last trading day before the date of this joint proxy statement/prospectus, the last reported sales price of Cloudera common stock at the end of regular trading hours, as reported on NYSE, was $[●].
Hortonworks common stock trades on The Nasdaq Global Select Market LLC (“Nasdaq”) under the ticker symbol “HDP.” As of [●], 2018, the last trading day before the date of this joint proxy statement/prospectus, the last reported sales price of Hortonworks common stock at the end of regular trading hours, as reported on Nasdaq, was $[●].
Cloudera and Hortonworks cannot complete the merger unless Cloudera stockholders approve the issuance of shares of Cloudera common stock in connection with the merger and Hortonworks stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement. The obligations of Cloudera and Hortonworks to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger. More information about Cloudera, Hortonworks and the merger is contained in this joint proxy statement/prospectus. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.
After careful consideration, the boards of each of Cloudera and Hortonworks have unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Cloudera stockholders and Hortonworks stockholders, respectively, and the board of each of Cloudera and Hortonworks has approved the merger agreement, and the board of directors of Cloudera has unanimously determined that the issuance of shares of Cloudera common stock in the merger is advisable and in the best interests of the Cloudera stockholders and approved the issuance of shares of Cloudera common stock in the merger
The Cloudera board unanimously recommends that Cloudera stockholders vote “FOR” the proposal to approve the issuance of shares of Cloudera common stock in the merger. The Hortonworks board unanimously recommends that Hortonworks stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.
The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For Cloudera stockholders: Special Meeting of Stockholders [●] at [●] a.m., local time Cloudera’s principal executive offices located at: 395 Page Mill Road Palo Alto, CA 94306	For Hortonworks stockholders: Special Meeting of Stockholders [●] at [●] a.m., local time Hortonworks’ principal executive offices located at: 5470 Great America Parkway Santa Clara, CA 95054
Your vote is very important. Whether or not you plan to attend your respective company’s meeting, please take the time to vote by completing and returning the enclosed proxy card to your respective company or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

Thomas J. Reilly	Robert Bearden
Chief Executive Officer	Chief Executive Officer
Cloudera, Inc.	Hortonworks, Inc.
None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus or determined if the disclosure in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [●], and is first being mailed to stockholders of Cloudera and Hortonworks on or about [●].

Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306
(650) 362-0488
NOTICE OF SPECIAL MEETING OF CLOUDERA STOCKHOLDERS
To the Stockholders of Cloudera, Inc.:
Cloudera, Inc. will hold its special meeting of stockholders at Cloudera’s principal executive offices located at 395 Page Mill Road, Palo Alto, California, on [●] at [●] a.m., local time. Cloudera is holding the meeting to consider the following matters:

1.
to approve the issuance of shares of Cloudera common stock in connection with the merger of Surf Merger Corporation, a wholly owned subsidiary of Cloudera, with and into Hortonworks, Inc., with Hortonworks surviving as a wholly owned subsidiary of Cloudera, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018 (which we refer to as the merger agreement), by and among Cloudera, Hortonworks and Surf Merger Corporation (the “Cloudera Common Stock Issuance Proposal”); and

2.
to approve the adjournment of the Cloudera special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of Cloudera common stock in connection with the merger (the “Cloudera Adjournment Proposal”).

The Cloudera board has approved the merger agreement and the transactions contemplated by the merger agreement by unanimous vote, and unanimously recommends that you vote “FOR” the Cloudera Common Stock Issuance Proposal, which is described in detail in the joint proxy statement/prospectus, and “FOR” the Cloudera Adjournment Proposal.
Holders of record of Cloudera common stock at the close of business on [●], are entitled to vote at the meeting. A list of stockholders eligible to vote at the Cloudera special meeting will be available for inspection at the special meeting and at the offices of Cloudera in Palo Alto, California, during regular business hours for a period of no less than 10 days prior to the special meeting.
You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the joint proxy statement/prospectus. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy statement/prospectus. Even if you plan to attend the Cloudera special meeting in person, Cloudera requests that you sign and return the enclosed proxy, or vote over the Internet or by telephone, to ensure that your shares will be represented at the Cloudera special meeting if you are unable to attend. For specific instructions on how to vote your shares, please refer to the section entitled “The Cloudera Special Meeting” beginning on page 38 of the joint proxy statement/prospectus.

FOR THE BOARD,

David Middler
Chief Legal Officer and Corporate Secretary
[●]
Palo Alto, California

Hortonworks, Inc.
5470 Great America Parkway
Santa Clara, California 95054
NOTICE OF SPECIAL MEETING OF HORTONWORKS STOCKHOLDERS
To the Stockholders of Hortonworks, Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Hortonworks, Inc., a Delaware corporation, will be held on [●], at [●] a.m., local time, at [●] to consider the following matters:

1.
to adopt the Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018 (which we refer to as the merger agreement), by and among Hortonworks, Cloudera, Inc. and Surf Merger Corporation, and approve the transactions contemplated by the merger agreement (the “Merger Proposal”); and

2.
to approve the adjournment of the Hortonworks special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement (the “Hortonworks Adjournment Proposal”).

Any action on the items of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.
After careful consideration, the Hortonworks board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Hortonworks stockholders and has unanimously approved the merger agreement. The Hortonworks board unanimously recommends that the Hortonworks stockholders vote “FOR” the Merger Proposal, and “FOR” the Hortonworks Adjournment Proposal.
You are entitled to vote at and attend the special meeting only if you were a Hortonworks stockholder as of the close of business on [●], 2018 or hold a valid proxy for the special meeting.
The special meeting will begin promptly at [●] a.m., local time. Check-in will begin at [●] a.m., local time, and you should allow ample time for the check-in procedures.
Your vote is very important. Whether or not you plan to attend the special meeting, you are encouraged to read the joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible. You may submit your proxy or voting instructions for the special meeting by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. Even if you plan to attend the Hortonworks special meeting in person, Hortonworks requests that you sign and return the enclosed proxy, or vote over the Internet or by telephone, to ensure that your shares will be represented at the Hortonworks special meeting if you are unable to attend. For specific instructions on how to vote your shares, please refer to the section entitled “The Hortonworks Special Meeting” beginning on page 44 of the joint proxy statement/prospectus.

By Order of the Board of Directors,

Robert Bearden Chair of the Board of Directors and Chief Executive Officer
[●]
Santa Clara, California

ADDITIONAL INFORMATION
This accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Cloudera and Hortonworks from documents that are not included in or delivered with this joint proxy statement/prospectus. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

Cloudera, Inc. 395 Page Mill Road Palo Alto, California 94306 Attention: Investor Relations (888) 789-1488 http://investors.cloudera.com	Hortonworks, Inc. 5470 Great America Parkway Santa Clara, California 95054 Attention: Investor Relations 650 305-7806 http://investors.hortonworks.com
In addition, if you have questions about the merger or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.
In order for you to receive timely delivery of the documents in advance of the Cloudera special meeting, Cloudera should receive your request no later than [●].
In order for you to receive timely delivery of the documents in advance of the Hortonworks special meeting, Hortonworks should receive your request no later than [●].
For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER
General Questions and Answers
The following questions and answers briefly address some commonly asked questions about the Cloudera special meeting, the Hortonworks special meeting and the merger. These questions and answers may not include all the information that is important to stockholders of Cloudera and Hortonworks. Cloudera and Hortonworks urge stockholders to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein. Page references are included in this summary to direct you to more detailed discussions elsewhere in this joint proxy statement/prospectus.
Q:    Why am I receiving this joint proxy statement/prospectus?

A:
Cloudera and Hortonworks have agreed to combine their businesses in accordance with terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, Cloudera stockholders must approve the issuance of shares of Cloudera common stock in connection with the merger, and Hortonworks stockholders must adopt the merger agreement and approve the transactions contemplated by the merger agreement. Cloudera will hold a special meeting of its stockholders and Hortonworks will hold a special meeting of its stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the stockholder meetings of each of Cloudera and Hortonworks, and you should read it carefully. For Cloudera stockholders, the enclosed voting materials for the Cloudera special meeting allow Cloudera stockholders to vote shares of Cloudera common stock without attending the Cloudera special meeting. For Hortonworks stockholders, the enclosed voting materials for the Hortonworks special meeting allow Hortonworks stockholders to vote shares of Hortonworks common stock without attending the Hortonworks special meeting.
Stockholder votes are important. Cloudera and Hortonworks encourage stockholders of each company to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of the Cloudera stockholders and Hortonworks stockholders below.
Q:    Why are Cloudera and Hortonworks proposing the merger? (see page 65)

A:
After reviewing strategic alternatives to address the opportunities and challenges facing our companies, the boards of both Cloudera and Hortonworks reached the same conclusion — this merger represents the best strategic alternative for our respective companies.

Specifically, Cloudera and Hortonworks believe the merger will provide certain strategic and financial benefits, including the following:

•	complementary business that will enable the combined company to be positioned as the world’s leading next generation data platform provider;

•	the combined company will have improved ability to expand customer relationships and increase the penetration of new customer accounts;

•	the combined company will have deep relationships with key partners and more resources to invest in and expand the partner ecosystem;

•	a shared vision of developing the industry’s first enterprise data cloud, including edge, private, public, hybrid and multi-cloud;

•
combined research and development resources to enable the combined company to accelerate innovation, meet customer needs more effectively and offer customers a more complete set of offerings, while strengthening the ability of the combined company to continue to develop advanced offerings;

•	larger sales organization, greater marketing resources and the financial strength of the combined company will lead to improved opportunities for marketing the combined company’s unified platform; and

•
the combined company is expected to realize cost synergies per year after completing the merger due to increased operating efficiencies and leveraging economies of scale, which are estimated to be approximately $130 million in calendar year 2021.

Q:    When do Cloudera and Hortonworks expect to complete the merger?

A:
Cloudera and Hortonworks currently expect to complete the merger in the first quarter of 2019. However, neither Cloudera nor Hortonworks can predict the exact timing of the completion of the merger because the merger is subject to governmental and regulatory review processes and other conditions.

Q:    What effects will the proposed merger have on Cloudera and Hortonworks?

A:
Upon completion of the proposed merger, Hortonworks will cease to be a publicly traded company and will be wholly owned by Cloudera, which means that Cloudera will be the only stockholder of Hortonworks. As a result, Hortonworks stockholders will own shares in Cloudera only and will not directly own any shares in Hortonworks, and Cloudera stockholders will continue to own their Cloudera shares. Following completion of the merger, the registration of Hortonworks common stock and its reporting obligations with respect to its common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) will be terminated. In addition, upon completion of the proposed merger, shares of Hortonworks common stock will no longer be quoted on Nasdaq or any other stock exchange or quotation system.

Q:    What happens if the merger is not completed?

A:
If the merger is not completed for any reason, Hortonworks stockholders will not receive any shares of Cloudera common stock for their shares of Hortonworks common stock pursuant to the merger agreement or otherwise. Instead, Cloudera and Hortonworks will remain separate public companies, and each company expects that its common stock will continue to be registered under the Exchange Act and traded on their applicable exchanges. In specified circumstances, either Cloudera or Hortonworks may be required to pay to the other party a termination fee, as described in “The Merger Agreement—Termination; Fees and Expenses” beginning on page 109 of this joint proxy statement/prospectus.

Q:    How do the Cloudera and Hortonworks boards recommend that I vote? (see pages 68 and 71)

A:	The Cloudera board unanimously recommends that Cloudera stockholders vote “FOR” the Cloudera Common Stock Issuance Proposal and “FOR” the Cloudera Adjournment Proposal.
The Hortonworks board unanimously recommends that Hortonworks stockholders vote “FOR” the Merger Proposal and “FOR” the Hortonworks Adjournment Proposal.
Q:    Are the Cloudera stockholders or Hortonworks stockholders entitled to appraisal rights?

A:
No. Under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), neither Cloudera stockholders nor Hortonworks stockholders will be entitled to exercise any appraisal rights in connection with the merger or the transactions contemplated by the merger.

Q:    What should I do now?

A:
Please review this joint proxy statement/prospectus carefully and vote as soon as possible. Most Cloudera stockholders and Hortonworks stockholders may vote over the Internet or by telephone. Stockholders may also vote by signing, dating and returning each proxy card and voting instruction card received.

Q:    What should I do if I receive more than one set of voting materials?

A:
Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder of both Cloudera and Hortonworks, you may receive one or more proxy cards or voting instruction cards for Cloudera and one or more proxy cards or voting instruction cards for Hortonworks. If you are a stockholder of both Cloudera and Hortonworks, please note that a vote for the issuance of shares in connection with the merger for the Cloudera special meeting will not constitute a vote for the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement for the Hortonworks special meeting, and vice versa. Therefore, please vote each proxy and voting instruction card you receive, whether from Cloudera or Hortonworks.
Questions and Answers for Cloudera Stockholders
Q:    Why are Cloudera stockholders receiving this joint proxy statement/prospectus?

A:
In order to complete the merger, Cloudera stockholders must approve the issuance of shares of Cloudera common stock in connection with the merger. This joint proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the Cloudera special meeting, which should be read carefully. The enclosed voting materials allow Cloudera stockholders to vote shares without attending the Cloudera special meeting. The vote of Cloudera stockholders is very important. Cloudera stockholders are encouraged to vote as soon as possible.

Q:    When and where is the Cloudera special meeting?

A:
The special meeting of Cloudera stockholders will be held at [●] a.m., local time, on [●], at Cloudera’s principal executive offices located at 395 Page Mill Road, Palo Alto, California 94306. Check-in will begin at [●], local time. Please allow ample time for the check-in procedures.

Q:    How can I attend the Cloudera special meeting?

A:
Cloudera stockholders as of the close of business on [●], 2018 and those who hold a valid proxy for the special meeting are entitled to notice of, to attend and to vote at the Cloudera special meeting. Cloudera stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders at the close of business on the record date prior to being admitted to the meeting. Cloudera stockholders who are not record holders but who hold shares through a broker or nominee (i.e., in “street name”) should provide proof of beneficial ownership at the close of business on the record date, such as a letter from their broker reflecting their stock ownership as of the record date, which is [●], 2018. If Cloudera stockholders do not provide photo identification or do not comply with the other procedures outlined above upon request, they will not be admitted to the Cloudera special meeting.

Q:    What matters will Cloudera stockholders vote on at the special meeting?

A:	Cloudera stockholders will vote on the Cloudera Common Stock Issuance Proposal and the Cloudera Adjournment Proposal.
Q:    How many votes are needed for the proposals considered by Cloudera stockholders at the Cloudera special meeting?

A:
Assuming a quorum of Cloudera stockholders is present at the Cloudera special meeting, approval of the Cloudera Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the holders and Cloudera common stock present in person or represented by proxy at the Cloudera special meeting and are voted for or against the matter. Approval of the Cloudera Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Cloudera common stock present in person or represented by proxy at the Cloudera special meeting and are voted for or against the matter.

Q:    What is the quorum requirement for the Cloudera special meeting?

A:
A quorum of Cloudera stockholders will be present at the Cloudera special meeting if holders of at least a majority of all issued and outstanding shares entitled to vote as of the record date, are present in person or represented by proxy, at the Cloudera special meeting.

Your shares will be counted towards such quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Cloudera special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Cloudera special meeting or holders of a majority of the votes present at the Cloudera special meeting may adjourn the Cloudera special meeting to another time or date. If you do not vote, it will be more difficult for Cloudera to obtain the necessary quorum to approve the proposals to be considered by Cloudera stockholders at the Cloudera special meeting.

Q:    As a Cloudera stockholder, how can I vote?

A:
Stockholders of record as of the record date may vote in person by attending the Cloudera special meeting or by mail by completing, signing and dating a proxy card or, if you hold your shares in “street name,” a voting instruction form. Proxies and voting instruction forms submitted by mail must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Cloudera special meeting.

Most stockholders can also vote over the Internet or by telephone. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee. If Internet and telephone voting are available, Cloudera stockholders can find voting instructions in the materials accompanying this joint proxy statement/prospectus. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on [●]. Please be aware that Cloudera stockholders who vote by telephone or over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.
The method by which Cloudera stockholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in “street name,” Cloudera stockholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the meeting.
Failure by a Cloudera stockholder to submit a proxy, or instruct a broker or nominee to vote, as the case may be, will have no effect on the Cloudera Common Stock Issuance Proposal or the Cloudera Adjournment Proposal, provided that a quorum is otherwise present.
All shares entitled to vote and represented by properly completed proxies received prior to the Cloudera special meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Cloudera board unanimously recommends and therefore “FOR” the Cloudera Common Stock Issuance Proposal and the Cloudera Adjournment Proposal.
For a more detailed explanation of the voting procedures, please see the section entitled “The Cloudera Special Meeting—Voting Procedures” beginning on page 39 of this joint proxy statement/prospectus.
Q:    As a Cloudera stockholder, what happens if I do not vote?

A:
Failure to vote or give voting instructions to your broker or nominee for the Cloudera special meeting could make it more difficult to meet the voting requirement that the total affirmative votes cast to approve the Cloudera Common Stock Issuance Proposal represent a majority of the outstanding shares of Cloudera common stock entitled to vote on such matter that are present in person or represented by proxy at the Cloudera special meeting and are voted for or against the matter. Therefore, Cloudera urges Cloudera stockholders to vote.

Q:    As a Cloudera stockholder, may I change my vote after I have submitted a proxy card or voting instruction card?

A:	Yes. Cloudera stockholders may revoke a previously granted proxy or voting instruction at any time prior to the closing of the polls at the special meeting by:

•
filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or internet before the cutoff time (your latest telephone or internet proxy is the one that will be counted);

•	filing an instrument in writing revoking the proxy, or

•	attending the Cloudera special meeting and voting in person, as described in the section entitled “—The Cloudera Special Meeting” beginning on page 38 of this joint proxy statement/prospectus.
If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Cloudera special meeting and voting in person.
Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the Cloudera special meeting as soon as possible.

Q:    What do Cloudera stockholders need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. In order for Cloudera shares to be represented at the special meeting, Cloudera stockholders can (1) vote through the Internet or by telephone by following the instructions included on their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the Cloudera special meeting in person.

Q:    Who can answer questions?

A:
Cloudera stockholders with questions about the merger or the proposal to be voted on at the Cloudera special meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

[●]
[ADDRESS]
Telephone: [●]
Facsimile: [●]
[WEBSITE]
If you need additional copies of this joint proxy statement/prospectus or voting materials, contact [●] as described above or Cloudera Investor Relations at http://investors.cloudera.com or by telephone at (888) 789-1488.
Questions and Answers for Hortonworks Stockholders
Q:    Why are Hortonworks stockholders receiving this joint proxy statement/prospectus?

A:
In order to complete the merger, Hortonworks stockholders must adopt the merger agreement and approve the transactions contemplated by the merger agreement. This joint proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the Hortonworks special meeting, which should be read carefully. The enclosed voting materials allow Hortonworks stockholders to vote shares without attending the Hortonworks special meeting. The vote of Hortonworks stockholders is very important. Hortonworks stockholders are encouraged to vote as soon as possible.

Q:    What will Hortonworks stockholders receive in the merger?

A:
If the proposed merger is completed, at the effective time of the merger, Hortonworks stockholders will be entitled to receive 1.305 shares of Cloudera common stock for each share of Hortonworks common stock that they own. Cloudera will not issue any fractional shares of common stock in connection with the merger. Instead, each Hortonworks stockholder who would otherwise be entitled to receive a fraction of a share of Cloudera common stock will receive (after aggregating all fractional shares of Cloudera common stock that otherwise would be received by such Hortonworks stockholder) an amount of cash (rounded down to the nearest whole cent), without interest, equal to the amount obtained by multiplying such fraction of a share by the average of the closing sale prices for one share of Cloudera common stock as quoted on NYSE for the ten consecutive trading days ending on the second trading day immediately preceding the closing of the merger. Immediately following the effective time of the merger, Cloudera stockholders and Hortonworks stockholders are expected to own approximately 60% and 40%, respectively, of shares of Cloudera common stock, calculated based on their respective fully diluted market capitalizations as of the signing of the Merger Agreement.

Q:    What if I have Hortonworks stock options?

A:
Subject to the terms and conditions of the Merger Agreement, each outstanding option to purchase shares of Hortonworks common stock, whether or not vested or exercisable, will be converted into an option to purchase shares of Cloudera common stock, on the same terms and conditions as were applicable to such Hortonworks stock option prior to the effective time of the merger, except that the number of shares for which such option is or may become exercisable (rounded down to the nearest whole shares of Cloudera common stock) and the exercise price of the option will be adjusted to reflect the exchange ratio (which price per share will be rounded up to the nearest whole cent).

However, if an option to purchase Hortonworks common stock is subject to laws outside of the United States and Cloudera determines that such option cannot be assumed, Cloudera may require that such options (i) be accelerated and exercised through a broker-facilitated cashless transaction, (ii) cancelled in exchange for a right to receive an amount in cash equal to (a) the average of the closing sale prices for one share of Cloudera common stock as quoted on NYSE for the ten consecutive trading days ending on the second trading day immediately preceding the closing of the merger over (b) the applicable exercise price of such option, or (iii) treated in another manner consistent with applicable laws and agreed to by Cloudera and Hortonworks.
Q:    What if I have Hortonworks restricted stock units?

A:
Subject to the terms and conditions of the Merger Agreement, each outstanding Hortonworks restricted stock unit award will be converted into an award to receive shares of Cloudera common stock on the same terms and conditions that were applicable to such Hortonworks restricted stock unit award prior to the effective time of the merger, except that the number of shares subject to the award will be adjusted to reflect the exchange ratio (rounded down to the nearest whole share of Cloudera common stock).

However, if restricted stock units to acquire Hortonworks common stock is subject to laws outside of the United States and Cloudera determines that such restricted stock units cannot be assumed under applicable laws, such restricted stock units may be treated in another manner consistent with applicable laws and agreed to by Cloudera and Hortonworks.

Q:	What if I have Hortonworks performance stock units?

A:
Prior to the effective time of the merger, Hortonworks will ensure that all performance stock units will entitle the holder thereof to receive, immediately prior to the effective time of the merger and subject to the occurrence of the closing, the number of shares of Hortonworks common stock that is earned thereunder (determined based on the greater of target performance or actual performance, measured through the effective time of the merger).

Q:    What are the material United States federal income tax consequences of the merger to Hortonworks stockholders?

A:
The merger is intended to be a tax-free reorganization for United States federal income tax purposes, and the closing of the merger is conditioned on the receipt of an opinion by each of Cloudera and Hortonworks from its outside counsel to the effect that the merger will qualify as a tax-free reorganization. If the merger qualifies as a reorganization, Hortonworks stockholders generally will not recognize any gain or loss, for federal income tax purposes, with respect to the shares of Cloudera common stock they receive in the merger, except in respect of cash in lieu of a fractional share of Cloudera common stock. Hortonworks’ stockholders are urged to read the discussion in the section entitled “—Material United States Federal Income Tax Consequences of the Merger” beginning on page 50 of this joint proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of other federal, state, local and non-U.S. tax law.

Q:    When and where is the Hortonworks special meeting?

A:	The special meeting of Hortonworks stockholders will be held at [●] a.m., local time, on [●] at [●]. Check-in will begin at [●] a.m., local time. Please allow ample time for the check-in procedures.
Q:    How can I attend the Hortonworks special meeting?

A:
Hortonworks stockholders as of the close of business on [●], 2018 and those who hold a valid proxy for the special meeting are entitled to notice of, to attend and to vote at the Hortonworks special meeting. Hortonworks stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders at the close of business on the record date prior to being admitted to the meeting. Hortonworks stockholders who are not record holders but who hold shares through a broker or nominee (i.e., in “street name”) should provide proof of beneficial ownership at the close of business on the record date, such as a letter from their broker reflecting their stock ownership as of the record date, which is [●], 2018. If Hortonworks stockholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the Hortonworks special meeting.

Q:    What matters will Hortonworks stockholders vote on at the special meeting?

A:	Hortonworks stockholders will vote on the Merger Proposal and the Hortonworks Adjournment Proposal.

Q:    How many votes are needed for the proposals considered by Hortonworks stockholders at the Hortonworks special meeting?

A:
Approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the shares of Hortonworks common stock outstanding at the close of business on the record date. Approval of the Hortonworks Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of Hortonworks common stock present in person or represented by proxy at the Hortonworks special meeting and entitled to vote on the proposal.

Q:    What is the quorum requirement for the Hortonworks special meeting?

A:
A quorum of Hortonworks stockholders will be present at the Hortonworks special meeting if holders of at least a majority of all issued and outstanding shares entitled to vote as of the record date, present in person or represented by proxy at the Hortonworks special meeting. Your shares will be counted towards such quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Hortonworks special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Hortonworks board or holders of a majority of the votes present at the Hortonworks special meeting may adjourn the Hortonworks special meeting to another time or date. If you do not vote, it will be more difficult for Hortonworks to obtain the necessary quorum to approve the proposals to be considered by Hortonworks stockholders at the Hortonworks special meeting.

Q:    As a Hortonworks stockholder, how can I vote?

A:
Stockholders of record as of the record date may vote in person by attending the Hortonworks special meeting or by mail by completing, signing and dating a proxy card or, if you hold your shares in “street name,” a voting instruction form. Proxies and voting instruction forms submitted by mail must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Hortonworks special meeting.

Most stockholders can also vote over the Internet or by telephone. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee. If Internet and telephone voting are available, Hortonworks stockholders can find voting instructions in the materials accompanying this joint proxy statement/prospectus. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on [●]. Please be aware that Hortonworks stockholders who vote by telephone or over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.
The method by which Hortonworks stockholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in “street name,” Hortonworks stockholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the meeting.
Failure by a Hortonworks stockholder to submit a proxy, or instruct a broker or nominee to vote, as the case may be, will have the effect of a vote against the Merger Proposal, but it will have no effect on the Hortonworks Adjournment Proposal, assuming a quorum is present.
All shares entitled to vote and represented by properly completed proxies received prior to the Hortonworks special meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Hortonworks board unanimously recommends and therefore “FOR” the Merger Proposal and the Hortonworks Adjournment Proposal.
For a more detailed explanation of the voting procedures, please see the section entitled “The Hortonworks Special Meeting—Voting Procedures” beginning on page 45 of this joint proxy statement/prospectus.
Q:    As a Hortonworks stockholder, what happens if I do not vote?

A:
Failure to vote or give voting instructions to your broker or nominee for the Hortonworks special meeting could make it more difficult to meet the voting requirement that the total affirmative votes cast on the Merger Proposal represent a majority of the outstanding shares of Hortonworks common stock entitled to vote thereon. Therefore, Hortonworks urges Hortonworks stockholders to vote.

Q:    As a Hortonworks stockholder, may I change my vote after I have submitted a proxy card or voting instruction card?

A:	Yes. Hortonworks stockholders may revoke a previously granted proxy or voting instruction at any time prior to the closing of the polls at the special meeting by:

•
filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or internet before the cutoff time (your latest telephone or internet proxy is the one that will be counted);

•	filing an instrument in writing revoking the proxy, or

•	attending the Hortonworks special meeting and voting in person, as described in the section entitled “The Hortonworks Special Meeting” beginning on page 44 of this joint proxy statement/prospectus.
If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Hortonworks special meeting and voting in person.
Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the Hortonworks special meeting as soon as possible.
Q:    Should Hortonworks stock certificates be sent in now?

A:	No. If the merger is completed, Hortonworks stockholders will receive written instructions for sending in any stock certificates they may have.
Q:    What do Hortonworks stockholders need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. In order for Hortonworks shares to be represented at the special meeting, Hortonworks stockholders can (1) vote through the Internet or by telephone by following the instructions included on their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the Hortonworks special meeting in person.

Q:    Who can answer questions?

A:
Hortonworks stockholders with questions about the merger or the other matters to be voted on at the Hortonworks special meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

[●]
[ADDRESS]
Telephone: [●]
Facsimile: [●]
[WEBSITE]
If you need additional copies of this joint proxy statement/prospectus or voting materials, contact [●] as described above or Hortonworks Investor Relations at investor@hortonworks.com or by telephone at (408) 884-9861.

SUMMARY
The following is a summary of the information contained in this joint proxy statement/prospectus relating to the merger. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Cloudera and Hortonworks encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, Cloudera and Hortonworks encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Cloudera and Hortonworks. Stockholders of Cloudera and Hortonworks may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.
Cloudera and Hortonworks have agreed to combine their businesses pursuant to the terms of a merger agreement between the companies as described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement, Surf Merger Corporation, a direct, wholly owned subsidiary of Cloudera, will merge with and into Hortonworks and Hortonworks will survive and become a wholly owned subsidiary of Cloudera. As a result of the transactions contemplated by the merger agreement, former holders of Hortonworks common stock will own shares of Cloudera common stock. Cloudera stockholders will continue to own their existing shares of Cloudera common stock after the completion of the merger.
Treatment of Hortonworks Securities
Upon completion of the merger, each share of Hortonworks common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 1.305 shares of Cloudera common stock, and the cash payable in lieu of any fractional shares as described in the section entitled “The Merger Agreement—Treatment of Securities—Fractional Shares” beginning on page 95 of this joint proxy statement/prospectus. Upon completion of the merger, unless prohibited by local laws of a particular foreign country, Cloudera also will assume outstanding options to purchase Hortonworks common stock and Hortonworks restricted stock units.
Information about the Companies
Cloudera, Inc. (see page 36)
Cloudera empowers organizations to become data‑driven enterprises. Cloudera has developed the modern platform for machine learning and analytics, optimized for the cloud. Cloudera collaborates extensively with the global open source community, continuously innovates in data management technologies and leverages the latest advances in infrastructure including the public cloud for “big data” applications. Cloudera’s pioneering hybrid open source software model incorporates the best of open source with its robust proprietary software to form an enterprise‑grade platform. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost‑effective solution for transforming their businesses. Cloudera’s platform enables organizations to use vast amounts of data from a variety of sources, including the Internet of Things, to better serve and market to their customers, design connected products and services and reduce risk through greater insight from data. Cloudera’s principal executive offices are located at 395 Page Mill Road, Palo Alto, California 94306. Cloudera’s telephone number is (650) 362-0488.
Hortonworks, Inc. (see page 36)
Hortonworks is a recognized leader in open-source global data management solutions so that customers can deploy modern data architectures and realize the full value of their data. Hortonworks’ enterprise-ready solutions enable organizations to govern, secure and manage data of any kind, wherever it is located, and turn it into actionable intelligence that will help them transform their businesses. Hortonworks’ platforms allow enterprises to manage their data on a global scale, whether it is data-in-motion or data-at-rest. Hortonworks has the expertise, experience and proven solutions to power modern data applications, including streaming analytics, data science, artificial intelligence and more. Hortonworks’s principal executive offices are located at 5470 Great America Parkway, Santa Clara, California 95054. Hortonworks’ telephone number is (408) 675-0983.
Surf Merger Corporation (see page 37)
Surf Merger Corporation, a newly-formed, wholly owned subsidiary of Cloudera, is a Delaware corporation formed on October 2, 2018 for the sole purpose of effecting the merger.

Market Price of Cloudera and Hortonworks Common Stock
Cloudera common stock trades on NYSE under the symbol “CLDR.” Hortonworks common stock trades on Nasdaq under the symbol “HDP.”
The high and low prices per share of Cloudera common stock on October 2, 2018, the last full trading day preceding public announcement that Cloudera and Hortonworks had entered into the merger agreement, were $17.20 and $16.69. The high and low prices per share of Hortonworks common stock on October 2, 2018, the last full trading day preceding public announcement that Cloudera and Hortonworks had entered into the merger agreement, were $22.24 and $21.32.
The high and low prices per share of Cloudera common stock on [●], the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus were $[●] and $[●]. The high and low prices per share of Hortonworks common stock on [●], the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus, were $[●] and $[●].
The Special Meeting of Cloudera Stockholders
Date, Time and Place of the Cloudera Special Meeting
The Cloudera special meeting is scheduled to be held at Cloudera’s principal executive offices located at 395 Page Mill Road, Palo Alto, California 94306, on [●], at [●] a.m., local time.
Purpose (see page 38)
At the Cloudera special meeting, Cloudera stockholders will be asked to approve the Cloudera Common Stock Issuance Proposal and the Cloudera Adjournment Proposal.
The Cloudera board unanimously recommends a vote “FOR” the Cloudera Common Stock Issuance Proposal and “FOR” the Cloudera Adjournment Proposal.
Who Can Vote at the Cloudera Special Meeting
Only Cloudera stockholders of record at the close of business on [●], the record date for the Cloudera special meeting, will be entitled to notice of, and to vote at, the Cloudera special meeting. As of the record date, there were [●] shares of Cloudera common stock issued and outstanding, par value $0.00005 per share. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
As of the close of business on the record date, approximately 19% of the outstanding shares of Cloudera common stock were held by Cloudera’s directors and executive officers and their affiliates, including Intel Corporation. In accordance with the support agreements described below, it is expected that Cloudera’s directors and executive officers will vote their shares in favor of the proposals described above.
Voting Procedures
Cloudera stockholders can vote shares by mail by completing, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or online by following the instructions provided in the proxy card or in person at the special meeting. If you vote by mail, your proxy card must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Cloudera special meeting. Online and telephone voting are available 24 hours a day, and votes submitted by telephone or online must be received by 11:59 p.m. Eastern Time on [●]. If you are the beneficial owner of shares held in “street name,” you should have received the notice and voting instructions from the bank or broker holding your shares.
The Special Meeting of Hortonworks Stockholders
Date, Time and Place of Hortonworks Special Meeting
The Hortonworks special meeting is scheduled to be held at Hortonworks’ principal executive offices located at 5470 Great America Parkway, Santa Clara, California 95054, on [●], at [●] a.m., local time.
Purpose (see page 44)
At the Hortonworks special meeting, Hortonworks stockholders will be asked to approve the Merger Proposal and the Hortonworks Adjournment Proposal.

The Hortonworks board unanimously recommends a vote “FOR” the Merger Proposal and “FOR” the Hortonworks Adjournment Proposal.
Who Can Vote at the Hortonworks Special Meeting
Only Hortonworks stockholders of record at the close of business on [●], the record date for the Hortonworks special meeting, and other persons holding valid proxies for the special meeting will be entitled to attend the Hortonworks special meeting. As of the record date, there were [●] shares of Hortonworks common stock issued and outstanding, par value $0.0001 per share. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
As of the close of business on the record date, approximately 14% of the outstanding shares of Hortonworks common stock were held by Hortonworks’ directors and executive officers and their affiliates, including Benchmark Capital Partners. In accordance with the support agreements described below, we expect that Hortonworks’ directors and executive officers will vote their shares in favor of the proposals described above.
Voting Procedures
Record holders of shares of Hortonworks common stock may submit proxies by completing, signing and dating their proxy cards for the Hortonworks special meeting and mailing them in the accompanying preaddressed envelopes. Hortonworks stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards for the Hortonworks special meeting provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes. Proxies and voting instruction forms submitted by mail must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Hortonworks special meeting. Hortonworks stockholders may also submit proxies over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on [●]. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee.
The Merger
Recommendation of the Cloudera Board (see page 68)
After careful consideration, at a meeting of the Cloudera board held on October 3, 2018, the Cloudera board unanimously determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement are advisable and in the best interests of the Cloudera stockholders, and has unanimously approved the merger agreement, and the board of directors of Cloudera has unanimously determined that the issuance of shares of Cloudera common stock in the merger is advisable and in the best interests of the Cloudera stockholders and approved the issuance of shares of Cloudera common stock in the merger.
The Cloudera board unanimously recommends that Cloudera stockholders vote “FOR” the Cloudera Common Stock Issuance Proposal and “FOR” the Cloudera Adjournment Proposal.
Opinion of Cloudera’s Financial Advisor (see page 74 and Annex B)
Cloudera retained Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, to act as financial advisor to the Cloudera board in connection with the merger. The Cloudera board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of its business and affairs and the industry in which it operates. At the meeting of the Cloudera board on October 3, 2018, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Cloudera.
The full text of the written opinion of Morgan Stanley, dated October 3, 2018, is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by Morgan Stanley in rendering its opinion. You should read the opinion carefully in its entirety. Morgan Stanley’s opinion was provided to the Cloudera board, in its capacity as such, and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the exchange ratio pursuant to the merger agreement, to Cloudera. It did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Cloudera common stock or

Hortonworks common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of any party to the merger, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Cloudera board and was not intended to, and does not constitute a recommendation as to how any holder of Hortonworks common stock or Cloudera common stock should vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the merger. For a further discussion of Morgan Stanley’s opinion, see “The Merger—Reasons for the Merger—Opinion of Cloudera’s Financial Advisor” beginning on page 74 of this joint proxy statement/prospectus.
Interests of the Executive Officers of Cloudera (see page 88)
In considering the recommendation of the Cloudera board to adopt the merger agreement and approve the transactions contemplated by the merger agreement, Cloudera stockholders should be aware that some of the Cloudera executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Cloudera stockholders generally, including, but not limited to, the following:
In connection with the merger, Cloudera will be permitted to amend the severance and change of control arrangements that were in effect as of the date of the merger agreement, without the consent of Hortonworks, in a manner that treats termination of the employee by Cloudera without “cause” or by the employee for “good reason” (or terms of similar import) upon or within 12 months following closing of the merger as an involuntary termination following a change of control of Cloudera.
These interests and arrangements may create potential conflicts of interest. The Cloudera board and the Hortonworks board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the transactions contemplated by the merger agreement.
Recommendations of the Hortonworks Board (see page 71)
After careful consideration, at a meeting of the Hortonworks board held on October 3, 2018, the Hortonworks board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Hortonworks stockholders and has unanimously approved the merger agreement. The Hortonworks board unanimously recommends that the Hortonworks stockholders vote “FOR” the Merger Proposal and “FOR” the Hortonworks Adjournment Proposal.
Opinion of Hortonworks’ Financial Advisor (see page 83 and Annex C)
Hortonworks retained Qatalyst Partners to act as financial advisor to the Hortonworks board in connection with this transaction and to evaluate whether the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera), is fair, from a financial point of view, to such holders. The Hortonworks board selected Qatalyst Partners to act as Hortonworks’ financial advisor based on Qatalyst Partners’ qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the technology industry, and its knowledge of and familiarity with Hortonworks’ business. Qatalyst Partners has provided its written consent to the reproduction of Qatalyst Partners’ opinion in this joint proxy statement/prospectus. At the meeting of the Hortonworks board on October 3, 2018, Qatalyst Partners rendered its oral opinion, that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera), is fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated October 3, 2018, to the Hortonworks board following the October 3, 2018 meeting of the Hortonworks board.
The full text of Qatalyst Partners’ written opinion, dated October 3, 2018, to the Hortonworks board, is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.
Interests of the Directors and Executive Officers of Hortonworks (see page 88)
In considering the recommendation of the Hortonworks board to adopt the merger agreement and approve the transactions contemplated by the merger agreement, Hortonworks stockholders should be aware that some of the

Hortonworks directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Hortonworks stockholders generally, including, but not limited to, the following:

•
in connection with the merger, Cloudera will assume outstanding options to purchase shares of Hortonworks common stock and restricted stock units of Hortonworks held by its service providers, including its executive officers;

•
Hortonworks has entered into employment agreements with certain employees, including its executive officers, entitling them to certain payments in connection with a termination of employment following a change of control of Hortonworks;

•
Cloudera may enter into severance and change in control agreements with certain Hortonworks executive officers on its standard terms, which agreements will take effect twelve months following the merger, will supersede their existing severance and change in control agreements and entitle them to certain payments in connection with a termination of employment with Cloudera and/or accelerated vesting of their equity awards;

•
Hortonworks intends to grant annual and initial restricted stock unit awards to its non-employee directors in accordance with its Non-Employee Director Compensation Policy, with the annual equity grants in respect of calendar year 2019 granted at any point prior to the effective time of the merger (even if no annual meeting of stockholders is held in 2019);

•	non-employee directors of Hortonworks are entitled to vesting acceleration upon a change of control under various equity awards and agreements;

•
certain executive officers of Hortonworks are entitled to accelerated vesting of their equity awards upon a change of control or upon qualifying terminations following a change in control under various equity awards and agreements;

•	directors and officers have continuing rights to indemnification and directors’ and officers’ liability insurance; and

•
under the terms of the merger agreement, four Hortonworks directors will be designated to serve on the board of Cloudera after the effective time of the merger and Martin Cole will serve as Chairman of the board of Cloudera.

These interests and arrangements may create potential conflicts of interest. The Cloudera board and the Hortonworks board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the transactions contemplated by the merger agreement.
The Merger Agreement
No Solicitation (see page 100)
Subject to limited exceptions, the merger agreement contains detailed provisions that prohibit Cloudera and Hortonworks from soliciting, initiating or inducing the making, submission or announcement of, or knowingly encouraging or facilitating alternative acquisition proposals with any third party including but not limited to the following:

•	any acquisition or purchase of a 15% or greater interest in the total outstanding equity interests or voting securities of Cloudera or Hortonworks;

•
any acquisition or purchase of 50% or more of any class of equity or other voting securities of one or more subsidiaries of Cloudera or Hortonworks, the business(es) of which, individually or in the aggregate, generate 15% or more of the net revenues, net income or assets of Cloudera or Hortonworks and its respective subsidiaries;

•
any merger, consolidation, business combination or other similar transaction involving Cloudera or Hortonworks or one or more of its respective subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets of Cloudera or Hortonworks and its respective subsidiaries, pursuant to which the stockholders of Cloudera or Hortonworks, or such subsidiary or subsidiaries, as applicable, hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; and

•
subject to certain exceptions, any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Cloudera or Hortonworks that generate or constitute 15% or more of the net revenues, net income or assets of Cloudera or Hortonworks and its respective subsidiaries.

The merger agreement does not, however, prohibit either party from considering a bona fide, unsolicited acquisition proposal from a third party if specified conditions are met.
Cloudera Governance Matters After the Merger
Immediately following the effective time of the merger:

•
the combined Cloudera board will initially have nine members, comprised of Martin Cole, Kim Hammonds, Thomas Reilly, Rosemary Schooler and Mike Stankey from the current Cloudera board, Robert Bearden, Paul Cormier, Peter Fenton and Kevin Klausmeyer from the current Hortonworks board, with the possibility that one or more directors may be added with the approval of a majority of the collective independent directors on the combined Cloudera board;

•	the chairman of the combined Cloudera board will be Mr. Cole;

•	the mergers & acquisitions committee of the combined Cloudera board will be comprised of Mr. Fenton, who will be the chairman of such committee, Ms. Hammonds and Mr. Cormier;

•	the nominating and governance committee of the combined Cloudera board will be comprised of Ms. Hammonds, who will be the chairman of such committee, Mr. Cole and Mr. Klausmeyer;

•	the audit committee of the combined Cloudera board will be comprised of Mr. Klausmeyer, who will be the chairman of such committee, Mr. Fenton and Mr. Stankey;

•	the compensation committee of the combined Cloudera board will be comprised of Mr. Stankey, who will be the chairman of such committee, Mr. Cole and Mr. Cormier;

•	the chief executive officer of Cloudera will be Mr. Reilly;

•	the chief financial officer of Cloudera will be Jim Frankola;

•	the chief product officer of Cloudera will be Arun Murthy; and

•	the chief operating officer of Cloudera will be Scott Davidson.
Conditions to Completion of the Merger (see page 107)
Several conditions must be satisfied or waived before Cloudera and Hortonworks complete the merger, including, but not limited to, the following:

•
no governmental authority of specified competent jurisdiction will have issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the merger or any other transactions contemplated by the merger agreement illegal or prohibiting the effective time of the merger or any other transactions contemplated by the merger agreement;

•
Cloudera’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have been declared effective by the Securities and Exchange Commission (the “SEC”) and no stop order suspending the effectiveness of such registration statement will have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the joint proxy statement/prospectus, will have been initiated or threatened in writing by the SEC that has not been withdrawn;

•	the required approvals of the Cloudera stockholders and Hortonworks stockholders will have been obtained;

•
all waiting periods (including all extensions) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto will have terminated or expired;

•
the shares of Cloudera common stock issuable in the merger and upon the exercise of all assumed Hortonworks options, in settlement of all assumed Hortonworks restricted stock units, will have been authorized for listing on NYSE subject to official notice of issuance; and

•
each of Cloudera and Hortonworks will have received from its respective tax counsel an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the effective time, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In addition, the respective obligations of each of Cloudera and Surf Merger Corporation, on the one hand, and Hortonworks on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•
the other party will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

•
certain representations and warranties of the other party relating to organization and qualification, authority, approvals and enforceability, required filings and consents, certificates of incorporation and bylaws and takeover statutes will have been true and correct in all material respects as of the date of the merger agreement, and will be true and correct in all material respects on and as of the date of the effective time of the merger with the same force and effect as if made on and as of that date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date);

•
certain representations and warranties of the other party relating to its capitalization will have been true and correct as of the date of the merger agreement and will be true and correct on and as of the date of the effective time of the merger with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of either party, before giving effect to the merger, of more than a quarter of a percent from that reflected in the merger agreement at signing, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of the number of fully diluted shares of either party, before giving effect to the merger, of more than a quarter of a percent from that reflected in the merger agreement at signing;

•
the representations and warranties of the other party (other than those described above), will have been true and correct as of the date of the merger agreement, and will be true and correct on and as of the date of the effective time of the merger with the same force and effect as if made on and as of such date, except for any failure to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as further described below), and except for those representations and warranties that address matters only as of a particular date (which will have been true and correct as of that particular date, except for any failure to be true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect) (except that for purposes of determining the accuracy of those representations and warranties all qualifications based on a “material adverse effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases will be disregarded and any update of or modification to the disclosure letters of each party made or purported to have been made after the date of the merger agreement will be disregarded);

•	since the date of the merger agreement, there will not have occurred or arisen any material adverse effect with respect to the other party that is continuing; and

•
each party will have received from the other a certificate, signed for and on behalf of such other party by the chief executive officer and the chief financial officer, certifying the satisfaction of certain closing conditions.

Termination; Fees and Expenses (see page 109)
Under circumstances specified in the merger agreement, either Cloudera or Hortonworks may terminate the merger agreement, including, but not limited to, if:

•	both parties mutually consent to termination;

•	the merger is not completed by July 3, 2019, which may be extended to January 3, 2020 by Cloudera or Hortonworks under certain circumstances;

•
any governmental authority has enacted, promulgated, entered, enforced, deemed, issued or granted any order that is in effect and has the effect of making the merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the merger;

•
by either Cloudera or Hortonworks if its stockholders or the other party’s stockholders have voted against the Cloudera Common Stock Issuance Proposal or against the Merger Proposal as required by the transactions contemplated by the merger agreement, as applicable;

•	the other party or its board takes any of the actions in opposition to the merger described as a “triggering event” in the merger agreement; or

•
the other party breaches its representations, warranties or covenants in the merger agreement such that one or more of its conditions to completion of the merger regarding representations, warranties or covenants would not be satisfied.

Under the terms of the merger agreement, and under certain circumstances specified in such agreement, (i) Hortonworks may be required to pay a termination fee of $65 million to Cloudera due to termination of the merger agreement; and (ii) Cloudera may be required to pay a fee of $95 million to Hortonworks due to termination of the merger agreement.
Regulatory Approvals Required for the Merger (See Page 113)
To consummate the merger, Cloudera and Hortonworks must obtain approvals or consents from, or make filings with, the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”). Under the HSR Act, the merger cannot be consummated until, among other things, notifications have been given and certain information has been provided to the FTC and the Antitrust Division of the DOJ and all applicable waiting periods (and any extensions thereof) have expired or been terminated.
Each of Cloudera and Hortonworks filed with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger and related filings on October 18, 2018. For further discussion of the regulatory filings and approvals required to complete the merger, see “The Merger Agreement—Regulatory Filings and Approvals Required to Complete the Merger” beginning on page 113 of this joint proxy statement/prospectus.
Certain U.S. Federal Income Tax Consequences (See Page 50)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, a U.S. Holder (as defined on page 50 of this joint proxy statement/prospectus) of shares of Hortonworks common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Hortonworks common stock for shares of Cloudera common stock in the merger, except with respect to cash received by Hortonworks stockholders in lieu of fractional shares of Cloudera common stock.
Please review the information set forth in the section entitled “—Material United States Federal Income Tax Consequences of the Merger” for a more complete description of certain U.S. federal income tax consequences of the merger. Please consult your tax advisors as to the specific tax consequences to you of the merger.
No Appraisal Rights (See Page 137)
Under the DGCL, neither the holders of shares of Cloudera common stock nor the holders of shares of Hortonworks common stock are entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.
Comparison of Rights of Holders of Cloudera Common Stock and Hortonworks Common Stock (See Page 128)
As a result of the Merger, the holders of shares of Hortonworks common stock will become holders of shares of Cloudera common stock, and their rights will be governed by the DGCL and by the restated certificate of incorporation of Cloudera and Cloudera’s restated bylaws (instead of the amended and restated certificate of incorporation of Hortonworks or Hortonworks’ amended and restated bylaws). Following the merger, former Hortonworks stockholders will have different rights as Cloudera stockholders than they had as Hortonworks stockholders. For additional information on stockholder rights, see “Description of Cloudera Capital Stock—Comparison of Rights of Holders of Cloudera Common Stock and Hortonworks Common Stock” beginning on page 128 of this joint proxy statement/prospectus.

Risk Factors (See Page 26)
In deciding how to vote your shares of Cloudera common stock or shares of Hortonworks’ common stock, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the annexes and exhibits hereto, and in particular, you should read the “Risk Factors” section beginning on page 26 of this joint proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF CLOUDERA
The following table sets forth Cloudera’s selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The consolidated statements of operations for the fiscal years ended January 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of January 31, 2018 and 2017 have been derived from Cloudera’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated statements of operations for the six months ended July 31, 2018 and 2017 and the consolidated balance sheet data as of July 31, 2018 have been derived from Cloudera’s unaudited condensed consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of January 31, 2016 and 2015 and the consolidated statement of operations for the fiscal year ended January 31, 2015 have been derived from Cloudera’s audited consolidated financial statements that are not incorporated by reference into this joint proxy statement/prospectus.
The data presented below is not necessarily indicative of future results and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in Cloudera’ most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the six months ended July 31, 2018, incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.

	Six Months Ended July 31,		Fiscal Year Ended January 31,
	2018	2017	2018	2017	2016	2015
	(in thousands, except per share data)
Consolidated Statement of Operations:
Revenue:
Subscription	$179,022	$138,657	$301,022	$200,252	$119,150	$72,615
Services	34,023	30,767	66,421	60,774	46,898	36,503
Total revenue	213,045	169,424	367,443	261,026	166,048	109,118
Cost of revenue:
Subscription	30,768	41,687	70,902	38,704	30,865	18,314
Services	34,715	50,395	87,133	48,284	44,498	32,148
Total cost of revenue	65,483	92,082	158,035	86,988	75,363	50,462
Gross profit	147,562	77,342	209,408	174,038	90,685	58,656
Loss from operations	$(84,271)	$(288,025)	$(390,293)	$(187,339)	$(204,637)	$(136,552)
Net loss attributable to common shareholders	$(84,416)	$(286,548)	$(385,793)	$(187,317)	$(203,143)	$(178,637)
Net loss per share, basic and diluted	$(0.57)	$(3.28)	$(3.38)	$(5.15)	$(6.21)	$(6.53)
Weighted-average shares used in computing net loss per share, basic and diluted	148,115	87,293	114,141	36,406	32,724	27,348

	As of July 31,	As of January 31,
	2018	2018	2017	2016	2015
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$52,970	$43,247	$74,186	$35,966	$359,814
Marketable securities, current and noncurrent	387,160	399,422	181,480	362,279	138,448
Working capital	193,802	218,428	110,616	142,717	387,096
Total assets	642,998	689,158	442,544	512,887	575,239
Deferred revenue, current and noncurrent	284,279	292,011	217,424	158,175	116,089
Redeemable convertible preferred stock	—	—	657,687	657,687	657,687
Stockholders’ equity (deficit)	291,274	322,977	(483,756)	(343,509)	(222,640)

SELECTED HISTORICAL FINANCIAL DATA OF HORTONWORKS
The following table sets forth Hortonworks’ selected historical consolidated financial and other data for the periods ended and as of the dates indicated.  The consolidated statements of operations data for the fiscal years ended December 31, 2017, 2016 and 2015 and the consolidated balance sheets data as of December 31, 2017 and 2016 have been derived from Hortonworks’ audited consolidated financial statements and related notes that are incorporated by reference into this joint proxy statement/prospectus from Hortonworks’ Annual Report on Form 10-K for the year ended December 31, 2017.  The consolidated statements of operations for the six months ended June 30, 2018 and 2017 and the consolidated balance sheet data as of June 30, 2018 have been derived from Hortonworks’ unaudited condensed consolidated financial statements and related notes that are incorporated by reference into this joint proxy statement/prospectus from Hortonworks’ Quarterly Report on Form 10-Q for the period ended June 30, 2018. The selected historical consolidated financial data of Hortonworks as of June 30, 2017 have been derived from Hortonworks’ unaudited consolidated financial statements and related notes from Hortonworks’ Quarterly Report on Form 10-Q for the period ended June 30, 2017, which is not incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of December 31, 2015, 2014 and 2013 and the consolidated statement of operations for the fiscal year ended December 31, 2014, eight months ended December 31, 2013 and fiscal year ended April 30, 2013 have been derived from Hortonworks’ audited consolidated financial statements that are not incorporated by reference into this joint proxy statement/prospectus. Hortonworks changed its fiscal year end from April 30 to December 31, commencing with its fiscal year ended December 31, 2013.
The data presented below is only a summary and it is not necessarily indicative of future results, nor does it include the effects of the merger. Interim results for the six months ended and as of June 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ended December 31, 2018. The selected historical consolidated financial statement data provided below is only a summary, and you should read it in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Hortonworks and the related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2017, the unaudited consolidated financial statements and related notes contained in the Quarterly Report on Form 10-Q for the period ended June 30, 2018, and the other information that Hortonworks has previously filed with the SEC and which is incorporated into this joint proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.

	Six Months Ended June 30,		Fiscal Year Ended December 31,				Eight Months Ended December 31,	Fiscal Year Ended April 30,
	2018	2017	2017	2016	2015	2014	2013	2013
			(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations Data:
Total support subscription and professional services revenue	$165,404	$117,803	$261,810	$184,461	$121,944	$46,048	$17,865	$10,998
Total cost of revenue	46,177	38,322	81,095	72,170	55,171	80,879	13,710	10,933
Total operating expenses	202,069	188,349	379,564	363,467	246,366	138,668	50,346	36,855
Loss from operations	(82,842)	(108,868)	(198,849)	(251,176)	(179,593)	(173,499)	(46,191)	(36,790)
Other (expense) income, net	616	(1,348)	(3,172)	712	908	(4,977)	23	163
Income tax expense (benefit)	1,026	695	2,486	1,224	432	(1,111)	45	11
Net loss	$(83,252)	$(110,911)	$(204,507)	$(251,688)	$(179,117)	$(177,365)	$(46,213)	$(36,638)
Net loss per share of common stock, basic and diluted	$(1.07)	$(1.71)	$(3.08)	$(4.4)	$(4.13)	$(24.16)	$(18.18)	$(30.29)
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	77,830,240	64,834,719	66,356,474	57,203,067	43,318,044	7,341,465	2,541,800	1,209,750

	As of June 30		As of December 31,					As of April 30,
	2018	2017	2017	2016	2015	2014	2013	2013
			(in thousands)
Condensed Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$81,445	$71,829	$72,512	$85,096	$94,301	$204,465	$38,509	$17,883
Working capital	(5,182)	(35,551)	(39,132)	5,976	29,044	167,480	22,582	14,102
Property and equipment, net	13,546	18,373	16,383	19,381	15,422	11,182	1,093	1,050
Long-term investments	4,533	—	—	4,084	2,592	—	—	1,011
Total assets	291,377	213,311	250,733	235,836	212,019	256,039	54,443	29,279
Capital lease obligations	179	544	352	748	348	441	—	—
Total deferred revenue	249,094	216,239	275,170	185,390	106,779	62,923	27,928	16,730
Total stockholders' (deficit) equity	(3,572)	(43,280)	(65,036)	11,362	67,591	167,070	(90,440)	(46,415)

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION OF CLOUDERA AND HORTONWORKS
The following selected unaudited pro forma condensed combined financial information, or the selected pro forma financial information, has been prepared to illustrate the effect of the merger.  It should be noted that Cloudera and Hortonworks have different fiscal years. Accordingly, the selected unaudited pro forma condensed combined statement of operations, or the selected pro forma statement of operations information, for the year ended January 31, 2018 has been derived from Cloudera’s historical consolidated statement of operations for the year then ended and Hortonworks’ historical consolidated statement of operations for the fiscal year ended December 31, 2017. The selected pro forma statement of operations information for the six months ended July 31, 2018 has been derived from Cloudera’s historical consolidated statement of operations for the six months then ended and Hortonworks’ historical condensed consolidated statement of operations for the six months ended June 30, 2018. The selected unaudited pro forma condensed combined balance sheet information, or the selected pro forma balance sheet information, has been derived from Cloudera’s and Hortonworks’ historical condensed consolidated balance sheets as of July 31, 2018 and June 30, 2018, respectively. The selected pro forma balance sheet information has been prepared as of July 31, 2018 and gives effect to the consummation of the transaction as if it had occurred on that date. The selected pro forma statement of operations information, which has been prepared for the year ended January 31, 2018 and the six months ended July 31, 2018, gives effect to the consummation of the transaction as if it had occurred on February 1, 2017, the beginning of Cloudera’s 2018 fiscal year.
The selected pro forma financial information is preliminary in nature and for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. A final determination of the fair value of Hortonworks’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Hortonworks that exist as of the date of closing of the merger and, therefore, cannot be made prior to that date. Additionally, the value of the portion of the merger consideration to be paid in shares of Cloudera common stock will be determined based on the trading price of Cloudera common stock at the time of the closing of the merger. The selected pro forma financial information (i) has been derived from and should be read in conjunction with the section entitled “The Merger—Reasons for the Merger—Certain Financial Projections Utilized in Connection with the Merger” and the related notes beginning on page 71 of this joint proxy statement/prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of Cloudera and Hortonworks incorporated by reference into this joint proxy statement/prospectus.
Selected Pro Forma Statement of Operations Information:

(in thousands, except per share data)	Six Months Ended July 31, 2018	Year Ended January 31, 2018
Revenue	$342,724	$579,643
Gross profit	222,531	323,446
Operating loss	(250,085)	(734,360)
Net loss	(250,640)	(735,518)
Net loss per share, basic and diluted	$(1.00)	$(3.66)
Selected Pro Forma Balance Sheet Information:

(in thousands)	As of July 31, 2018
Cash and cash equivalents	$100,604
Total assets	2,600,741
Deferred revenue, current and noncurrent	394,479
Total liabilities	563,340
Total stockholders’ equity	2,037,401

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
Presented below are Cloudera’s and Hortonworks’ historical per share data for the six months ended July 31, 2018 and June 30, 2018, respectively, and the year ended January 31, 2018 and December 31, 2017, respectively, and unaudited pro forma combined per share data for the six months ended July 31, 2018 and the year ended January 31, 2018. This information should be read together with the consolidated financial statements and related notes of Cloudera and Hortonworks that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial information included in the section entitled “—Certain Financial Projections Utilized in Connection with the Merger” beginning on page 71 of this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.
The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma loss per share of the combined company is computed by dividing the pro forma loss by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Hortonworks unaudited pro forma equivalent per share financial information is computed by multiplying the Cloudera unaudited pro forma combined per share amounts by the exchange ratio (1.305 shares of Cloudera common stock for each share of Hortonworks common stock). Book value per share amounts are not calculated for January 31, 2018 on a pro forma basis as the unaudited pro forma balance sheet has been determined as of July 31, 2018 only.

	Cloudera Historical	Hortonworks Historical	Pro Forma Combined	Pro Forma Equivalent Hortonworks Share
Net loss per share of common stock for the six months ended July 31, 2018 for Cloudera and the six months ended June 30, 2018 for Hortonworks	$(0.57)	$(1.07)	$(1.00)	$(1.31)
Net loss per share of common stock for the fiscal year ended January 31, 2018 for Cloudera and the fiscal year ended December 31, 2017 for Hortonworks	$(3.38)	$(3.08)	$(3.66)	$(4.78)
Book value per share of common stock as of July 31, 2018 for Cloudera and as of June 30, 2018 for Hortonworks	$1.93	$(0.04)	$8.80	$11.48
Book value per share of common stock as of January 31, 2018 for Cloudera and as of December 31, 2017 for Hortonworks	$2.22	$(0.90)	n/a	n/a
Cash dividends declared per share for the six months ended July 31, 2018 for Cloudera and the six months ended June 30, 2017 for Hortonworks	—	—	—	—
Cash dividends declared per share for the fiscal year ended January 31, 2018 for Cloudera and fiscal year ended December 31, 2017 for Hortonworks	—	—	—	—

COMPARATIVE PER SHARE MARKET PRICE DATA
Cloudera common stock trades on NYSE under the symbol “CLDR.” Hortonworks common stock trades on Nasdaq under the symbol “HDP.”
The following table shows the high and low sales prices per share of Cloudera common stock and Hortonworks common stock on (1) October 2, 2018, the last full trading day preceding public announcement that Cloudera and Hortonworks had entered into the merger agreement, and (2) [●], the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus.
The table also includes the equivalent high and low sales prices per share of Hortonworks common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of Cloudera common stock that Hortonworks stockholders would receive in exchange for each share of Hortonworks common stock if the merger were completed on either of these dates, applying the exchange ratio of 1.305 shares of Cloudera common stock for each share of Hortonworks common stock.

	Cloudera Common Stock		Hortonworks Common Stock		Equivalent Price per Share
	High	Low	High	Low	High	Low
October 2, 2018	$17.20	$16.69	$22.24	$21.32	$22.45	$21.78
[●]	[●]	[●]	[●]	[●]	[●]	[●]
The above table shows only historical comparisons. These comparisons may not provide meaningful information to (i) Cloudera stockholders in determining whether to approve the Cloudera Common Stock Issuance Proposal or (ii) Hortonworks stockholders in determining whether to approve the Merger Proposal. Cloudera and Hortonworks stockholders are urged to obtain current market quotations for Cloudera and Hortonworks common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the issuance of shares of Cloudera common stock in the merger in the case of Cloudera stockholders, and whether to adopt the merger agreement and approve the transactions contemplated by the merger agreement in the case of Hortonworks stockholders. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information included or incorporated by reference in, and found in the annexes attached to, this joint proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 33 of this joint proxy statement/prospectus, Cloudera stockholders should carefully consider the following risks before deciding whether to vote for approval of the issuance of the shares of Cloudera common stock in connection with the merger and Hortonworks stockholders should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement and approval of the transactions contemplated by the merger agreement. In addition, stockholders of Cloudera and Hortonworks should read and consider the risks associated with each of the businesses of Cloudera and Hortonworks because these risks will relate to the combined company. Certain of these risks can be found in Cloudera’s annual report on Form 10-K for the fiscal year ended January 31, 2018, and in Cloudera’s quarterly report on Form 10-Q for the period ended July 31, 2018, each of which is incorporated by reference into this joint proxy statement/prospectus, and in Hortonworks’ annual report on Form 10-K for the fiscal year ended December 31, 2017, and in Hortonworks’ quarterly report on Form 10-Q for the period ended June 30, 2018, each of which is incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.
Risk Factors Relating to the Merger
Hortonworks stockholders will receive a fixed ratio of 1.305 shares of Cloudera common stock for each share of Hortonworks common stock regardless of any changes in market value of Hortonworks common stock or Cloudera common stock before the completion of the merger.
At the effective time of the merger, each share of Hortonworks common stock will be converted into the right to receive 1.305 shares of Cloudera common stock. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Cloudera common stock or Hortonworks common stock), and the parties do not have a right to terminate the merger agreement based upon changes in the market price of either Cloudera common stock or Hortonworks common stock. Accordingly, the dollar value of Cloudera common stock that Hortonworks stockholders will receive upon completion of the merger will depend upon the market value of Cloudera common stock at the time of completion of the merger, which may be different from, and lower or higher than, the closing price of Cloudera common stock on the last full trading day preceding the public announcement on October 3, 2018, that Cloudera and Hortonworks entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the last full trading day prior to the date of the stockholder meetings. Moreover, completion of the merger may occur some time after the requisite stockholder approvals have been obtained. The market values of Cloudera common stock and Hortonworks common stock have varied since Cloudera and Hortonworks entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Cloudera and Hortonworks, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Cloudera and Hortonworks.
The issuance of shares of Cloudera common stock to Hortonworks stockholders in the merger will substantially reduce the percentage interests of Cloudera stockholders.
If the merger is completed, Cloudera and Hortonworks expect that (i) approximately [●] shares of Cloudera common stock would be issued to Hortonworks stockholders (including holders of shares subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Hortonworks) and (ii) upon exercise or settlement of assumed equity awards, up to approximately [●] shares of Cloudera common stock will be issued to holders of assumed options and restricted stock units and performance stock units.
Cloudera stockholders are expected to own approximately 60% of the fully diluted shares of Cloudera common stock and former Hortonworks stockholders are expected to own approximately 40% of the fully diluted shares of Cloudera common stock following the completion of the merger based on each of Cloudera’s and Hortonworks’ fully diluted shares including equity awards (using the treasury method). The issuance of shares of Cloudera common stock to Hortonworks stockholders in the merger and the assumption by Cloudera of Hortonworks options and restricted stock units will cause a significant reduction in the relative percentage interest of current Cloudera stockholders in earnings, voting, liquidation value and book and market value.

Failure to successfully integrate the businesses of Cloudera and Hortonworks in the expected time-frame may adversely affect the combined company’s future results.
Cloudera and Hortonworks entered into the merger agreement with the expectation that the merger will result in various benefits, including certain cost savings and operational efficiencies or synergies. To realize these anticipated benefits, the businesses of Cloudera and Hortonworks must be successfully integrated. Historically, Cloudera and Hortonworks have been independent companies, and they will continue to be operated as such until the completion of the merger. The integration may be complex and time consuming and may require substantial resources and effort. The management of the combined company may face significant challenges in consolidating the operations of Cloudera and Hortonworks, integrating the two companies’ technologies, procedures, and policies, as well as addressing the different corporate cultures of the two companies. If the companies are not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.
Customer uncertainties related to the merger could adversely affect the businesses, revenues and gross margins of Cloudera, Hortonworks and the combined company.
In response to the announcement of the merger or due to ongoing uncertainty about the merger, customers of Cloudera or Hortonworks may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the products and services of Cloudera, Hortonworks or the combined company due to uncertainty about the direction of the combined company’s offerings and willingness to support existing products. To the extent that the merger creates uncertainty among those persons and organizations contemplating purchases such that customers delay, defer or change purchases in connection with the planned merger, the revenues of Cloudera, Hortonworks or the combined company would be adversely affected. Customer assurances may be made by Cloudera and Hortonworks to address their customers’ uncertainty about the direction of the combined company’s product and related support offerings, which may result in additional obligations of Cloudera, Hortonworks or the combined company. As a result of any of these actions, quarterly revenues and net earnings of Cloudera, Hortonworks or the combined company could be substantially below expectations of market analysts and a decline in the companies’ respective stock prices could result.
Certain directors and executive officers of Cloudera and Hortonworks have interests in the merger that may be different from, or in addition to, the interests of Cloudera stockholders and Hortonworks stockholders.
Executive officers of Cloudera and Hortonworks negotiated the terms of the merger agreement under the direction of the boards of Cloudera and Hortonworks, respectively. The board of Cloudera approved the merger agreement and unanimously recommended that Cloudera stockholders vote in favor of the Cloudera Common Stock Issuance Proposal, and the board of Hortonworks unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommended that Hortonworks stockholders vote in favor of the Merger Proposal. These directors and executive officers may have interests in the merger that are different from, or in addition to, or may be deemed to conflict with, yours. These interests include the continued employment of certain executive officers of Cloudera and Hortonworks by Cloudera, the continued positions of certain directors of Cloudera and Hortonworks as directors of the combined company and the indemnification of former Cloudera and Hortonworks directors and officers by the combined company. With respect to Hortonworks directors and executive officers, these interests also include the treatment in the merger of employment agreements, change of control and severance agreements, stock options, restricted stock units, performance stock units and other rights held by these directors and executive officers, including the right to vesting acceleration upon or following a change of control under various equity awards and agreements. Cloudera stockholders should be aware of these interests when they consider the Cloudera board’s recommendation that Cloudera stockholders vote in favor of the Cloudera Common Stock Issuance Proposal,and Hortonworks stockholders should be aware of these interests when they consider the Hortonworks board’s recommendation that they vote in favor of the Merger Proposal. For a discussion of the interests of directors and executive officers in the merger, see “The Merger—Reason for the Merger—Interests of the Directors of Cloudera in the Merger” beginning on page 88 of this joint proxy statement/prospectus, “The Merger—Reason for the Merger—Interests of Directors and Executive Officers of Cloudera in the Merger—Cloudera Executive Compensation Payable in Connection with the Merger” beginning on page 88 of this joint proxy statement/prospectus and “The Merger—Reason for the Merger—Interests of the Directors and Executive Officers of Hortonworks in the Merger” beginning on page 88 of this joint proxy statement/prospectus.
Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Cloudera and Hortonworks if the merger agreement is terminated in certain circumstances.
In connection with the execution and delivery of the merger agreement, each of Hortonworks and Cloudera agreed to immediately cease all existing activities, discussions or negotiations with any persons previously conducted with respect to certain acquisition proposals and acquisition transactions relating to Hortonworks and Cloudera. The merger agreement prohibits Cloudera and Hortonworks from soliciting, initiating, or knowingly encouraging or facilitating certain acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement does not allow either Hortonworks or Cloudera to terminate the merger agreement in the event that it receives an alternative acquisition proposal. The merger agreement also provides for the payment by Cloudera of a termination fee of $95 million if the merger agreement is terminated in certain circumstances (relating to, amongst other things, certain breaches of Cloudera’s no-shop obligations, failure by the Cloudera board to recommend the merger, and failure by Cloudera to bring the merger before a vote to the stockholders) in connection with a competing third party acquisition proposal for Cloudera and for the payment by Hortonworks of a termination fee of $65 million if the merger agreement is terminated in certain circumstances (relating to, amongst other things, certain breaches of Hortonworks’ no-shop obligations, failure by the Hortonworks board to recommend the merger, and failure by Hortonworks to bring the merger before a vote to the stockholders) in connection with a competing third party acquisition proposal for Hortonworks. See the section entitled “The Merger Agreement—Cloudera and Hortonworks Are Required to Terminate any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers” and “The Merger Agreement—Termination; Fees and Expenses” beginning on pages 100 and 109, respectively, of this joint proxy statement/prospectus. These provisions limit Cloudera’s and Hortonworks’ ability to pursue offers from third parties that could result in greater value to Cloudera stockholders or Hortonworks stockholders, as the case may be. The obligation to pay the termination fee also may discourage a third party from pursuing an acquisition proposal. If the merger is terminated and Cloudera or Hortonworks determine to seek another business combination, neither Cloudera nor Hortonworks can assure its stockholders that they will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that they will avoid incurrence of any fees associated with the termination of the merger agreement.
In the event the merger is terminated by Cloudera or Hortonworks in circumstances that obligate either party to pay the termination fee to the other party, including where either party terminates the merger agreement because the other party’s board withdraws its support of the merger, Cloudera’s and/or Hortonworks’ stock prices may decline.
Each of Cloudera and Hortonworks is subject to business uncertainties and contractual restrictions while the proposed transactions are pending, which could adversely affect each party’s business and operations.
Due to ongoing uncertainty about the merger, it is possible that some customers, suppliers and other persons with whom Cloudera or Hortonworks has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Cloudera or Hortonworks, as the case may be, which could negatively affect Cloudera’s or Hortonworks’ respective revenues, as well as the market price of Cloudera’s or Hortonworks’ common stock, regardless of whether the merger is completed.
Under the terms of the merger agreement, each of Cloudera and Hortonworks is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger.
Cloudera, Hortonworks and, following the completion of the merger, the combined company, must continue to retain, recruit and motivate executives and other key employees, and failure to do so could negatively affect the combined company.
For the merger to be successful, both Cloudera and Hortonworks must continue to retain, recruit and motivate executives and other key employees during the period before the merger is completed. Further, the combined company must be successful at retaining, recruiting and motivating key employees following the completion of the merger in order for the benefits of the transaction to be fully realized. Employees of both Cloudera and Hortonworks may experience uncertainty about their future roles with the combined company until, or even after, strategies with regard to the combined company are announced and executed. The potential distractions related to the merger may adversely affect the ability of Cloudera, Hortonworks and, following completion of the merger, the combined company, to keep executives and other key employees focused on business strategies and goals, to address other important personnel matters and to retain them at all. A failure by Cloudera, Hortonworks or, following the completion of the merger, the combined company, to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on their respective businesses.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions, and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.
If the proposed merger is not completed, Cloudera and Hortonworks will have incurred substantial costs that may adversely affect Cloudera’s and Hortonworks’ financial results and operations and the market price of Cloudera and Hortonworks common stock.
If the merger is not completed, the prices of Cloudera common stock and Hortonworks common stock may decline to the extent that the current market prices of Cloudera common stock and Hortonworks common stock reflect a market assumption that the merger will be completed. In addition, Cloudera and Hortonworks have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and Cloudera’s and Hortonworks’ financial advisors. In addition, Cloudera and Hortonworks have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses during the pendency of the merger. If the merger is not completed, Cloudera and Hortonworks will have received little or no benefit in respect of such costs incurred. Also, if the merger is not completed under certain circumstances specified in the merger agreement, Cloudera or Hortonworks may be required to pay a termination fee to the other party of $95 million and $65 million, respectively. See the section entitled “The Merger Agreement—Termination; Fees and Expenses” beginning on page 109 of this joint proxy statement/prospectus.
Further, if the merger is not completed, Cloudera and Hortonworks may experience negative reactions from the financial markets and Cloudera’s and Hortonworks’ suppliers, customers and employees. Each of these factors may adversely affect the trading price of Cloudera and/or Hortonworks common stock and Cloudera’s and/or Hortonworks’ financial results and operations.
The merger is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on Cloudera or Hortonworks or could cause a termination of the merger agreement prior to completion of the merger.
Completion of the merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act.
The reviewing governmental authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.
Cloudera and Hortonworks also may agree to restrictions or conditions imposed by governmental authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company’s operations. No additional stockholder approvals are expected to be required for any decision by Cloudera or Hortonworks, after the special meeting of Hortonworks stockholders and the special meeting of Cloudera stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.
In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws of such jurisdiction challenging or seeking to enjoin the merger, before or after it is completed. Cloudera, Hortonworks or the combined company may not prevail, or may incur significant costs, in defending or settling any action under antitrust laws. See “The Merger Agreement—Conditions to Obligations to Complete the Merger” beginning on page 107 and “The Merger Agreement—Regulatory Filings and Approvals Required to Complete the Merger” beginning on page 113 of this joint proxy statement/prospectus.

Cloudera stockholders and Hortonworks stockholders will not be entitled to appraisal rights in the merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).
Because Cloudera common stock is listed on NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the Cloudera special meeting, Cloudera stockholders will not be entitled to appraisal rights in the merger with respect to their shares of Cloudera common stock. Similarly, Hortonworks common stock is listed on Nasdaq and is expected to continue to be so listed on the record date for the Hortonworks special meeting. Because holders of Hortonworks common stock will also receive shares of Cloudera common stock in the merger and cash in lieu of fractional shares, holders of Hortonworks common stock will also not be entitled to appraisal rights in the merger with respect to their shares of Hortonworks common stock.
Risk Factors Relating to the Combined Company Following the Completion of the Merger
The merger involves the integration of  Cloudera’s and Hortonworks’ platforms, each of which has operated independently prior to and may continue to operate independently for some time after the closing of the merger, and following the completion of the merger, Cloudera may not be successful at integrating the independent platforms or realizing the anticipated synergies and other expected benefits of the merger.
The merger involves the integration of Cloudera’s and Hortonworks’ platforms, each of which has operated independently prior to, and may continue to operate independently for some time after, the closing of the merger. The combined company expects to benefit from cost synergies due to increased operating efficiencies and leveraging economies of scale.  The combined company expects to achieve such benefits from savings in research and development due to extensive overlap in functionality between the two platforms, and the consolidation and reduction of areas of overlap in operating and other expenses, including consolidation of headquarters and other offices, sales and marketing expenses and the expenses of maintaining two separate public companies.. The combined company will be required to devote significant management attention and resources to the integration of the platforms. The potential difficulties the combined company may encounter in the integration process include, but are not limited to, the following:

•
the inability to successfully consolidate Cloudera’s and Hortonworks’ operations in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the time-frame currently anticipated or at all;

•
the complexities associated with integrating personnel from the two companies who are familiar with each of the respective platforms, including combining independent employee cultures which could impact morale;

•	the complexities of combining two independently operated platforms (and of combining two companies in general with different histories, cultures, geographic footprints and portfolio assets);

•	difficulties or delays in redeploying the capital acquired in connection with the merger into the integration of the independently operated platforms;

•	potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the merger; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations and platforms.
For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the combined company’s ability to successfully integrate the independently operated platforms, to achieve the anticipated benefits of the merger, or could otherwise materially and adversely affect its business and financial results.
The market price for shares of the combined company’s common stock may be affected by factors different from those affecting the market price for shares of Cloudera common stock and Hortonworks common stock prior to the completion of the merger.
Although in operating in the market for data management the combined company will generally be subject to the same risks that each of Cloudera and Hortonworks currently face, those risks may affect the results of operations of the combined company differently than they could affect the results of operations of each of Cloudera and Hortonworks as separate companies. Additionally, the results of operations of the combined company may be affected by additional or different factors than those that currently affect the results of operations of Cloudera and Hortonworks, including, but not limited to, complexities associated with managing the larger, more complex, combined business; integrating personnel from the two companies while maintaining focus on providing products and services; and potential performance shortfalls resulting from the diversion of management’s attention caused by integrating the companies’ operations.
For a discussion of the businesses of Cloudera and Hortonworks and of various factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.
The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.
The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Cloudera’s or Hortonworks’ existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Cloudera and Hortonworks may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.
Failure to develop, introduce and sell new products or failure to develop and implement new technologies, could adversely impact the financial results of the combined company.
The market for data management, machine learning and analytics platforms is an intensely competitive, quickly changing environment marked by rapid obsolescence of existing products. Success of the combined company will depend on its ability to develop and introduce new products and improvements. The combined company anticipates challenges from current competitors, which in many cases are more established and enjoy greater resources than the combined company, as well as by new entrants into the industry. If the combined company fails to introduce new product designs or technologies in a timely manner or if customers do not successfully introduce new systems or products incorporating products of the combined company, the business, financial condition and results of operations of the combined company could be materially harmed.
The software and technology industry is prone to intellectual property litigation.
As is typical in the software and technology industry, each of Cloudera and Hortonworks is frequently involved in disputes regarding patent and other intellectual property rights. Each of Cloudera and Hortonworks has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights, and the combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could adversely affect the results of operations or financial position and may require material changes in production processes and products.
General economic weakness and geopolitical factors may harm the combined company’s operating results and financial condition.
The results of operations of the combined company will be dependent to a large extent upon the global economy. Geopolitical factors such as terrorist activities, armed conflict or global health conditions that adversely affect the global economy may adversely affect the operating results and financial condition of the combined company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This joint proxy statement/prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the proposed merger between Cloudera and Hortonworks. These statements are based on management’s current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies; the ability of the combined company to drive growth and expand customer and partner relationships; statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings and approvals related to the merger or the closing of the merger; statements regarding future economic conditions or performance; and other statements regarding the proposed transaction. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

Operating Factors:

•	fluctuations in Cloudera’s and Hortonworks’ operating results, which may be influenced by, among other things, changes in software and technology industry conditions;

•
Cloudera’s and Hortonworks’ inability to accurately predict market needs, or the market’s failure to accept Cloudera’s and Hortonworks’ unified platform, new software and technologies and the products of their respective customers;

•	customer concentration risks, including the gain or loss of significant customers;

•
results in pending and future litigation or other proceedings that would subject Cloudera or Hortonworks to significant monetary damages or penalties and/or require Cloudera or Hortonworks to change their business practices, or the costs incurred in connection with those proceedings;

•	Cloudera’s and Hortonworks’ inability to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired businesses;

•	the ability to expand Cloudera’s and Hortonworks’ respective customer base, renew subscriptions and expand penetration of existing customers;

•	the ability to retain key employees and suppliers;

•	the ability to successfully enter new markets and manage international expansion; and

•
the impact of global economic conditions, fluctuations in exchange rates, labor relations, competitive actions taken by other software and technology businesses or other competitors, terrorist attacks or natural disasters.

Transaction-Related Factors:

•	occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

•
possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the Cloudera stockholders to approve the Cloudera Common Stock Issuance Proposal or the failure of the Hortonworks stockholders to approve the Merger Proposal;

•	uncertainty as to whether Cloudera and Hortonworks will be able to complete the merger on the terms set forth in the merger agreement;

•	uncertainty as to whether Cloudera and Hortonworks will be able to complete the merger on the terms set forth in the merger agreement;

•	taking of governmental action (including the passage of legislation) to block the transactions contemplated by the merger agreement or otherwise adversely affecting Cloudera and Hortonworks;

•	outcome of any legal proceedings that have been or may be instituted against Cloudera, Hortonworks or others following announcement of the transactions contemplated by the merger agreement;

•	challenges, disruptions and costs of closing, integrating, restructuring and achieving anticipated synergies, or that such synergies will take longer to realize than expected; and

•	uncertainty as to the long-term value of Cloudera common stock.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in this joint proxy statement/prospectus beginning on page 26 of this joint proxy statement/prospectus and the risk factors included in Cloudera’s and Hortonworks’ most recent reports on Form 10-K and Form 10-Q and other documents of Cloudera and Hortonworks on file with the SEC and incorporated by reference herein. Any forward-looking statements made in this joint proxy statement/prospectus are qualified in their entirety by the cautionary statements contained or referred to in this section, and there is no assurance that the actual results or developments anticipated by us will be realized or that, even if substantially realized, they will have the expected consequences to, or effects on, us or our businesses or operations. All subsequent written and oral forward-looking statements concerning Cloudera, Hortonworks, the transactions contemplated by the merger agreement or other matters attributable to Cloudera or Hortonworks or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law, Cloudera and Hortonworks are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

INFORMATION ABOUT THE COMPANIES
Cloudera, Inc.
395 Page Mill Road
Palo Alto, CA 94306
(650) 362-0488
Cloudera empowers organizations to become data‑driven enterprises. Cloudera has developed the modern platform for machine learning and analytics, optimized for the cloud. Cloudera collaborates extensively with the global open source community, continuously innovates in data management technologies and leverages the latest advances in infrastructure including the public cloud for “big data” applications. Cloudera’s pioneering hybrid open source software model incorporates the best of open source with its robust proprietary software to form an enterprise‑grade platform. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost‑effective solution for transforming their businesses. Cloudera’s platform enables organizations to use vast amounts of data from a variety of sources, including the Internet of Things, to better serve and market to their customers, design connected products and services and reduce risk through greater insight from data.
Cloudera was incorporated in Delaware in 2008. The initial public offering took place in April 2017, at which time Cloudera’s common stock commenced trading on NYSE. Cloudera’s stock is listed on NYSE under the ticker symbol “CLDR.” Cloudera’ principal executive offices are located at 395 Page Mill Road, Palo Alto, California 94306. Cloudera’s telephone number is (650) 362-0488. Cloudera’s home page on the Internet is www.Cloudera.com. The contents of Cloudera’s website are not incorporated into, or otherwise to be regarded as part of, this joint proxy statement/prospectus.
Hortonworks, Inc.
5470 Great America Parkway
Santa Clara, California 95054
(408) 675-0983
Hortonworks, Inc., a Delaware corporation and referred to in this joint proxy statement/prospectus as “Hortonworks,” is a recognized leader in open-source global data management solutions so that customers can deploy modern data architectures and realize the full value of their data. Hortonworks’ enterprise-ready solutions enable organizations to govern, secure and manage data of any kind, wherever it is located, and turn it into actionable intelligence that will help them transform their businesses. Hortonworks’ platforms allow enterprises to manage their data on a global scale, whether it is data-in-motion or data-at-rest. Hortonworks has the expertise, experience and proven solutions to power modern data applications, including streaming analytics, data science, artificial intelligence and more. Hortonworks is headquartered in Silicon Valley in California, with sales personnel and operations in North America, Asia Pacific, Europe and Latin America.
Shares of Hortonworks common stock are traded on Nasdaq under the symbol “HDP.”
Hortonworks is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include the following: (i) an exemption from compliance with the auditor attestation requirement on the effectiveness of Hortonworks’ internal control over financial reporting; (ii) an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iii) reduced disclosure about Hortonworks’ executive compensation arrangements; and (iv) exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements. Hortonworks will remain an emerging growth company until the earliest to occur of the following: (a) the last day of the fiscal year in which Hortonworks has more than $1.07 billion in annual revenue; (b) the end of the fiscal year in which the market value of Hortonworks’ common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; (c) the issuance, in any three-year period, by Hortonworks of more than $1.0 billion in non-convertible debt securities; or (d) the last day of the fiscal year ending after the fifth anniversary of Hortonworks’ initial public offering. Hortonworks may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Hortonworks has chosen to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but Hortonworks intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Hortonworks was incorporated in Delaware on April 2011. The principal executive offices of Hortonworks are located 5470 Great America Parkway, Santa Clara, California 95054, and Hortonworks’ main telephone number at that location is (408) 675-0983. Hortonworks maintains a website at https://hortonworks.com/. The contents of Hortonworks’ website are not incorporated into, or otherwise to be regarded as part of, this joint proxy statement/prospectus. Additional information about Hortonworks and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.
Surf Merger Corporation
395 Page Mill Road
Palo Alto, CA 94306
(650) 362-0488
Surf Merger Corporation, a newly formed, direct, wholly owned subsidiary of Cloudera, is a Delaware corporation formed on October 2, 2018 for the sole purpose of effecting the merger. At the effective time of the merger, Surf Merger Corporation will merge with and into Hortonworks, the separate corporate existence of Surf Merger Corporation will cease and Hortonworks will survive the merger as a wholly owned subsidiary of Cloudera. Surf Merger Corporation has not conducted and will not conduct any business during any period of its existence, other than those that are incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

THE CLOUDERA SPECIAL MEETING
Date, Time and Place of Cloudera Special Meeting
The Cloudera special meeting is scheduled to be held at Cloudera’s principal executive offices located at 395 Page Mill Road, Palo Alto, California 94306, on [●], at [●] a.m., local time. On or about [●], 2018, Cloudera commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Cloudera special meeting.
Purpose of Cloudera Special Meeting
At the Cloudera special meeting, Cloudera stockholders will be asked to consider and vote on:
1.the Cloudera Common Stock Issuance Proposal; and
2.the Cloudera Adjournment Proposal.
Recommendation of the Cloudera Board
The Cloudera board unanimously determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of the Cloudera stockholders, including the issuance of shares of Cloudera common stock in connection with the merger.
The Cloudera board has unanimously recommends that Cloudera stockholders vote “FOR” the Cloudera Common Stock Issuance Proposal and “FOR” the Cloudera Adjournment Proposal.
Consummation of the merger is conditioned on approval of the Cloudera Common Stock Issuance Proposal. If you abstain on the Cloudera Common Stock Issuance Proposal, it will have the same effect as a vote “AGAINST” the Cloudera Common Stock Issuance Proposal. Consummation of the merger is not conditioned on the approval of the Cloudera Adjournment Proposal.
Who Can Vote at the Cloudera Special Meeting
Only Cloudera stockholders of record at the close of business on [●], the record date for the Cloudera special meeting, will be entitled to notice of, and to vote at, the Cloudera special meeting.
As of the record date, there were [●] shares of Cloudera common stock issued and outstanding, par value $0.00005 per share. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Shares that are held in Cloudera’s treasury are not considered outstanding or entitled to vote at the Cloudera special meeting.
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at [●], between the hours of [●] a.m. and [●] p.m., local time.
Cloudera stockholders will be admitted to the Cloudera special meeting beginning at [●] a.m., local time, on [●]. If you are a stockholder of record, the Inspector of Elections will have your name on a list, and you will be able to gain entry to the special meeting with any form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you hold stock in a brokerage account or in “street name” and wish to attend the special meeting in person, you will also need to bring a letter from your broker reflecting your stock ownership as of the record date, which is [●].
Vote Required for Approval
Quorum
A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the special meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you attend the special meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the special meeting or holders of a majority of the votes present at the special meeting may adjourn the special meeting to another time or date.

Required Vote
Assuming a quorum of Cloudera stockholders are present at the Cloudera special meeting, approval of the Cloudera Common Stock Issuance Proposal requires the affirmative vote of the majority of shares of Cloudera common stock present in person or represented by proxy at the Cloudera special meeting and are voted for or against the matter. Approval of the Cloudera Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Cloudera common stock present in person or represented by proxy at the Cloudera special meeting and are voted for or against the matter.
Effect of Not Voting and Abstentions
The failure to submit a proxy card or vote in person, by telephone, or through the Internet, will have no effect on the Cloudera Common Stock Issuance Proposal or on the Cloudera Adjournment Proposal, provided that a quorum is otherwise present at the Cloudera special meeting. Cloudera will include abstentions in the calculation of the number of shares considered to be present at the Cloudera special meeting for purposes of determining the presence of a quorum at the Cloudera special meeting. Under NYSE guidance applicable to the proposal for the issuance of shares of Cloudera common stock, abstentions will be considered as votes cast and accordingly will have the same effect as votes “AGAINST” the proposal for the issuance of shares of Cloudera common stock. Abstentions will also be counted as votes cast and accordingly will have the same effect as a vote “AGAINST” the Cloudera Adjournment Proposal. Under the NYSE rules, brokers are not permitted to vote on any of the matters to be considered at the Cloudera special meeting. As a result, any shares held in street name will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee.
Adjournments
If there is no quorum, the chairman of the Cloudera special meeting or holders of a majority of the votes present at the Cloudera special meeting may adjourn the special meeting to another time or date.
Even if a quorum is present, the Cloudera special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of adopting the Cloudera Common Stock Issuance Proposal if sufficient votes are cast in favor of the Cloudera Adjournment Proposal. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the Cloudera special meeting.
Share Ownership of Directors and Executive Officers of Cloudera
At the close of business on the record date for the Cloudera special meeting, directors and executive officers of Cloudera (together with certain of their respective affiliates, including Intel Corporation) beneficially owned and were entitled to vote approximately 19% of the shares of Cloudera common stock outstanding on that date. Simultaneously with the execution and delivery of the merger agreement, each of the directors and executive officers of Cloudera, in their respective capacities as stockholders of Cloudera (together with certain of their respective affiliates, including Intel Corporation), entered into support agreements with Hortonworks pursuant to which such individuals agreed, among other things, to vote their respective shares of Cloudera common stock for the Cloudera Common Stock Issuance Proposal.
Voting Procedures
You can vote your shares by mail by completing, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or Internet by following the instructions provided in the proxy card or in person at the special meeting. If you vote by mail, your proxy card must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Cloudera special meeting. Online and telephone voting are available 24 hours a day, and votes submitted by telephone or online must be received by 11:59 p.m. Eastern Time on [●]. Even if you plan to attend the Cloudera special meeting, Cloudera recommends that you also submit your proxy card or voting instructions, or vote by telephone or online by the applicable deadline so that your vote will be counted if you later decide not to attend the Cloudera special meeting. If you are the beneficial owner of shares held in “street name,” you should have received the notice and voting instructions from the bank or broker holding your shares. You should follow the instructions in the notice and voting instructions to instruct your bank or broker on how to vote your shares. The availability of telephone and online voting for shares held in “street name” will depend on the voting process of the bank or broker. Shares held beneficially in “street name” may be voted in person at the Cloudera special meeting only if you obtain a legal proxy from the bank or broker in advance of the Cloudera special meeting giving you the right to vote your shares.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of your shares, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.
You may vote all shares you own as of the close of business on the record date for the Cloudera special meeting, which is [●]. You may cast one vote per share of common stock for the proposal.
Any Cloudera stockholder who has a question about the proposals or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:
Cloudera, Inc.
395 Page Mill Road
Palo Alto, CA 94306
Attn: Investor Relations
Toll Free: (888) 789-1488
If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Investor Relations as described above or Cloudera Investor Relations at http://investors.Cloudera.com.
Revoking Proxies or Voting Instructions
If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the Cloudera special meeting by (i) returning a later-dated proxy card or (ii) voting again online or by telephone, as more fully described on your notice or proxy card. You may also revoke your proxy and change your vote by voting in person at the Cloudera special meeting. Attendance at the Cloudera special meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote again at the Cloudera special meeting.
If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Cloudera special meeting and voting in person.
Shares Held in “Street Name”
If you own shares of Cloudera common stock through a broker, bank or other nominee and attend the Cloudera special meeting, you should bring a letter from your broker, bank or other nominee reflecting your stock ownership as of the record date for the Cloudera special meeting and to vote in person at the Cloudera special meeting you must obtain a legal proxy from the bank or broker.
Tabulation of Votes
Representatives of [●], Cloudera’s mailing agent and tabulation service, will count the votes, and [●] will act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.
How You Can Reduce the Number of Copies of Cloudera’s Proxy Materials You Receive
The SEC has rules that permit Cloudera to deliver a single copy of its proxy statement to stockholders sharing the same address. To reduce the expenses of delivering duplicate proxy materials, Cloudera is taking advantage of the SEC’s “householding” rules that permit Cloudera to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested by the stockholders.
Cost of Proxy Distribution and Solicitation
The cost of soliciting your vote in connection with this joint proxy statement/prospectus has been, or will be, borne by the party incurring those expenses and is expected to cost approximately $[●]. Cloudera has retained [●] to assist it in the solicitation of proxies for approximately $[●], plus reasonable out-of-pocket expenses. Cloudera has also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of Cloudera’s common stock they represent and secure their instructions as to the voting of such shares. Cloudera may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of Cloudera’s common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of Cloudera’s directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

PROPOSAL 1
THE ISSUANCE OF SHARES IN CONNECTION WITH THE MERGER
As discussed elsewhere in this joint proxy statement/prospectus, Cloudera stockholders are considering and voting to approve the issuance of shares of Cloudera common stock in connection with the merger of Surf Merger Corporation with and into Hortonworks as contemplated by the merger agreement. Cloudera stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Cloudera stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the merger agreement, approval of the Cloudera Common Stock Issuance Proposal is a condition to the consummation of the merger. If the Cloudera Common Stock Issuance Proposal is not approved, the merger will not be completed.
Approval of the Cloudera Common Stock Issuance Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal and abstaining from voting on the proposal from holders of Cloudera common stock represented in person or by proxy and entitled to vote at the Cloudera special meeting, assuming a quorum is present.
The Cloudera board unanimously recommends a vote “FOR” the Cloudera Common Stock Issuance Proposal.

PROPOSAL 2
POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE
The Cloudera special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Cloudera Common Stock Issuance Proposal.
Cloudera is asking you to authorize the holder of any proxy solicited by the Cloudera board to vote in favor of any adjournment of the Cloudera special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Cloudera Common Stock Issuance Proposal.
Approval of the Cloudera Adjournment Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of Cloudera common stock represented in person or by proxy and entitled to vote at the Cloudera special meeting.
Cloudera does not intend to call a vote on the Cloudera Adjournment Proposal if the Cloudera Common Stock Issuance Proposal considered at the Cloudera special meeting has been approved at the Cloudera special meeting.
The Cloudera board unanimously recommends a vote “FOR” the Cloudera Adjournment Proposal.

THE HORTONWORKS SPECIAL MEETING
Date, Time and Place of Hortonworks Special Meeting
The Hortonworks special meeting is scheduled to be held at [●] a.m., local time, on [●] at Hortonworks’ principal executive offices located at 5470 Great America Parkway, Santa Clara, California 95054. On or about [●], 2018, Hortonworks commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Hortonworks special meeting.
Check-in will begin at [●] a.m. and Hortonworks stockholders should allow ample time for the check-in procedures.
Purpose of Hortonworks Special Meeting
At the Hortonworks special meeting, Hortonworks stockholders will be asked to consider and vote on:

1.	the Merger Proposal; and

2.	the Hortonworks Adjournment Proposal.
Hortonworks currently does not contemplate that any other matters will be presented at the Hortonworks special meeting.
Recommendation of the Hortonworks Board
The Hortonworks board unanimously determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of the Hortonworks stockholders.
The Hortonworks board unanimously recommends that the Hortonworks stockholders vote “FOR” the Merger Proposal and “FOR” the Hortonworks Adjournment Proposal.
Consummation of the merger is conditioned on approval of the Merger Proposal. If you abstain or fail to vote on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal. Consummation of the merger is not conditioned on the approval of the Hortonworks Adjournment Proposal.
Who Can Vote at the Hortonworks Special Meeting
Only Hortonworks stockholders of record at the close of business on [●], 2018, the record date for the Hortonworks special meeting, and other persons holding valid proxies for the special meeting are entitled to notice of, to attend and to vote at the Hortonworks special meeting.
As of the record date, there were [●] shares of Hortonworks common stock issued and outstanding, par value $0.0001 per share. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at [●], between the hours of [●] a.m. and [●] p.m., local time.
Hortonworks stockholders and their proxies will be admitted to the Hortonworks special meeting beginning at [●] a.m., local time, on [●]. Hortonworks stockholders and their proxies should be prepared to present a form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. In addition, Hortonworks stockholders who are record holders will have their ownership verified against the list of record holders as of the record date prior to being admitted to the meeting. Hortonworks stockholders who are not record holders but hold shares through a broker or nominee (i.e., in “street name”) should provide proof of beneficial ownership at the close of business on the record date, such as a letter from their broker or nominee reflecting their stock ownership as of the record date for the meeting. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.
Vote Required for Approval
Quorum
A quorum will be present if at least a majority of all issued and outstanding shares entitled to vote as of the record date, present in person or represented by proxy at the Hortonworks special meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Hortonworks special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the board or holders of a majority of the votes present at the Hortonworks special meeting may adjourn the special meeting to another time or date.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Hortonworks common stock entitled to vote thereon. Approval of the Hortonworks Adjournment Proposal requires the affirmative vote of a majority of the votes properly cast for and against by holders of shares of Hortonworks common stock present in person or represented by proxy at the Hortonworks special meeting.
Effect of Not Voting and Abstentions
Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares, and such instructions have not been provided by the beneficial owner Under Nasdaq rules, brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal, but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the Hortonworks special meeting are non-routine and brokers will not have discretionary authority to vote on any of the proposals to be voted on at the Hortonworks special meeting, Hortonworks does not expect to receive any broker non-votes. If broker non-votes were received, they would not have any impact on the outcome of the Hortonworks Adjournment Proposal, assuming a quorum is present, but would have the same effect as a vote “AGAINST” the Merger Proposal.
Failures to attend the Hortonworks special meeting (in person or by proxy) and vote will also not be counted for purposes of determining whether a quorum is present and will have no effect on the Hortonworks Adjournment Proposal. An abstention will have the same effect as a vote “AGAINST” the Hortonworks Adjournment Proposal. An abstention or a failure to attend the Hortonworks special meeting (in person or by proxy) and vote will have the same effect as a vote “AGAINST” the Merger Proposal.
Adjournments
If there is no quorum, the chairman of the Hortonworks board or holders of a majority of the votes present at the Hortonworks special meeting may adjourn the special meeting to another time or date.
Even if a quorum is present, the Hortonworks special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of adopting the Merger Proposal if sufficient votes are cast in favor of the Hortonworks Adjournment Proposal. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the Hortonworks special meeting.
Share Ownership of Directors and Executive Officers of Hortonworks
At the close of business on the record date for the Hortonworks special meeting, directors and executive officers of Hortonworks (together with certain of their respective affiliates, including Benchmark Capital Partners) beneficially owned and were entitled to vote approximately 14% of the shares of Hortonworks common stock outstanding on that date. Simultaneously with the execution and delivery of the merger agreement, each of the directors and executive officers of Hortonworks, in their respective capacities as stockholders of Hortonworks (together with certain of their respective affiliates, including Benchmark Capital Partners), entered into support agreements with Cloudera pursuant to which such individuals agreed, among other things, to vote their respective shares of Hortonworks common stock for the approval and adoption of the merger agreement.
Voting Procedures
Method of Voting
Hortonworks stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held in a stock brokerage account or shares held by a bank or other nominee. The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards from their brokers or nominees seeking instruction as to how to vote.
Proxy cards and voting instruction cards are being solicited on behalf of the Hortonworks board from Hortonworks stockholders in favor of approval of the Merger Proposal and the Hortonworks Adjournment Proposal.
Submitting Proxies or Voting Instructions
Whether Hortonworks stockholders hold shares of Hortonworks common stock directly as stockholders of record or in street name, Hortonworks stockholders may direct the voting of their shares without attending the Hortonworks special meeting. Hortonworks stockholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.
Record holders of shares of Hortonworks common stock may submit proxies by completing, signing and dating their proxy cards for the Hortonworks special meeting and mailing them in the accompanying preaddressed envelopes. Hortonworks stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards for the Hortonworks special meeting provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes. Proxies and voting instruction forms submitted by mail must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Hortonworks special meeting. Hortonworks stockholders may also submit proxies over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on [●]. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee.
If Hortonworks stockholders of record do not include instructions on how to vote their properly signed proxy cards for the Hortonworks special meeting, their shares will be voted “FOR” the Merger Proposal and the Hortonworks Adjournment Proposal, and in the discretion of the proxy holders on any other business that may properly come before the Hortonworks special meeting.
If Hortonworks stockholders holding shares of Hortonworks common stock in “street name” do not provide voting instructions, their shares will not be considered to be votes cast on the Merger Proposal or the Hortonworks Adjournment Proposal.
Stockholders of record of Hortonworks common stock may also vote in person at the Hortonworks special meeting by attending the meeting and submitting their proxy cards or by filling out a ballot at the special meeting.
If shares of Hortonworks common stock are held by Hortonworks stockholders in street name, those Hortonworks stockholders may not vote their shares in person at the Hortonworks special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.
Contact for Questions and Assistance in Voting
Any Hortonworks stockholder who has a question about the proposals or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:
[●]
[ADDRESS]
Telephone: [●]
Facsimile: [●]
[WEBSITE]
If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact [●] as described above or Hortonworks Investor Relations at investor@hortonworks.com or by telephone at (408) 884-9861.
Revoking Proxies or Voting Instructions
Hortonworks stockholders may change their votes at any time prior to the vote at the Hortonworks special meeting. Hortonworks stockholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke any the earlier proxy), by filing an instrument in writing revoking the proxy, or by attending the

Hortonworks special meeting and voting in person. Attendance at the Hortonworks special meeting will not cause previously granted proxies to be revoked, unless the Hortonworks stockholder specifically so requests.
For shares held in “street name,” Hortonworks stockholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the Hortonworks special meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.
Shares Held in “Street Name”
Hortonworks stockholders who own shares of Hortonworks common stock through a broker, bank or other nominee and attend and vote at the Hortonworks special meeting, should bring proof of beneficial ownership at the close of business on the record date, such as a letter from their broker, bank or other nominee reflecting their stock ownership as of the record date for the Hortonworks special meeting.
Tabulation of Votes
Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”), Hortonworks’ mailing agent and tabulation service, will count the votes and act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.
How You Can Reduce the Number of Copies of Hortonworks’ Proxy Materials You Receive
The SEC has rules that permit Hortonworks to deliver a single copy of its proxy statement to stockholders sharing the same address. To reduce the expenses of delivering duplicate proxy materials, Hortonworks is taking advantage of the SEC’s “householding” rules that permit Hortonworks to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested by the stockholders.
If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge or another intermediary (e.g., your bank or broker) and there are multiple beneficial owners at the same address, you may receive fewer paper copies of the proxy materials than the number of beneficial owners at that address. Under a procedure called “householding,” the rules of the SEC permit Broadridge and other intermediaries to deliver only set of proxy materials to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.
If you receive your proxy materials through Broadridge or another intermediary and you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this joint proxy statement/prospectus, please either notify your bank or broker, or contact Broadridge, either by calling toll-free at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Individuals who request removal from the householding program will be removed within 30 days of their response, following which they will receive an individual copy of our disclosure documents, if a hard copy of such disclosure documents is requested.
Cost of Proxy Distribution and Solicitation
Hortonworks is soliciting proxies for the Hortonworks special meeting from Hortonworks stockholders and Cloudera is soliciting proxies for the Cloudera special meeting from Cloudera stockholders. Each company will bear its own fees and costs associated with printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part. Other than the costs shared with Cloudera, the cost of soliciting proxies from Hortonworks stockholders will be paid by Hortonworks. Hortonworks has retained [●] to assist it in the solicitation of proxies for approximately $[●], plus reasonable out-of-pocket expenses. Hortonworks has also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of Hortonworks’ common stock they represent and secure their instructions as to the voting of such shares. Hortonworks may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of Hortonworks’ common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of Hortonworks’ directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

PROPOSAL 1
THE MERGER AGREEMENT AND THE MERGER
As discussed elsewhere in this joint proxy statement/prospectus, Hortonworks stockholders are considering and voting to approve the Merger Proposal. Hortonworks stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Hortonworks stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the merger agreement, approval of the Merger Proposal is a condition to the consummation of the merger. If the Merger Proposal is not approved, the merger will not be completed.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Hortonworks common stock entitled to vote on the matter.
The Hortonworks board unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL 2
POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE
The Hortonworks special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Merger Proposal.
Hortonworks is asking you to authorize the holder of any proxy solicited by the Hortonworks board to vote in favor of any adjournment of the Hortonworks special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.
Approval of the Hortonworks Adjournment Proposal requires that the number of votes properly cast for this proposal exceeds the number of votes properly cast against this proposal from holders of Hortonworks common stock present in person or represented by proxy at the Hortonworks special meeting.
Hortonworks does not intend to call a vote on the Hortonworks Adjournment Proposal if Merger Proposal considered at the Hortonworks special meeting has been approved at the Hortonworks special meeting.
The Hortonworks board unanimously recommends a vote “FOR” the Hortonworks Adjournment Proposal.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a discussion of the material U.S. federal income tax consequences of the merger applicable to U.S. Holders (as defined below) of Hortonworks common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion does not address any state, local or foreign tax consequences of the merger, nor does it address the impact of the Medicare contribution tax on net investment income, the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”) in effect as of the date of the merger. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of Hortonworks common stock.
This discussion is limited to U.S. Holders who hold their Hortonworks common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Hortonworks stockholder. In addition, it does not address consequences relevant to holders of Hortonworks common stock that are subject to particular rules, including, without limitation:

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the dollar;

•	persons holding Hortonworks common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons who are not U.S. Holders;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities;

•	S corporations;

•	partnerships and/or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	persons holding Hortonworks common stock as qualified small business stock within the meaning of Sections 1202 and/or 1045 of the Code;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Hortonworks common stock under the constructive sale provisions of the Code;

•
persons who actually or constructively own (or actually or constructively held at any time during the five-year period ending on the date of the disposition of such holder’s Hortonworks common stock pursuant to the merger) 5% or more of Hortonworks common stock;

•	persons who hold or receive Hortonworks common stock pursuant to the exercise of any employee stock options or otherwise as compensation; and

•	tax-qualified retirement plans.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Hortonworks common stock who is, for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

(iii)	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

(iv)
a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Hortonworks common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Hortonworks common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
Holders of Hortonworks common stock should consult their tax advisors with respect to the particular tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign, and other tax laws.
U.S. Federal Income Tax Consequences
The completion of the merger is conditioned upon the delivery by each of Fenwick & West LLP (“Fenwick”), counsel to Cloudera, and Latham & Watkins LLP (“Latham”), counsel to Hortonworks, of its opinion to the effect that merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, each of Fenwick and Latham has delivered an opinion to Cloudera and Hortonworks, respectively, to the same effect as the opinions described above. Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders who receive Cloudera common stock pursuant to the merger agreement generally will be as described below. The opinions of counsel will be based on factual representations contained in certificates provided by Cloudera and Hortonworks, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the consummation of the merger. These opinions are not binding on the IRS or the courts, and neither Cloudera nor Hortonworks intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly:

•
a U.S. Holder will not recognize gain or loss as a result of the exchange of such holder’s Hortonworks common stock for Cloudera common stock in the merger, except in respect of cash in lieu of a fractional share of Cloudera common stock (as discussed in the section titled “—Cash in Lieu of a Fractional Share”);

•
a U.S. Holder’s aggregate tax basis in Cloudera common stock received in the merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate tax basis of the Hortonworks common stock surrendered in the merger; and

•
a U.S. Holder’s holding period for Cloudera common stock received in the merger (including fractional shares deemed received and redeemed as described below) will include the holder’s holding period for the Hortonworks common stock surrendered in the merger.U.S. Holders who hold their Hortonworks common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Cloudera common shares received in the merger.

Cash in Lieu of a Fractional Share
A U.S. Holder of shares of Hortonworks common stock who receives cash in lieu of a fractional share of Cloudera common stock will be treated as if such Hortonworks stockholder had received such fractional share of Cloudera common stock pursuant to the merger and as if such fractional share of Cloudera common stock had then been redeemed for cash by Cloudera. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above), unless the receipt of cash has the effect of a distribution of a dividend under the applicable provisions of the Code, in which case such gain would be treated as a dividend to the extent of such tendering U.S. Holder’s ratable share of the current or accumulated earnings and profits of Hortonworks as determined for U.S. federal income tax purposes. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. Holder’s holding period for such share is greater than one year. For U.S. Holders of shares of Hortonworks common stock that are non-corporate holders, long-term capital gains generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Certain stockholders may be subject to information reporting and backup withholding with respect to cash received in lieu of a fractional share of Cloudera common stock. Backup withholding will not apply, however, if the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
The discussion of the material U.S. federal income tax consequences set forth above is not a complete description of all of the consequences of the merger. U.S. Holders of Hortonworks common stock are strongly urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign, and other tax laws.

THE MERGER
The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.
Background of the Merger
Each of the Cloudera board and the Hortonworks board, together with their respective management teams, regularly reviews and assesses their respective company’s performance, future growth prospects, business plans and overall strategic direction. As part of that review process, each of them, from time to time, considers a variety of strategic alternatives that may be available, including pursuing potential strategic transactions with third parties, in each case with the goal of maximizing stockholder value.
In furtherance of the foregoing, from time to time from June 2015 to April 2016, Cloudera management and Hortonworks management held preliminary discussions exploring the possibility of a business combination. These preliminary conversations did not lead to a transaction.
In November 2016, at the direction of the Hortonworks board, Hortonworks engaged Qatalyst Partners LP (“Qatalyst Partners”) to act as its exclusive financial advisor in connection with Hortonworks’ review of possible strategic opportunities, including a potential sale of the company. After confirming that Qatalyst Partners had no conflicts of interest that would prevent it from fulfilling its obligations as Hortonworks’ financial advisor, the Hortonworks board selected Qatalyst Partners to act as Hortonworks’ financial advisor based on Qatalyst Partners’ qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the technology industry, and its knowledge of and familiarity with Hortonworks’ business.
In early 2017, Hortonworks developed, with the assistance of representatives of Qatalyst Partners, a list of seven parties that might have a potential interest in a possible acquisition of Hortonworks. Following discussion with the Hortonworks board and at its instruction, beginning in February 2017, representatives of Qatalyst Partners contacted these seven parties regarding their possible interest in a transaction with Hortonworks. As a result of these contacts, five parties expressed preliminary interest in a potential acquisition of Hortonworks, two of which were subject to existing non-disclosure agreements and three of which entered into non-disclosure agreements to facilitate the exchange of confidential information. Each such party received a management presentation describing Hortonworks’ business and operations. Each of the non-disclosure agreements executed by such parties included a standstill provision, which expired in accordance with its terms either prior to or as of the execution and announcement of the merger agreement. However, ultimately, discussions with each of these parties terminated by early August 2017 without any proposal being made for an acquisition of Hortonworks. As a result of this process and after discussion with the Hortonworks board, Hortonworks ceased further outreach to third parties regarding a potential acquisition of Hortonworks in order to focus management on the execution of Hortonworks’ business plan.
In mid-April 2018, a private equity firm (the “Hortonworks Potential Private Investor”) contacted Scott Davidson, Chief Operating Officer and Chief Financial Officer of Hortonworks, to inform him that it was interested in facilitating and investing in a potential business combination transaction between Hortonworks and Cloudera and provided a brief overview of a potential transaction structure whereby the Hortonworks Potential Private Investor would provide liquidity to certain of Cloudera’s existing stockholders via a convertible preferred investment in Cloudera immediately prior to a merger between Hortonworks and Cloudera (based on an at-market exchange ratio), which would result in the Hortonworks Potential Private Investor owning approximately 21% of the combined company on a pro forma basis.
On April 20, 2018, Scott Davidson, together with Robert Bearden, the Chief Executive Officer of Hortonworks, met with the Hortonworks Potential Private Investor to better understand its proposal and its proposed next steps. The Hortonworks Potential Private Investor suggested that it would like access to initial high-level diligence on Hortonworks within the following one to two weeks, after which it would plan to approach Cloudera with a specific proposal to merge the two companies. Shortly following that discussion, the Hortonworks Potential Private Investor sent a diligence request list outlining data requests from Hortonworks that would assist the Hortonworks Potential Private Investor in formulating a more definitive proposal.
On April 23, 2018, the Strategic Transactions Committee of the Hortonworks board (the “Hortonworks Transaction Committee”), consisting of Kevin Klausmeyer, Peter Fenton and Michelangelo Volpi, met, with representatives of

Hortonworks management and Latham present, to discuss the transaction proposed by the Hortonworks Potential Private Investor. The Hortonworks Transaction Committee authorized management to investigate the potential transaction further and provide the Hortonworks Potential Private Investor with further access to high-level diligence in order to formulate a further defined proposal, subject to the terms of a non-disclosure agreement.
On April 24, 2018, Hortonworks entered into a non-disclosure agreement with the Hortonworks Potential Private Investor in order to facilitate its access to further due diligence information. The non-disclosure agreement included a standstill provision, which expired in accordance with its terms as of the execution and announcement of the merger agreement. Following the execution of that non-disclosure agreement, Hortonworks provided the Hortonworks Potential Private Investor with access to the information it requested regarding Hortonworks in anticipation of a management meeting to occur on May 10, 2018.
In late April 2018, a private equity firm (the “Cloudera Potential Private Investor”) contacted Tom Reilly, Chief Executive Officer of Cloudera, and Kevin Cook, Cloudera’s Vice President of Corporate Development and Investor Relations, to discuss the attractiveness of an investment in Cloudera and a potential business combination transaction between Cloudera and Hortonworks and provided a brief overview of a potential transaction structure whereby the Cloudera Potential Private Investor would invest in the combined company and potentially provide partial liquidity for existing Hortonworks investors.
During May 2018, Mr. Reilly had a series of informal discussions with individual directors of Cloudera, beginning with Mr. Cole, the Lead Director and proposed Chairman of the Cloudera board following completion of the merger, regarding the proposal from the Cloudera Potential Private Investor and the potential merger with Hortonworks.  The consensus guidance from those discussions was to move forward with again exploring a potential business combination with Hortonworks, without the involvement of the Cloudera Potential Private Investor, and to be prepared to discuss the matter further at the planned upcoming regular Cloudera board meeting.
On May 10, 2018, Messrs. Bearden and Davidson met with representatives of the Hortonworks Potential Private Investor to discuss Hortonworks’ business and the Hortonworks Potential Private Investor’s preliminary analysis of the feasibility of the potential transaction. At the meeting, the Hortonworks Potential Private Investor indicated that, subject to receiving additional follow-up diligence information, it would be in a position to send a detailed non-binding term sheet outlining its proposed transaction by May 24, 2018.
On May 14, 2018, the Hortonworks Transaction Committee met, with representatives of Hortonworks management and Latham present, to discuss the potential strategic transaction involving Cloudera and the Hortonworks Potential Private Investor, and authorized Hortonworks management to allow the Hortonworks Potential Private Investor to complete additional due diligence on Hortonworks in connection with its possible involvement in a potential strategic business combination between Hortonworks and Cloudera. Following that meeting, Hortonworks provided the additional diligence materials requested by the Hortonworks Potential Private Investor.
On May 24, 2018, representatives of the Hortonworks Potential Private Investor contacted Mr. Bearden and indicated that it intended to move forward with a proposal in order to facilitate a strategic business combination between Hortonworks and Cloudera. The Hortonworks Potential Private Investor sent Hortonworks an initial draft non-binding term sheet for the proposed transaction later that same evening, outlining the terms of a potential $1 billion private investment by the Hortonworks Potential Private Investor in exchange for convertible preferred stock of a combined company comprised of Hortonworks and Cloudera, with such proceeds being used to provide liquidity to certain Cloudera stockholders. The Hortonworks Potential Private Investor also requested six months of exclusivity in conjunction with its proposal.
On May 25, 2018, the Hortonworks Transaction Committee met, with representatives of Hortonworks management and Latham present, to discuss the non-binding term sheet from the Hortonworks Potential Private Investor. Following discussion, the Hortonworks Transaction Committee determined to inform the Hortonworks Potential Private Investor that the terms proposed were not acceptable to Hortonworks and authorized Mr. Bearden to initiate discussions directly with Cloudera regarding a potential strategic transaction without the involvement of the Hortonworks Potential Private Investor. That same day, Mr. Bearden communicated to the Hortonworks Potential Private Investor that the terms proposed were not acceptable.
From June 2, 2018 through June 4, 2018, there were initial communications between Mr. Bearden and Mr. Reilly regarding a potential business combination between Cloudera and Hortonworks. During these discussions, Mr. Reilly introduced “at-market” as the potential exchange ratio without specificity as to the manner of measurement. They agreed that it would be worthwhile to investigate the potential transaction further and scheduled a follow-up discussion for the following week with certain other members of their respective management teams in attendance.
On June 12, 2018, the Hortonworks board held a regularly scheduled meeting, with representatives from Hortonworks management and Latham present, at which the potential transaction with Cloudera was discussed, and Mr. Bearden provided an update on his conversations with Mr. Reilly.
Later that day, on June 12, 2018, Mr. Reilly, Jim Frankola, Chief Financial Officer of Cloudera, and Messrs. Cook, Bearden, and Davidson, met to discuss the potential transaction between their two companies. During this discussion, Mr. Reilly again suggested an “at-market” exchange ratio and introduced a six-month potential measurement period.
Following those discussions, on June 14, 2018, Cloudera and Hortonworks entered into a reciprocal confidentiality agreement regarding the potential transaction. Cloudera sent to Hortonworks an initial mutual information request list once the confidentiality agreement was executed, largely focused on high-level employee matters, material contract summaries, aggregated customer data and historical financial information.
On June 15, 2018, the Nominating and Governance Committee of the Cloudera board held a regular meeting, with representatives of management present, during which there was a discussion of, potential strategic transactions, as well as discussion regarding formalizing that the discussions with Hortonworks were to be overseen by the Cloudera M&A Committee and revising the composition of that committee to consist solely of Cloudera’s independent directors.
On June 15, 2018, the Hortonworks Transaction Committee met, with representatives of Hortonworks management and Latham present, to discuss the status of discussions regarding the potential strategic transaction with Cloudera. The Hortonworks Transaction Committee also discussed next steps, including potential processes with Cloudera and outreach to other third parties regarding alternative strategic transactions. Following such discussion, the Hortonworks Transaction Committee authorized management to continue to engage with Cloudera to explore a possible strategic business combination between the companies and to also contact another publicly traded multinational software company (“Company A”), regarding its potential interest in a strategic transaction with Hortonworks, given the potential strategic fit between the businesses of Hortonworks and Company A.
On June 18, 2018, Messrs. Davidson and Frankola, together with certain other members of Hortonworks and Cloudera management, held an in-person meeting to discuss the potential transaction between Hortonworks and Cloudera and shared certain high-level information with each other.
Beginning on June 19, 2018, Cloudera and Hortonworks shared high-level information with each other in their respective electronic data rooms in response to the agreed-upon initial information request list between the parties and subsequent information requests.
Also on June 19, 2018, Mr. Davidson contacted the Chief Financial Officer of Company A to determine whether Company A might be interested in a potential strategic transaction with Hortonworks. Following discussion, the parties agreed to have an initial in-person meeting to further discuss a potential transaction, subject to the execution of a confidentiality agreement.
On June 22, 2018, Hortonworks entered into a confidentiality agreement with Company A for purposes of facilitating discussions regarding a potential strategic transaction between the companies. The confidentiality agreement included a standstill provision, which expired in accordance with its terms as of the execution and announcement of the merger agreement.
On June 27, 2018, the Cloudera board held a regularly scheduled meeting, with representatives of Cloudera management and Fenwick present. At this meeting, the Cloudera board determined that consideration of the potential strategic transaction with Hortonworks was in the purview of the M&A Committee and that the committee would henceforth be comprised of Martin Cole, Kim Hammonds, Steve Sordello and Mike Stankey (the “Cloudera M&A Committee”). Fenwick also reviewed with the Cloudera board its fiduciary duties in connection with a variety of strategic transactions and a discussion ensued. During the independent director session of the meeting (which comprised the same membership as the Cloudera M&A Committee), the potential transaction with Hortonworks was discussed, and management was instructed to take steps to retain a financial advisor to present at a subsequent meeting.
On June 28, 2018, members of Hortonworks management and Company A management met to discuss their respective businesses and the potential for a strategic transaction between them.

On July 2, 2018, the Cloudera board met, with representatives of Cloudera management, Fenwick and Morgan Stanley & Co. LLC, a financial advisor with knowledge of and familiarity with Cloudera’s business having served as a lead underwriter for its initial and follow-on public offerings (“Morgan Stanley”), present, to discuss the status of discussions with Hortonworks. At Mr. Reilly’s request, Morgan Stanley presented certain preliminary financial analyses concerning a strategic business combination with Hortonworks, and discussed on a preliminary basis a range of possibly appropriate exchange ratios for the potential transaction. Fenwick also reviewed with the Cloudera board its fiduciary duties in connection with a potential strategic business combination with Hortonworks. After extensive discussion, the Cloudera board authorized Mr. Reilly to move forward with discussions regarding the proposed transaction, and to propose to Mr. Bearden an “at-market” exchange ratio using a six-month average exchange ratio. In addition, the Cloudera board authorized the retention of Morgan Stanley as Cloudera’s financial advisor for the proposed transaction.
On July 3, 2018, representatives from Company A informed Hortonworks that Company A would not be pursuing a potential transaction with Hortonworks, given Company A’s current strategic priorities and the depressed market price of Company A’s stock.
Also on July 3, 2018, Mr. Reilly contacted Mr. Bearden to inform him that the Cloudera board had approved moving forward with negotiations regarding a potential strategic business combination with Hortonworks and that Cloudera would be preparing a non-binding term sheet reflecting an “at-market” six-month average exchange ratio.
On that same day, the Hortonworks Transaction Committee met, with representatives of Hortonworks management and Latham present, to discuss the status of discussions with Cloudera. Mr. Bearden discussed with the Hortonworks Transaction Committee potential transaction terms and the appropriate process for reviewing and evaluating a potential strategic business combination with Cloudera with the full Hortonworks board. Members of the Hortonworks Transaction Committee asked questions and discussed next steps, including the reintroduction of Qatalyst Partners into the process given its prior engagement and involvement and Hortonworks’ potential engagement with other counterparties in a process. The Hortonworks Transaction Committee then authorized management to reintroduce Qatalyst Partners into such process.
On July 5, 2018, at the direction of the Cloudera board, Cloudera formally engaged Morgan Stanley to act as its exclusive financial advisor in connection with the proposed strategic business combination with Hortonworks. After confirming that Morgan Stanley had no conflicts of interest that would prevent it from fulfilling its obligations as Cloudera’s financial advisor, the Cloudera board selected Morgan Stanley to act as Cloudera’s financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the technology industry, and its knowledge of and familiarity with Cloudera’s business having served as a lead underwriter for its initial and follow-on public offerings.
On that same day, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. Following a discussion, the Cloudera M&A Committee approved the form of an exclusivity letter providing for a period of exclusive negotiations and non-binding term sheet to be provided to Hortonworks.
Later that day, Mr. Reilly sent Mr. Bearden an exclusivity letter and a non-binding term sheet for a 100% stock tax-free merger with Hortonworks. The term sheet proposed an “at-market” transaction based on a six-month average exchange ratio, which, as of the date of the term sheet, represented an exchange ratio of 1.12 shares of Cloudera common stock per share of Hortonworks common stock and implied an approximate 36% fully-diluted ownership in the combined company by Hortonworks stockholders, as well as a request for 30 days of exclusivity, which would only be binding on Hortonworks.
On July 6, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the status of discussions with Cloudera. Representatives of Qatalyst Partners delivered a presentation on the exchange ratio proposed by Cloudera. Mr. Bearden noted that the non-binding term sheet reflected a six-month average exchange ratio because Cloudera believes that the relative long-term stock prices were indicative of the companies’ relative value, considering the differing timing of their fiscal years and the relative stages of evolution in their go-to-market efforts. Mr. Bearden noted that he was invited to meet with Mr. Reilly and other members of Cloudera management the following week to discuss governance matters and business matters related to a potential combination of the two companies. Following discussion, the Hortonworks board authorized Mr. Bearden and the rest of the management team to continue discussions with Cloudera and garner a better understanding of Cloudera’s proposed governance structure for the combined company in light of the proposed exchange ratio.
Later on July 6, 2018, Mr. Bearden discussed with Mr. Reilly the reaction of the Hortonworks board to the initial non-binding term sheet.

On July 8, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. At this meeting, the Cloudera M&A Committee considered the potential make-up of the board of directors of the combined company, and authorized Mr. Reilly to propose a nine-person board, with five directors from the current Cloudera board, three directors from the Hortonworks board and one mutually agreed additional director, with a strong recommendation that a representative from Intel Corporation (“Intel”) be the additional director as Intel is a strategically important part of the ecosystem as it pursues its strategic interests in the industry and will be a substantial investor in the combined company.
On July 9, 2018, members of management from Cloudera and Hortonworks had in-person meetings to discuss governance matters and business matters in connection with a potential strategic business combination between the parties. As part of those meetings, Messrs. Bearden and Reilly discussed Cloudera’s governance proposal for the combined company as approved by the Cloudera M&A Committee the previous day. In response, Mr. Bearden proposed an eight-person board, with four directors from the current Cloudera board and four directors from the Hortonworks board. Mr. Reilly then proposed that the parties consider an eight-person board, with four directors from the current Cloudera board, three directors from the Hortonworks board and one mutually-agreed upon additional director, with the recommendation that such additional director be a representative from Intel. The parties also discussed Cloudera’s proposed management and leadership team for the combined company, including Chief Executive Officer (Cloudera’s current CEO), Chief Operating Officer (Hortonworks’ current COO and CFO), Chief Financial Officer (Cloudera’s current CFO) and certain of their respective direct reports.
On that same day, Messrs. Frankola and Davidson met to discuss certain assumptions that may be used when forecasting their respective businesses.
On July 10, 2018, Messrs. Reilly and Bearden continued discussions regarding the proposed structure of the combined company’s board and governance matters. Mr. Frankola continued discussions with Mr. Davidson on the potential forecasting assumptions.
On July 12, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the status of discussions with Cloudera. Mr. Bearden updated the Hortonworks board on Cloudera’s proposed board and management structure, including the proposed process for selecting the additional director. At Mr. Bearden’s request, representatives of Qatalyst Partners delivered a presentation on the exchange ratio proposed by Cloudera on July 5, 2018. Following discussion, the Hortonworks board agreed that Mr. Bearden would communicate to Cloudera that Hortonworks remains interested in pursuing discussions with Cloudera but that Cloudera’s proposed “at-market” transaction based on a six-month average exchange ratio, which represented an exchange ratio of 1.12 shares of Cloudera common stock per share of Hortonworks common stock as of the date of such term sheet, was not acceptable and that Hortonworks would revert with a counterproposal following further discussion and analysis with its advisors.
Later that day, on July 12, 2018, Mr. Bearden communicated to Mr. Reilly that the exchange ratio proposed by Cloudera on July 5, 2018 was not acceptable and that Hortonworks would send Cloudera a revised non-binding term sheet following further discussion with its advisors.
On July 16, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the status of discussions with Cloudera. Mr. Bearden updated the Hortonworks board on his communications with Cloudera since the previous board meeting. At Mr. Bearden’s invitation, representatives of Qatalyst Partners delivered a presentation on the exchange ratio proposed by Cloudera on July 5, 2018 and other potential exchange ratios.
On July 17, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the terms of the potential transaction with Cloudera. Following that discussion, the Hortonworks board authorized representatives of Qatalyst Partners to send a revised non-binding term sheet to representatives of Morgan Stanley on behalf of Hortonworks, reflecting an exchange ratio representing a 25% premium for Hortonworks’ stockholders calculated based on the ten consecutive trading day average exchange ratio up to and including the second day preceding the execution of a definitive agreement.
Later that day, on July 17, 2018, Messrs. Reilly and Bearden had a brief discussion to further discuss the potential transaction.
On July 18, 2018, representatives of Qatalyst Partners sent representatives of Morgan Stanley a revised non-binding term sheet reflecting the Hortonworks board’s instructions, as described above. In addition, Hortonworks’ revised non-binding term sheet proposed an eight-person board of directors of the combined company, with four directors appointed from the

Cloudera board, three directors appointed from the Hortonworks board and one independent director designated by Hortonworks and approved by Cloudera.
On July 19, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks, during which the Cloudera M&A Committee provided guidance on responding to the Hortonworks proposal.
On July 20, 2018, Messrs. Reilly and Bearden held a teleconference to discuss the potential transaction, and Mr. Reilly communicated to Mr. Bearden that the exchange ratio proposed by Hortonworks on July 18, 2018 was not acceptable to Cloudera.
On July 21, 2018, the Hortonworks board met, with representatives of Hortonworks management and Latham present, to discuss the status of the potential transaction with Cloudera. After lengthy discussion, the Hortonworks board authorized Mr. Bearden to respond to Mr. Reilly with an “at-market” exchange ratio based on a ten consecutive trading day average exchange ratio, subject to due diligence and on the condition that Mr. Bearden would be appointed as the eighth member of the combined company’s board of directors.
On July 22, 2018, Messrs. Reilly and Bearden had a teleconference to discuss the potential transaction. Mr. Bearden proposed an “at-market” exchange ratio based on a ten consecutive trading day average exchange ratio, and governance structure in line with the instructions of the Hortonworks board.
Later that same day, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. The Cloudera M&A Committee discussed the revised proposal presented by Mr. Bearden earlier that day and Hortonworks’ condition that Mr. Bearden be appointed as the eighth member of the combined company’s board of directors and provided guidance on responding to the Hortonworks’ proposal.
Following such discussion, on that same day, Mr. Reilly provided to Mr. Bearden the following feedback based on Mr. Reilly’s discussion with the Cloudera M&A Committee: (i) if Mr. Bearden is appointed to the combined company’s board of directors, such board position would count as one of the three Hortonworks’ board designees; (ii) the fourth independent director of the combined company’s board of directors would still be nominated by Hortonworks, subject to Cloudera’s approval; and (iii) Cloudera would be willing to propose an exchange ratio reflecting an ownership split whereby Cloudera stockholders would own 62% and Hortonworks stockholders would own 38% of the combined company. Mr. Bearden responded to Mr. Reilly that he was not in a position to accept an exchange ratio reflecting a discount to the current exchange ratio for Hortonworks’ shares.
On July 23, 2018, the Hortonworks board met, with representatives of Hortonworks management and Latham present, to discuss the status of discussions with Cloudera. Mr. Bearden shared his previous conversations with Mr. Reilly from July 22, 2018 with the Hortonworks board. Following lengthy discussion, the Hortonworks board determined that each party’s financial advisors should discuss potential alternatives in order to achieve a mutually acceptable resolution on the exchange ratio.
That same day, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. Mr. Reilly shared his previous conversations with Mr. Bearden from July 22, 2018 with the Cloudera M&A Committee. Morgan Stanley reviewed with the Cloudera M&A Committee a proposed revised non-binding term sheet, and a lengthy discussion ensued. In particular, the Cloudera M&A Committee discussed the identity of the mutually-agreed director on the combined company’s board of directors and determined that it would be in the best interests of the combined company for a representative of Intel to be the mutually-agreed director for the reasons discussed above.
On July 24, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. Morgan Stanley reviewed with the Cloudera M&A Committee a proposed revised non-binding term sheet, which had been updated in response to feedback provided by the Cloudera M&A Committee at its July 23, 2018 meeting. Following a discussion, the Cloudera M&A Committee approved the form of the revised non-binding term sheet to be provided to Hortonworks.
On July 25, 2018, Mr. Reilly sent Mr. Bearden a revised non-binding term sheet with a fixed exchange ratio reflecting an ownership split where Cloudera stockholders would own 61% and Hortonworks stockholders would own 39% of the combined company. Additionally, Cloudera proposed a revised governance structure where the combined company’s board of directors would consist of ten total directors, with five directors appointed from the Cloudera board, four directors appointed from the Hortonworks board and one director appointed who is a representative of Intel on the Cloudera board. Cloudera also suggested the appointment of Mr. Reilly as Chief Executive Officer, Mr. Davidson as Chief Operating Officer and Mr. Frankola as Chief Financial Officer of the combined company.
That same day, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. Following the discussion, the Cloudera M&A Committee provided guidance for the discussions with Hortonworks.
On July 27, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss and review the revised non-binding term sheet from Cloudera. After deliberation, and, given the impending release of Hortonworks’ second quarter earnings and the lack of progress in negotiating the exchange ratio, the Hortonworks board instructed Hortonworks management to inform Cloudera that the parties should cease activity with respect to a potential transaction. Mr. Bearden informed Mr. Reilly of that outcome later that same day. Mr. Reilly then informed the Cloudera M&A Committee that the Hortonworks board had rejected Cloudera’s proposed non-binding term sheet.
Later that day, on July 27, 2018, David Middler, Cloudera’s Chief Legal Officer, sent a letter to Hortonworks requesting that Hortonworks return or destroy all of Cloudera’s confidential information pursuant to the terms of the confidentiality agreement between the two companies, and David Howard, Hortonworks’ General Counsel, sent a letter to Cloudera requesting that Cloudera return or destroy all of Hortonworks’ confidential information.
Between July 29, 2018 and August 2, 2018, there were several discussions between and among individual members of the Cloudera and Hortonworks boards as well as representatives of Qatalyst Partners and Morgan Stanley to revive discussions regarding the potential strategic business combination between Cloudera and Hortonworks, including an invitation to extend a counterproposal. Through representatives of Qatalyst Partners and Morgan Stanley, the parties agreed to meet the following week to have a discussion following the release of Hortonworks’ second quarter earnings results for fiscal year 2018.
After close of market trading on August 7, 2018, Hortonworks announced its financial results for the second quarter of 2018, reporting revenue of $86.3 million, an increase of 40% compared to the second quarter of 2017. Hortonworks also reported guidance for results in the third quarter of 2018 and fiscal year 2018 exceeding analyst expectations. Shares of Hortonworks common stock began trading on August 8, 2018 at a trading price of $20.20 per share, as compared to the closing price of $17.01 per share the prior trading day, reflecting a gain of almost 19% and closed at a trading price of $19.95, reflecting a 17% gain from the prior day close.
On August 8, 2018 and August 9, 2018, Messrs. Frankola and Davidson, together with representatives from Morgan Stanley and Qatalyst Partners, held discussions regarding the preliminary results of Cloudera’s second quarter earnings of fiscal year 2019. On August 9, 2018, Ms. Hammonds and Mr. Cormier held a discussion about the potential transaction.
On August 10, 2018, Mr. Bearden updated the Hortonworks board on Hortonworks management discussions with Cloudera management since the previous Hortonworks board meeting, which included a summary overview of Cloudera’s preliminary second quarter results for fiscal year 2019. Following this discussion, the Hortonworks board asked representatives of Qatalyst Partners to reopen negotiations with Cloudera. Representatives of Qatalyst Partners sent representatives of Morgan Stanley a revised non-binding term sheet reflecting an “at-market” ten consecutive trading day average exchange ratio, and a revised governance structure where the combined company’s board of directors would consist of ten total directors, with five directors appointed from the Cloudera board, four directors appointed from Hortonworks’ board, and one director to be designated by Hortonworks and approved by Cloudera and that the committees of the combined company’s board of directors would have an equal number of members from each of Cloudera’s and Hortonworks’ boards.
On August 12, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. The Cloudera M&A Committee discussed the revised non-binding term sheet provided by Hortonworks on August 10, 2018, as well as Hortonworks’ financial performance for the second quarter of 2018, which ended on June 30, 2018. Cloudera management also presented Cloudera’s financial performance for the second quarter of fiscal year 2019 and a discussion ensued. Morgan Stanley informed Qatalyst Partners following this meeting that the Cloudera board was reviewing the proposal and would provide feedback following its review.

On August 22, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. Cloudera management presented additional detail regarding Cloudera’s financial performance for the second quarter of fiscal year 2019 and a discussion ensued. Following discussion, the Cloudera M&A Committee authorized Morgan Stanley to propose to Qatalyst Partners a fixed exchange ratio reflecting an ownership split where Cloudera stockholders would own 60% and Hortonworks stockholders would own 40% of the combined company. Following discussion, the Cloudera board noted its expectation that progress on the proposed transaction would follow once Cloudera’s second quarter earnings for fiscal year 2019 were released in the coming weeks so that both companies’ latest publicly announced earnings results would be reflected in any discussions regarding the potential transaction.
On August 23, 2018, during a discussion with representatives of Qatalyst Partners, representatives of Morgan Stanley indicated on behalf of Cloudera that a fixed exchange ratio reflecting an ownership split where Cloudera stockholders would own 60% and Hortonworks stockholders would own 40% of the combined company could be possible, but that the parties would need to wait until after the upcoming earnings release for Cloudera before being able to evaluate on both sides.
The Hortonworks board met that same day, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to review the proposal from Cloudera. At the request of Mr. Bearden, representatives of Qatalyst Partners updated the Hortonworks board on their discussion with representatives of Morgan Stanley. Following discussion, the Hortonworks board acknowledged that any progress on the proposed transaction would likely follow Cloudera’s release of second quarter earnings results for fiscal year 2019 in the coming weeks so that both companies’ latest earnings would be reflected in any discussions regarding the potential transaction.
On September 4, 2018, Messrs. Reilly and Bearden met over dinner to have a follow-up discussion regarding the potential transaction and their alignment on business strategy for the combined company.
After close of market trading on September 5, 2018, Cloudera announced its financial results for the second quarter of fiscal year 2019, reporting revenue of $110.3 million, an increase of 23% compared to the second quarter of fiscal year 2018. Cloudera also reported guidance for results in the third quarter of 2018 and fiscal year 2019 exceeding analyst expectations. Shares of Cloudera common stock began trading on September 6, 2018 at a trading price of $16.26 per share, as compared to the closing price of $14.41 per share the prior trading day, reflecting a gain of almost 13% and closed at a trading price of $17.93, reflecting a 24% gain from the prior day close.
On September 9, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. At Mr. Reilly’s request, Morgan Stanley surveyed the market and analyst response to Cloudera’s earnings announcement and presented to the Cloudera M&A Committee an updated financial analysis of the proposed strategic business combination with Hortonworks, as well as a range of potentially appropriate exchange ratios. The Cloudera M&A Committee discussed Morgan Stanley’s analysis and the potential responses to Hortonworks’ August 10, 2018 non-binding term sheet. Following a discussion, the Cloudera M&A Committee authorized Morgan Stanley to prepare and deliver on behalf of Cloudera to Qatalyst Partners a revised non-binding term sheet proposing an “at-market” exchange ratio based on a ten consecutive trading day average exchange ratio, but not to be greater than a ratio of 1.30 shares of Cloudera common stock for each share of Hortonworks common stock, or less than a ratio of 1.20 shares of Cloudera common stock for each share of Hortonworks common stock. Fenwick also reviewed for the Cloudera M&A Committee certain key issues presented by the draft merger agreement that Fenwick had been preparing. Following discussion of these issues, the Cloudera M&A Committee authorized Fenwick to prepare the draft in accordance with the following principles: (1) no termination rights for either party upon its board’s receipt of a superior proposal, (2) a reciprocal $60 million termination fee payable by either party upon certain triggering events, and (3) reciprocal expense reimbursement (capped at $10 million) if the other party could not obtain its stockholder vote. The Cloudera M&A Committee also authorized Cloudera management to enter into a mutual exclusivity agreement with Hortonworks if Hortonworks were to accept the terms to be presented in the revised non-binding term sheet prepared by Morgan Stanley on behalf of Cloudera.
On September 10, 2018, representatives of Morgan Stanley sent a revised non-binding term sheet on behalf of Cloudera to Qatalyst Partners proposing an “at-market” exchange ratio based on the ten consecutive trading day average exchange ratio, but not to be greater than 1.30 or less than 1.20 shares of Cloudera common stock for each share of Hortonworks common stock.
On September 11, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the revised non-binding term sheet. Mr. Bearden updated the Hortonworks board on the most recent proposal from Cloudera. At Mr. Bearden’s request, representatives of Qatalyst Partners delivered a presentation to the Hortonworks board on Cloudera’s proposal. Representatives of Qatalyst Partners also reviewed with the Hortonworks board Cloudera’s recent second quarter earnings announcement. The Hortonworks board discussed Qatalyst Partners’ presentation and the potential responses to Cloudera’s proposal. Following such discussion, the Hortonworks board authorized representatives of Qatalyst Partners to send a revised non-binding term sheet to representatives of Morgan Stanley on behalf of Hortonworks reflecting a fixed exchange ratio of 1.50 shares of Cloudera common stock for each share of Hortonworks common stock.
Also on September 11, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the revised non-binding term sheet received from Hortonworks. Mr. Reilly updated the Cloudera M&A Committee on the most recent proposal from Hortonworks. At Mr. Reilly’s request, Morgan Stanley reviewed with the Cloudera M&A Committee an initial analysis of Hortonworks’ proposal. The Cloudera M&A Committee discussed Morgan Stanley’s analysis and the potential responses to Hortonworks’ proposal. Following such discussion, the Cloudera M&A Committee authorized Morgan Stanley to propose to Qatalyst Partners, on Cloudera’s behalf, an “at-market” exchange ratio based on a ten consecutive trading day average exchange ratio at the time of the signing of a definitive agreement without any minimum or maximum and to indicate that such proposal represented the “limit” for the Cloudera M&A Committee.
On September 12, 2018, representatives of Morgan Stanley sent a revised non-binding term sheet on behalf of Cloudera to representatives of Qatalyst Partners reflecting an “at-market” exchange ratio based on a ten consecutive trading day average exchange ratio.
That same day, the Hortonworks board held a telephonic meeting , together with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the proposal. Representatives of Qatalyst Partners updated the Hortonworks board on its discussions with representatives of Morgan Stanley regarding the proposed transaction, informing the Hortonworks board that the Cloudera M&A Committee met the prior evening to consider Hortonworks’ proposal, and that earlier that day, representatives of Morgan Stanley had sent a revised non-binding term sheet on behalf of Cloudera to representatives of Qatalyst Partners, reflecting an “at-market” exchange ratio that representatives of Morgan Stanley had characterized as the “limit” for the Cloudera M&A Committee. The Hortonworks board discussed the desirability of an evenly split board or a process whereby Hortonworks would have the right to nominate an independent director to the combined company’s board, subject to Cloudera’s approval. The Hortonworks board also engaged in further discussion around the post-closing management of the combined company, including the intended business plan and go-forward strategy of Mr. Reilly, who would serve as Chief Executive Officer of the combined company. Following such discussion, the Hortonworks board determined that it would be helpful as part of its deliberations to have Mr. Reilly present his strategy and vision for the combined company to the Hortonworks board, prior to the parties beginning mutual due diligence, entering into exclusivity terms and negotiating a definitive agreement. The Hortonworks board also discussed the proposed exchange ratio in light of the potential benefits of a transaction between the two companies.
On September 13, 2018, the Cloudera M&A Committee met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks.
On September 14, 2018, after the exchange of a series of non-binding term sheets following the September 12, 2018 Hortonworks board meeting and subject to Mr. Reilly’s presentation to the Hortonworks board, Cloudera and Hortonworks tentatively agreed on the terms of a revised term sheet reflecting the exchange ratio last proposed by Cloudera and subject to resolution of Hortonworks’ proposal for a right to nominate in good faith an independent director to the combined company’s board, subject to Cloudera’s approval in good faith.
On September 18, 2018, Mr. Reilly presented to certain members of the Hortonworks board, with representatives from Hortonworks management and Latham present, and certain members of the Cloudera board, with representatives of Cloudera management and Fenwick present, on his strategy and vision for the combined company. Following the meeting, a representative of Fenwick and a representative of Latham discussed a possible route to resolution of the process by which a tenth director would be selected through direct discussions between representatives of each company’s board.
On September 19, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the status of the potential transaction with Cloudera. Mr. Bearden was unable to attend this meeting. Mr. Fenton led a discussion regarding Mr. Reilly’s presentation to the Hortonworks board on September 18, 2018. The Hortonworks board agreed that subject to follow-up discussions with Mr. Bearden regarding his views on the presentation, Hortonworks and Cloudera would enter into mutual exclusivity with respect to the potential transaction until October 1, 2018, in order to begin mutual due diligence and negotiation of the final terms of the transaction, including the process for selection of a tenth director. Later on the same day, Mr. Fenton had a discussion with Mr. Bearden about Mr. Reilly’s presentation to the Hortonworks board.
That same day, the Cloudera board held a regularly scheduled meeting, with representatives of Cloudera management, Fenwick and Morgan Stanley present, and discussed the status of discussions with Hortonworks, during which the Cloudera board provided guidance on the discussions with Hortonworks, including deferring discussion for the process of selecting a tenth director to be completed in parallel with negotiation of a definitive merger agreement. The Cloudera board also reaffirmed its authorization for Cloudera management to enter into a mutual exclusivity agreement with Hortonworks.
On September 20, 2018, in accordance with the Hortonworks board meeting the prior day, Cloudera and Hortonworks entered into an agreement providing for exclusive negotiations through October 1, 2018 (the “Exclusivity Agreement”), in order to begin mutual due diligence and negotiate the definitive terms of the transaction.
Also on September 20, 2018, Cloudera, through Fenwick, delivered an initial draft of the merger agreement to Latham.
On September 21, 2018, Cloudera and Hortonworks each provided the other party and their respective representatives access to its electronic data room. Between September 21, 2018 and October 3, 2018, the parties continued to conduct mutual due diligence.
Between September 20, 2018 and September 24, 2018, Hortonworks reviewed the proposed merger agreement with Latham and Qatalyst Partners and discussed key issues in connection with the merger agreement, including the reciprocal lack of termination rights upon the board’s receipt of a superior proposal, a reciprocal $60 million termination fee payable upon certain triggering events, reciprocal expense reimbursement (capped at $10 million) if the other party could not obtain its stockholder vote, the treatment of equity awards and the appropriate outside termination date for the merger agreement.
On September 21, 2018, Fenwick delivered an initial draft of the form of support agreement to Latham.
On September 22, 2018, Ms. Hammonds and Mr. Cormier held a discussion about the potential transaction, including governance matters.
On September 23, 2018, Messrs. Fenton and Cormier met with Mr. Cole, the Lead Director and proposed Chairman of the Cloudera board, and Ms. Hammonds, who served as Chair of the M&A Committee, to discuss the process for selection of a potential tenth director, as well as potential independent director candidates for the combined company board of directors.
On September 24, 2018, Latham delivered a revised draft of the form of support agreement to Fenwick.
On September 25, 2018, the Cloudera board met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of discussions with Hortonworks. The Cloudera board also reviewed the long-term financial model prepared by management reflecting certain financial forecasts for Cloudera as a stand-alone company (the “Cloudera Financial Forecasts,” which are described beginning on page 71 of this joint proxy statement/prospectus under the heading “Certain Financial Projections Utilized in Connection with the Merger”). Following discussion, the Cloudera board approved the Cloudera Financial Forecasts, subject to certain modifications discussed by the Cloudera board. The Cloudera board also approved sharing the Cloudera Financial Forecasts with Hortonworks.
Between September 25, 2018 and September 29, 2018, various discussions occurred between and among Messrs. Fenton, Cormier and Cole and Ms. Hammonds regarding a proposal for a process for mutual agreement by a majority of the continuing independent directors regarding governance matters, including the process for selection of the tenth director to be included in the merger agreement.
On September 26, 2018, the Hortonworks board met, with representatives of Hortonworks management and Latham present, to review the long-term financial model prepared by management reflecting certain financial forecasts for Hortonworks as a stand-alone company (the “Hortonworks Financial Forecasts,” which are described beginning on page 72 of this joint proxy statement/prospectus under the heading “Certain Financial Projections Utilized in Connection with the Merger”). Following discussion, the Hortonworks board approved the Hortonworks Financial Forecasts, subject to certain modifications discussed by the Hortonworks board. The Hortonworks board also approved sharing the Hortonworks Financial Forecasts with Cloudera.
Between September 26, 2018 and September 29, 2018, Latham and Fenwick negotiated subsequent drafts of the merger agreement. In particular, Hortonworks conveyed its position that the draft should include a reciprocal right to terminate upon a board’s receipt of a superior proposal, a termination fee representing 3% of each party’s equity value, continuity of salary and benefits at their existing levels for a period of at least 12 months for Hortonworks’ employees in the combined company upon closing and the termination of the support agreements upon a change in board recommendation.
On September 27, 2018, Messrs. Davidson and Frankola, together with representatives of Qatalyst Partners and Morgan Stanley, met to discuss the long-term financial model for each company on a stand-alone basis and to discuss a framework for a long-term financial model for the combined company based on the combined company’s projections (the “Combined Company Financial Forecasts,” which are described beginning on page 73 of this joint proxy statement/prospectus under the heading “Certain Financial Projections Utilized in Connection with the Merger”).
That same day, the Cloudera board met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of negotiations with Hortonworks. At Mr. Reilly’s request, Fenwick provided an update on the most recent draft of the merger agreement received from Latham, and the primary remaining issues, including Hortonworks’ stated desire for a reciprocal right to terminate upon a board’s receipt of a superior proposal and a termination fee representing 3% of each party’s equity value and the final formulation for the governance matters.
Following this meeting, Fenwick and Latham discussed the open issues in the merger agreement, and Fenwick proposed termination fees of $63 million payable by Hortonworks, and $83 million payable by Cloudera. On September 29, 2018, Latham delivered a revised draft of the merger agreement to Fenwick, which provided for a reciprocal termination right in connection with a superior proposal, and indicated that the amounts of the parties’ respective termination fees remained an open issue.
On September 30, 2018, members of management from each of Hortonworks and Cloudera engaged in a technical discussion regarding each company’s product offerings and the potential compatibility of the companies’ products. On that same day, representatives of Fenwick and Latham participated in a telephonic discussion regarding certain key issues in the merger agreement. Later that day, Fenwick delivered a revised draft of the merger agreement to Latham, which resolved several of the open items, but continued to reject Hortonworks’ demand for a reciprocal termination right in connection with a superior proposal. This revised draft reflected a termination fee of $63 million payable by Hortonworks and $83 million payable by Cloudera. The parties continued to also discuss certain governance and employee benefits matters.
On October 1, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, to discuss the status of negotiations with Cloudera. At the meeting, representatives of Latham summarized the key terms of the merger agreement for the Hortonworks board, including the conditions under which the merger could be terminated by either party, the conditions under which a termination fee would be payable, the amount of the termination fee and results of the negotiations regarding interim operating covenants. Representatives of Hortonworks management reviewed with the Hortonworks board the Combined Company Financial Forecasts. Representatives of Qatalyst Partners then presented preliminary financial analyses with respect to the proposed business combination with Cloudera based on the Hortonworks Financial Forecasts and the Combined Company Financial Forecasts provided by Hortonworks management. Latham also reviewed with the Hortonworks board its fiduciary duties in connection with the proposed acquisition and discussed with the Hortonworks directors the support agreements that they would be asked to sign in connection with the transaction in their capacities as stockholders of Hortonworks. After discussion, the Hortonworks board instructed Hortonworks management to continue to negotiate the merger agreement and the form of support agreement and resolve the remaining outstanding issues in line with the feedback provided by the Hortonworks board.
That same day, the Cloudera board met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of negotiations with Hortonworks. At the meeting, representatives of Morgan Stanley presented its preliminary financial analysis with respect to the proposed business combination with Hortonworks based on the Cloudera Financial Forecasts, the Hortonworks Financial Forecasts and the Combined Company Financial Forecasts, provided by Cloudera management. Representatives of Cloudera management provided an update on Cloudera’s due diligence investigation of Hortonworks. Representatives of Fenwick summarized the key terms of the merger agreement for the Cloudera board, with observations made by Morgan Stanley, including the conditions under which the merger could be terminated by either party, the conditions under which a termination fee would be payable and the amount of the termination fee. Fenwick also reviewed with the Cloudera board its fiduciary duties in connection with the proposed strategic business combination and discussed with the Cloudera directors the support agreements that they would be asked to sign in connection with the transaction in their capacities as stockholders of Cloudera. After discussion, the Cloudera board instructed Cloudera management to continue to negotiate the merger agreement and the form of support agreement and resolve the remaining outstanding issues in line with the feedback provided by the Cloudera board. In addition, the Compensation Committee of the Cloudera board also met and discussed compensation and retention arrangements for the combined company.

Later on October 1, 2018, Cloudera and Hortonworks entered into an amendment to the Exclusivity Agreement in order to extend the exclusivity period through October 2, 2018.
On October 2, 2018, Latham delivered a revised draft of the merger agreement to Fenwick, which provided for a termination fee for Hortonworks of $65 million, increased the termination fee for Cloudera to $95 million and provided for an extended outside date, and also communicated Hortonworks’ position that the support agreements executed by a party’s directors and officers (and their affiliates) should terminate upon a change in recommendation of the merger by such party’s board in accordance with the merger agreement. The draft merger agreement also conceded to Hortonworks its prior request for a mutual termination right for each party following receipt of a superior proposal. Later that day, Fenwick delivered a revised draft of the merger agreement to Latham, accepting the proposed resolution of the remaining outstanding items on the merger agreement, but continuing to insist that the support agreements would not terminate upon a change of recommendation.
That same day, the Cloudera board met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, to discuss the status of negotiations with Hortonworks. Representatives of Fenwick summarized the resolution of the final merger agreement issues and updated the Cloudera board on the one remaining issue concerning the support agreements. After discussion, the Cloudera board instructed Cloudera management that it was willing to accept that the support agreements would terminate upon a change of recommendation.
Also on October 2, 2018, Cloudera and Hortonworks entered into an amendment to the Exclusivity Agreement in order to extend the exclusivity period through October 3, 2018.
On October 3, 2018, representatives of Fenwick and Latham had a telephonic discussion of the support agreements. Latham reiterated Hortonworks’ position that the support agreements to be entered into by a party’s directors must terminate upon a change in recommendation by such party’s board, and Fenwick indicated that the Cloudera board was willing to accept this position.
On October 3, 2018, the Hortonworks board met, with representatives of Hortonworks management, Latham and Qatalyst Partners present, for the purpose of reviewing the final terms of the proposed merger agreement. At this meeting, representatives of Latham reviewed the resolution of the remaining issues in the merger agreement and the support agreements, and again reviewed with the Hortonworks board its fiduciary duties in connection with the proposed transaction. Representatives of Qatalyst Partners provided its financial analysis with respect the proposed business combination. At the conclusion of the financial analysis, Qatalyst Partners rendered its oral opinion that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera), is fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated October 3, 2018, to the Hortonworks board following the October 3, 2018 meeting of the Hortonworks board. For a detailed discussion of the opinion provided by Qatalyst Partners, please see “—Opinion of Hortonworks’ Financial Advisor” beginning on page 83 of this joint proxy statement/prospectus. After further discussion, the Hortonworks board unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) approved the support agreement, (3) determined that the terms of the merger agreement, the support agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Hortonworks and its stockholders, (4) declared that the merger agreement and the support agreement are advisable, (5) directed the merger agreement to be submitted to Hortonworks stockholders for adoption at the Hortonworks stockholder meeting and (6) recommended that Hortonworks stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement.
The same day, the Cloudera board met, with representatives of Cloudera management, Fenwick and Morgan Stanley present, for the purpose of reviewing the final terms of the proposed merger agreement. At this meeting, representatives of Fenwick reviewed the resolution of the remaining issues in the merger agreement and the support agreement, and again reviewed with the Cloudera board its fiduciary duties in connection with the proposed transaction. Representatives of Morgan Stanley provided an update to its financial analysis with respect the proposed business combination. At the conclusion of the financial analysis, Morgan Stanley rendered for the benefit of the Cloudera board its oral opinion, subsequently confirmed in writing on October 3, 2018, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Cloudera. For a detailed discussion of the opinion provided by Morgan Stanley, please see “—Opinion of Cloudera’s Financial Advisor” beginning on page 74 of this joint proxy statement/prospectus. After further discussion, the Cloudera board unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) approved the support agreement, (3) determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Cloudera and its stockholders, (4) declared that the merger agreement and the support agreement are advisable, (5) directed the issuance of shares in connection with the merger be submitted to the Cloudera stockholders at the Cloudera stockholder meeting and (6) recommended that Cloudera stockholders approve the issuance of shares in connection with the merger.
Following the closing of trading on October 3, 2018, the parties executed the merger agreement and the support agreements, issued a joint press release announcing entry into the merger agreement and held a joint conference call to discuss the merger.
Reasons for the Merger
Overview
The boards and management teams of both Cloudera and Hortonworks believe that the proposed merger represents the best strategic alternative for delivering increased value to our respective stockholders.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of common stock in the merger, the Cloudera board consulted with Cloudera’s senior management and legal and financial advisors.
Cloudera’s and Hortonworks’ respective boards of directors each identified the following anticipated strategic and financial benefits of the merger:

•
Complementary Businesses. The platforms and research and development capabilities and the services offerings of the two companies are complementary, and should enable the combined company to be positioned as the world’s leading next generation data platform provider and compete more effectively in attractive markets and with larger competitors. The combined company should be stronger than either company on its own, to create the leading enterprise data platform built on modern open source data management technologies with a greater ability to develop new offerings in the data management, data warehousing, machine learning, advanced analytics and IoT markets across hybrid, public, private and multi-cloud environments.

•
Customer Benefits. Cloudera and Hortonworks expect the combined company to improve Cloudera’s and Hortonworks’ existing ability to expand customer relationships increase the penetration of new customer accounts. Cloudera and Hortonworks believe that the combination of the best elements of the two companies’ platforms into a superior unified platform will provide better and more comprehensive overall solutions for customers and give customers greater confidence in the future direction of data platform development.

•
Partner Advantages. The combined company will have deep relationships with key partners and more resources to invest in and expand the partner ecosystem. Cloudera and Hortonworks believe the combined company’s superior unified platform will provide a faster path to increased portability of a standardized platform across public cloud providers and private clouds. This will enable partners to be more comfortable investing in and embracing a clear industry standard with a greater breadth of adoption for projects with their customers.

•
Strategic Vision. Cloudera and Hortonworks have a shared vision of developing the industry’s first enterprise data cloud, including edge, private, public, hybrid and multi-cloud. The combined company intends to offer customers a complete solution-set, spanning workloads from the Edge to AI.

•
Accelerated Innovation. Cloudera and Hortonworks expect that their combined research and development resources should enable the combined company to meet customer needs more effectively and offer customers a more complete set of offerings, while strengthening the ability of the combined company to continue to develop advanced offerings that meet evolving customer needs and leverage emerging technologies. Further, the combined company will be able to eliminate duplication of effort, better utilize ecosystem resources and free development resources to increase innovation and accelerate the pace of open source and platform development, leading to the data platform of the future.

•
Go-To-Market Scale. Cloudera and Hortonworks believe the larger sales organization, greater marketing resources and financial strength of the combined company will lead to improved opportunities for marketing the combined company’s unified platform. In addition, the combination is expected to contribute to increased customer confidence in innovation and the product roadmap. Further, our non‑overlapping offerings represent a major cross‑selling opportunity into our combined customer base.

•
Synergies. The combined company is expected to realize cost synergies per year after completing the merger due to increased operating efficiencies and leveraging economies of scale, which are estimated to be approximately $130 million in calendar year 2021 and thereafter Cloudera expects the combined company to achieve such benefits from savings in research and development due to extensive overlap in functionality between the two platforms, and the consolidation and reduction of areas of overlap in operating and other expenses, including consolidation of headquarters and other offices, sales and marketing expenses and the expenses of maintaining two separate public companies.

•
Competitive Strength. The combination enhances our ability to compete with the larger players in the big data market, such as Amazon Web Services, Google Cloud Platform, Microsoft Azure, Oracle, Teradata, and other legacy data management suppliers and cloud platforms that provide modern data architecture solutions.

•
Stronger Financial Position. The combined company will have greater scale and financial resources, including greater than $1 billion in revenue for fiscal 2020 on a pro forma basis based on the Combined Company Financial Forecasts as described beginning on page 73 of this joint proxy statement/prospectus. In addition, the combined company is expected to have lower operating costs as a percentage of revenues. Cloudera and Hortonworks expect that this stronger financial position will improve the combined company’s ability to support research and development strategies; to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and to pursue strategic growth opportunities in the future, including acquisitions. See the section entitled “Certain Financial Projections Utilized in Connection with the Merger” beginning on page 71 of this joint proxy statement/prospectus.

•
Stock-for-Stock Transaction with Fixed Exchange Ratio. The fact that the merger consideration is based on a fixed exchange ratio provides certainty as to the number of shares of Cloudera common stock that will be issued to Hortonworks stockholders.

There can be no assurance that the anticipated strategic and financial benefits of the merger will be achieved, including that the anticipated synergies resulting from the merger will be achieved and/or reflected in the trading price of Cloudera common stock following the completion of the merger.
Cloudera’s Reasons for the Merger
Additional factors that the Cloudera board considered in reaching its determination included, but were not limited to, the following:

•
historical information concerning Cloudera’s and Hortonworks’ respective businesses, prospects, financial performance and condition, operations, technology, product and service offerings, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

•	the ongoing transition of Cloudera’s go-to‑market efforts, including the recent transition in sales leadership;

•	management’s view of the financial condition, results of operations, businesses and prospects of Cloudera and Hortonworks before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Cloudera and the common stock of Hortonworks;

•	the relationship between the market value of the common stock of Hortonworks and the consideration to be paid to stockholders of Cloudera in connection with the merger;

•	the differentiated product and service offerings of Cloudera and Hortonworks;

•	the potential for expansion in the growing market for data platform solutions;

•	the impact of the merger on Cloudera’s customers, partners and employees;

•
its understanding of the current and prospective environment in which Cloudera and Hortonworks operate, including national, state and local economic conditions, the competitive environment for companies in the data platform and analytics solutions market generally, and the likely effect of these factors on Cloudera both with and without the proposed transaction;

•	management’s view of the prospects of Cloudera as an independent company;

•	other strategic alternatives for Cloudera;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•
its review and discussions with Cloudera management concerning the due diligence investigation of Hortonworks, including its review of Hortonworks’s financial condition, results of operation, market areas, growth potential, technology and intellectual property;

•
the belief that the merger represents a unique strategic opportunity to create a market leader in data management, data warehousing, machine learning, advanced analytics and IoT solutions , a leading next-generation data management platform provider, and stronger competitor against larger scale legacy data management providers, cloud platforms with data management offerings and innovators in our industry;

•
the oral opinion of Morgan Stanley, subsequently confirmed in writing, rendered to the Cloudera board that, as of October 3, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Cloudera as set forth in such opinion as more fully described below under “—Opinion of Cloudera’s Financial Advisor beginning on page 74 of this joint proxy statement/prospectus”;

•	the ability and likelihood of Cloudera and Hortonworks to complete the merger, including their ability to obtain necessary stockholder and regulatory approvals;

•
the financial and other terms of the merger agreement, expected tax treatment, the prohibitions on Cloudera’s and Hortonworks’s ability to seek alternative acquisition proposals, the termination provisions, and restrictions on the conduct of each of Cloudera’s and Hortonworks’s business between the date of the merger agreement and the date of completion of the merger, each of which it reviewed with its outside legal advisors; and

•	the requirement that Cloudera or Hortonworks compensate the other in some circumstances if the merger does not occur.
The Cloudera board also considered potential risks relating to the merger and other transactions contemplated by the merger agreement, including the following:

•	Cloudera management’s attention and Cloudera’s resources may be diverted from the operation of Cloudera’s business and other strategic opportunities and towards the completion of the merger;

•	Cloudera may not realize all of the anticipated benefits of the merger, including anticipated synergies and maintenance of existing customer and employee relationships

•	The risk of disruption in the integration of the Hortonworks’s operations, sales infrastructure and research and development activities with those of Cloudera;

•	the challenges and difficulties relating to integrating the operations of Hortonworks and Cloudera;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•
the risk that because the exchange ratio is fixed, the value of the stock to be issued by Cloudera in connection with the merger could fluctuate and increase between the original signing of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•
the risk that the combination with Hortonworks might not be completed in a timely manner or at all and the attendant adverse consequences for Cloudera’s and Hortonworks’ respective businesses as a result of the pendency of the combination and operational disruption;

•	the substantial costs that Cloudera will incur in connection with the merger and other transactions contemplated by the merger agreement, even if they are not consummated;

•
the risk that either Cloudera stockholders may fail to approve the issuance of the shares of Cloudera common stock in connection with the merger or that Hortonworks stockholders may fail to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

The foregoing discussion of the factors considered by the Cloudera board is not intended to be exhaustive, but, rather, includes the material factors considered by the Cloudera board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Cloudera common stock in the merger, the Cloudera board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Cloudera board considered all these factors as a whole, including discussions with Cloudera management and legal and financial advisors, and, overall, considered the factors to be favorable to, and to support, its determination.
Recommendation of the Cloudera Board
At a meeting held on October 3, 2018, among other things, the Cloudera board unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Cloudera and its stockholders;

•
determined that the effective time of the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement are advisable and in the best interests of Cloudera and its stockholders;

•	approved the merger agreement and authorized and directed the officers of Cloudera to execute and deliver the merger agreement for and on behalf of Cloudera;

•
authorized and directed the officers of Cloudera, for and on behalf of Cloudera, to take all actions necessary to list the shares of Cloudera common stock to be issued in the merger pursuant to the merger agreement on NYSE in order to proceed with the merger and the other transactions contemplated by the merger agreement; and

•	resolved to recommend that the stockholders of Cloudera approve and vote “FOR” the proposal of the issuance of Cloudera common stock in the merger pursuant to the terms of the merger agreement.
In considering the recommendation of the Cloudera board with respect to the proposal of the issuance of Cloudera common stock in the merger pursuant to the terms of the merger agreement, you should be aware that some of Cloudera’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Cloudera board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be adopted by Cloudera stockholders. See the section entitled “—Interests of the Directors and Executive Officers of Cloudera in the Merger” beginning on page 88 of this joint proxy statement/prospectus.
Accordingly, the Cloudera board unanimously recommends that Cloudera stockholders vote “FOR” the Cloudera Common Stock Issuance Proposal.
Hortonworks’ Reasons for the Merger
The Hortonworks board believes that the merger presents a strategic opportunity to create value for Hortonworks stockholders. In reaching its decision to approve the merger agreement and recommend the adoption of the merger agreement to its stockholders, the Hortonworks board consulted with management, as well as its legal advisors and financial advisors, and considered a number of additional factors, including, among others, the following:

•
current and historical information concerning Hortonworks’ and Cloudera’s respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on long-term stockholder value and including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

•	the potential for expansion in the growing market for data platform solutions;

•
its understanding of the current and prospective environment in which Hortonworks and Cloudera operate, including national, state and local economic conditions, the competitive environment for companies in the data platform solutions market generally, and the likely effect of these factors on Hortonworks, both with and without the proposed transaction;

•
the belief that the merger represents a strategic opportunity to create an industry standard in data management, machine learning, advanced analytics and IoT solutions, a leading global data management platform provider, and a stronger competitor against legacy data management providers, cloud platforms with data management offerings and innovators in the data management industry;

•	the complementary nature of Hortonworks’ and Cloudera’s offerings;

•
the structure of the transaction as a “merger of equals” in which Hortonworks stockholders would have substantial participation in the future growth and value creation of the combined company and the expectation that the Hortonworks board and management would have a meaningful role in the management and governance of the combined company, including, among others, the following:

◦	the fact that four of the nine members of the combined company’s initial board of directors will be current directors of Hortonworks; and

◦	the fact that all Hortonworks employees who continue as Cloudera employees will be provided with substantially the same benefits as similarly situated Cloudera employees;

•	the perceived similarity in corporate cultures, which would facilitate integration and implementation of the merger;

•
the belief that the Cloudera senior management team, combined with those members of the Hortonworks senior management team who are continuing with the combined company, are highly skilled and capable of managing the combined company and achieving the long-term value being sought by Cloudera stockholders and Hortonworks stockholders;

•
the business challenges that Hortonworks was facing, including the operational and business risks of operating as an independent company, the current competitive environment in Hortonworks’ industry as well as general uncertainty surrounding forecasted economic conditions, both in the near-term and long-term;

•
the fact that Hortonworks stockholders will benefit from any potential appreciation that may be reflected in the value of Cloudera common stock (which future earnings growth rate may represent a different growth rate than Hortonworks’ business on a standalone basis);

•
the expectation that the transaction will be treated as a tax-free reorganization to Cloudera and Hortonworks and their respective stockholders for U.S. federal income tax purposes (see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 50);

•	the fact that the shares of Cloudera common stock that Hortonworks stockholders will receive pursuant to the merger will be registered and freely tradable following the completion of the merger;

•	the fact that the merger is not subject to any financing condition;

•
its review and discussions with Hortonworks management concerning the due diligence investigation of Cloudera, including its review of Cloudera’s financial condition, results of operation, market areas, growth potential, technology and intellectual property;

•
the opinion of Qatalyst Partners to the Hortonworks board as to the fairness, from a financial point of view and as of October 3, 2018, based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Qatalyst Partners as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of

Hortonworks common stock (other than Cloudera or any affiliate of Cloudera) as set forth in such opinion as more fully described below under “—Opinion of Hortonworks’ Financial Advisor”;

•
the financial projections for Hortonworks prepared by Hortonworks management, which reflected certain assumptions of Hortonworks’ senior management (see “—Certain Financial Projections Utilized in Connection with the Merger”);

•
the fact that the merger is subject to the approval of the Hortonworks stockholders and that, if an alternative offer affording greater long-term value to Hortonworks stockholders were to be made to the stockholders prior to the completion of the merger, the stockholders could elect not to adopt the merger agreement, and that the Hortonworks board could change its recommendation regarding the merger in certain circumstances;

•
the ability and likelihood of Cloudera and Hortonworks to complete the merger, including their ability to obtain necessary regulatory approvals and the obligations to attempt to obtain those approvals, and measures taken by Cloudera and Hortonworks to provide reasonable assurance to each other that the merger will occur, including the provisions of the merger agreement that require Cloudera or Hortonworks to compensate the other in some circumstances if the merger does not occur;

•
the fact that the Hortonworks board may terminate the merger agreement to accept a superior proposal if certain conditions are met, including providing Cloudera an opportunity to match such proposal and the payment of a termination fee to Cloudera of $65 million that is relatively low compared to other selected transactions (see “Merger Agreement—Termination of Merger Agreement—Termination by Hortonworks”);

•	the requirement that Cloudera pay Hortonworks a termination fee of $95 million in some circumstances if the merger does not occur; and

•
the belief that the terms and conditions of the merger agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature.

The Hortonworks board also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•
the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that the anticipated synergies and other benefits expected from the merger might not be fully realized;

•	the possibility of customer, supplier, management and employee disruption associated with the merger and integrating the operations of the companies;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risk that the cultures of the two companies may not be as compatible as anticipated;

•
the fact that the exchange ratio is fixed, indicating that Hortonworks stockholders could be adversely affected by a decrease in the trading price of Cloudera common stock during the pendency of the merger and the fact that the merger agreement does not provide Hortonworks with a price-based termination right or other similar protection;

•
the restrictions on the conduct of Hortonworks’ and Cloudera’s businesses prior to the completion of the proposed merger, which may delay or prevent Hortonworks or Cloudera from undertaking business opportunities that may arise or other actions either of them would otherwise take or refrain from taking with respect to the operations of Hortonworks and Cloudera pending completion of the proposed merger which could be beneficial to the longer term prospects of Hortonworks as a stand-alone entity or of the combined entity following the completion of the merger;

•
the fact that the merger restricts Hortonworks from soliciting alternative business combination transactions and limits its ability to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement—Cloudera and Hortonworks are Required to Terminate Any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers” beginning on page 100 of this joint proxy statement/prospectus);

•
the fact that the termination fee to be paid to Cloudera under the circumstances specified in the merger agreement may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Hortonworks (see the section entitled “The Merger Agreement—Termination; Fees and Expenses” beginning on page 109 of this joint proxy statement/prospectus);

•	the fact that Hortonworks’ President and Chief Executive Officer will not be the Chief Executive Officer of the combined company;

•
the substantial costs that Hortonworks will incur in connection with the merger and other transactions contemplated by the merger agreement, even if they are not consummated, as described under “The Merger Agreement—Termination; Fees and Expenses” beginning on page 109; and the risks described in the section entitled “Risk Factors—Risk Factors Relating to the Merger” beginning on page 26 of this joint proxy statement/prospectus; and

•
the risk that either Cloudera stockholders may fail to approve the issuance of the shares of Cloudera common stock that are issuable in connection with the merger or Hortonworks stockholders may fail to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Hortonworks board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Hortonworks board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, and the complexity of these matters, the Hortonworks board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Hortonworks board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
Recommendation of the Hortonworks Board
At a meeting held on October 3, 2018, the Hortonworks board unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) authorized management to submit the merger agreement to the Hortonworks stockholders for adoption at the Hortonworks stockholder meeting and (3) recommended that Hortonworks stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement.
In considering the recommendation of the Hortonworks board with respect to the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, you should be aware that some of Hortonworks’ directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Hortonworks board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be adopted by Hortonworks stockholders. See the section entitled “—Interests of the Directors and Executive Officers of Hortonworks in the Merger” beginning on page 88 of this joint proxy statement/prospectus.
Accordingly, the Hortonworks board unanimously recommends that Hortonworks stockholders vote “FOR” the Merger Proposal.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Cloudera’s financial performance, Hortonworks’ financial performance or the future financial performance of the combined company. See the sections entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 33 and “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.
Certain Financial Projections Utilized in Connection with the Merger
Cloudera Financial Forecasts
Cloudera has historically prepared and provided public guidance as to its projected financial and operational results for the upcoming fiscal quarter or fiscal year in its press releases announcing its financial results for the immediately preceding quarter or year, as applicable. In addition, Cloudera management has also maintained longer range financial projections for internal budgeting and planning purposes, which management reviews with the Cloudera board from time to time. However, other than the annual and quarterly fiscal guidance discussed above, Cloudera does not in the ordinary course make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.
In connection with the evaluation of the merger, however, Cloudera management prepared the Cloudera Financial Forecasts which are summarized in the below table. Cloudera is electing to provide the Cloudera Financial Forecasts in this section of the joint proxy statement/prospectus to provide Cloudera and Hortonworks stockholders access to the Cloudera Financial Forecasts that were made available to the Cloudera board and to the Hortonworks board, as well as their respective financial advisors, for purposes of considering and evaluating the merger.
The Cloudera Financial Forecasts were prepared for internal use and reflect numerous estimates and assumptions with respect to matters such as the pace and ultimate level of improvement associated with the go-to-market changes that Cloudera initiated earlier in its fiscal year 2019. These factors are difficult to predict and many of which are beyond Cloudera’s control. The Cloudera Financial Forecasts thus reflect a substantial degree of uncertainty and are subject to periodic revisions based on actual experience and business developments.

Cloudera Financial Forecasts	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
	(in millions)
Revenue	$545	$678	$823	$998	$1,203
Non-GAAP EBITDA(1)	$(9)	$25	$79	$157	$259
Unlevered Free Cash Flow(2)	$(113)	$(104)	$(72)	$(29)	$37
__________________

(1)
Non-GAAP EBITDA is a non-GAAP measure defined as net income (loss) adjusted to exclude the estimated effects of depreciation and amortization, stock-based compensation, interest income (expense), net, and provision for income taxes.

(2)	Unlevered Free Cash Flow is defined as Non-GAAP EBITDA less stock-based compensation, taxes, change in net working capital and capital expenditures.

In addition to the Cloudera Financial Forecasts, Cloudera management presented to Cloudera Board estimates of synergies that could be eliminated in the combined company, including cost synergies per year after completing the merger due to increased operating efficiencies and leveraging economies of scale, which increase to approximately $130 million in calendar year 2021 and thereafter. Additionally, Cloudera management presented to the Cloudera Board an assumption that in calendar year 2020 revenues would be negatively adjusted by $45 million as compared to the sum of the two independent companies’ projected revenues, with amounts in subsequent periods declining to $35 million by calendar year 2023. The primary reason for the revenue adjustment was to reflect operational disruptions associated with the merger, including additional time spent in customer sales cycles to explain the impact of the merger, temporary diversion of resources toward merger planning and integration activities, and changes in Cloudera’s field organization. Cloudera believes these disruptions are customary for a merger of this size, are temporary, and are associated with the activities that help achieve the long-term benefits associated with the transaction.
Hortonworks Financial Forecasts
Hortonworks has historically prepared and provided public guidance as to its projected financial and operational results for the upcoming fiscal quarter or fiscal year in its press releases announcing its financial results for the immediately preceding quarter or year, as applicable. In addition, Hortonworks management has also maintained longer range financial projections for internal budgeting and planning purposes, which Hortonworks management reviews with the Hortonworks board from time to time. However, other than the annual and quarterly fiscal guidance discussed above, Hortonworks does not in the ordinary course make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.
In connection with the evaluation of the merger, however, Hortonworks management prepared the Hortonworks Financial Forecasts which are summarized in the below table. Hortonworks is electing to provide the Hortonworks Financial Forecasts in this section of the joint proxy statement/prospectus to provide Hortonworks and Cloudera stockholders access to the Hortonworks Financial Forecasts that were made available to the Hortonworks board and to the Cloudera board, as well as their respective financial advisors, for purposes of considering and evaluating the merger.
The Hortonworks Financial Forecasts were prepared for internal use and reflect numerous estimates and assumptions with respect to matters such as future industry performance and competition, general business, economic, market and geopolitical conditions, and additional matters specific to Hortonworks’ business, all of which are difficult to predict and many of which are beyond Hortonworks’ control. The Hortonworks Financial Forecasts thus reflect a substantial degree of uncertainty and are subject to periodic revisions based on actual experience and business developments.

Hortonworks Financial Forecasts	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
	(in millions)
Revenue	$420	$526	$642	$768	$920
Non-GAAP Operating Income (Loss)(1)	$(38)	$4	$68	$123	$162
Unlevered Free Cash Flow(2)	$15	$38	$98	$156	$161 (3)
__________________

(1)	“Non-GAAP Operating Income” is a non-GAAP financial measure calculated to exclude share-based compensation, amortization of intangibles and other non-recurring items.

(2)
“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and subtracting cash taxes paid and capital expenditures, and then adding back depreciation expense and decrease in net working capital.

(3)	The Unlevered Free Cash Flow for CY 2023E was based on a long-term effective tax rate of 25%.

In connection with the evaluation of the merger, Hortonworks management prepared, with input from Cloudera management, the Combined Company Financial Forecasts, which are summarized in the below table. Hortonworks is electing to provide the Combined Company Financial Forecasts in this section of the joint proxy statement/prospectus to provide Hortonworks stockholders access to the Combined Company Financial Forecasts that were made available to the Hortonworks board, as well as Hortonworks’ financial advisor, for purposes of considering and evaluating the merger.

Combined Company Financial Forecasts	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E
	(in millions)
Revenue(1)	$966	$1,212	$1,521	$1,843	$2,227
Revenue Synergies	$21	$53	$96	$115	$138
Non-GAAP Operating Income (Loss)(2)	$27	$167	$302	$437	$617
Unlevered Free Cash Flow(3)	$7	$225	$336	$502	$538 (4)
__________________

(1)	Revenue is inclusive of revenue synergies.

(2)
“Non-GAAP Operating Income” is a non-GAAP financial measure calculated to exclude share-based compensation, amortization of intangibles and other non-recurring items. Non-GAAP Operating Income is based on the Revenue (as shown in the table above), inclusive of revenue synergies.

(3)
“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and subtracting cash taxes paid and capital expenditures, and then adding back depreciation expense and decrease in net working capital.

(4)	The Unlevered Free Cash Flow for CY2023E was based on a long-term effective tax rate of 25%.

Important Information About the Financial Forecasts
The Cloudera Financial Forecasts, the Hortonworks Financial Forecasts and the Combined Company Financial Forecasts (collectively, the “Financial Forecasts”) provide summary unaudited prospective financial information for Cloudera, Hortonworks, and the combined company. The Financial Forecasts were not prepared with a view toward public disclosure and the inclusion of such Financial Forecasts should not be regarded as an indication that any of Cloudera, Hortonworks, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.
The Financial Forecasts were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. However, in the view of Cloudera management and Hortonworks management, the Financial Forecasts were prepared on a reasonable basis, and reflect the best currently available estimates and judgments, and present, to the best of Cloudera management’s and Hortonworks management’s knowledge and belief, the expected course of action and the expected future financial performance of Cloudera and Hortonworks. Neither Cloudera’ independent registered public accounting firm nor Hortonworks’ independent registered public accounting firm, each of which is listed as an expert in the section entitled “Experts” on page 138 of this joint proxy statement/prospectus, nor any other independent accountants, compiled, examined or performed any procedures with respect to the Financial Forecasts summarized above, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the Financial Forecasts. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to historical financial statements. They do not extend to any financial projections and should not be seen to do so.

Although presented with numerical specificity, the Financial Forecasts were prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Cloudera and Hortonworks, and which may prove not to have been, or to no longer be, accurate. While in the view of Cloudera and Hortonworks management the Financial Forecasts were prepared on a reasonable basis, the Financial Forecasts are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Financial Forecasts include risks and uncertainties relating to Cloudera’s and Hortonworks’ businesses, industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Cloudera’s and Hortonworks’ reports filed with the Securities and Exchange Commission, and other factors described or referenced in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” beginning on pages 26 and 33, respectively, of this joint proxy statement/prospectus.
The Financial Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and to conditions, transactions or events that may occur and were not anticipated at the time the Financial Forecasts were prepared. In addition, the Financial Forecasts do not take into account any circumstances, transactions or events occurring after the date the Financial Forecasts were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the Financial Forecasts. We do not assure you that the financial results in the Financial Forecasts set forth above will be realized or that future financial results of Cloudera or Hortonworks will not materially vary from those in the Financial Forecasts.
None of Cloudera, Hortonworks, or their respective affiliates, officers, directors, or other representatives gives any stockholder of Cloudera or Hortonworks, or any other person, any assurance that actual results will not differ materially from the Financial Forecasts, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Forecasts to reflect circumstances after the date the Financial Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Financial Forecasts are shown to be in error.
No one has made or makes any representation to any stockholder of Cloudera or Hortonworks, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the Financial Forecasts set forth above. You are cautioned not to rely on the Financial Forecasts. The inclusion of this information should not be regarded as an indication that the Cloudera board, the Hortonworks board, any of their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results.
The Financial Forecasts included above cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Financial Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Cloudera’s and Hortonworks’ respective public filings with the Securities and Exchange Commission.
Due to the forward-looking nature of the Financial Forecasts, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available. Cloudera and Hortonworks believe that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Cloudera and Hortonworks from providing accurate forecasted non-GAAP to GAAP reconciliations.
Opinion of Cloudera’s Financial Advisor
Cloudera retained Morgan Stanley to act as financial advisor to the Cloudera board in connection with the proposed merger of Cloudera and Hortonworks. The Cloudera board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the data management industry, and its knowledge of Cloudera’s business and affairs. At the meeting of the Cloudera board on October 3, 2018, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Cloudera.
The full text of the written opinion of Morgan Stanley, dated as of October 3, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex B. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Cloudera board, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Cloudera as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Cloudera common stock or Hortonworks common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of any party to the merger, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Cloudera board and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Cloudera common stock or any holder of shares of Hortonworks common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the merger.
In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Hortonworks and Cloudera, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Hortonworks and Cloudera, respectively;

•	reviewed certain financial projections prepared by the managements of Hortonworks and Cloudera, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Hortonworks and Cloudera, respectively;

•
discussed the past and current operations and financial condition and the prospects of Hortonworks, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Hortonworks;

•
discussed the past and current operations and financial condition and the prospects of Cloudera, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Cloudera;

•	reviewed the pro forma impact of the merger on Cloudera’s cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for the Hortonworks common stock and the Cloudera common stock;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Hortonworks and Cloudera and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied, or otherwise made available to Morgan Stanley by Hortonworks and Cloudera, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Hortonworks and Cloudera of the future financial performance of Hortonworks and Cloudera. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Cloudera and Hortonworks and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Hortonworks or Cloudera, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 3, 2018. Events occurring after October 3, 2018 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated October 3, 2018. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial projections provided by Cloudera and Hortonworks managements and referred to below, including the management cases, which are described below. For further information regarding the financial projections, see the section entitled “Certain Financial Projections Utilized in Connection with the Merger” beginning on page 71 of this joint proxy statement/prospectus.
On October 3, 2018, Hortonworks and Cloudera entered into the merger agreement pursuant to which each share of Hortonworks common stock (other than shares owned by Cloudera, Surf Merger Corporation or Hortonworks, or by any direct or indirect wholly owned subsidiary of Cloudera, Surf Merger Corporation or Hortonworks) would be exchanged for 1.305 shares of Cloudera common stock, which exchange ratio was based on the average of the ratios of the closing price of Hortonworks common stock divided by the closing price of Cloudera common stock over the ten trading days up to, and including October 1, 2018 (the second day preceding the execution of the merger agreement and the announcement of the transaction). This exchange ratio represented an implied price of $22.05 per share of Hortonworks common stock. Based on the exchange ratio and shares, restricted stock units and options outstanding on October 1, 2018 (such information provided by the managements of Cloudera and Hortonworks), Morgan Stanley calculated that, as a result of the merger, Cloudera’s stockholders would own approximately 59.8% of the fully diluted shares of Cloudera common stock based on each of Hortonworks’ and Cloudera’s fully diluted shares including equity awards (using the treasury method), and Hortonworks’ stockholders would own the remaining approximately 40.2% of Cloudera following completion of the merger pursuant to the merger agreement.

Relative Contribution Analysis
Morgan Stanley compared Cloudera and Hortonworks stockholders’ respective percentage ownership of the combined company to Cloudera’s and Hortonworks’ respective percentage contribution (and the implied percentage ownership and the implied exchange ratio based on such contribution) to the combined company. Morgan Stanley utilized publicly available estimates of revenue and gross profit prepared by equity research analysts available prior to October 2, 2018 (the last full trading day prior to the meeting of the Cloudera board to approve the merger agreement and approve the transactions contemplated thereby, including the merger), which we refer to as the “street case” as well as estimates of revenue, gross profit and operating cash flow prepared by the managements of Cloudera and Hortonworks, respectively, which we refer to as the “management cases,” and each as more fully described under the section entitled “Certain Financial Projections Utilized in Connection with the Merger” beginning on page 71 of this joint proxy statement/prospectus. The following table summarizes Morgan Stanley’s analysis:

Calendar Years	Range of Implied Exchange Ratios	Implied Cloudera Ownership
Revenue (2018E - 2019E)
Street Case	1.35x - 1.39x	58.9% - 58.3%
Management Cases	1.34x - 1.38x	59.1% - 58.5%
Gross Profit (2018E - 2019E)
Street Case	1.34x - 1.37x	59.2% - 58.6%
Management Cases	1.34x - 1.34x	59.2% - 59.2%
Operating Cash Flow (2021E - 2023E)
Management Cases	1.33x - 1.63x	59.4% - 54.4%
Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 1.305x, which implied Cloudera stockholders’ ownership of approximately 59.8% of the fully diluted shares of Cloudera common stock based on each of Hortonworks’ and Cloudera’s fully diluted shares including equity awards (using the treasury method).
In mid-October 2018, subsequent to the rendering of its opinion to the Cloudera board, Morgan Stanley determined, and informed Cloudera management, that it utilized in certain of its analyses certain annual revenue forecasts for Hortonworks that were slightly different than those provided by Hortonworks management. For further information regarding the Hortonworks financial projections, see the section entitled “Certain Financial Projections Utilized in Connection with the Merger” beginning on page 71 of this joint proxy statement/prospectus. Morgan Stanley utilized the annual revenue forecasts for Hortonworks provided by Hortonworks as modified by Cloudera for certain timing and other differences as part of Cloudera’s due diligence review of Hortonworks. The utilization of such annual revenue forecasts led to exchange ratios and implied Cloudera ownership percentages that differed immaterially from those calculated utilizing the annual revenue forecasts from the Hortonworks financial projections. Such differences do not in any manner affect or alter the opinion Morgan Stanley rendered to the Cloudera board.
The following table summarizes the annual revenue forecasts utilized by Morgan Stanley in connection with rendering its opinion and those provided by Hortonworks management.

$MM	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E

Hortonworks Management Revenue Forecasts	$420	$526	$642	$768	$920
Revenue Forecasts Utilized by Morgan Stanley in Connection with Rendering its Opinion	$427	$526	$644	$767	$920
With respect to the relative revenue contribution analysis (management cases) described above, if Morgan Stanley had utilized the Hortonworks management annual revenue forecasts shown in the table above, the range of implied exchange ratios would have been 1.34x to 1.36x (as opposed to a range of 1.34x to 1.38x that was calculated by Morgan Stanley in connection with rendering its opinion and shown above) and the range of implied Cloudera ownership would have been 59.2% to 58.8% (as opposed to a range of 59.1% to 58.5% that was calculated by Morgan Stanley in connection with rendering its opinion and shown above).

With respect to the relative gross profit contribution analysis (management cases) described above, if Morgan Stanley had utilized the Hortonworks management annual revenue forecasts shown in the table above, the range of exchange ratios would have been 1.31x to 1.33x (as opposed to a range of 1.34x to 1.34x that was calculated by Morgan Stanley in connection with rendering its opinion and shown above) and the range of implied Cloudera ownership would have been 59.7% to 59.3% (as opposed to a range of 59.2% to 59.2% that was calculated by Morgan Stanley in connection with rendering its opinion and shown above).
Relative Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated the estimated present value of the stand-alone unlevered after-tax free cash flows that Cloudera and Hortonworks were each forecasted to generate during calendar years 2019 through 2028. For purposes of this analysis, unlevered after-tax free cash flows were calculated as non-GAAP EBITDA, less stock-based compensation, less taxes, plus change in net working capital and less capital expenditures. Financial data used in this analysis was based on the management cases prepared by Cloudera and Hortonworks respectively for calendar years 2019 through 2023, and the estimates for calendar years 2024 through 2028 were developed at the direction, and approval, of the management of Cloudera by an extrapolation of the 2023 projections of both Cloudera and Hortonworks.
Morgan Stanley then estimated the terminal values of both Cloudera and Hortonworks at the end of the forecast period by using perpetual growth rates ranging from 3.0% to 5.0%, which perpetual growth rates were selected upon the application of Morgan Stanley’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of December 31, 2018 using discount rates ranging from 10.2% to 12.2% in the case of Cloudera and 9.9% to 11.9% in the case of Hortonworks, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a weighted average cost of capital calculation for Cloudera and Hortonworks respectively. The resulting aggregate values were then adjusted for net cash and further adjusted for the net present value of net operating losses. This analysis resulted in a midpoint implied per share equity value for Cloudera common stock of $17.78 and an implied per share equity value reference range for Hortonworks common stock of $17.65 to $33.69.
Based on the midpoint implied per share equity value for Cloudera relative to the per share reference range for Hortonworks described above, Morgan Stanley calculated the following implied exchange ratio reference range:

Relative Discounted Cash Flow	Range of Exchange Ratios	Implied Cloudera Ownership
As of October 2, 2018	0.99x - 1.90x	66.2% - 50.4%
Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 1.305x, which implied Cloudera stockholders’ ownership of approximately 59.8% of the fully diluted shares of Cloudera common stock based on each of Hortonworks’ and Cloudera’s fully diluted shares including equity awards (using the treasury method).
As described above under the section “Relative Contribution Analysis,” Morgan Stanley utilized in certain of its analyses certain annual revenue forecasts that were slightly different than those provided by Hortonworks management. With respect to the relative discounted cash flow analysis described above, if Morgan Stanley had utilized the annual revenue forecasts provided by Hortonworks management, the range of exchange ratios would have been 0.99x to 1.89x (as opposed to a range of 0.99x to 1.90x that was calculated by Morgan Stanley in connection with rendering its opinion and shown above ) and the range of implied Cloudera ownership would have been 66.3% to 50.5% (as opposed to a range of 66.2% to 50.4% that was calculated by Morgan Stanley in connection with rendering its opinion and shown above).
Precedent Merger of Equals Transactions Analysis
Morgan Stanley performed a precedent merger of equals transactions analysis, which is designed to imply a range of exchange ratios and ownership percentages for Cloudera and Hortonworks stockholders, based on premiums paid on selected transactions that share some characteristics with the merger.
In connection with its analysis, Morgan Stanley compared premiums for 39 selected merger of equals transactions with transaction values between $500 million and $10 billion from May 12, 2009 to October 2, 2018 (the last full trading day prior to the meeting of the Cloudera board to approve the merger agreement and approve the transactions contemplated thereby, including the merger), in which the consideration received was 90% to 100% stock and the target stockholders’ percentage ownership of the merged entity was equal to 35% or more. The following is a list of these transactions:

•	Acergy S.A. / Subsea 7 Inc.

•	Alamos Gold Inc. / AuRico Metals Inc.

•	Allscripts-Misys Healthcare Solutions, Inc. / Eclipsys Corporation

•	AMSURG Corp. / Envision Healthcare Holdings, Inc.

•	Anatolia Minerals Development Limited / Avoca Resources Limited

•	Carphone Warehouse Group plc / Dixons Retail plc

•	Chicago Bridge & Iron Company N.V. / McDermott International, Inc.

•	FMC Technologies, Inc. / Technip

•	FNX Mining Company Inc. / Quadra Mining Ltd.

•	Foundation Coal Holdings Inc. / Alpha Natural Resources, Inc.

•	Frontier Oil Corporation / Holly Corporation

•	Harbor Point Limited / Max Capital Group Ltd.

•	Huntsman Corporation / Clariant AG

•	Interixion Holding N.V. / TelecityGroup plc

•	Janus Capital Group Inc. / Henderson Group plc

•	Lance, Inc. / Snyder’s of Hanover, Inc.

•	Markit Ltd. / IHS Inc.

•	Medoro Resources Ltd. / Gran Colombia Gold Corp.

•	Mirant Corporation / RRI Energy, Inc.

•	NSTAR / Northeast Utilities

•	Office Depot, Inc. / OfficeMax Incorporated

•	PartnerRe Ltd. / AXIS Capital Holdings Limited

•	PartyGaming Plc / bwin Interactive Entertainment AG

•	ProLogis / AMB Property Corporation

•	Quintiles Transnational Holdings Inc. / IMS Health Holdings, Inc.

•	Raia S.A. / Drogasil S.A.

•	RF Micro Devices, Inc. / TriQuint Semiconductor, Inc.

•	Rock-Tenn Company / MeadWestvaco Corporation

•	Sirona Dental Systems Inc. / DENTSPLY International Inc.

•	Sorin S.p.A. / Cyberonics Inc.

•	Spansion, Inc. / Cypress Semiconductor Corporation

•	Temenos AG / Misys plc

•	The Black & Decker Corporation / The Stanley Works

•	The Ryland Group, Inc. / Standard Pacific Corp.

•	TMX Group Inc. / London Stock Exchange Group plc

•	Tornier N.V. / Wright Medical Group, Inc.

•	Towers Watson & Co. / Willis Group Holdings plc

•	Transatlantic Holdings, Inc. / Allied World Assurance Company Holdings, AG

•	UAL Corporation / Continental Airlines, Inc.
For the transactions listed above, Morgan Stanley noted the board representation and management roles allocated to each of the constituent companies, where such data was available.
Based on the transactions listed above, Morgan Stanley selected a representative range of implied exchange ratio premiums to the spot and 30 trading day average exchange ratios applicable to such transactions, and applied such representative premiums to the spot exchange ratio of Cloudera and Hortonworks and the trading day average exchange ratio for Cloudera and Hortonworks for the trading days following the Cloudera earnings release on September 5, 2018 through October 2, 2018. The following table summarizes Morgan Stanley’s analysis:

Period Ending October 2, 2018	Reference Range	Range of Exchange Ratios	Implied Cloudera Ownership
Spot Exchange Ratio Premium	0% -15%	1.27x - 1.46x	60.4% - 57.0%
30 Trading Day Average Exchange Ratio Premium	0% - 15%	1.31x - 1.51x	59.6% - 56.2%
Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 1.305x, which implied Cloudera stockholders’ ownership of approximately 59.8% of the fully diluted shares of Cloudera common stock based on each of Hortonworks’ and Cloudera’s fully diluted shares including equity awards (using the treasury method).
No company or transaction utilized in the precedent transactions analysis is identical to Cloudera, Hortonworks or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Cloudera and Hortonworks, such as the impact of competition on the business of Cloudera, Hortonworks or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Cloudera, Hortonworks or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they were being compared.
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Cloudera board, including the following information described under the sections titled “Historical Exchange Ratio” and “Equity Research Analysts’ Future Price Targets.”

Historical Exchange Ratio
Morgan Stanley reviewed the range of the ratio of closing prices of Hortonworks common stock divided by the corresponding closing prices of Cloudera common stock over various periods ended on October 2, 2018 (the last full trading day prior to the meeting of the Cloudera board to approve the merger agreement and approve the transactions contemplated thereby, including the merger). For each of the periods reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Period Ending October 2, 2018	Range of Exchange Ratios	Implied Cloudera Ownership
Since September 10, 2018	1.27x - 1.37x	60.4% - 58.5%
Last 30 Trading Days	1.23x - 1.56x	61.3% - 55.3%
Last 6 Months	1.03x - 1.60x	65.3% - 54.7%
Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 1.305x, which implied Cloudera stockholders’ ownership of approximately 59.8% of the fully diluted shares of Cloudera common stock based on each of Hortonworks’ and Cloudera’s fully diluted shares including equity awards (using the treasury method) and that based on the prices of shares of Hortonworks common stock and Cloudera common stock on October 2, 2018 (the last full trading day prior to the meeting of the Cloudera board to approve the merger agreement and approve the transactions contemplated thereby, including the merger), an exchange ratio implied solely by such closing stock prices as of that date would be 1.27x, which would imply Cloudera stockholders’ ownership of approximately 60.4% of the fully diluted shares of Cloudera common stock based on each of Hortonworks’ and Cloudera’s fully diluted shares including equity awards (using the treasury method).
With respect to the range of exchange ratios and implied Cloudera ownership for the period since September 10, 2018 and ending on October 2, 2018 shown above, Morgan Stanley determined and informed Cloudera in late October 2018 that it described for the Cloudera board that such period correlated with the trading days following the issuance of the Cloudera earnings release on September 5, 2018 for the second quarter of fiscal year 2019 through October 2, 2018. In fact, the trading day period described to the Cloudera board would have included two additional days of trading, September 6, 2018 and September 7, 2018. If Morgan Stanley had utilized such extended period, the range of exchange ratios would have been 1.23x to 1.37x and the implied ownership would have been 61.3% to 58.5% (as opposed to the range of exchange ratios of 1.27x to 1.37x and implied Cloudera ownership of 60.4% to 58.5% shown above). As noted above under the heading “Other Information,” this historical exchange ratio information was not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but was noted only as reference data for the Cloudera board.
Equity Research Analysts’ Future Price Targets
Morgan Stanley reviewed future public market trading price targets for Cloudera common stock and Hortonworks common stock prepared and published by equity research analysts prior to October 2, 2018 (the last full trading day prior to the meeting of the Cloudera board to approve the merger agreement and approve the transactions contemplated thereby, including the merger). These forward targets reflected each analyst’s estimate of the future public market trading price of Cloudera common stock and Hortonworks common stock and were not discounted to reflect present values. Morgan Stanley compared the 25th and 75th percentile of price targets for both Cloudera and Hortonworks to construct the exchange ratio range shown for reference.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Cloudera common stock or Hortonworks common stock, and these estimates are subject to uncertainties, including the future financial performance of Cloudera and Hortonworks, and future financial market conditions.

Research Estimates	Range of Exchange Ratios	Implied Cloudera Ownership
As of October 2, 2018	1.09x - 1.78x	64.1% - 52.0%

General
In connection with the review of the merger by the Cloudera board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Cloudera or Hortonworks. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Cloudera or Hortonworks. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Cloudera and in connection with the delivery of its opinion, dated October 3, 2018, to the Cloudera board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Cloudera common stock or Hortonworks common stock might actually trade.
The exchange ratio was determined by Cloudera and Hortonworks through arm’s-length negotiations between Cloudera and Hortonworks and was approved by the Cloudera board. Morgan Stanley provided advice to the Cloudera board during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Cloudera or the Cloudera board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
Morgan Stanley’s opinion and its presentation to the Cloudera board was one of many factors taken into consideration by the Cloudera board in deciding to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Cloudera board with respect to the exchange ratio pursuant to the merger agreement or whether the Cloudera board would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Cloudera common stock or Hortonworks common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Cloudera common stock or Hortonworks common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of any party to the merger, or any class of such persons.
The Cloudera board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Cloudera, Hortonworks or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided Cloudera with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this statement as Annex B, and Cloudera has agreed to pay Morgan Stanley a fee of approximately $17.5 million for its services, $15 million of which is contingent upon the closing of the merger and $2.5 million of which was paid upon the delivery by Morgan Stanley of the financial opinion described in this paragraph. Cloudera has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Cloudera has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Cloudera and have received aggregate fees of approximately $7.8 million from Cloudera in connection with such services. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for Hortonworks and have not received any fees for such services from Hortonworks during such time. Morgan Stanley may also seek to provide financial advisory and financing services to Cloudera and Hortonworks and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Opinion of Hortonworks’ Financial Advisor
Qatalyst Partners’ opinion was provided to the Hortonworks board and addresses only, as of the date of the opinion, whether the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera), is fair, from a financial point of view, to such holders and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Cloudera common stock or shares of Hortonworks common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which shares of Cloudera common stock or shares of Hortonworks common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.
For purposes of its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of Hortonworks and Cloudera. Qatalyst Partners also reviewed (i) certain forward-looking information relating to Hortonworks prepared and provided to Qatalyst Partners by the management of Hortonworks, including financial projections and operating data of Hortonworks (which we refer to as the “Hortonworks projections”), (ii) certain forward-looking information relating to Cloudera prepared by the management of Cloudera and provided to Qatalyst Partners by the management of Cloudera, including financial projections and operating data of Cloudera (which we refer to as the “Cloudera projections”) and (iii) certain forward-looking information relating to a pro forma combination of Hortonworks and Cloudera (which we refer to as “NewCo”), including synergies that are reflected in the pro forma financial projections for NewCo, prepared and provided to Qatalyst Partners by the management of Hortonworks (which we refer to as the “NewCo projections”). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Hortonworks and Cloudera, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Hortonworks and Cloudera. Qatalyst Partners also reviewed the historical market prices and trading activity for Hortonworks common stock and Cloudera common stock and compared the financial performance of Hortonworks and Cloudera and the prices and trading activity of Hortonworks common stock and Cloudera common stock with each other and with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Hortonworks and Cloudera. With respect to Hortonworks projections, Qatalyst Partners was advised by the management of Hortonworks, and has assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Hortonworks of the future financial performance of Hortonworks. With respect to the Cloudera projections, Qatalyst Partners was advised by the management of Hortonworks, and has assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Cloudera of the future financial performance of Cloudera. With respect to the NewCo projections, Qatalyst Partners was advised by the management of Hortonworks, and has assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Hortonworks of the future financial performance of NewCo. Qatalyst Partners has assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners has assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Hortonworks, Cloudera or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners has also assumed that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Qatalyst Partners has not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hortonworks or Cloudera, nor has it been furnished with any such evaluation or appraisal. In addition, Qatalyst Partners has relied, without independent verification, upon the assessments of the managements of Hortonworks and Cloudera as to (i) the existing and future technology and products of Hortonworks and Cloudera and the risks associated with such technology and products, (ii) their ability to integrate the businesses of Hortonworks and Cloudera and (iii) their ability to retain key employees of Hortonworks and Cloudera. In arriving at its opinion, Qatalyst Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Hortonworks. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Qatalyst Partners as of, the date of Qatalyst Partners’ opinion. Events occurring after the date of Qatalyst Partners’ opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm Qatalyst Partners’ opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Hortonworks to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Hortonworks. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera), and Qatalyst Partners expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of officers, directors or employees of Cloudera or Hortonworks, or any class of such persons, relative to such exchange ratio.
The following is a brief summary of certain analyses performed by Qatalyst Partners in connection with its opinion dated October 3, 2018. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion.
For purposes of its analyses, Qatalyst Partners utilized the Hortonworks projections, the Cloudera projections and the NewCo projections, each described below in the section entitled “—Certain Financial Projections Utilized in Connection with the Merger” beginning on page 71. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.
Illustrative Incremental Value DCF Analysis
Qatalyst Partners performed a discounted cash flow (which we refer to as “DCF”) analysis illustrating the incremental per share value of the merger to Hortonworks stockholders by comparing the DCF analysis of Hortonworks on a standalone basis, using the Hortonworks projections, with the DCF analysis of NewCo, using the NewCo projections, as described below:
DCF Analysis—Hortonworks Standalone
With respect to the DCF analysis of Hortonworks on a standalone basis, Qatalyst Partners performed a DCF analysis designed to imply the net present value per share of Hortonworks common stock as of December 31, 2018, by:

1.	adding:

a)
the implied net present value of the estimated future unlevered free cash flows of Hortonworks, based on the Hortonworks projections for calendar years 2019 through 2022 (which implied net present value was calculated by using a range of discount rates of 10.5% to 14%, based on an estimated weighted average cost of capital for Hortonworks); and

b)
the implied net present value of a corresponding terminal value of Hortonworks, calculated by multiplying the estimated unlevered free cash flow in calendar year 2023, based on the Hortonworks projections (assuming an effective tax rate of 25%, as provided by Hortonworks management, and which tax rate excludes the effect of Hortonworks’ estimated remaining tax attributes for 2023, which were separately valued, as described in item 3 below) by a range of multiples of enterprise value to next-twelve-months estimated unlevered free cash flow of 20x to 30x (the “Terminal NTM uFCF Multiples”), which representative range of multiples was selected by Qatalyst Partners, and discounted to net present value using the same range of discount rates used in item (1(a)) above;

2.	adding the estimated net cash balance of Hortonworks as of December 31, 2018, based on the Hortonworks projections, as provided by Hortonworks management;

3.
adding the implied net present value of estimated federal net operating losses (the “NOLs”) as of December 31, 2022 based on the Hortonworks projections (which implied net present value was calculated by using the same range of discount rates used in item (1) above and the tax rate applicable to Hortonworks, as provided by Hortonworks management); and

4.
dividing the resulting amount by the number of fully-diluted shares of common stock of Hortonworks (calculated utilizing the treasury stock method), adjusted for restricted stock units (including equity awards expected to be granted by Hortonworks management prior to closing), performance stock units, and stock options, as of September 30, 2018, all of which amounts were provided by Hortonworks management (such number, the “Hortonworks fully diluted shares”), and applying a dilution factor of approximately 15%, as projected by Hortonworks management, to reflect the dilution to current stockholders over the projected period due to the effect of future equity compensation grants.

DCF Analysis—NewCo
With respect to the DCF analysis of NewCo, Qatalyst Partners performed a DCF analysis designed to imply the net present value per share of NewCo common stock as of December 31, 2018 and, by taking into account the exchange ratio, the value of such shares to Hortonworks stockholders assuming the consummation of the merger by:

1.	adding:

a)
the implied net present value of the estimated future unlevered free cash flows of NewCo, based on the NewCo projections for calendar years 2019 through 2022 (which implied net present value was calculated by using a range of discount rates of 11.5% to 13% based on an estimated weighted average cost of capital for NewCo); and

b)
the implied net present value of a corresponding terminal value of NewCo, calculated by multiplying the estimated unlevered free cash flow in calendar year 2023, based on the NewCo projections (assuming an effective tax rate of 25%, as provided by Hortonworks management, and which tax rate excludes the effect of NewCo's estimated remaining tax attributes for 2023, which were separately valued, as described in item 3 below) by the Terminal NTM uFCF Multiples of 20x to 30x, and discounted to net present value using the same range of discount rates used in item (1(a)) above;

2.
adding the estimated net cash balance of NewCo as of December 31, 2018, based on the Hortonworks projections and the Cloudera projections, as provided by Hortonworks management and Cloudera management, respectively;

3.
adding the implied net present value of federal NOLs for NewCo as of December 31, 2022, based on the NewCo projections (which implied net present value was calculated by using the same range of discount rates used in item (1) above and the tax rate applicable to NewCo, as provided by Hortonworks management);

4.
dividing the resulting amount by the number of fully diluted shares of NewCo common stock outstanding (calculated utilizing the treasury stock method) (the “NewCo fully diluted shares”) based on the Hortonworks fully diluted shares and Cloudera common stock outstanding, restricted stock units, performance stock units, and stock options of Cloudera, as of September 30, 2018, as provided by Cloudera management, and applying a dilution factor of approximately 15%, as provided by Hortonworks management, to reflect the dilution to NewCo stockholders over the projections period due to ongoing issuance of equity awards; and

5.
multiplying the resulting value in item 4 above (which represents the net present value per share of NewCo common stock) by the exchange ratio of 1.305x to calculate the net present value per share of Hortonworks common stock assuming consummation of the merger.

With respect to the DCF analysis of NewCo described above, Qatalyst Partners performed a DCF analysis that included revenue synergies and a DCF analysis that excluded revenue synergies.
Incremental Value Analysis
Qatalyst Partners compared the DCF Analysis of Hortonworks on a standalone basis and of NewCo to illustrate the incremental value per share of Hortonworks common stock to the Hortonworks common stockholders assuming completion of the merger. With respect to this analysis, Qatalyst Partners calculated the implied net present value of shares of Hortonworks common stock assuming completion of the merger, which it derived in the manner described above in the section titled “DCF Analysis—NewCo,” and subtracted from such implied net present value the implied net present value per share of Hortonworks common stock on a standalone basis, which it derived in the manner described above in the section titled “DCF Analysis—Hortonworks Standalone,” to calculate the illustrative incremental net present value per share of Hortonworks common stock resulting from the merger.
This analysis resulted in the following implied ranges of illustrative incremental values per share of Hortonworks common stock, including and excluding revenue synergies.

Hortonworks Discount Rate:	10.5%			12.25%			14.0%
NewCo Discount Rate:	11.5%			12.25%			13.0%
Terminal NTM uFCF Multiple:	20.0x	25.0x	30.0x	20.0x	25.0x	30.0x	20.0x	25.0x	30.0x
Incremental Value Per Share (including revenue synergies)	$7.72	$9.17	$10.63	$8.36	$9.95	$11.54	$8.92	$10.62	$12.32
Incremental Value Per Share (excluding revenue synergies)	$6.42	$7.59	$8.75	$7.10	$8.40	$9.70	$7.69	$9.11	$10.53
Illustrative Future Trading Sensitivity Analysis
Qatalyst Partners also performed an illustrative analysis of the implied net present value of the future share prices of Hortonworks common stock with respect to Hortonworks on a standalone basis, using the Hortonworks projections, and of NewCo, using the NewCo projections, to calculate the incremental value for Hortonworks stockholders assuming consummation of the merger.
Future Trading Analysis – Hortonworks Standalone
For this analysis of Hortonworks on a standalone basis, Qatalyst Partners calculated the illustrative per share future value of Hortonworks common stock by multiplying the estimated future levered free cash flows of Hortonworks based on the Hortonworks projections by a range of multiples of fully-diluted equity value to estimated next-calendar-year levered free cash flow of 20x to 30x for calendar years 2020 through 2023, and dividing the resulting amount by the number of Hortonworks fully diluted shares, as adjusted for the ongoing issuance of equity awards throughout the projections period, as provided by Hortonworks management. Qatalyst Partners then calculated the net present value per share of Hortonworks common stock by using a discount rate of 13% based on an estimated cost of equity for Hortonworks.
Future Trading Analysis – NewCo
For this analysis with respect to NewCo, Qatalyst Partners calculated the illustrative per share future value of NewCo common stock by multiplying the estimated future levered free cash flows of NewCo using the NewCo projections by a range of multiples of fully-diluted equity value to estimated next-calendar-year levered free cash flow of 20x to 30x for calendar years 2020 through 2023, and dividing the resulting amount by the number of NewCo fully diluted shares, as adjusted for the ongoing issuance of equity awards throughout the projections period, as provided by Hortonworks management. Qatalyst Partners then calculated the net present value per share of NewCo common stock by using a discount rate of 12.5% based on an estimated cost of equity for NewCo.
Qatalyst Partners then applied the exchange ratio of 1.305x to the resulting net present value per share of NewCo common stock to calculate the present per share value of Hortonworks common stock assuming consummation of the merger.
Incremental Value Analysis
To illustrate the incremental value for Hortonworks stockholders assuming the consummation of the merger, Qatalyst Partners subtracted the net present value per share of Hortonworks common stock with respect to Hortonworks on a standalone basis, which it derived in the manner described above in the section titled “Future Trading Analysis- Hortonworks Standalone,” from the net present value per share of Hortonworks common stock assuming the completion of the merger, which it derived in the manner described above in the section titled “Future Trading Analysis- NewCo.” This analysis resulted in the following implied ranges of illustrative incremental value per share of Hortonworks common stock.

Levered Free Cash Flow Multiples	Incremental Value Per Share of Hortonworks Common Stock
	CY20E	CY21E	CY22E	CY23E
20.0x	$8.54	$6.83	$5.28	$7.26
25.0x	$10.62	$8.51	$6.58	$9.30
30.0x	$12.68	$10.19	$8.07	$11.46
Miscellaneous
In connection with the review of the merger by the Hortonworks board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Hortonworks or NewCo. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which may be beyond the control of Hortonworks or NewCo. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera), and in connection with the delivery of its opinion to the Hortonworks board. These analyses do not purport to be appraisals or to reflect the price at which the Cloudera common stock or the Hortonworks common stock might actually trade.
Qatalyst Partners’ opinion and its presentation to the Hortonworks board was one of many factors considered by the Hortonworks board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Hortonworks board with respect to the exchange ratio to be received pursuant to and in accordance with, the terms of the merger agreement by the holders of shares of Hortonworks common stock (other than Cloudera or any affiliate of Cloudera) or of whether the Hortonworks board would have been willing to agree to a different exchange ratio. The exchange ratio was determined through arm’s-length negotiations between Cloudera and Hortonworks and was approved by the Hortonworks board. Qatalyst Partners provided advice to Hortonworks during these negotiations. Qatalyst Partners did not, however, recommend any specific exchange ratio to Hortonworks or that any specific consideration constituted the only appropriate consideration for the merger.
Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Cloudera, Hortonworks or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst or any of its affiliates and Hortonworks or Cloudera pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to Hortonworks or Cloudera and their respective affiliates for which Qatalyst Partners would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided Hortonworks with financial advisory services and acted as financial advisor to the Hortonworks board in connection with the proposed merger for which it will be paid approximately $34,500,000, $100,000 of which was payable upon the execution of such engagement letter and $3,050,000 of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, consummation of the merger (provided that the final actual fee will be based on an average of the closing prices of Cloudera common stock as quoted on the NYSE for the ten consecutive trading days ending on the second trading day immediately preceding the closing date of the merger). Hortonworks has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Hortonworks has also agreed to indemnify

Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement.
Interests of the Directors and Executive Officers of Cloudera in the Merger
Immediately following the effective time of the merger, the Cloudera board (the combined company) will have nine total members, five of whom will be from the current Cloudera board, comprised of Martin Cole, Kimberly L. Hammonds, Thomas J. Reilly, Rosemary Schooler and Michael Stankey, four of whom will be from the current Hortonworks board, and with the anticipation that one or more directors shall be determined by mutual agreement by a majority of the collective independent directors on the combined Cloudera board. Immediately following the effective time of the merger, the chairman of the nominating and governance committee of the Cloudera board will be Ms. Hammonds and the chairman of the compensation committee of the Cloudera board will be Mr. Stankey, in each case, each a member of the Cloudera board as of immediately prior to the effective time of the merger. Mr. Reilly will be the chief executive officer of the combined company and Jim Frankola will be the chief financial officer of the combined company.
Cloudera Executive Compensation Payable in Connection with the Merger
In connection with the merger, Cloudera will be permitted to amend the severance and change of control arrangements that were in effect as of the date of the merger agreement, without the consent of Hortonworks, in a manner that treats termination of the employee by Cloudera without “cause” or by the employee for “good reason” (or terms of similar import) upon or within 12 months following closing of the merger as an involuntary termination following a change of control of Cloudera.
Interests of the Directors and Executive Officers of Hortonworks in the Merger
In considering the recommendation of the Hortonworks board to adopt the merger agreement and approve the transactions contemplated by the merger agreement, Hortonworks stockholders should be aware that some of the Hortonworks directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Hortonworks stockholders generally. These interests and arrangements may create potential conflicts of interest. The Hortonworks board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.
Special Executive Equity Acceleration
When the merger is completed, Cloudera will assume outstanding options to purchase shares of Hortonworks common stock and all outstanding Hortonworks restricted stock units. Prior to the effective time of the merger, Hortonworks will ensure that all performance stock units will entitle the holder thereof to receive, immediately prior to the effective time of the merger and subject to the occurrence of the closing, the number of shares of Hortonworks common stock that is earned thereunder, as determined based on the greater of target performance or actual performance measured through the effective time of the merger. Please see the section entitled “The Merger Agreement—Treatment of Securities—Treatment of Hortonworks Equity Awards (Stock Options, Restricted Stock Units, Performance Stock Units, Unvested Common Stock)” starting on page 95 of this joint proxy statement/prospectus for a more detailed description of the treatment of Hortonworks equity in connection with the merger.
Hortonworks has the discretion to accelerate the vesting of performance stock units held by Mr. Bearden and to issue the shares of Hortonworks common stock underlying such performance stock units prior to December 31, 2018, subject to Mr. Bearden providing Hortonworks a release of claims.

The following table shows the number of shares subject to performance stock units granted to Mr. Bearden that will accelerate and vest as described above, subject to his continued service through the closing of the merger or in the event Hortonworks accelerates the vesting of such performance stock units prior to December 31, 2018 in exchange for a release of claims:

Executive Officer	Shares Underlying all Unvested Performance Stock Units	Aggregate Value of All Unvested Performance Stock Units ($) (1)
Robert Bearden	714,711	16,121,021
__________________

(1)
The aggregate values in the table above were determined using the per share price of Hortonworks common stock of $22.556 (the average closing market price of Hortonworks common stock over the first five business days following the public announcement of the entity into the merger agreement on October 3, 2018).

Additionally, Mr. Bearden and Mr. Davidson are each party to certain employment and other agreements that provide for accelerated vesting upon a change in control, as such term is defined in the underlying agreements, provided that the applicable executive officer continues to provide service as an employee of Hortonworks through the date of such change in control. The merger will constitute a change in control for purposes of these agreements.

Executive Officer	Number of Unvested Restricted Stock Units subject to Single Trigger Accelerated Vesting (1)	Aggregate Value of Such Unvested Restricted Stock Units ($) (2)
Robert Bearden	1,191,185(3)	26,868,376
Scott Davidson	333,089(4)	7,513,155
__________________

(1)
The number of restricted stock units above assumes an effective date of the merger of October 30, 2018 and does not take into account any awards that may vest pursuant “double trigger” accelerated vesting pursuant to the terms of the employment agreements as described below.

(2)
The aggregate values in the table above were determined using the per share price of Hortonworks common stock of $22.556 (the average closing market price of Hortonworks common stock over the first five business days following the public announcement of the entry into the merger agreement on October 3, 2018).

(3)	Mr. Bearden is party to a restricted stock unit award agreement that provides that upon a change in control 100% of the then-unvested restricted stock units thereunder will vest.

(4)
Mr. Davidson is party to two restricted stock unit award agreements that provide that upon a change in control 75% of the then-unvested restricted stock units thereunder will vest. Additionally, Mr. Davidson’s employment agreement provides that upon a change in control 50% of his then-unvested restricted stock units will vest.

Employment Agreements
Hortonworks has entered into employment agreements with certain employees, including its current executive officers, Messrs. Bearden, Davidson, Fudge, Gnau and Reasoner. Under these employment agreements, if the executive officer’s employment is terminated involuntarily by Hortonworks without “cause” or by the participating executive officer pursuant to a “constructive termination” (sometimes referred to as a voluntary termination for “good reason” under the applicable agreement) at any time following a “change of control,” then, subject to the executive officer’s execution of a release of claims,the executive officer is entitled to:

•
a lump sum payment in an amount equal to the sum of (1) 18 months (12 months for Messrs. Fudge, Gnau and Reasoner) of the participating executive officer’s base salary immediately prior to the termination and (2) prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs;

•	monthly payment equal to Hortonworks’ contribution towards health insurance for 18 months (12 months for Messrs. Fudge, Gnau and Reasoner); and

•	full accelerated vesting of all unvested outstanding options, restricted stock grants, restricted stock unit awards and other equity awards and equity equivalents.

To the extent the executive enters into a non-competition agreement, such executive will receive an additional amount of cash severance and health benefits payments equivalent to the length of such non-competition period.
The payments and benefits provided under employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for Hortonworks pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to executive in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the executive.
A “change in control,” as such term is defined in the employment agreements, includes: a merger, reorganization or consolidation pursuant to which the holders of Hortonworks’ outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction in substantially similar proportions as prior to such transaction,. The merger will constitute a change in control for purposes of the employee agreements. Accordingly, if any of Messrs. Bearden, Davidson, Fudge, Gnau or Reasoner is subject to a qualifying termination at any time following such “change in control,” then the executive will be entitled to the severance benefits described above.
“Cause” is generally defined as (i) engaging in any act of dishonesty or misrepresentation that is, or reasonably could be, materially injurious to Hortonworks or the executive’s willful commission of fraud; (ii) the material violation of any federal, state or foreign law or regulation applicable to Hortonworks’ business; (iii) the material violation of the Code of Business Conduct and Ethics, any proprietary agreement or any similar obligations under contract or applicable law; (iv) the conviction of, or entering a plea of nolo contendere to, any felony; or (v) any other misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Hortonworks, which conduct, if capable of cure or remedy, is not cured or remedied within two weeks after written notice from Hortonworks describing such conduct.
“Constructive termination” is generally defined as the executive’s resignation from all positions then-held with Hortonworks resulting in a termination of employment after one of the following is undertaken without the executive’s written consent: (i) a material diminution in the authority, duties or responsibilities of the executive or the executive’s supervisor; (ii) a material diminution in the executive’s base compensation; or (iii) a non-temporary relocation of the executive’s business office to a location that increases the executive’s one-way commute by more than 25 miles from the primary location at which the executive performs duties as of immediately prior to the date of such action; provided that the executive must give Hortonworks written notice of the event, Hortonworks must fail to cure the event, and the executive must terminate employment, all within certain specified periods.
Assuming that each of the executive officers experience an involuntary termination without “cause” or a “constructive termination” immediately following the effective time of the merger (which for these purposes is assumed to be October 30, 2018), then the value of the estimated payments and benefits under these policies for each individual, would be:

Executive Officer	Value of Lump Sum Severance Payment ($) (1)	Value of Hortonworks’ Contribution for Health Benefits ($)	Value of Acceleration of Equity Awards ($) (2)	Total Value of Severance Benefits under Employment Agreements ($)
Robert Bearden	$660,719	$36,000	$42,989,397	$43,686,116
Scott Davidson	$1,080,959	$36,000	$11,903,225	$13,020,184
Alan Fudge	$751,671	$24,000	$7,171,680	$7,947,351
Scott Gnau	$519,795	$24,000	$4,256,438	$4,800,233
Scott Reasoner	$371,490	$24,000	$2,150,737	$2,546,227
__________________

(1)
Value of the lump sum severance payment includes an amount equal to the sum of (1) 18 months (12 months for Messrs. Fudge, Gnau and Reasoner) of the participating executive officer’s base salary immediately prior to the termination and (2) such executive officer’s target bonus for the year of termination prorated based on the assumed termination date of October 30, 2018 . Because the terms of the employment agreements provide that the target bonus should be prorated for the portion of the year such executive officer was employed, the value of the lump sum severance shown above may be higher or lower than the value actually received by such executive officer.

(2)
Value of full acceleration of equity awards is in part duplicative of the valuation of acceleration for Mr. Bearden and Mr. Davidson detailed above in the section entitled “—Stock Options, Restricted Stock Units and Performance Stock Units.” The values were determined using the per share price of

Hortonworks common stock of $22.556 (the average closing market price of Hortonworks common stock over the first five business days following the public announcement of the entry into the merger agreement on October 3, 2018).

Cloudera may enter into severance and change in control agreements with certain Hortonworks executive officers on its standard terms, which agreements will take effect twelve months following the merger, will supersede their existing severance and change in control agreements and entitle them to certain payments in connection with a termination of employment with Cloudera and/or accelerated vesting of their equity awards.
Indemnification of Directors and Officers; Directors’ and Officers’ Insurance
The merger agreement provides that the combined company and its subsidiaries will, and Cloudera will cause the combined company and its subsidiaries to, honor and fulfill in all respects the obligations of Hortonworks and its subsidiaries in any indemnification agreements of Hortonworks and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to the effective time of the merger. The merger agreement also provides that, for a period of six years following the effective time of the merger, the combined company and its subsidiaries will, and Cloudera will cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to include indemnification, advancement of expenses and exculpation provisions at least as favorable as such provisions contained in the organizational documents of Hortonworks and its subsidiaries immediately prior to the effective time of the merger.
The merger agreement further requires the combined company to, and Cloudera to cause the combined company to, for a period of six years following the effective time of the merger, maintain in effect the existing policy of Hortonworks’ directors’ and officers’ liability insurance covering claims arising from facts or events that occurred at or prior to the effective time of the merger, and also maintain such officers’ and directors’ liability insurance policy with coverage and amounts no less favorable than those Hortonworks maintained for its directors and officers prior to the merger under the existing Hortonworks officers’ and directors’ liability insurance policy as of the date of the merger agreement. However, the combined company will not be obligated to make annual premiums in excess of 300% of the current annual premium paid by Hortonworks. If annual premiums for existing coverage exceed such maximum amount, the combined company will obtain a policy with the greatest coverage available at a cost not exceeding 300% of the current premium. Alternatively, prior to the effective time of the merger, Cloudera or Hortonworks may purchase a six year “tail” prepaid policy on the existing Hortonworks officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Hortonworks and are binding on the successors and assigns of Cloudera and the combined company.
Interests of Hortonworks Directors
Under the terms of Hortonworks’ non-employee director compensation policy, all restricted stock units held by directors are subject to accelerated vesting upon a sale event, as such term is defined in the underlying incentive plan, provided that the applicable non-employee director continues to provide service as a non-employee director of Hortonworks through the date of such sale event. The merger will constitute a sale event for purposes of these agreements. Additionally, Hortonworks will continue to grant annual and initial restricted stock unit awards to its non-employee directors in accordance with the terms and conditions of Hortonworks’ non-employee director compensation policy. Even though Hortonworks does not intend to hold an annual meeting of stockholders in 2019, the annual equity grant to such directors under the non-employee director compensation policy in respect of 2019 may be granted prior to the closing of the merger, as determined by Hortonworks’ compensation committee. In accordance the terms of the non-employee director compensation policy, the vesting of any such awards will provide for full acceleration immediately prior to the closing of the merger.
Board of the Combined Company
Under the terms of the merger agreement, after the effective time of the merger, the combined Cloudera board will initially have nine members, comprised of Martin Cole, Kimberly L. Hammonds, Thomas Reilly, Rosemary Schooler and Michael A. Stankey from the current Cloudera board, Robert Bearden, Paul Cormier, Peter Fenton and Kevin Klausmeyer from the current Hortonworks board, with the anticipation that one or more directors shall be determined by mutual agreement by a majority of the collective independent directors on the combined Cloudera board.
The directors of the combined company will be divided into three class of directors that will serve staggered three-year terms as follows:

•	the Class I directors will be Mr. Klausmeyer, Mr. Reilly and Mr. Stankey;

•	the Class II directors will be Mr. Cole, Mr. Fenton and Ms. Schooler; and

•	the Class III directors will be Mr. Bearden, Mr. Cormier and Ms. Hammonds.
Biographies
Martin Cole has served as a member of the Cloudera board of directors since September 2014. Prior to retiring in August 2014, Mr. Cole held various roles at Accenture, a professional services company, where he had worked since 1980. Most recently, Mr. Cole served as the Chief Executive of the Technology Group from 2012 to 2014, Chief Executive of the Communications, Media & Technology Operating Group from 2007 to 2012, Chief Executive of the Government Operating Group from 2004 to 2006, Managing Partner of the Outsourcing and Infrastructure Delivery Group from 2002 to 2004, and Partner in the Outsourcing and Government Practices Group from 1989 to 2002, in addition to numerous other leadership positions during his tenure at Accenture. Mr. Cole currently serves on the boards of directors of the Western Union Company and Western Digital Corporation. Mr. Cole holds a B.A. from Dartmouth College and an M.A. from the University of Texas at Austin.
Kimberly L. Hammonds has served as a member of the Cloudera board of directors since March 2017. Ms. Hammonds was a member of the Management Board and the Group Chief Operating Officer of Deutsche Bank AG, a global financial services company, until on or about May 24, 2018. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology & Operations in November 2013. Prior to Deutsche Bank, Ms. Hammonds served as the Chief Information Officer of The Boeing Company, a global aerospace company. Before Boeing, Ms. Hammonds held senior management positions at Dell Corporation, a technology company, and Ford Motor Company, a multinational automaker, in product engineering, manufacturing, marketing and information technology. Ms. Hammonds serves on the board of directors of Red Hat, Inc., a software company. Ms. Hammonds has a B.S. in mechanical engineering from the University of Michigan and an M.B.A. from Western Michigan University.
Thomas J. Reilly has served as a member of the Cloudera board of directors and as Cloudera’s Chief Executive Officer since June 2013. Prior to Cloudera, Mr. Reilly served as Vice President and General Manager of Enterprise Security at Hewlett-Packard Company from November 2010 to May 2012. From December 2006 to May 2011, Mr. Reilly served as Chief Executive Officer of ArcSight, Inc., an enterprise security company, which HP acquired in 2010. Prior to ArcSight, from April 2004 to October 2006, Mr. Reilly was Vice President of Business Information Services for International Business Machines Corporation (IBM), a computer technology company, following its acquisition of Trigo Technologies, Inc., a product information company, where Mr. Reilly served as the Chief Executive Officer. Mr. Reilly currently serves on the boards of directors of several private companies. He previously served on the boards of directors of ArcSight from June 2008 to October 2010, of Eloqua, Inc. from June 2012 to February 2013, and of Jive Software, Inc. from April 2013 to June 2017. Mr. Reilly holds a B.S. in mechanical engineering from the University of California, Berkeley.
Rosemary Schooler has served as a member of the Cloudera board of directors since December 2017. Ms. Schooler is Corporate Vice President and General Manager of Global Internet of Things (IoT) Sales for Intel. Ms. Schooler manages overall revenue across the various sales, technical support, and channels capabilities to deliver IoT solutions to Intel customers and partners. Previously, Ms. Schooler served as Intel’s Vice President of the IoT Strategy and Integrated Products Division in the Internet of Things Group (IoTG). Prior to her role in IoTG, Ms. Schooler was Vice President of the Data Center Group and General Manager of Intel’s Communications and Storage Infrastructure Group. Ms. Schooler holds a bachelor’s degree in Ceramics Science and Engineering from Pennsylvania State University.
Michael A. Stankey has served as a member of the Cloudera board of directors since February 2017. Mr. Stankey is currently the Vice Chairman of Workday, Inc., a cloud‑based enterprise software company, a position he has held since June 2015. He previously served as Workday's President and Chief Operating Officer from September 2009 to June 2015. Prior to Workday, Mr. Stankey was a Partner at Greylock Partners, a venture capital firm, from October 2007 to September 2009. Mr. Stankey also served as the Chairman and Chief Executive Officer of PolyServe, Inc., a storage virtualization software company, from December 2001 until its acquisition by HP in April 2007. From April 1993 to December 2001, Mr. Stankey held a number of senior management positions, including Senior Vice President of North American Sales, at PeopleSoft, Inc., an enterprise software company. Mr. Stankey currently serves on the board of directors of Workday and of Okta, Inc., two public companies, and of Code42 Software, Inc., a private company. Mr. Stankey holds a B.B.A. from the University of Wisconsin‑Eau Claire.
Robert Bearden co-founded Hortonworks. He has served as Hortonworks’ Chief Executive Officer since February 2012, as well as from April 2011 to June 2011. He has served as a member of the Hortonworks board since April 2011. From August 2009 to April 2011, Mr. Bearden served as an Entrepreneur in Residence at Benchmark Capital, a venture capital firm. From March 2008 to August 2009, Mr. Bearden served as President and Chief Operating Officer of SpringSource Inc., a provider of open source software solutions that was acquired by VMware, Inc. Mr. Bearden holds a B.S. in marketing from Jacksonville State University.
Paul Cormier has served on the Hortonworks board since October 2011. Mr. Cormier has served as President, Products and Technologies of Red Hat, Inc., a provider of open source software solutions, since April 2008 and served as Executive Vice President from May 2001 to April 2008. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products for AltaVista Internet Software, a web portal and internet services company. Mr. Cormier served on the board of directors of SolarWinds, Inc., an IT management software provider, from July 2014 until its acquisition by Silver Lake Partners and Thoma Bravo, LLC in February 2016. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology.
Peter Fenton has served as a member of the Hortonworks board since July 2011. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of New Relic, Inc., a software analytics company, where he serves as Chair of the board of directors, Yelp Inc., a local directory and user review service, and Zuora, Inc., a provider of cloud subscription services. From February 2009 to May 2017, Mr. Fenton served on the board of directors of Twitter, Inc., a social networking service, and from July 2009 to October 2017, he served on the board of directors of Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.
Kevin Klausmeyer has served on the Hortonworks board since August 2014. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc., which was acquired by IBM. Mr. Klausmeyer served on the board of directors of Callidus Software Inc., a provider of software-as-a-service sales and marketing automation solutions, from April 2013 until its acquisition by SAP SE in April 2018. Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas.

THE MERGER AGREEMENT
The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus, and Cloudera and Hortonworks encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.
The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Cloudera or Hortonworks. Such information can be found elsewhere in this document and in the public filings that Cloudera and Hortonworks make with the SEC, which are available without charge through the SEC’s website at http://www.sec.gov.
The representations and warranties described below and included in the merger agreement were made by each of Cloudera and Hortonworks to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of Cloudera and Hortonworks to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Cloudera and Hortonworks rather than to establish matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Cloudera, Hortonworks or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Cloudera or Hortonworks, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for information regarding Cloudera and Hortonworks and their respective businesses. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.
The Merger
The merger agreement provides for the merger of Surf Merger Corporation, a newly formed, direct, wholly owned subsidiary of Cloudera, with and into Hortonworks. Following the completion of the merger, the separate corporate existence of Surf Merger Corporation will cease and Hortonworks will survive the merger as a wholly owned subsidiary of Cloudera.
Closing and Effective Time of the Merger
Cloudera and Hortonworks will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “—Conditions to Obligations to Complete the Merger” beginning on page 107 of this joint proxy statement/prospectus, are satisfied or waived, including, among others, approval by the Cloudera stockholders of the issuance of shares of Cloudera common stock in the merger and the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the Hortonworks stockholders. The merger will become effective at the time of the filing and acceptance by the Secretary of State of the State of Delaware of the certificate of merger, or such later time as may be agreed in writing by Cloudera and Hortonworks and specified in such certificate of merger.
Treatment of Securities
Hortonworks Common Stock
Upon completion of the merger, each share of Hortonworks common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 1.305 shares of Cloudera common stock, and the cash payable in lieu of any fractional shares as described in the section entitled “— Fractional Shares” below.
The exchange ratio in the merger (i.e., 1.305 shares of Cloudera common stock for each share of Hortonworks common stock) will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cloudera common stock or Hortonworks common stock), reorganization, recapitalization, reclassification or other like change with respect to Cloudera common stock or Hortonworks common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

Each share of Hortonworks common stock that is owned by Cloudera, Merger Sub or Hortonworks, or by any direct or indirect wholly owned subsidiary of Cloudera, Merger Sub or Hortonworks, in each case immediately prior to the effective time of the merger, will be canceled and extinguished without being converted into Cloudera common stock and without any other consideration paid for such shares.
Please see the section entitled“—Treatment of Hortonworks Equity Awards (Stock Options, Restricted Stock Units, Performance Stock Units, Unvested Common Stock)” below for a description of the treatment of shares of Hortonworks common stock that are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition immediately prior to the effective time of the merger.
Fractional Shares
Cloudera will not issue any fractional shares of Cloudera common stock in connection with the merger. Instead, each record holder of Hortonworks common stock who would otherwise be entitled to receive a fraction of a share of Cloudera common stock will receive (after aggregating all fractional shares of Cloudera common stock that otherwise would be received by such holder of record) an amount of cash (rounded down to the nearest whole cent), without interest, equal to the amount obtained by multiplying such fraction of a share by the average of the closing sale prices for one share of Cloudera common stock as quoted on NYSE for the 10 consecutive trading days ending on the second trading day immediately preceding the closing date of the merger.
Treatment of Hortonworks Equity Awards (Stock Options, Restricted Stock Units, Performance Stock Units, Unvested Common Stock)
When the merger is completed, Cloudera will assume outstanding options to purchase shares of Hortonworks common stock, and such options will be automatically converted into options to purchase the number of shares of Cloudera common stock equal to (x) the number of shares of Hortonworks common stock subject to the Hortonworks option immediately prior to the merger, multiplied by (y) 1.305, with such product rounded down to the nearest whole share of Cloudera common stock. The exercise price per share for each assumed Hortonworks option will be equal to (x) the exercise price per share of the Hortonworks option divided by (y) 1.305, with such quotient rounded up to the nearest whole cent. Each assumed Hortonworks option otherwise will be subject to the same terms and conditions (including as to vesting and exercisability) as are applicable under the respective Hortonworks option immediately prior to the effective time of the merger. However, if a Hortonworks option is subject to the legal requirements of a non-U.S. jurisdiction and Cloudera determines that the Hortonworks option may not be assumed under the legal requirements of the relevant non-U.S. jurisdiction, Cloudera will, if necessary, to ensure compliance with applicable non-U.S. law: (1) require that such outstanding unassumed Hortonworks options be accelerated and exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to exercise immediately upon exercise and receive the difference between the fair market value of the shares at exercise and the exercise price in cash, (2) provide for conversion of the unassumed Hortonworks options into the right to receive, as soon as practicable after the effective time of the merger, an amount in cash equal to (x) the excess, if any, of (i) the average of the closing sale prices for one share of Cloudera common stock as quoted on NYSE for the 10 consecutive trading days ending on the second trading day immediately preceding the closing date of the merger, over (ii) the applicable exercise price of such unassumed Hortonworks option, multiplied by (y) the number of Hortonworks shares subject to such unassumed Hortonworks option, less all applicable deductions and withholdings required by applicable legal requirements to be withheld in respect of such payment or (3) provide for such other treatment that is in compliance with applicable legal requirements and reasonably agreed upon by Cloudera and Hortonworks at least 20 days prior to the effective time of the merger.
Cloudera will also assume outstanding Hortonworks restricted stock units. Each assumed Hortonworks restricted stock unit award will be converted into an award to receive a number of shares of Cloudera common stock equal to (x) the number of shares of Hortonworks common stock subject to the Hortonworks restricted stock unit award immediately prior to the effective time of the merger multiplied by (y) 1.305, with such product rounded down to the nearest whole share of Cloudera common stock. Each assumed Hortonworks restricted stock unit award that was granted with a purchase price other than Hortonworks par value will have a purchase price per share equal to (x) the per share purchase price of Hortonworks common stock subject to such assumed Hortonworks restricted stock unit award, divided by (y) 1.305, with such quotient rounded up to the nearest whole cent. Each assumed Hortonworks restricted stock unit award otherwise will be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Hortonworks restricted stock unit award immediately prior to the effective time of the merger. However, if a Hortonworks restricted stock unit award is subject to the legal requirements of a non-U.S. jurisdiction and Cloudera determines that the Hortonworks restricted stock unit award may not be assumed under the legal requirements of the relevant non-U.S. jurisdiction, Cloudera will provide for such other treatment that is in compliance with applicable law and reasonably agreed upon by Cloudera and Hortonworks at least 20 days prior to the effective time of the merger.
Prior to the effective time of the merger, the Hortonworks board will adopt resolutions and take all other actions necessary and appropriate to provide that each award of Hortonworks performance stock units shall entitle the holder thereof to receive, immediately prior to the effective time of the merger and subject to the occurrence of the closing, the number of shares of Hortonworks common stock that is earned thereunder which shall be determined based on the greater of target performance or actual performance (measured through the effective time of the merger). Any shares of Hortonworks common stock so delivered in respect of Hortonworks performance stock units will be deemed to be issued and outstanding as of immediately prior to the effective time of the merger.
If any shares of Hortonworks common stock outstanding immediately prior to the effective time of the merger are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Hortonworks or under which Hortonworks has any rights, then the common stock consideration (described above under the section entitled “—Treatment of Securities—Hortonworks Common Stock” beginning on page 94 of this joint proxy statement/prospectus) payable in exchange for such Hortonworks restricted stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition. At or prior to the effective time of the merger, the Hortonworks board (or a duly authorized committee thereof) and the Cloudera board (or a duly authorized committee thereof) shall adopt any corporate resolutions that may be reasonably necessary to provide that, from and after the effective time of the merger, Cloudera is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
Cloudera has agreed to file, within two (2) business days after the effective time of the merger, a registration statement with the SEC relating to the shares of Cloudera common stock issuable in connection with all assumed Hortonworks options and restricted stock units, and use its reasonable best efforts to maintain effectiveness of such registration statement (and maintain the current status of the prospectuses contained therein) for as long as such assumed awards remain outstanding. As a result, the shares of Cloudera common stock issuable upon the exercise of assumed Hortonworks options and payout or vesting of assumed Hortonworks restricted stock units are expected to be freely transferable as long as the registration statement remains effective (subject to Cloudera’s insider trading policy and any applicable securities laws).
Prior to the effective time of the merger, the Hortonworks board will take all action necessary to ensure that the final offering period under the Hortonworks employee stock purchase plan will end no later than the business day immediately preceding the closing of the merger, all outstanding purchase rights under the Hortonworks employee stock purchase plan will be exercised as of such date and the Hortonworks employee stock purchase plan will be terminated as of such date.
Exchange Fund; Exchange of Stock Certificates
Prior to the effective time of the merger, Cloudera will select a bank or trust company reasonably acceptable to Hortonworks to act as the exchange agent for the merger. As promptly as practicable (and in any event within one business day) after the effective time of the merger, Cloudera will deposit with the exchange agent for exchange in accordance with the merger agreement, the shares of Cloudera common stock that are issuable in exchange for shares of Hortonworks common stock, and the cash payable in lieu of fractional shares of Cloudera common stock. In addition, Cloudera will make available from time to time after the effective time of the merger as necessary, cash in an amount sufficient to pay any cash payable in accordance with the merger agreement in lieu of fractional shares of Cloudera common stock and any dividends or distributions to which holders of shares of Hortonworks common stock might be entitled under the merger agreement. Any Cloudera common stock and cash deposited with the exchange agent is generally referred to as the exchange fund.
As promptly as practicable following the effective time of the merger (and in any event, within five (5) business days thereafter), Cloudera will cause the exchange agent to mail to each holder of record (as of immediately prior to the effective time of the merger) of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of Hortonworks common stock (1) a letter of transmittal in customary form as Hortonworks and Cloudera may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates (or effective affidavits in lieu thereof) to the exchange agent) and (2) instructions for use in effecting the surrender of the certificates in exchange for whole shares of Cloudera common stock pursuant to the terms of the merger agreement, (b) cash payable in lieu of any fractional shares of Cloudera common stock and (c) any dividends or other distributions payable pursuant to the terms of the merger agreement.
Upon surrender of certificates (or effective affidavits in lieu thereof) for cancellation to the exchange agent, together with a letter of transmittal, duly completed and validly executed in accordance with the relevant instructions, the holders of such certificates will be entitled to receive in exchange therefor the number of whole shares of Cloudera common stock such holder is entitled to receive pursuant to the merger agreement, payment of any cash such holder is entitled to receive in lieu of fractional shares and any dividends or distributions such holder is entitled to receive pursuant to the merger agreement. Surrendered certificates will be canceled.
The exchange agent will accept certificates upon compliance with such reasonable terms and conditions as the exchange agent may impose for an orderly exchange in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the certificates on the cash amounts payable in exchange for fractional shares. Until surrendered, from and after the effective time of the merger outstanding certificates will only be evidence of the ownership of the number of full shares of Cloudera common stock into which such shares of Hortonworks common stock have been converted and the right to receive cash payable in lieu of fractional shares in accordance with the merger agreement and any dividends or distributions payable pursuant to the merger agreement.
Any holder of non-certificated shares of Hortonworks common stock represented by book entry shall not be required to deliver an executed letter of transmittal in order to receive the shares of Cloudera common stock issuable in respect thereof pursuant to the merger agreement, cash payable in respect thereof in lieu of any fractional shares of Cloudera common stock and any dividends or distributions payable pursuant to the merger agreement. In lieu thereof, each registered holder of one or more book entry shares shall automatically upon the effective time of the merger be entitled to receive, and Cloudera shall cause the exchange agent to deliver as soon as practicable after the effective time of the merger (and in any event, no later than five (5) business days thereafter), such consideration in accordance with the customary procedures of Cloudera’s transfer agent, the exchange agent and any depository for such book entry shares.
Following the completion of the merger, Hortonworks will not register any transfers of Hortonworks common stock on its stock transfer books.
Holders of Hortonworks common stock should not attempt to surrender their stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the proper surrender of such certificates.
Distributions with Respect to Unexchanged Shares
Registered holders of Hortonworks common stock will be entitled to dividends and other distributions declared or made after the date of the merger agreement with a record date after the effective time of the merger with respect to the number of whole shares of Cloudera common stock which they are entitled to receive upon exchange of their Hortonworks common stock, but no such dividends will be paid to any particular holder of Hortonworks common stock until such holder has properly surrendered the certificates representing such shares in accordance with the letter of transmittal.
Termination of Exchange Fund; No Liability
Any portion of the exchange fund that is undistributed 12 months after the effective time of the merger will, at the request of Cloudera, be delivered to Cloudera, or otherwise according to the instruction of Cloudera, and any holders of Hortonworks common stock who have not surrendered their certificates in compliance with the merger agreement shall then look only to Cloudera for delivery or payment of the shares of Cloudera common stock issuable, or cash payable (in lieu of any fractional shares and any dividends or other distributions), in exchange for such certificates.
None of Cloudera, Hortonworks or the exchange agent will be liable to any holder of Hortonworks common stock or Cloudera common stock for any shares (or any related dividends or distributions) properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar law.
Lost, Stolen or Destroyed Certificates
If a Hortonworks stock certificate is lost, stolen or destroyed, the holder of the certificate must deliver an affidavit and may, at Cloudera’s request, be required to deliver a customary indemnity prior to receiving any merger consideration.

Representations and Warranties
The merger agreement contains representations and warranties made by each of Cloudera, Surf Merger Corporation and Hortonworks, regarding their businesses, financial condition and structure, their subsidiaries and other facts pertinent to the merger. Each party’s representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, expire at the effective time of the merger and relate to:

•	corporate organization, qualification to do business, corporate standing, corporate power and enforceability of the merger agreement;

•	corporate authorization to enter into and carry out the obligations contained in the merger agreement, requisite stockholder approvals and the opinions of financial advisors;

•
the absence of any conflicts with or violations of such party’s organizational documents and certain agreements with third parties, the absence of any rights of first refusal or acquisition or pre-emptive rights with respect to such party’s capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement and certain regulatory approvals required in connection with the merger;

•	capitalization;

•	such party’s subsidiaries;

•	certain SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	the absence of undisclosed liabilities (other than certain specified exceptions);

•	the absence of certain changes or events between the date of such party’s last unaudited balance sheet and the date of the merger agreement;

•	real property matters;

•	personal property matters;

•	intellectual property matters;

•	material contracts and the absence of breaches of material contracts;

•	tax matters;

•	employee benefit matters;

•	labor matters and relations;

•	environmental matters;

•	compliance with applicable laws, including anti-corruption and export controls laws;

•	compliance with permits required for the operation of business;

•	litigation and legal proceedings;

•	insurance matters;

•	such party’s ownership of the other party’s capital stock;

•	the applicability of Delaware anti-takeover statutes to the merger; and

•	brokerage or other finders’ fees that may be payable in connection with the merger.

Conduct of Business before Completion of the Merger
In the merger agreement, Cloudera and Hortonworks have agreed that, until the earlier of the effective time of the merger and termination of the merger agreement, or unless expressly provided by the merger agreement, required by applicable law, specifically disclosed to the other party in such party’s disclosure letter to the merger agreement or approved by the other party in writing (which approval shall not be unreasonably withheld, conditioned or delayed), each such party will, and each party will cause its subsidiaries to:

•	use its commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as earlier conducted;

•	pay its taxes when due, in each case subject to good faith disputes over such taxes; and

•
use its commercially reasonable efforts to (1) preserve intact its present businesses, (2) keep available the services of its present officers and employees and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

Under the merger agreement, each of Cloudera and Hortonworks has also agreed that, until the earlier of the effective time of the merger and termination of the merger agreement, or unless the other party approves in writing (which approval shall not be unreasonably withheld, conditioned or delayed), they will not (and will not permit their respective subsidiaries to), except as expressly provided by the merger agreement, as required by applicable law or as specifically disclosed to the other party in such party’s disclosure letter to the merger agreement:

•	propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;

•
authorize, issue, sell, deliver or agree or commit to issue, sell or deliver any of their respective securities or any securities of any of their respective subsidiaries, except in accordance with certain specified exceptions;

•
acquire, redeem, or amend any of their respective securities or any securities of any of their respective subsidiaries (other than dissolving and/or merging subsidiaries that are not material to them and their respective subsidiaries, taken as a whole);

•
split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution, or make any other actual, constructive or deemed distribution, other than cash dividends made by any of their respective wholly owned subsidiaries to themselves or one of their respective subsidiaries;

•
propose or adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective subsidiaries (other than the merger);

•
incur, assume or issue any debt, except for (1) letters of credit issued in the ordinary course of business consistent with past practice, (2) loans or advances to subsidiaries in the ordinary course of business consistent with past practices;

•
other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any third person (except obligations of any of their respective subsidiaries);

•	make any material loans, advances or capital contributions to or investments in any third person;

•	mortgage or pledge any of their or their respective subsidiaries’ assets, or create any liens on such assets;

•
except as may be required to satisfy any Hortonworks or Cloudera employee plans or other contractual obligations, in each case, existing on the date of the merger agreement, and except as may be required to satisfy applicable law or in accordance with certain specified exceptions, make any bonuses to or increase in any material manner the compensation, benefits, severance of termination pay of any consultant, director, officer or employee other than as permitted by the merger agreement;

•	forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective subsidiaries or affiliates;

•	fund any employee benefit plans other than as required by existing contracts or applicable law;

•	enter into, amend, or extend any collective bargaining agreement;

•
acquire, sell, lease, license or dispose of any material property or assets except (1) pursuant to existing contracts or (2) for transactions in the ordinary course of business consistent with past practice and not in excess of $5 million individually, or $20 million in the aggregate;

•	except to comply with GAAP, make any change in accounting principles or practices;

•
make or change any material tax election, adopt or change any material tax accounting method, settle or compromise any material tax liability, or consent to an extension or a waiver of any limitations period applicable to a material tax claim or assessment;

•
enter into certain intellectual property license contracts and other material contracts described in the merger agreement or materially amend or waive any right under the same, and, except in the ordinary course of business consistent with past practices, enter into or materially amend, or waive any right under, any other contract that would be a Hortonworks material contract or a Cloudera material contract, as defined in the merger agreement;

•	enter into or modify any material lease or sublease of real property;

•
fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material intellectual property rights used in or held for use in a party’s business, or grant permission to enter into the public domain any material trade secrets included in the Hortonworks intellectual property or Cloudera intellectual property, as defined in the merger agreement;

•	grant any exclusive rights to any of their respective material intellectual property rights;

•	modify the standard warranty terms for Hortonworks or Cloudera products or services;

•	acquire any other third party or any equity interest in any third party;

•
authorize, incur or commit to incur any new capital expenditures that in the aggregate exceeds, in any given quarter, 110% of the amount set forth in the respective capital expenditure budget of each party, as provided to the other party prior to the date of the merger agreement, other than maintenance capital expenditures or capital expenditures required pursuant to existing contracts;

•
settle or compromise any litigation or liabilities other than those (1) reflected or reserved against in full in each party’s last unaudited balance sheet, (2) covered by existing insurance policies or (3) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

•
except as required by GAAP, revalue in any material respect any of its properties or assets (including writing-off notes or accounts receivable) other than in the ordinary course of business consistent with past practice;

•
convene any special meeting of their stockholders (or postpone or adjourn any special meeting), or propose any matters for consideration and a vote of its stockholders other than the merger agreement and the merger; or

•	enter into a contract to do any of the above, or announce an intention, enter into a formal or informal agreement or otherwise make a commitment to do any of the above.
Cloudera and Hortonworks are Required to Terminate Any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers
Immediately after the execution and delivery of the merger agreement, each of Hortonworks and Cloudera will immediately cease and cause to be terminated, and will instruct, direct and cause their respective directors, officers, employees, subsidiaries, controlled affiliates, investment bankers, attorneys and other advisors or representatives to cease and cause to be terminated, any and all existing activities, discussions or negotiations with any persons previously conducted with respect to certain “acquisition proposals” and “acquisition transactions” relating to Hortonworks and Cloudera described below. Each of Hortonworks and Cloudera will also promptly request that all confidential information that has been delivered, provided or furnished by or on behalf of Hortonworks or Cloudera, as the case may be, within the two year period prior to the date of the merger agreement in connection with any consideration, discussions or negotiations regarding any such potential “acquisition proposals” or “acquisition transactions” be returned or destroyed.

Under the terms of the merger agreement, subject to certain exceptions described below, neither Hortonworks nor Cloudera will, or authorize or permit any of their respective representatives to, directly or indirectly:

•	solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, an acquisition proposal relating to Hortonworks or Cloudera, respectively;

•
furnish to any person (other than each other) any non-public information relating to Hortonworks or Cloudera or any of their respective subsidiaries, or allow access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective subsidiaries, in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal relating to Hortonworks or Cloudera, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal or acquisition transaction relating to Hortonworks or Cloudera;

•
participate or engage in discussions or negotiations with any person (other than each other) with respect to an acquisition proposal or acquisition transaction relating to Hortonworks or Cloudera, respectively;

•	approve, endorse or recommend an acquisition proposal or acquisition transaction relating to Hortonworks or Cloudera, respectively;

•
enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to, any acquisition proposal or acquisition transaction, relating to Hortonworks or Cloudera, respectively;

•
terminate, amend or waive any rights under any “standstill” or other similar provision in any contract (other than to the extent Hortonworks board or Cloudera board, as applicable, determines in good faith after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL);

•	waive Section 203 of the DGCL, or any portion thereof (other than with respect to each other); or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal or acquisition transaction relating to Hortonworks or Cloudera, respectively.
For purposes of the restrictions described above, “acquisition proposal” means any offer, indication of interest or proposal relating to any acquisition transaction, and “acquisition transaction” means any transaction or series of related transactions involving:

•
any acquisition or purchase of a 15% or greater interest in the total outstanding equity interests or voting securities of Cloudera or Hortonworks, or any tender offer or exchange offer that if consummated would result in anyone beneficially owning 15% or more of the total outstanding equity interests or voting securities of Cloudera or Hortonworks;

•
any acquisition or purchase of 50% or more of any class of equity or other voting securities of one or more subsidiaries of Cloudera or Hortonworks, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets (as of or for the 12 month period ending on the last day of Cloudera’s or Hortonworks’ most recently completed fiscal year) of Cloudera or Hortonworks and their respective subsidiaries, taken as a whole;

•
any merger, consolidation, business combination or other similar transaction involving Cloudera or Hortonworks or one or more of their subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets (as of or for the 12 month period ending on the last day of Cloudera’s or Hortonworks’ most recently completed fiscal year) of Cloudera or Hortonworks and their respective subsidiaries, taken as a whole, pursuant to which the stockholders of Cloudera or Hortonworks, or such subsidiary or subsidiaries, as applicable, hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•
any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of Cloudera or Hortonworks that generate or constitute 15% or more of the net revenues, net income or assets (as of or for the 12 month period ending on the last day of Cloudera’s or Hortonworks’ most recently completed fiscal year);

•
any liquidation, dissolution, recapitalization or other significant corporate reorganization of Cloudera or Hortonworks or one or more of their subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets (as of or for the 12 month period ending on the last day of Cloudera’s or Hortonworks’ most recently completed fiscal year); or

•	any combination of the foregoing.
Hortonworks and Cloudera are also obligated to promptly, and in all cases within 24 hours, advise the other in writing of:

•	any acquisition proposal they receive;

•	any request for information they receive that would reasonably be expected to lead to an acquisition proposal or an acquisition transaction; or

•
any inquiry they receive with respect to, or which would reasonably be expected to lead to, any acquisition proposal or acquisition transaction, the material terms and conditions of such acquisition proposal, acquisition transaction, request or inquiry, and the identity of the person making the acquisition proposal, request or inquiry.

In addition, each of Hortonworks and Cloudera is required to keep the other party reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any acquisition proposal or acquisition transaction and its material terms and conditions and any request or inquiry. Each of Hortonworks and Cloudera will give the other at least 24 hours (or whatever lesser notice provided to the board generally) notice of a meeting of its board (or any committee) at which its board (or any committee) is reasonably expected to consider an acquisition proposal or acquisition transaction it has received, and will inform the other as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the acquisition proposal or acquisition transaction.
Notwithstanding the prohibitions described above, if either Cloudera or Hortonworks receives a bona fide written acquisition proposal at any time prior to the receipt of its respective requisite stockholder approval and the conditions set forth below are satisfied, the party receiving the acquisition proposal is permitted to:

•
engage in discussions with any person that has made after the date of the merger agreement (and not withdrawn) a bona fide acquisition proposal in respect of Cloudera or Hortonworks for the limited purpose of determining whether such acquisition proposal is reasonably likely to lead to a superior proposal, as defined in the merger agreement;

•
engage or participate in discussions or negotiations with a party that has made after the date of the merger agreement (and not withdrawn) a bona fide acquisition proposal that Cloudera or Hortonworks determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a superior proposal in respect of such party; and/or

•
furnish any non-public information to the party making such acquisition proposal that Cloudera’s or the Hortonworks board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a superior proposal in respect of such party.

The following conditions must be satisfied in order to engage in such discussions or negotiations with, or provide information to, such third party:

•
such acquisition proposal must not have resulted from a breach of the non-solicitation obligations contained in the merger agreement and the third party submitting such acquisition proposal must not have made any other acquisition proposal that resulted from a breach of the non-solicitation obligations contained in the merger agreement;

•
the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must not have breached the non-solicitation obligations contained in the merger agreement;

•
the board of the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must have determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware law;

•
at least 24 hours prior to taking such action, the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must have given notice to the other party;

•	the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must have first entered into a confidentiality agreement with such third party; and

•
substantially contemporaneously with providing such information to a third party, the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must provide the same information to the other party.

For purposes of the provisions described above, “superior proposal” means an unsolicited bona fide written acquisition proposal involving the acquisition of at least fifty percent (50%) of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to third party making such acquisition proposal) and (ii) with respect to which the board of the applicable party will have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such acquisition transaction, as well as any counter-offer or proposal made by the other party to the merger agreement) that the proposed acquisition transaction is more favorable to the stockholders of the applicable party to the merger agreement than the transactions contemplated by the merger agreement (taking into account any counter-offer or proposal made by the other party to the merger agreement in accordance with the merger agreement).
Obligations of each of the Cloudera and Hortonworks Boards with Respect to its Recommendation and Holding a Meeting of its Stockholders
Under the terms of the merger agreement, Hortonworks and Cloudera agreed that the Cloudera and Hortonworks boards will each call, hold and convene a meeting of its stockholders promptly (and within 45 days) after the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, by the SEC. Hortonworks and Cloudera also agreed that the Cloudera and Hortonworks boards will each use its reasonable best efforts to call, give notice of, convene and hold its respective stockholder meetings on the same day and at the same time as the other party’s stockholder meeting. The Cloudera board agreed to recommend the approval of the issuance of shares of Cloudera common stock in the merger to its stockholders and to use reasonable best efforts to obtain the required stockholder approval. The Hortonworks board agreed to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement to its stockholders and to use reasonable best efforts to obtain the required stockholder adoption and approvals.
Each of the Cloudera and Hortonworks boards also agreed not to withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, their recommendations.
Notwithstanding the obligations described above, at any time before receiving the approvals of their respective stockholders, the Cloudera board or Hortonworks board may change its recommendation if certain conditions are satisfied with respect to a superior proposal or an intervening event.
With respect to a superior proposal, a party may change its recommendation if and only if:

•	it has received an acquisition proposal that its board has determined in good faith (after consultation with its financial and legal advisors) constitutes a superior proposal;

•
such acquisition proposal did not result from a breach of the nonsolicitation obligations contained in the merger agreement, and the person from whom such party received such acquisition proposal has not made any other acquisition proposals (either alone or together with one or more other persons) that resulted from or arose out of a breach of the nonsolicitation obligations contained in the merger agreement;

•	the party proposing to change its recommendation has not breached the nonsolicitation obligations contained in the merger agreement in respect of such acquisition proposal;

•
prior to changing its recommendation, Cloudera or Hortonworks, as the case may be, has given the other party at least five business days’ notice and the opportunity to meet and discuss in good faith potential amendments or other modifications to the merger agreement so that the merger and other transactions contemplated by the merger agreement can take place (it being understood and agreed that any amendment to the financial terms, or any other material amendment to the terms, of such acquisition proposal shall require a new written notice and an additional three business day period for discussion);

•
the other party has not made, within the foregoing notice periods after receiving notice of a party’s intent to change its recommendation, a counteroffer or proposal that the board of the party proposing to change its recommendation determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders as that superior proposal; and

•
after such discussions, the board of the party proposing to change its recommendation determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware law.

A party may also change its recommendation in connection with an intervening event, if and only if:

•	such intervening event does not involve the receipt of any offer, proposal or inquiry from any third party relating to an acquisition transaction;

•
before changing its recommendation, the party proposing to do so has given the other at least five business days’ notice and the opportunity to meet and discuss in good faith the basis for the proposed change in recommendation, the other party’s reaction and potential amendments and modifications to the merger agreement so that the merger and other transactions contemplated by the merger agreement can take place (it being understood and agreed that any material change to the facts and circumstances of such intervening event shall require a new written notice and an additional five business day period for discussion); and

•
after such discussions, the board of the party proposing to change its recommendation determines in good faith (after consultation with outside legal counsel) that the failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware law.

For purposes of the provisions described above, “intervening event” means any material event, circumstance, change, effect, development or condition occurring or arising after the date of the merger agreement that was not known or reasonably foreseeable by the Cloudera board or the Hortonworks board, as applicable, as of or before the date of the merger agreement, provided that none of the following, either alone or in combination, shall be considered an intervening event: (i) events, circumstances, changes, effects, developments or conditions affecting general business, economic or political conditions, the industries or segments thereof in which Cloudera or Hortonworks, as applicable, operates, or the financial, credit or securities markets of the United States or in any other country in the world; (ii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable law or the interpretation or enforcement thereof; (iii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, the announcement of the execution of the merger agreement, or the identity of the other parties thereto; (iv) the status of the merger under the HSR Act; (v) any change in the trading price of Cloudera or Hortonworks in and of itself; or (vi) meeting or exceeding, or failing to meet or exceed, any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period in and of itself.
Regardless of whether either the Cloudera or Hortonworks board has received an acquisition proposal or a superior proposal of the type described above, or has changed its recommendation as it relates to the merger, both parties are obligated to call, give notice of, convene and hold a meeting of their respective stockholders to consider and vote upon their respective proposals relating to the merger and no change of recommendation or unsolicited proposal will give the party that changed its recommendation or that received an unsolicited proposal a right to terminate the merger agreement or affect any other obligation of the parties under the merger agreement. Neither Cloudera nor Hortonworks is permitted under the merger agreement to submit any acquisition proposal, including a superior proposal, to a vote of its respective stockholders at or prior to its stockholders’ meeting relating to the merger. For more information concerning the ability of the parties to terminate the merger agreement under certain circumstances, see the section entitled “—Termination; Fees and Expenses” beginning on page 109 of this joint proxy statement/prospectus.
Joint Proxy Statement/Prospectus
The merger agreement provides that as promptly as practicable after the execution and delivery thereof, Cloudera and Hortonworks will jointly prepare, and Cloudera will file with the SEC, a registration statement on Form S-4 of which this joint proxy statement/prospectus is a part (which includes a prospectus for the issuance of shares of Cloudera common stock in the merger, a proxy statement of Cloudera for use in connection with the solicitation of proxies for the Cloudera stockholder meeting and a proxy statement of Hortonworks for use in connection with the solicitation of proxies for the Hortonworks stockholder meeting), in such form as may be approved by Cloudera and Hortonworks, which approval shall not be unreasonably withheld, conditioned or delayed. Both parties have agreed to use their reasonable best efforts to have this joint proxy statement/prospectus declared effective by the SEC as promptly as practicable after filing and have agreed to fully cooperate in the preparation of this joint proxy statement/prospectus.
Subject to certain exceptions set forth in the merger agreement, no amendment or supplement (including by incorporation by reference) to this joint proxy statement/prospectus will be made without the approval of both parties, which approval will not be unreasonably withheld, conditioned or delayed. Cloudera and Hortonworks have agreed to notify each other as promptly as practicable of (i) the receipt of any written or oral comments of the SEC or its staff regarding, or of any written or oral request by the SEC or its staff for amendments or supplements to, this joint proxy statement/prospectus and related filings, and to promptly give the other copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings, (ii) the issuance of any stop order, or (iii) the suspension of qualification for offering or sale in any jurisdiction of the Cloudera common stock issuable in connection with the merger.
Efforts to Complete and Regulatory Matters
Each party to the merger agreement has agreed to use its reasonable best efforts to take all actions and to do all things reasonably necessary to consummate and make effective the transactions contemplated by the merger agreement, including using reasonable best efforts to:

•	cause the conditions to the merger to be satisfied or fulfilled;

•
obtain all necessary consents, waivers and approvals under any contracts to which either (or any of its subsidiaries) is a party so as to maintain and preserve the benefits under such contracts following the effective time of the merger;

•
obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities, seek the expiration or termination of any applicable waiting periods under applicable legal requirements, and make all necessary registrations, declarations and filings with governmental authorities;

•
seek to have vacated or otherwise lifted or removed any legal order that has been issued or granted that has the effect of making the merger or related transactions illegal, preventing or otherwise restraining the effective time of the merger or related transactions in any such jurisdiction; and

•	execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.
In connection with the foregoing, as soon as practicable following the execution and delivery of the merger agreement (and in any event within 10 business days thereafter), the parties have agreed to file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger and related filings and, as required by the HSR Act. Each of Cloudera and Hortonworks has agreed to cooperate and coordinate with the other in the making of such filings and inform the other party hereto of any communication from any governmental authority regarding the merger and related transactions. Each of Cloudera and Hortonworks filed with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger and related filings on October 18, 2018. For further discussion of the regulatory filings and approvals required to complete the merger, see “—Regulatory Filings and Approvals Required to Complete the Merger” beginning on page 113 of this joint proxy statement/prospectus.
Public Announcements
Neither Cloudera nor Hortonworks will issue any press release or make any public statement with respect to the merger agreement or the merger without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. However, Cloudera and Hortonworks may, without the prior consent of the other, issue a press release or make a public statement relating to the merger agreement or the merger if it determines that the press release or public statement is required by applicable law or the rules and regulations of Nasdaq or NYSE, and it has notified and consulted with the other party.
Hortonworks Employee Benefits; 401(k) Plans
After the effective time of the merger, and to the extent permitted by applicable law, Cloudera will recognize the prior service with Hortonworks or its subsidiaries of each Hortonworks employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Cloudera or its affiliates in which Hortonworks employees are eligible to participate following the effective time of the merger for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).
After the effective time of the merger, Cloudera will, or will cause Hortonworks to, cause (or, with respect to employees outside the United States, use reasonable efforts to cause) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Cloudera or its affiliates to be waived with respect to Hortonworks employees and their eligible dependents, and, to the extent permitted by applicable law and the applicable benefits carrier, provide each Hortonworks employee with credit for any expenses incurred that were credited to deductible and maximum out-of-pocket co-insurance requirements under any Hortonworks employee plan that provides medical, dental or vision benefits in the plan year in effect as of the effective time of the merger in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Cloudera or the surviving corporation in the merger that such employees are eligible to participate in after the effective time of the merger.
Indemnification and Insurance
The merger agreement provides that the combined company and its subsidiaries will, and Cloudera will cause the combined company and its subsidiaries to, honor and fulfill in all respects the obligations of Hortonworks and its subsidiaries in any indemnification agreements of Hortonworks and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to the effective time of the merger. The merger agreement also provides that, for a period of six years following the effective time of the merger, the combined company and its subsidiaries will, and Cloudera will cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to include indemnification, advancement of expenses and exculpation provisions at least as favorable as such provisions contained in the organizational documents of Hortonworks and its subsidiaries immediately prior to the effective time of the merger.
The merger agreement further requires the combined company to, and Cloudera to cause the combined company to, for a period of six years following the effective time of the merger, maintain in effect the existing policy of Hortonworks’ directors’ and officers’ liability insurance covering claims arising from facts or events that occurred at or prior to the effective time of the merger, and also maintain such officers’ and directors’ liability insurance policy with coverage and amounts no less favorable than those Hortonworks maintained for its directors and officers prior to the merger under the existing Hortonworks officers’ and directors’ liability insurance policy as of the date of the merger agreement. However, the combined company will not be obligated to make annual premiums in excess of 300% of the current annual premium paid by Hortonworks. If annual premiums for existing coverage exceed such maximum amount, the combined company will obtain a policy with the greatest coverage available at a cost not exceeding 300% of the current premium. Alternatively, prior to the effective time of the merger, Cloudera or Hortonworks may purchase a six year “tail” prepaid policy on the existing Hortonworks officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Hortonworks and are binding on the successors and assigns of Cloudera and the combined company.
Listing of Cloudera Common Stock
Cloudera will use its reasonable best efforts to have authorized for listing on NYSE before the effective time of the merger, upon official notice of issuance, the shares of Cloudera common stock that are issuable in the merger, the shares of Cloudera common stock that are issuable upon the exercise of all assumed options and assumed restricted stock units.
Takeover Statutes
If any takeover statute is or may become applicable to the merger or any other transactions contemplated by the merger agreement, Hortonworks and the Hortonworks board will promptly grant such approvals and take such lawful actions as are necessary so that the merger and/or such other transactions can be consummated as promptly as practicable on the terms contemplated by the merger agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute on the merger and such other transactions.
Cloudera and Hortonworks Insiders
The Cloudera board, or a committee thereof consisting of non-employee directors, will adopt a resolution in advance of the effective time of the merger providing that the receipt by Hortonworks insiders of Cloudera common stock are intended to be exempt pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. In addition, the Hortonworks board, or a committee thereof consisting of non-employee directors, will adopt a resolution in advance of the effective time of the merger providing that the disposition by Hortonworks insiders of Hortonworks common stock and stock awards in exchange for shares of Cloudera common stock and Cloudera stock awards are also intended to be exempt pursuant to Rule 16b-3 under the Securities Exchange Act of 1934.
Tax Matters
Prior to or following the effective time of the merger, neither Cloudera, Hortonworks nor any of their subsidiaries will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Each of Cloudera and Hortonworks will also use its reasonable best efforts and will cooperate with one another to obtain tax opinions from its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) prior to the effective time of the merger.
Cloudera Governance Matters after the Merger
On the effective time of the merger, Cloudera will retain the name “Cloudera, Inc.”
In addition, immediately following the effective time of the merger:

•
the combined Cloudera board will initially have nine members, comprised of Martin Cole, Kim Hammonds, Thomas Reilly, Rosemary Schooler and Mike Stankey from the current Cloudera board, Robert Bearden, Paul Cormier, Peter Fenton and Kevin Klausmeyer from the current Hortonworks board, with the anticipation that one or more directors may be added with the approval of a majority of the collective independent directors on the combined Cloudera board;

•	the chairman of the combined Cloudera board will be Mr. Cole;

•	the mergers & acquisitions committee of the combined Cloudera board will be comprised of Mr. Fenton, who will be the chairman of such committee, Ms. Hammonds and Mr. Cormier;

•	the nominating and governance committee of the combined Cloudera board will be comprised of Ms. Hammonds, who will be the chairman of such committee, Mr. Cole and Mr. Klausmeyer;

•	the audit committee of the combined Cloudera board will be comprised of Mr. Klausmeyer, who will be the chairman of such committee, Mr. Fenton and Mr. Stankey;

•	the compensation committee of the combined Cloudera board will be comprised of Mr. Stankey, who will be the chairman of such committee, Mr. Cole and Mr. Comier;

•	the chief executive officer of Cloudera will be Mr. Reilly;

•	the chief financial officer of Cloudera will be Jim Frankola;

•	the chief product officer of Cloudera will be Arun Murthy; and

•	the chief operating officer of Cloudera will be Scott Davidson.
Conditions to Obligations to Complete the Merger
The respective obligations of Cloudera, Surf Merger Corporation and Hortonworks to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•
no governmental authority of specified competent jurisdiction will have issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the merger or any other transactions contemplated by the merger agreement illegal or prohibiting the effective time of the merger or any other transactions contemplated by the merger agreement;

•
Cloudera’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have been declared effective by the SEC and no stop order suspending the effectiveness of such registration statement will have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the joint proxy statement/prospectus, will have been initiated or threatened in writing by the SEC that has not been withdrawn;

•	the required approvals of the Cloudera stockholders and Hortonworks stockholders will have been obtained;

•
all waiting periods (including all extensions) applicable to the merger under the HSR Act and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto will have terminated or expired;

•
the shares of Cloudera common stock issuable in the merger and upon the exercise of all assumed Hortonworks options, in settlement of all assumed Hortonworks restricted stock units, will have been authorized for listing on NYSE subject to official notice of issuance; and

•
each of Cloudera and Hortonworks will have received from its respective tax counsel an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the effective time, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In addition, the respective obligations of each of Cloudera and Surf Merger Corporation, on the one hand, and Hortonworks on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

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the other party will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

•
certain representations and warranties of the other party relating to organization and qualification, authority, approvals and enforceability, required filings and consents, certificates of incorporation and bylaws and takeover statutes will have been true and correct in all material respects as of the date of the merger agreement, and will be true and correct in all material respects on and as of the date of the effective time of the merger with the same force and effect as if made on and as of that date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date);

•
certain representations and warranties of the other party relating to its capitalization will have been true and correct as of the date of the merger agreement and will be true and correct on and as of the date of the effective time of the merger with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of either party, before giving effect to the merger, of more than a quarter of a percent from that reflected in the merger agreement at signing, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of the number of fully diluted shares of either party, before giving effect to the merger, of more than a quarter of a percent from that reflected in the merger agreement at signing;

•
the representations and warranties of the other party (other than those described above), will have been true and correct as of the date of the merger agreement, and will be true and correct on and as of the date of the effective time of the merger with the same force and effect as if made on and as of such date, except for any failure to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as further described below), and except for those representations and warranties that address matters only as of a particular date (which will have been true and correct as of that particular date, except for any failure to be true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect) (except that for purposes of determining the accuracy of those representations and warranties all qualifications based on a “material adverse effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases will be disregarded and any update of or modification to the disclosure letters of each party made or purported to have been made after the date of the merger agreement will be disregarded);

•	since the date of the merger agreement, there will not have occurred or arisen any material adverse effect with respect to the other party that is continuing; and

•
each party will have received from the other a certificate, signed for and on behalf of such other party by the chief executive officer and the chief financial officer, certifying the satisfaction of certain closing conditions.

Material Adverse Effect
Under the terms of the merger agreement, a material adverse effect on either Cloudera or Hortonworks will mean any fact, circumstance, change or effect that, individually or when taken together with all other facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the applicable material adverse effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the applicable party and its subsidiaries, taken as a whole (except that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following will be deemed to be or constitute a material adverse effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur):

•
economic, financial or political conditions in the United States or any other jurisdiction in which either party or any of their subsidiaries has substantial business or operations, and any changes in those conditions, but solely to the extent that such conditions and changes do not have a disproportionate impact on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which such party operates;

•
conditions in the industry or industries in which either party operates, and any changes in those conditions, but solely to the extent that such conditions and changes do not have a disproportionate impact on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which such party operates;

•
conditions in the financial markets, and any changes in such conditions, but solely to the extent that such conditions and changes do not have a disproportionate impact on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which such party operates;

•
acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which such party operates;

•	the announcement or pendency of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	changes in law or GAAP (or any interpretations of GAAP);

•	changes in stock price or the trading volume of either party’s stock, in and of itself;

•
the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or

•
any legal claims made or brought by any current or former stockholders of either party or other legal proceedings arising out of or related to the merger agreement, the merger or any other transactions contemplated by the merger agreement.

Termination; Fees and Expenses
Termination
The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger:

•	by mutual written consent duly authorized by the Hortonworks board and the Cloudera board;

•
by either Cloudera or Hortonworks, if any governmental authority of competent jurisdiction has (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the merger any law that is in effect and has the permanent effect of making the effective time of the merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the effective time of the merger, or (2) issued or granted any order that is in effect and has the effect of making the merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the merger, and such order has become final and non-appealable (provided that the party seeking to terminate the merger agreement for that reason has complied with its obligations in the merger agreement to seek to have any such order vacated or lifted or removed);

•
by either Cloudera or Hortonworks, if the merger has not been consummated by July 3, 2019; except that in the event the condition relating to approval under the HSR Act (or effectiveness of the registration statement and/or stockholder approval, to the extent related to approval under the HSR Act) has not been satisfied on or prior to July 3, 2019, and all of the other conditions to the effective time of the merger have been satisfied or waived by the party entitled to the benefit of that condition on or prior to the July 3, 2019 (other than those conditions that by their terms contemplate satisfaction at the closing of the merger, if such conditions can be satisfied at such time), either Cloudera or Hortonworks may elect to extend the termination date to January 3, 2020; except that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party whose action or failure to fulfill any covenant or obligation under the merger agreement has been the proximate cause of, or resulted in, any of the conditions to the effective time of the merger having failed to be satisfied or fulfilled on or prior to the termination date, as applicable and as may be extended, and such action or failure to fulfill any covenant or obligation constitutes a material breach of the merger agreement;

•
by either Cloudera or Hortonworks if its stockholders or the other party’s stockholders have voted against the Cloudera Common Stock Issuance Proposal, or against the Merger Proposal, as required by the transactions contemplated by the merger agreement, as applicable;

•
by either Cloudera or Hortonworks (if it is not then in material breach of any of its covenants and obligations under the merger agreement) in the event of (1) a breach of any covenant or obligation set forth in the merger agreement by the other party or (2) any inaccuracy in any of the representations and warranties of the other party such that the conditions to the effective time of the merger would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that if such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing the breach or making the inaccurate representations and warranties, then the party seeking to terminate the merger agreement pursuant to this paragraph will not be permitted to terminate the merger agreement pursuant to this paragraph until the expiration of a 30 calendar day period after delivery of written notice of such breach or inaccuracy to the party committing the breach or making the inaccurate representations and warranties); or

•	by either Cloudera or Hortonworks in the event that a triggering event has occurred with respect to the other party, whether promptly after the triggering event or at any time thereafter.
A “triggering event” will be deemed to have occurred with respect to a party if:

•
such party has willfully or intentionally breached its nonsolicitation obligations, its obligations to call and hold its stockholders meetings, or its obligations in respect of its recommendation of the merger in any material respect (whether or not resulting in the receipt of an acquisition proposal);

•	such party has failed to include its board recommendation in this joint proxy statement/prospectus;

•	the board (or any committee thereof) of such party has for any reason changed its recommendation;

•
such party, its board, or any committee thereof has for any reason approved, or recommended that its stockholders approve, any acquisition proposal or acquisition transaction other than the transactions contemplated by the merger agreement (whether or not a superior proposal);

•
an acquisition proposal (whether or not a superior proposal) has been made in respect of a party by a person unaffiliated with the other party and, within 10 business days after notice of that acquisition proposal is first published, sent or given to such party’s stockholders, and, if requested by the other party hereto, that party has not sent to its stockholders, pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, a statement unconditionally reaffirming the board’s recommendation of the merger and the transaction contemplated by the merger agreement, and unconditionally recommending that its stockholders reject such acquisition proposal and not tender any shares of its capital stock into such acquisition proposal if made in the form of a tender or exchange offer; or

•
except for the confidentiality agreement required by the merger agreement as a pre-condition to taking any actions with respect to an unsolicited proposal, such party has entered into a letter of intent, memorandum of understanding or other contract accepting any acquisition proposal or acquisition transaction (whether or not a superior proposal).

Termination Fees and Expenses
Under the terms of the merger agreement, Hortonworks must pay a termination fee of $65 million to Cloudera due to termination of the merger agreement:

•
if (1) following the execution and delivery of the merger agreement and before the Hortonworks stockholder meeting described in the merger agreement, an acquisition proposal in respect of Hortonworks has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal for Hortonworks, in each case, which has not been publicly withdrawn at least five business days prior to the termination date (as may be extended), as applicable, or at least five business days prior to the date of the Hortonworks stockholder meeting, (2) the merger agreement is terminated by Cloudera for Hortonworks’ failure to consummate the merger before the termination date (as it may be extended) or because Hortonworks’ stockholders did not approve the merger agreement, and (3) within 12 months following the termination of the merger agreement, either any acquisition transaction in respect of Hortonworks is consummated or Hortonworks enters into a letter of intent, memorandum of understanding or other contract providing for any acquisition transaction in respect of Hortonworks and that acquisition transaction is ultimately consummated (whether or not during that 12 month period); except that for this paragraph all references to 15% or 85% in the definition of “acquisition transaction” will be replaced by 50%;

•
if (1) following the execution and delivery of the merger agreement and before the breach forming the basis of the termination contemplated by the following clause (2), an acquisition proposal in respect of Hortonworks has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal in respect of Hortonworks, (2) Cloudera terminates the merger agreement (to the extent permitted by the merger agreement) for any breach of any covenant or obligation set forth in the merger agreement by Hortonworks, or any inaccuracy in any of the representations and warranties of Hortonworks in the merger agreement that causes the applicable condition not to be satisfied, and (3) within 12 months following the termination of the merger agreement, either any acquisition transaction in respect of Hortonworks is consummated or Hortonworks enters into a letter of intent, memorandum of understanding or other contract providing for any acquisition transaction in respect of Hortonworks and that same acquisition transaction is ultimately consummated (whether or not during the 12 month period); except that for the purposes of this paragraph all references to 15% or 85% in the definition of “acquisition transaction” will be replaced by 50%; or

•
if Cloudera terminates the merger agreement because a triggering event has occurred with respect to Hortonworks, whether promptly after the triggering event giving rise to Cloudera’s right to terminate the merger agreement or at any time thereafter.

Hortonworks will reimburse Cloudera for its documented out-of-pocket expenses actually incurred in connection with the merger agreement and the transactions and activities contemplated thereby and not to exceed $20 million if the requisite stockholder approval has not been obtained at the Hortonworks stockholder meeting at which a vote was taken on adoption of the merger agreement. If Hortonworks is required to reimburse Cloudera’s expenses and the $65 million termination fee subsequently becomes payable by Hortonworks, the $65 million termination fee will be reduced by the amount of expenses Hortonworks previously reimbursed.
In no case will Hortonworks have to pay any termination fee more than once.
Under the terms of the merger agreement, Cloudera must pay a fee of $95 million to Hortonworks due to termination of the merger agreement:

•
if (1) following the execution and delivery of the merger agreement and before the Cloudera stockholder meeting described in the merger agreement, an acquisition proposal in respect of Cloudera has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal for Cloudera, in each case, which has not been publicly withdrawn at least five business days prior to the termination date (as it may be extended), as applicable, or at least five business days prior to the date of the Cloudera stockholder meeting, (2) the merger agreement is terminated by Hortonworks for Cloudera’s failure to consummate the merger before the termination date (as it may be extended) or because Cloudera’s stockholders did not approve the issuance of the Cloudera common stock as provided in the merger agreement, and (3) within 12 months following the termination of the merger agreement, either any acquisition transaction in respect of Cloudera is consummated or Cloudera enters into a letter of intent, memorandum of understanding or other contract providing for any acquisition transaction in respect of Cloudera and that acquisition transaction is ultimately consummated (whether or not during that 12 month period); except that for this paragraph all references to 15% or 85% in the definition of “acquisition transaction” will be replaced by 50%;

•
if (1) following the execution and delivery of the merger agreement and before the breach forming the basis of the termination contemplated by the following clause (2), an acquisition proposal in respect of Cloudera has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal in respect of Cloudera, (2) Hortonworks terminates the merger agreement (to the extent permitted by the merger agreement) for any breach of any covenant or obligation set forth in the merger agreement by Cloudera, or any inaccuracy in any of the representations and warranties of Cloudera in the merger agreement that causes the applicable condition not to be satisfied (or after any such intentional breach or inaccuracy occurs, and the merger agreement becomes terminable for such breach or inaccuracy as a result, Cloudera terminates the merger agreement for another reason), and (3) within 12 months following the termination of the merger agreement, either any acquisition transaction in respect of Cloudera is consummated or Cloudera enters into a letter of intent, memorandum of understanding or other contract providing for any acquisition transaction in respect of Cloudera and that same acquisition transaction is ultimately consummated (whether or not during the 12 month period); except that for the purposes of this paragraph all references to 15% or 85% in the definition of “acquisition transaction” will be replaced by 50%; or

•
if Hortonworks terminates the merger agreement because a triggering event has occurred with respect to Cloudera, whether promptly after the triggering event giving rise to Hortonworks’ right to terminate the merger agreement or at any time thereafter.

Cloudera will reimburse Hortonworks for its documented out-of-pocket expenses actually incurred in connection with the merger agreement and the transactions and other activities contemplated thereby and not to exceed $30 million if the requisite stockholder approval has not been obtained at the Cloudera stockholder meeting at which a vote was taken on adoption of the merger agreement. If Cloudera is required to reimburse Hortonworks’ expenses and the $95 million termination fee subsequently becomes payable by Cloudera, the $95 million termination fee will be reduced by the amount of expenses Cloudera previously reimbursed.
In no case will Cloudera have to pay any termination fee more than once.
Expenses Generally
Except as provided above, all fees and expenses incurred in connection with the merger will be generally be paid by the party incurring the fees or expenses, whether or not the merger is completed, except that all fees and expenses, other than attorneys’ fees and expenses, incurred in connection with the preparation, printing and filing, as applicable, of the registration statement, this joint proxy statement/prospectus, and all filings by Cloudera and Hortonworks under the HSR Act or any similar filing requirement of any governmental authority applicable to the merger agreement and the transactions contemplated hereby, will be shared equally (i.e., 50%/50%) by Cloudera and Hortonworks at the time any such fees, costs and expenses become due and payable.
Support Agreements
Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors of Cloudera (together with certain of their respective affiliates, including Intel Corporation), in their respective capacities as stockholders of Cloudera, entered into support agreements with Hortonworks, pursuant to which such persons agreed, among other things, to vote their respective shares of common stock of Cloudera in favor of the Cloudera Common Stock Issuance Proposal, against any acquisition proposal and against any action or agreement that would reasonably be expected to impede, interfere with, postpone, prevent or delay the consummation of, the transactions contemplated by the merger agreement; provided, however, that notwithstanding the foregoing, such support agreements will not impair the right or ability of such persons to exercise his or her fiduciary duties in his or her capacity as a director of Cloudera.
As of September 30, 2018, the persons signing the Cloudera support agreements beneficially owned an aggregate of approximately 19% of the outstanding Cloudera common stock.

Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors of Hortonworks (together with certain of their respective affiliates, including Benchmark Capital Partners), in their respective capacities as stockholders of Hortonworks, entered into support agreements with Cloudera, pursuant to which such persons have agreed, among other things, to vote their respective shares of common stock of Hortonworks for the approval and adoption of the merger agreement, against any acquisition proposal and against any action or agreement that would reasonably be expected to impede, interfere with, postpone, prevent or delay the consummation of, the transactions contemplated by the merger agreement; provided, however, that notwithstanding the foregoing, such support agreements will not impair the right or ability of such persons to exercise his or her fiduciary duties in his or her capacity as a director of Hortonworks.
As of September 30, 2018, the persons signing the Hortonworks support agreements beneficially owned an aggregate of approximately 14% of the outstanding Hortonworks common stock.
Accounting Treatment of the Merger
Each of Cloudera and Hortonworks prepares its financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The merger will be accounted for using the acquisition method of accounting with Cloudera treated as the acquiror of Hortonworks for accounting purposes. This means that the assets, liabilities and commitments of Hortonworks, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, definite-lived intangible assets are amortized over their remaining useful lives. Goodwill and other indefinite-lived intangible assets are not amortized but are tested for impairment at least annually.
Financial statements of Cloudera issued after the merger will reflect only the operations of Hortonworks after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Hortonworks.
All unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the fair value of purchase consideration will be determined after the merger is completed and after completion of an analysis to determine the fair value of Hortonworks’ assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Hortonworks as compared to the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus will have the effect of increasing the amount of the purchase consideration allocable to goodwill.
Regulatory Filings and Approvals Required to Complete the Merger
The merger is subject to review by the FTC and the Antitrust Division of the United States DOJ under the HSR Act. Under this statute, Cloudera and Hortonworks are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the merger. Each of Cloudera and Hortonworks completed the initial filing under the HSR Act on October 18, 2018 and the applicable waiting period terminated on [●], 2018. Cloudera and Hortonworks have determined such approval is not required in any foreign jurisdictions.
There can be no assurance that such governmental authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. No additional stockholder approval is expected to be required for any decision by Cloudera or Hortonworks to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.
In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the DOJ, the FTC, or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Cloudera and Hortonworks cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Cloudera and/or Hortonworks will prevail.
Listing of Shares of Cloudera Common Stock Issued in the Merger on the New York Stock Exchange
Cloudera will use its reasonable best efforts to have authorized for listing on NYSE prior to the effective time of the merger, upon official notice of issuance, the shares of Cloudera common stock issuable in the merger pursuant to the merger agreement, the shares of Cloudera common stock issuable upon the exercise of all assumed Hortonworks options and the shares of Cloudera common stock issuable in respect of all assumed Hortonworks restricted stock units.
Delisting and Deregistration of Hortonworks Common Stock After the Merger
Following the effective time of the merger, Hortonworks common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934.
Registration of Shares of Cloudera Common Stock Received in the Merger
The shares of Cloudera common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be freely transferable. The resale restrictions in Rule 145(d) that could be applicable to persons specified in Rule 145(c) are not applicable to persons receiving stock in the merger.
No Appraisal Rights
Under the DGCL, neither Cloudera stockholders nor Hortonworks stockholders will be entitled to exercise any appraisal rights in connection with the merger or the transactions contemplated by the merger agreement. See the section entitled “No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined consolidated financial information, or the pro forma financial information, is based upon the historical consolidated financial information of Cloudera and Hortonworks and has been prepared to illustrate the effect of the merger. It should be noted that Cloudera and Hortonworks have different fiscal years. Accordingly, the unaudited pro forma condensed combined statement of operations, or the pro forma statement of operations information, for the year ended January 31, 2018 has been derived from Cloudera’s historical consolidated statement of operations for the year then ended and Hortonworks’ historical consolidated statement of operations for the fiscal year ended December 31, 2017. The pro forma statement of operations information for the six months ended July 31, 2018 has been derived from Cloudera’s historical condensed consolidated statement of operations for the six months then ended and Hortonworks’ historical condensed consolidated statement of operations for the six months ended June 30, 2018. The unaudited pro forma condensed combined balance sheet information, or the pro forma balance sheet information, has been derived from Cloudera’s and Hortonworks’ historical condensed consolidated balance sheets as of July 31, 2018 and June 30, 2018, respectively. The pro forma balance sheet information has been prepared as of July 31, 2018 and gives effect to the consummation of the merger as if it had occurred on that date. The selected pro forma statement of operations information, which has been prepared for the year ended January 31, 2018 and the six months ended July 31, 2018, gives effect to the consummation of the merger as if it had occurred on February 1, 2017, the beginning of Cloudera’s 2018 fiscal year.
The unaudited pro forma condensed combined financial statements give effect to the merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Topic 805, Business Combinations (ASC 805) with Cloudera treated as the acquirer. As of the date of this filing, Cloudera has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Hortonworks assets to be acquired and the liabilities to be assumed and the related allocation of the purchase consideration, nor has it identified all adjustments necessary to conform Hortonworks’ accounting policies to Cloudera’s accounting policies. A final determination of the fair value of Hortonworks’ assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Hortonworks that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the fair value of the consideration to be paid by Cloudera upon the consummation of the merger will be determined based on the closing price per share of Cloudera common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma condensed combined financial statements. Cloudera estimated the fair value of Hortonworks’ assets and liabilities as of July 31, 2018 based on discussions with Hortonworks management, preliminary valuation analysis, due diligence and information presented in Hortonworks’ public filings. Until the merger is completed, both companies are limited in their ability to share certain information. Therefore, information necessary for the complete valuation is not currently available and, accordingly, management has used its best estimates based upon information currently available. Upon completion of the merger, final valuations will be performed based on the actual net tangible and intangible assets of Hortonworks that will exist on the date of the merger. The final purchase consideration allocation may be different than that reflected in the pro forma purchase consideration allocation presented herein, and this difference may be material.
Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Cloudera and Hortonworks following the completion of the merger.
In connection with the plan to integrate the operations of Cloudera and Hortonworks, Cloudera anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance, and other costs related to exit or disposal activities, will be incurred. Cloudera is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the combined results of operations of Cloudera and Hortonworks, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the closing of the transaction, including, but not limited to, material non-recurring charges subsequent to the closing. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the merger, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of July 31, 2018
(in thousands)

	Historical
	As of
	July 31, 2018	June 30, 2018	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	Cloudera	Hortonworks

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,970	$47,634	$—		$100,604
Short-term marketable securities	325,413	33,811	—		359,224
Accounts receivable, net	96,364	89,787	—		186,151
Prepaid expenses and other current assets	20,534	11,979	—		32,513
Deferred costs	—	23,773	(23,773)	a	—
Contract assets	—	304	(304)	a	—
Total current assets	495,281	207,288	(24,077)		678,492
Property and equipment, net	22,089	13,546	—		35,635
Marketable securities, noncurrent	61,747	4,533	—		66,280
Intangible assets, net	4,540	1,806	811,394	b, c	817,740
Goodwill	33,621	34,333	907,256	b, c	975,210
Deferred costs, noncurrent	—	28,207	(28,207)	a	—
Restricted cash	18,024	9	—		18,033
Other assets	7,696	1,655	—		9,351
TOTAL ASSETS	$642,998	$291,377	$1,666,366		$2,600,741
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,543	$5,554	$—		$8,097
Accrued compensation	31,286	19,926	413	e	51,625
Other accrued liabilities	13,871	9,501	65,210	d	88,582
Other contract liabilities	—	10,028	(10,028)	a	—
Deferred revenue, current portion	253,779	167,461	(93,413)	a, c	327,827
Total current liabilities	301,479	212,470	(37,818)		476,131
Deferred revenue, less current portion	30,500	81,633	(45,481)	a, c	66,652
Other liabilities	19,745	846	(34)	a, c	20,557
TOTAL LIABILITIES	351,724	294,949	(83,333)		563,340
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	8	9	(9)	b	8
Additional paid-in capital	1,438,493	910,616	849,921	b, c	3,199,030
Accumulated other comprehensive loss	(1,021)	(877)	877	a, b	(1,021)
Accumulated deficit	(1,146,206)	(913,320)	898,910	a, b, d, e, f	(1,160,616)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	291,274	(3,572)	1,749,699		2,037,401
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$642,998	$291,377	$1,666,366		$2,600,741

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended July 31, 2018
(in thousands, except per share data)

	Historical
	Six Months Ended
	July 31, 2018	June 30, 2018	Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Cloudera	Hortonworks
Revenue:
Subscription	$179,022	$126,553	$(30,785)	a, e	$274,790
Services	34,023	38,851	(4,940)	a, e	67,934
Total revenue	213,045	165,404	(35,725)		342,724
Cost of revenue:(1) (2)
Subscription	30,768	17,498	8,533	b	56,799
Services	34,715	28,679	—		63,394
Total cost of revenue	65,483	46,177	8,533		120,193
Gross profit	147,562	119,227	(44,258)		222,531
Operating expenses:(1) (2)
Research and development	83,464	49,507	(436)	b	132,535
Sales and marketing	114,943	103,443	39,519	b, e	257,905
General and administrative	33,426	49,119	(369)	c	82,176
Total operating expenses	231,833	202,069	38,714		472,616
Loss from operations	(84,271)	(82,842)	(82,972)		(250,085)
Interest income, net	3,980	—	—		3,980
Other income (expense), net	(2,028)	616	—		(1,412)
Net loss before provision for income taxes	(82,319)	(82,226)	(82,972)		(247,517)
Provision for income taxes	(2,097)	(1,026)	—	d	(3,123)
Net loss	$(84,416)	$(83,252)	$(82,972)		$(250,640)
Net loss per share, basic and diluted	$(0.57)	$(1.07)			$(1.00)
Weighted-average shares used in computing net loss per share, basic and diluted	148,115	77,830			249,683

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$10,294	$4,976	$—		$15,270
Research and development	18,197	17,289	—		35,486
Sales and marketing	8,777	14,999	—		23,776
General and administrative	8,573	20,466	—		29,039
Total stock-based compensation expense	$45,841	$57,730	$—		$103,571

(2) Amounts include amortization of acquired intangible assets, as follows:
Cost of revenue – subscription	$1,244	$—	$8,533	b	$9,777
Research and development	—	436	(436)	b	—
Sales and marketing	70	—	39,710	b	39,780
Total amortization of acquired intangible assets	$1,314	$436	$47,807		$49,557

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended January 31, 2018
(in thousands, except per share data)

	Historical
	Year Ended
	January 31, 2018	December 31, 2017	Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Cloudera	Hortonworks
Revenue:
Subscription	$301,022	$198,935	$(47,915)	a	$452,042
Services	66,421	62,875	(1,695)	a	127,601
Total revenue	367,443	261,810	(49,610)		579,643
Cost of revenue:(1) (2)
Subscription	70,902	30,741	17,067	b	118,710
Services	87,133	50,354	—		137,487
Total cost of revenue	158,035	81,095	17,067		256,197
Gross profit	209,408	180,715	(66,677)		323,446
Operating expenses:(1) (2)
Research and development	215,695	101,094	(879)	b	315,910
Sales and marketing	298,467	200,188	79,420	b	578,075
General and administrative	85,539	78,282	—		163,821
Total operating expenses	599,701	379,564	78,541		1,057,806
Loss from operations	(390,293)	(198,849)	(145,218)		(734,360)
Interest income, net	5,150	—	—		5,150
Other income (expense), net	1,429	(3,172)	—		(1,743)
Net loss before provision for income taxes	(383,714)	(202,021)	(145,218)		(730,953)
Provision for income taxes	(2,079)	(2,486)	—	d	(4,565)
Net loss	$(385,793)	$(204,507)	$(145,218)		$(735,518)
Net loss per share, basic and diluted	$(3.38)	$(3.08)			$(3.66)
Weighted-average shares used in computing net loss per share, basic and diluted	114,141	66,356			200,736

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$56,669	$7,676	$—		$64,345
Research and development	100,143	38,771	—		138,914
Sales and marketing	90,420	35,210	—		125,630
General and administrative	42,774	28,379	—		71,153
Total stock-based compensation expense	$290,006	$110,036	$—		$400,042

(2) Amounts include amortization of acquired intangible assets, as follows:
Cost of revenue – subscription	$2,230	$—	$17,067	b	$19,297
Research and development	—	879	(879)	b	—
Sales and marketing	1,493	—	79,420	b	80,913
Total amortization of acquired intangible assets	$3,723	$879	$95,608		$100,210

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of Cloudera and Hortonworks. The acquisition method of accounting is based on Financial Accounting Standards Board Accounting Standard Topic ASC 805, Business Combinations and uses the fair value concepts defined in Financial Accounting Standards Board Accounting Standard Topic ASC 820, Fair Value Measurements.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger are completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, since the market price of the Cloudera and Hortonworks common shares at the date the merger is completed may be different than the $15.24 per share market price that was used in the preparation of the unaudited pro forma condensed combined financial statements. The market price of $15.24 per share was based upon the closing price of Cloudera common shares on the NYSE on October 15, 2018.
In accordance with ASC 805, Cloudera uses its best estimates and assumptions to accurately assign fair value to tangible assets to be acquired, identifiable intangible assets and liabilities and the related income tax impacts. Goodwill is measured as the excess of purchase consideration over the fair value of tangible and intangible assets and liabilities.
The unaudited pro forma condensed combined financial statements are based on preliminary estimated fair value purchase consideration allocation, provided for illustrative purposes only and do not purport to represent what the combined company’s results of operations or the financial condition would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein. In addition, the unaudited pro forma condensed combined financial information does not reflect any future planned cost savings initiatives following the completion of the offer and the merger.
As of the date of this filing, Cloudera has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of Hortonworks’ assets to be acquired and liabilities to be assumed and the related allocation of the purchase consideration. To prepare the unaudited pro forma condensed combined financial information, Cloudera adjusted Hortonworks’ assets and liabilities to their estimated fair values based on preliminary valuation work. The allocation of the purchase consideration will be determined after the merger is completed and after completion of an analysis to determine the estimated fair value of Hortonworks’ assets and liabilities and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.
Acquisition related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition related charges have not been included as a component of consideration transferred, but instead must be expensed as incurred. The pro forma balance sheet reflects the $65.2 million of anticipated acquisition related transaction costs of both companies reflected in Other accrued liabilities with a corresponding decrease in Stockholders’ equity (deficit). Cloudera has not presented these costs in the pro forma statements of operations because they will not have a continuing impact on the results of the combined company. The costs that Hortonworks and Cloudera may ultimately incur could differ materially from this amount.
In order to prepare the pro forma financial statements, Cloudera performed a preliminary review of Hortonworks’ accounting policies to identify significant differences. Upon completion of the merger, Cloudera will conduct an additional review of Hortonworks’ accounting policies to determine if differences in accounting policies require further adjustment or reclassification of Hortonworks’ results of operations, assets or liabilities to conform to Cloudera’s accounting policies and classifications. As a result of that review, Cloudera may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.
Cloudera presents the pro forma financial statements for informational purposes only and the pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations would actually have been had the merger been completed on the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.

The pro forma financial statements do not reflect any cost savings that Cloudera expects to realize. Cloudera expects to realize cost synergies per year after completing the merger due to increased operating efficiencies and leveraging economies of scale, which are estimated to be approximately $130 million in calendar year 2021. Although Cloudera management expects that costs savings will result from the merger, Cloudera cannot assure you these cost savings will be achieved.
The unaudited pro forma condensed combined financial information has been derived from GAAP applicable to Cloudera as of and for all periods presented and does not reflect adjustments for any accounting pronouncements pending adoption as of July 31, 2018 as referenced in Note 2 of Cloudera’s Form 10-Q for the quarterly period ended July 31, 2018. Specifically, the pro forma condensed combined financial information has been prepared in conformity with the revenue recognition accounting policies as disclosed in Cloudera’s Form 10-Q for the quarterly period ended July 31, 2018 and does not reflect any adjustments for Cloudera’s anticipated adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and the accounting for costs to acquire a contract including commissions under the new standard. Cloudera plans to adopt ASU 2014-09 under the full retrospective method on February 1, 2019.
Accounting Periods Presented
Cloudera and Hortonworks have different fiscal years. Cloudera’s fiscal year ends on January 31, whereas Hortonworks’ fiscal year follows a December 31 fiscal year end. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma condensed combined balance sheet as of July 31, 2018 is presented as if the acquisition had occurred on July 31, 2018 and combines Cloudera’s balance sheet as of July 31, 2018 with the Hortonworks’ balance sheet as of June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2018 combines the historical results of Cloudera for the year ended January 31, 2018 and the historical results of Hortonworks for the year ended December 31, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended July 31, 2018 includes the six months ended July 31, 2018 for Cloudera and the six months ended June 30, 2018 for Hortonworks.
2. Preliminary Estimated Consideration to be Transferred and the Estimated Fair Value of Net Assets to Be Acquired
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary estimate of the fair value of Hortonworks’ tangible assets, identifiable intangible assets to be acquired and liabilities to be assumed. The excess of the preliminary estimated purchase consideration over these fair values is recorded to goodwill. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger between Cloudera and Hortonworks. The final purchase price allocation is dependent upon certain valuation procedures that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the Merger, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Upon completion of the merger, additional valuation work will be performed and any increases or decreases in the fair value of assets acquired or liabilities assumed may result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is final.
Upon the closing of the Merger, each issued and outstanding share of Hortonworks Common Stock, par value $0.0001 per share will automatically be converted into the right to receive 1.305 shares of common stock, par value $0.00005 per share, of Cloudera (the Exchange Ratio). Hortonworks stock options and equity-based awards outstanding immediately prior to the business combination date will generally automatically convert upon completion of the Merger into stock options, equity-based awards (RSUs) respectively, with respect to Cloudera Common Stock, after giving effect to the Exchange Ratio. The estimated preliminary equity consideration, which represents a portion of the consideration deemed transferred to the Hortonworks stockholders in the Merger, is calculated based on the number of shares of the combined company that Hortonworks stockholders will own as of the closing of the Merger.

The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated equity consideration (including the value attributable to the consideration transferred of replacement RSUs and stock options). The fair value per share of Cloudera Common Stock was assumed for pro forma purposes to be $15.24 per share, which was the closing price of Cloudera’s Common Stock on October 15, 2018, and may change significantly between these pro forma financial statements and the closing of the Merger. The accompanying unaudited pro forma condensed combined consolidated financial statements reflect an estimated preliminary purchase price of approximately $1.8 billion, which is reflected as an increase in additional paid-in capital on the unaudited pro forma condensed combined balance sheet.

(in thousands, except for exchange ratio and per share price)
Hortonworks shares outstanding as of September 30, 2018	83,031
Exchange ratio	1.305
Cloudera shares to be issued for Hortonworks shares outstanding	108,355
Closing price of Cloudera common stock on October 15, 2018	$15.24
Purchase price for common stock	$1,651,337
Fair Value of outstanding stock compensation awards attributable to pre-combination service	109,200
Total estimated purchase price	$1,760,537
The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on July 31, 2018, is as follows:

(in thousands)	Fair Value
Assets acquired	$202,954
Liabilities assumed	(145,993)
Deferred tax liability	(51,213)
Intangible assets	813,200
Goodwill	941,589
Total estimated GAAP Purchase Price	$1,760,537
Hortonworks’ identifiable intangible assets include unbilled contracts, customer relationships, trade names, and other intangible assets. These preliminary estimates of fair value and weighted average useful life may be different from the amounts included in the acquisition accounting upon the close of the merger, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once further information about Hortonworks’ intangible assets becomes available, additional analysis will be made that may impact: (1) the estimated total value assigned to identifiable intangible assets and, (2) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may only be discoverable upon obtaining full access to additional information and/or by changes in such factors that may occur prior to completion of the merger. The combined effect of any such changes could then also result in a significant increase or decrease to Cloudera’s estimate of associated amortization expense.
The preliminary estimated fair value of Hortonworks’ identifiable intangible assets and their weighted-average useful lives is estimated as follows:

(in thousands)	Fair Value	Useful life (in years)
Unbilled contracts	$30,800	2
Customer relationships	773,200	10
Trade names	4,200	2
Other intangible assets	5,000	3
Total intangibles assets subject to amortization	$813,200

3. Pro Forma Adjustments—Balance Sheet

(a)
This adjustment reverses the impact of the adoption and ongoing effects of the accounting treatment of ASC 606 recognized by Hortonworks as of June 30, 2018 to conform with Cloudera’s current accounting policy under Financial Accounting Standards Board Accounting Standard Topic ASC 605, Revenue Recognition (ASC 605). Refer to table below for impacted line items and adjustment amounts in the pro forma balance sheet:

	Hortonworks’ Historical Balance Sheet as Reported under ASC 606	Adjustment to Conform to Cloudera’s Accounting Policies	Amounts in Pro Forma Balance Sheet of July 31, 2018
Assets
(in thousands)
Contract assets	$304	$(304)	$—
Deferred costs	23,773	(23,773)	—
Deferred costs, noncurrent	28,207	(28,207)	—
	$52,284	$(52,284)	$—

	Hortonworks’ Historical Balance Sheet as Reported under ASC 606	Adjustment to Conform to Cloudera’s Accounting Policies	Amounts in Pro Forma Balance Sheet of July 31, 2018
Liabilities
(in thousands)
Deferred revenue, current portion	$167,461	$22,666	$190,127
Other contract liabilities	10,028	(10,028)	—
Deferred revenue, less current portion	81,633	11,190	92,823
Other liabilities	846	(34)	812
Accumulated other comprehensive loss	(877)	270	(607)
Accumulated deficit	(913,320)	(76,348)	(989,668)
	$(654,229)	$(52,284)	$(706,513)

(b)	This adjustment eliminates the historical goodwill, intangible assets, and various equity accounts on Hortonworks’ historical balance sheet.

(c)	This adjustment records the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on July 31, 2018 as described within Note 2 above.

(d)
This adjustment is to include estimated transaction costs that are not recognized in the historical balance sheets of each Company and should be included on the pro forma balance sheet as they are transaction costs that are estimated to be incurred by the completion of the merger. The adjustment is for $23.5 million and $41.7 million that would have been incurred and paid by Cloudera and Hortonworks, respectively, prior to July 31, 2018 as if the merger had occurred as of July 31, 2018.

(e)
This adjustment is to include compensation charges expected to be incurred under change of control agreements with certain employees. Compensation charges under change of control agreements with other certain employees are not reflected in the pro forma balance sheet as it is uncertain whether these charges will be incurred. As these expenses will not have a continuing impact, they are not reflected in the pro forma statement of operations.

(f)	This adjustment records the estimated income tax effect of the partial release of Cloudera’s valuation allowance as if the merger had occurred as of July 31, 2018.

4. Pro Forma Adjustments—Statement of Operations

(a)
This adjustment reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue. The adjustment is based on preliminary fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and Hortonworks’ historical deferred revenue results in a revenue reduction, or haircut, on a pro forma basis. The table below reflects the pro forma revenue adjustments for each of the periods reflected:

For the Six Months Ended July, 31, 2018:	Revenue reduction
(in thousands)
Subscription	$(35,560)
Services	(1,258)
Total reduction to revenue	$(36,818)

For the Fiscal Year Ended January 31, 2018:	Revenue reduction
(in thousands)
Subscription	$(47,915)
Services	(1,695)
Total reduction to revenue	$(49,610)

(b)	This adjustment reflects the following estimated amortization expense related to the intangible assets to be acquired:

	Six Months Ended July 31, 2018
(in thousands)	Hortonworks Historical Amortization Expense	Based Upon Preliminary Fair Values	Increase/(Decrease) in Amortization Expense
Cost of revenue – subscription	$—	$8,533	$8,533
Research and development	436	—	(436)
Sales and marketing	—	39,710	39,710
Total increase in amortization expense	$436	$48,243	$47,807

	Fiscal Year Ended January 31, 2018
(in thousands)	Hortonworks Historical Amortization Expense	Based Upon Preliminary Fair Values	Increase/(Decrease) in Amortization Expense
Cost of revenue – subscription	$—	$17,067	$17,067
Research and development	879	—	(879)
Sales and marketing	—	79,420	79,420
Total increase in amortization expense	$879	$96,487	$95,608

(c)	This adjustment removes transaction costs that were recognized as expenses in Cloudera's statement of operations for the six months ended July 31, 2018.

(d)
No pro forma income tax adjustment was recorded to the periods presented. The estimated income tax effect associated with the merger was a tax benefit resulting from the partial release of Cloudera’s valuation allowance. As it was a material nonrecurring credit that resulted directly from the acquisition of Hortonworks, this was not reported as an income tax adjustment on the pro forma condensed combined statement of operations.

(e)
This adjustment reverses the impact of ASC 606, with respect to revenues and sales commission expenses recognized in Hortonworks’ statement of operations for the six months ended June 30, 2018, to conform with Cloudera’s current accounting policy under ASC 605. Refer to table below for impacted line items in the pro forma statement of operations:

	Hortonworks’ Historical Revenues as Reported Under ASC 606	Adjustment to Conform to Cloudera’s Accounting Policies	Adjusted Revenues for the Six Months Ended July 31, 2018

Revenue
(in thousands)
Subscription	$126,553	$4,775	$131,328
Services	38,851	(3,682)	35,169
Total revenue	$165,404	$1,093	$166,497

	Hortonworks’ Historical Expenses as Reported Under ASC 606	Adjustment to Conform to Cloudera’s Accounting Policies	Adjusted Expenses for the Six Months Ended July 31, 2018

Operating Expenses
(in thousands)
Sales and marketing	$103,443	$(191)	$103,252
6. Pro Forma Earnings Per Share
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon the pro forma condensed combined net loss and Cloudera’s weighted average number of shares outstanding plus Hortonworks’ weighted average number of shares multiplied by the conversion ratio. For year ended January 31, 2018, pro forma weighted average shares outstanding was determined using Cloudera’s weighted average shares outstanding at January 31, 2018, and Hortonworks’ converted weighted average shares outstanding at December 31, 2107. For six months ended July 31, 2018, pro forma weighted average shares outstanding was determined using Cloudera’s weighted average shares outstanding at July 31, 2018, and Hortonworks’ converted weighted average shares outstanding at June 30, 2108, respectively. In addition, as the pro forma condensed combined statement of operations reflects a loss, the shares used for both basic and diluted are the same, as including outstanding common stock equivalents would be anti-dilutive. The shares to be issued are approximately 108 million and are determined based on Hortonworks’ shares outstanding at September 30, 2018 multiplied by the 1.305 conversion ratio. The final shares to be issued will be based on the number of outstanding shares as of the date of the merger.

DESCRIPTION OF CLOUDERA CAPITAL STOCK
Upon completion of the merger, the stockholders of Hortonworks will become stockholders of Cloudera, and the Cloudera restated certificate of incorporation and the Cloudera bylaws will govern the rights of former Hortonworks stockholders. Both Cloudera and Hortonworks are incorporated under Delaware law and are subject to Delaware law. This summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of Cloudera and Hortonworks and it is qualified in its entirety by reference to the applicable Delaware law as well as by reference to the respective certificates of incorporation and bylaws of Cloudera and Hortonworks. Stockholders of Cloudera and Hortonworks should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Cloudera and being a stockholder of Hortonworks. Cloudera and Hortonworks have filed with the SEC their respective certificates of incorporation and bylaws and will send copies of these documents to stockholders upon request. See the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus.
Authorized Capital Stock
Cloudera is authorized to issue 1,200,000,000 shares of common stock, par value $0.00005 per share, and 20,000,000 shares of undesignated preferred stock, par value $0.00005 per share.
Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding.
As of [●], Cloudera has outstanding [●] shares of common stock and no shares of preferred stock.
Voting Rights
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Cloudera’s restated certificate of incorporation, which means that the holders of a majority of Cloudera shares of common stock can elect all of the directors then standing for election.
Cloudera has entered into a voting and standstill agreement with Intel, which became effective upon completion of Cloudera’s initial public offering, pursuant to which Intel has agreed to certain restrictions on its voting power. These restrictions include a limitation of Intel’s independent voting rights to 20% of the aggregate voting rights of the aggregate outstanding voting capital stock of the company. In addition, Intel and its affiliates are required to cast their collective voting power in excess of the 20% limitation (Excess Voting Power) “for” or “against” the matter being voted upon, including matters that require the vote of any separate series or class vote, in the same ratio and in the same proportion as the company’s other stockholders, other than Intel and its affiliates, collectively voted “for” or “against” such matter. Pursuant to the voting and standstill agreement, Intel executed an irrevocable voting proxy to Cloudera with respect to the Excess Voting Power, that became effective upon the completion of Cloudera’s initial public offering. Further, if Intel and its affiliates collectively hold 66% or more of the voting power with respect to any matter requiring a separate series or class vote under Section 242 of the DGCL, under the restated certificate of incorporation or otherwise, then Intel and its affiliates will be required to vote for or against such matter as recommended by the Cloudera board of directors. Intel’s proxy also gives Cloudera the power to effectuate this provision.
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Cloudera’s common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Cloudera board of directors may determine.
Liquidation Rights
Upon a liquidation, dissolution or winding‑up, the assets legally available for distribution to Cloudera’s stockholders would be distributable ratably among the holders of Cloudera’s common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Exchange Listing
Cloudera’s common stock is currently listed on NYSE under the symbol “CLDR.”
Transfer Agent and Registrar
The transfer agent and registrar for Cloudera’s common stock is American Stock Transfer & Trust Company, LLC.
Stock Incentive and Other Compensation Plans
Cloudera 2017 Equity Incentive Plan
Cloudera currently maintains the Cloudera 2017 Equity Incentive Plan (which we refer to as the “2017 Plan”), under which Cloudera may grant equity awards covering shares of its common stock to employees, non-employee directors and consultants. Under the 2017 Plan, Cloudera may issue awards in the form of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, RSUs and performance awards. The 2017 Plan currently is scheduled to expire on March 27, 2027, unless earlier terminated by the Cloudera board of directors. The number of shares of common stock reserved for issuance under Cloudera’s 2017 Plan will increase automatically on the first day of February of each calendar year during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares Cloudera’s common stock as of the immediately preceding January 31st or (ii) a number of shares determined by the Cloudera board of directors.
Cloudera 2017 Employee Stock Purchase Plan
Cloudera currently maintains the Cloudera 2017 Employee Stock Purchase Plan (which we refer to as the “ESPP”), which consists of two six-month purchase periods commencing on each subsequent December 21 and June 21. Participating employees may purchase shares of Cloudera common stock pursuant to the ESPP at 85% of the lesser of the fair market value of its common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of each purchase period in the applicable offering period. Purchasers are limited to purchase no more than 2,500 shares during any one purchase period or such lesser amount determined by Cloudera’s compensation committee or board of directors. The number of shares of Cloudera common stock available for sale under the ESPP is equal to 3,000,000 shares, plus commencing on February 1st of each of the first 10 calendar years following the first offering date an annual increase by the number of shares equal to the lesser of either (i) 1% of the total outstanding shares of Cloudera’s common stock as of the immediately preceding January 31st (rounded to the nearest whole share) or (ii) a number of shares of Cloudera’s common stock determined by its board of directors. The ESPP currently is scheduled to expire on December 20, 2027.
Cloudera Gazzang 2008 Stock Purchase and Option Plan
In connection with Cloudera’s acquisition of Gazzang, Inc. in June 2014, Cloudera assumed unvested stock options held by continuing employees in the acquisition on substantially the same terms and conditions as applied to such stock options immediately prior to the consummation of the acquisition, except that the number of shares of Cloudera’s common stock subject to each option and the exercise price of each stock option were adjusted in accordance with the terms of the merger agreement, with the assumed stock options representing stock options to purchase shares of Cloudera’s common stock. Any shares subject to the assumed options that are canceled, repurchased or forfeited do not again become available for grant under the 2017 Plan. Since the closing of the acquisition, Cloudera has not granted and will not grant any stock options or other awards under the Gazzang, Inc. Amended and Restated 2008 Stock Purchase and Option Plan.
Cloudera 2008 Equity Incentive Plan
Cloudera previously maintained its 2008 Equity Incentive Plan (which we refer to as the “2008 Plan”). The 2008 Plan terminated concurrently with the effectiveness of Cloudera’s 2017 Plan and, as a result, Cloudera has not granted, and will not grant, any additional awards under the 2008 Plan following that date. However, any outstanding stock options or RSUs granted under the 2008 Plan remain outstanding, subject to the terms of Cloudera’s 2008 Plan and applicable award agreements, until such shares are issued under those awards (by exercise of stock options or settlement of RSUs) or until the awards terminate or expire by their terms.
Undesignated Preferred Stock
The Cloudera board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by Cloudera’s stockholders. The Cloudera board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of Cloudera’s capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. The Cloudera board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and might adversely affect the market price of Cloudera’s common stock and the voting and other rights of the holders of Cloudera’s common stock. Cloudera has no current plan to issue any shares of preferred stock.
Stockholder Actions and Advance Notice Requirements for Stockholder Proposals
Cloudera’s restated certificate of incorporation provides that its stockholders may not take action by written consent, but may only take action at annual or special meetings of its stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Cloudera’s restated bylaws further provide that special meetings of its stockholders may be called only by the chairperson of the Cloudera board, the CEO, the lead director or the Cloudera board acting pursuant to a resolution adopted by a majority of the entire Cloudera board. Cloudera’s bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. Cloudera’s restated bylaws provide advance notice procedures for stockholders seeking to bring business before its annual meeting of stockholders or to nominate candidates for election as directors at its annual meeting of stockholders. Cloudera’s restated bylaws also specifies certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude its stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.
Comparison of Rights of Holders of Cloudera Common Stock and Hortonworks Common Stock

	Rights of Cloudera common stockholders (which will be the rights of common stockholders of the combined company following the completion of the merger)	Rights of Hortonworks common stockholders

Forum Selection
•    Unless Cloudera consents in writing to the selection of an alternative forum, the exclusive forum shall be the Court of Chancery of the State of Delaware for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against Cloudera arising pursuant to the DGCL, its restated certificate of incorporation or its restated bylaws; any action to interpret, apply, enforce or determine the validity of its restated certificate of incorporation or bylaws; or any action asserting a claim against Cloudera that is governed by the internal affairs doctrine.

•    Unless Hortonworks consents in writing to the selection of an alternative forum, the Court of Chancery of State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Hortonworks, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Hortonworks or to Hortonworks or Hortonworks’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Hortonworks’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against Hortonworks governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Hortonworks shall be deemed to have notice of and consented to this provision.

Authorized Capital
•    Cloudera is authorized to issue 1,220,000,000 shares, of which 1,200,000,000 are shares of common stock and 20,000,000 are shares of preferred stock, each with a par value of $0.00005 per share. The aggregate par value of all shares of common stock is $60,000 and the aggregate par value of all shares of preferred stock is $1,000.

•    Hortonworks is authorized to issue 525,000,000 shares, of which 500,000,000 are shares of common stock and 25,000,000 are shares of undesignated preferred stock, each with a par value of $0.0001 per share. The aggregate par value of all shares of common stock is $50,000 and the aggregate par value of all shares of preferred stock is $2,500.

Voting Rights	• Each holder of Cloudera common stock is entitled to one vote per share on each matter submitted to a vote of the stockholders of Cloudera.	• Each holder of Hortonworks common stock is entitled to one vote per share on each matter submitted to a vote of the stockholders of Hortonworks.

Dividends	• Dividends upon Cloudera’s capital stock may be declared by the Cloudera board in accordance with law.
•    Dividends may be declared and paid or set apart for payment upon Hortonworks’s common stock out of any assets or funds of Hortonworks legally available therefor but only when and as declared by the Hortonworks board.

Number of Directors
•    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the whole board shall be fixed from time to time exclusively by resolution adopted by a majority of the whole board.
• The number of directors of Hortonworks shall be fixed solely and exclusively by resolution duly adopted from time to time by the Hortonworks board.
	• There are currently seven directors serving on the Cloudera board.	• There are currently seven directors serving on the Hortonworks board.

Election of Directors
•    Directors are elected by a plurality of the votes cast by holders of Cloudera stock present in person or by proxy at each annual meeting. The Board shall be divided into three classes, designated: Class I, Class II and Class III, with each class serving a term of three years. Cumulative voting for the election of directors is not provided for in Cloudera’s restated certificate of incorporation, which means that the holders of a majority of shares of common stock can elect all of the directors then standing for election.

•    Holders of Hortonworks common stock shall have the exclusive right to vote for the election of directors of Hortonworks. The Hortonworks board shall be divided into three classes, designated: Class I, Class II and Class III, with each class serving a term of three years. Cumulative voting for the election of directors is not provided for in Hortonworks’s amended and restated certificate of incorporation, which means that the holders of a majority of shares of Hortonworks common stock can elect all of the directors then standing for election.

Removal of Directors
•    Subject to the special rights of the holders of any series of Preferred Stock, no director (including persons elected by the board of directors to fill vacancies in the board of directors, including then‑newly created directorships) may be removed from the board of directors except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Cloudera entitled to vote generally in the election of directors, voting together as a single class.

•    Subject to the rights, if any, of any series of undesignated preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the Hortonworks board) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors.

Action by Written Consent
•    Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of Cloudera except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of Cloudera by written consent.

•    Any action required or permitted to be taken by the stockholders of Hortonworks at any annual or special meeting of stockholders of Hortonworks must be effected at a duly called annual or special meeting of stockholders and may not be taken or effect by a written consent of stockholders in lieu thereof.

Advance Notice Requirements for Stockholder Nominations and Other Proposals
•    For business to be properly brought before an annual meeting by a Cloudera stockholder, the stockholder must give timely notice in proper written form to Cloudera’s Secretary.
•    To be timely, a stockholder’s notice must be delivered not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by the Corporation.

•    For business to be properly brought before an annual meeting by a Hortonworks stockholder, the stockholder must give timely notice in proper written form to Hortonworks’ Secretary.
•    To be timely, a stockholder’s notice must be delivered not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by Hortonworks.

•    To be in proper written form, a stockholder’s notice will set forth (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text of the proposal or business, (iii) the reasons for conducting such business at the stockholder meeting, (iv) any material interest in such business of such stockholder, beneficial owner, if any, on whose behalf the proposal is made, and any affiliate or associate of such stockholder or beneficial owner, (v) a reasonably detailed description of all agreements, arrangements and understandings between or among any such stockholder, beneficial owner, affiliate or associate of such stockholder and (vi) any other information relating to such item of business that would be required to disclosed in a proxy statement.

•    To be in proper written form, a stockholders’ notice will set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations for proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and beneficial owner, if any, on whose behalf the proposal is made, (iii) the name and address of the stockholder and beneficial owner, if any, on whose behalf the proposal is made, giving the notice, as they appear on Hortonworks’s books, and the class or series and number of all shares of capital stock of, and all synthetic equity interests in, Hortonworks held by such person or any of its affiliates or associates, (iv) a description of all agreements, arrangements or understandings by and among the stockholders (and/or the beneficial owners, if any), or by and among any stockholders (and/or the beneficial owners, if any) and any other person and (v) a statement whether or not the stockholder giving the notice and/or the other proposing stockholders (and/or beneficial owners, if any), will deliver a proxy statement and form of proxy to holders.

Amendments to the Certificate of Incorporation
•    Amendments to the certificate of incorporation may be made in the manner prescribed by Section 242 of Delaware law, which provides that such amendment requires the adoption of the holders of a majority of the outstanding stock entitled to vote thereon, provided, however, that certain amendments require approval by the holders of at least two‑thirds of Cloudera’s outstanding common stock.

•    Amendments to the certificate of incorporation require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, provided, however, that certain amendments require the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class.

Amendments to By-laws
•    An amendment to Cloudera’s bylaws requires the approval of a majority of Cloudera’s entire board of directors or approval by the holders of at least two‑thirds of Cloudera’s outstanding common stock.

•    An amendment to Hortonworks’s bylaws requires the affirmative vote of a majority of the Hortonworks directors then in office or the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment, voting together as a single class, provided, however, that if the Hortonworks board recommends that stockholders approve such amendment, such amendment shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment, voting together as a single class.

Special Meeting of Stockholders
•    Special meetings of the stockholders may be called only by a majority of Cloudera’s entire board of directors.
•    No business may be transacted at a special meeting otherwise than specified in the notice for such meeting.

•    Special meetings of Hortonworks stockholders may be called only the Hortonworks board, Chairman of the Hortonworks board, or the Chief Executive Officer of Hortonworks acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.
•    Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of Hortonworks.

Limitation of Personal Liability of Directors
•    To the fullest extent permitted by Delaware law, a director of Cloudera will not be personally liable to Cloudera or its stockholders for monetary damages for breach of fiduciary duty as a director except in limited circumstances. Cloudera is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of Cloudera (and any other persons to which DGCL permits Cloudera to provide indemnification).

•    A director of Hortonworks shall not be personally liable to Hortonworks or its stockholders for monetary damages for breach of fiduciary duty as a director except in limited circumstances. Hortonworks shall indemnify each director and officer, and may, in the discretion of the Hortonworks board, indemnify non-officer employees, to the fullest extent authorized by the DGCL. Hortonworks shall advance expenses to each director and may, at the discretion of the Hortonworks board, advance expenses to officer and non-officer employees.

Indemnification of Directors and Officers
•    Cloudera shall indemnify and hold harmless to the fullest extent permitted by DGCL each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative, investigative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing, by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Cloudera or, while serving as a director or officer of the Cloudera, is or was serving at the request of Cloudera as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, provided such person acted in good faith and in a manner that the he or she reasonably believed to be in or not opposed to the best interests of the Cloudera, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•    Each director and officer of Hortonworks shall be indemnified and held harmless to the fullest extent authorized by the DGCL by Hortonworks against any and all expenses and liabilities that are incurred or paid by such director or officer or on such director’s or officer’s behalf in connection with any proceeding or claim, issue or matter therein (other than an action by or in the right of Hortonworks), which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of Hortonworks and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
•    Each director and officer of Hortonworks shall be indemnified and held harmless to the fullest extent authorized by the DGCL by Hortonworks against any and all expenses that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any proceeding or any claim, issue or matter therein by or in the right of Hortonworks, which such director or officer is, or is threatened to be made, a party or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of Hortonworks, subject to a limited exception.

•    Each non-officer employee of Hortonworks may, in the discretion of the Hortonworks board, be indemnified by Hortonworks to the fullest extent authorized by the DGCL, against any or all expenses and liabilities that are incurred by such non-officer employee or on such non-officer employee’s behalf in connection with any threatened, pending or completing proceeding, or any claim issue or matter therein, which such non-officer employee is, or is threatened to be made, a party or participant in by reason of such non-officer employee’s corporate status, if such non-officer employee acted in good faith and in a manner such non-officer employee reasonably believed to be in or not opposed to the best interests of Hortonworks and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

•   Cloudera shall pay all expenses (including attorneys’ fees) incurred by such person in defending any proceeding as they are incurred in advance of its final disposition; provided, however, that (a) if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to Cloudera of an undertaking, by or on behalf of such person, to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified under the restated certificate or otherwise; and (b) Cloudera shall not be required to advance any expenses to a person against whom Cloudera directly brings a claim, in a proceeding, alleging that such person has breached such person’s duty of loyalty to Cloudera, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

•    Hortonworks shall advance all expenses (including attorneys’ fees) incurred by or on behalf of any director in connection with any proceeding in which such director is involved by reason of such director’s corporate status within thirty (30) days after the receipt by Hortonworks of a written statement from such director requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such director and shall be preceded or accompanied by an undertaking by or on behalf of such director to repay any expenses so advanced if it shall ultimately be determined that such director is not entitled to be indemnified against such expenses.
•    Hortonworks may, at the discretion of the Hortonworks board, advance any or all expenses (including attorneys’ fees) incurred by or on behalf of any officer or any non-officer employee in connection with any proceeding in which such person is involved by reason of his or her corporate status as an officer or non-officer employee upon the receipt by Hortonworks of a statement or statements from such officer or non-officer employee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such officer or non-officer employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any expenses so advanced if it shall ultimately be determined that such officer or non-officer employee is not entitled to be indemnified against such expenses.

FUTURE STOCKHOLDER PROPOSALS
Cloudera
Under Cloudera’s restated bylaws, stockholders who wish to present proposals for action, or to nominate directors, at Cloudera’s 2019 annual meeting of stockholders must give written notice of the proposal or nomination to Cloudera’s Corporate Secretary in accordance with the provisions of Cloudera’s restated bylaws. Cloudera’s restated bylaws require that such notice be given not later than the close of business (5:00 PM, Pacific Time) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting of stockholders. To be timely for the 2019 annual meeting of stockholders, a stockholder’s notice must be received by Cloudera between February 27, 2019 and March 29, 2019. Such proposals should be delivered or mailed to the attention of Cloudera’s Corporate Secretary at Cloudera’s principal executive offices, located at 395 Page Mill Road, Palo Alto, California 94306.
If the date of the 2019 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2018 annual meeting, in order for a notice to be timely, it must be delivered no earlier than the close of business on the 120th day prior to and no later than the close of business on the 90th day prior to the 2019 annual meeting date or, if later, the close of business on the 10th day following the day on which public announcement of the date of the 2019 annual meeting is first made by Cloudera. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
These stockholder notices must contain information required by Cloudera’s restated bylaws. Cloudera reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before Cloudera’s next annual meeting under the procedures outlined in this section, the proxy holders named by the Cloudera board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that Cloudera’s proxy statement for its next meeting briefly describes the matter and how the proxy holders intend to vote on it.
In order for proposals to be eligible for inclusion in Cloudera’s proxy statement and proxy card for the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by Cloudera’s Corporate Secretary no later than January 18, 2019 and satisfy the conditions established by the SEC for stockholder proposals. In order for any other stockholder proposals to be eligible to be brought before the stockholders at the 2019 annual meeting, the stockholders submitting such proposals must also comply with the procedures, including the deadlines, required by Cloudera’s then current bylaws, as referenced in the preceding paragraphs.
Hortonworks
If the merger agreement and the transactions contemplated thereby are adopted and approved by the requisite vote of the Hortonworks stockholders and the merger is completed in 2019, Hortonworks will become a wholly owned subsidiary of Cloudera and, consequently, will not hold an annual meeting of its stockholders in 2019. If the merger is consummated prior to the Cloudera 2019 annual meeting of stockholders, Hortonworks stockholders will be entitled to participate, as stockholders of the combined company and may submit proposals pursuant to the Cloudera procedures noted above. If the merger is consummated after the Cloudera 2019 annual meeting of stockholders, Hortonworks stockholders will be entitled to participate, as stockholders of the combined company, in the Cloudera 2020 annual meeting of stockholders.
If the merger agreement and the transactions contemplated thereby are not adopted and approved by the requisite vote of the Hortonworks stockholders or if the transactions are not completed for any other reason, Hortonworks will hold an annual meeting of its stockholders.
In such case, and as previously stated in the Hortonworks proxy statement filed with the SEC on April 24, 2018, any stockholder who intends to present a proposal at such annual meeting of stockholders must ensure that the written notice is received by Hortonworks’ Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since Hortonworks’ 2018 annual meeting was held on May 23, 2018, stockholder proposals must be received by Hortonworks’ Secretary no earlier than January 23, 2019 and no later than February 22, 2019 in order to be raised at Hortonworks 2019 annual meeting of stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition to the requirements previously stated in the Hortonworks proxy statement filed with the SEC on April 24, 2018, any stockholder who wishes to submit a proposal for inclusion in Hortonworks’ proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Hortonworks’ proxy materials relating to its 2019 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and Hortonworks must receive such proposals no later than December 26, 2018. Such proposals must be delivered to Hortonworks’ Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054. If Hortonworks holds its 2019 annual meeting of stockholders more than 30 days before or after May 23, 2019 (the one-year anniversary date of the 2018 annual meeting of stockholders), Hortonworks will disclose the new deadline by which stockholders’ proposals must be received in Hortonworks’ earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

NO APPRAISAL RIGHTS
Holders of Cloudera common stock and Hortonworks common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Cloudera common stock is listed on NYSE and Hortonworks common stock is listed on Nasdaq and Hortonworks stockholders will receive shares of common stock of Cloudera, which will be listed on NYSE, and cash in lieu of fractional shares.

LEGAL MATTERS
The validity of the shares of Cloudera common to be issued pursuant to the merger will be passed upon by Fenwick. The U.S. federal income tax consequences of the merger will be passed upon for Cloudera by Fenwick and for Hortonworks by Latham, respectively.
EXPERTS
The consolidated financial statements of Cloudera, Inc. incorporated by reference in Cloudera’s Annual Report (Form 10-K) for the year ended January 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements, incorporated in this joint proxy statement / prospectus by reference from Hortonworks, Inc. Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
OTHER MATTERS
Other Matters Presented at the Special Meetings
As of the date of this joint proxy statement/prospectus, neither the Cloudera board nor the Hortonworks board knows of any matters that will be presented for consideration at either the Cloudera special meeting or the Hortonworks special meeting other than as described in this joint proxy statement/prospectus. Under the Cloudera bylaws, business transacted at a Cloudera special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. Under the Hortonworks bylaws, only matters set forth in the notice of the Hortonworks special meeting may be considered or acted upon at a Hortonworks special meeting.
WHERE YOU CAN FIND MORE INFORMATION
This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Stockholders of Cloudera and Hortonworks should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Cloudera and Hortonworks have incorporated by reference into this joint proxy statement/prospectus. Cloudera and Hortonworks have not authorized anyone to provide stockholders of Cloudera or Hortonworks with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.
Cloudera and Hortonworks each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Cloudera or Hortonworks at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.
The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Cloudera and Hortonworks, at www.sec.gov. You may also access the SEC filings and obtain other information about Cloudera and Hortonworks through the websites maintained by Cloudera and Hortonworks, which are www.cloudera.com and www.hortonworks.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.
The following documents, which were filed by Cloudera with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

•	Cloudera’s current report on Form 8-K, filed with the SEC on October 3, 2018;

•	Cloudera’s quarterly report on Form 10-Q for the period ended July 31, 2018, filed with the SEC Commission on September 6, 2018;

•	Cloudera’s current report on Form 8-K, filed with the SEC on July 5, 2018;

•	Cloudera’s current report on Form 8-K, filed with the SEC on June 29, 2018;

•	Cloudera’s quarterly report on Form 10-Q for the period ended April 30, 2018, filed with the SEC on June 6, 2018;

•	Cloudera’s annual report on Form 10-K for the period ended January 31, 2018, filed with the SEC on April 4, 2018;

•	Cloudera’s proxy statement on Schedule 14A filed with the SEC on May 16, 2018;

•	Cloudera’s current report on Form 8-K, filed with the SEC on March 29, 2018; and

•	Cloudera’s current report on Form 8-K, filed with the SEC on February 2, 2018.
The following documents, which were filed by Hortonworks with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

•	Hortonworks’ current report on Form 8-K, filed with the SEC on October 3, 2018;

•	Hortonworks’ quarterly report on Form 10-Q for the period ended June 30, 2018, filed with the SEC on August 9, 2018;

•	Hortonworks’ current report on Form 8-K, filed with the SEC on May 30, 2018;

•	Hortonworks’ quarterly report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on May 9, 2018;

•	Hortonworks’ annual report on Form 10-K for the period ended December 31, 2017, filed with the SEC on March 15, 2018;

•	Hortonworks’ proxy statement on Schedule 14A filed with the SEC on April 24, 2018; and

•	Hortonworks’ current report on Form 8-K, filed with the SEC on February 9, 2018.
In addition, all documents filed by Cloudera and Hortonworks pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01) after the date of this joint proxy statement/prospectus and before the date of the Cloudera and Hortonworks special meetings are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.
Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.
Cloudera has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Cloudera, and Hortonworks has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Hortonworks.

You can also obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

Cloudera, Inc. 395 Page Mill Road Palo Alto, California 94306 Attention: Investor Relations (888) 789-1488 http://investors.Cloudera.com	Hortonworks, Inc. 5470 Great America Parkway Santa Clara, California 95054 Attention: Investor Relations (650) 305-7806 http://investors.Hortonworks.com
In addition, if you have questions about the merger or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.
In order for you to receive timely delivery of the documents in advance of the Cloudera special meeting, Cloudera should receive your request no later than [●].
In order for you to receive timely delivery of the documents in advance of the Hortonworks special meeting, Hortonworks should receive your request no later than [●].
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Cloudera or Hortonworks since the date of this joint proxy statement/prospectus.

ANNEX A
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
CLOUDERA, INC.

SURF MERGER CORPORATION

and

HORTONWORKS, INC.
October 3, 2018

4.1	Organization and Qualification	A-24
4.2	Authority; Approvals and Enforceability.	A-24
4.3	Required Filings and Consents	A-25
4.4	Certificate of Incorporation and Bylaws	A-25
4.5	Capitalization	A-25
4.6	Subsidiaries.	A-27
4.7	SEC Reports	A-27
4.8	Financial Statements and Internal Controls.	A-27
4.9	Undisclosed Liabilities	A-28
4.10	Subsequent Changes	A-28
4.11	Real Property	A-28
4.12	Tangible Property	A-29
4.13	Intellectual Property.	A-29
4.14	Material Contracts	A-31
4.15	Tax Matters	A-32
4.16	Employee Benefit Matters.	A-33
4.17	Labor Matters	A-34
4.18	Environmental Matters	A-35
4.19	Compliance with Laws	A-36
4.20	Permits	A-37
4.21	Legal Proceedings and Orders	A-37
4.22	Insurance	A-37
4.23	No Ownership of Hortonworks Capital Stock	A-37
4.24	Takeover Statutes	A-37
4.25	Brokers, Finders and Financial Advisors	A-37
4.26	Merger Sub	A-37
4.27	No Other Representations	A-37
ARTICLE V CONDUCT OF BUSINESS		A-37
5.1	Affirmative Obligations	A-37
5.2	Negative Obligations.	A-38
ARTICLE VI NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS		A-41
6.1	Termination of Existing Discussions	A-41
6.2	No Solicitation or Facilitation of Acquisition Proposals	A-41
6.3	Permitted Discussions and Information Sharing	A-42
6.4	Responsibility for Actions of Representatives	A-43
6.5	Notification Requirements	A-43
ARTICLE VII ADDITIONAL AGREEMENTS		A-43
7.1	Efforts to Complete Merger	A-43
7.2	Regulatory Filings	A-44
7.3	Registration Statement and Joint Proxy Statement/Prospectus.	A-45
7.4	Stockholder Meetings and Board Recommendations	A-46
7.5	Access; Notice and Consultation; Confidentiality	A-49

7.6	Public Announcements	A-50
7.7	Employee Plans.	A-50
7.8	Directors’ and Officers’ Indemnification and Insurance	A-51
7.9	Listing of Cloudera Shares	A-52
7.10	Takeover Statutes	A-52
7.11	Section 16 Matters	A-52
7.12	Tax Matters.	A-53
7.13	Obligations of Merger Sub.	A-53
ARTICLE VIII GOVERNANCE MATTERS		A-53
8.1	Cloudera Board of Directors.	A-53
8.2	Cloudera Executive Officers.	A-54
8.3	Effectuation.	A-54
ARTICLE IX TERMINATION OF AGREEMENT		A-54
9.1	Termination	A-54
9.2	Effect of Termination	A-55
9.3	Fees and Expenses	A-55
ARTICLE X GENERAL PROVISIONS		A-57
10.1	Certain Interpretations	A-57
10.2	Non-Survival of Representations and Warranties	A-58
10.3	Notices	A-58
10.4	Assignment	A-59
10.5	Amendment	A-59
10.6	Extension; Waiver	A-59
10.7	Specific Performance	A-59
10.8	Failure or Indulgence Not Waiver; Remedies Cumulative	A-59
10.9	Severability	A-59
10.10	Entire Agreement	A-59
10.11	No Third Party Beneficiaries.	A-59
10.12	Governing Law	A-60
10.13	Consent to Jurisdiction.	A-60
10.14	Waiver of Jury Trial	A-60
10.15	Counterparts	A-60

Exhibits

Exhibit A – Form of Hortonworks Support Agreement
Exhibit B – Form of Cloudera Support Agreement
Exhibit C – Form of Cloudera Tax Certificate
Exhibit D – Form of Hortonworks Tax Certificate

Schedules

Hortonworks Disclosure Letter
Cloudera Disclosure Letter
Schedule 8.1 – Cloudera Board of Directors
Schedule 8.2 – Cloudera Executive Officers

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of October 3, 2018 by and among Cloudera, Inc., a Delaware corporation (“Cloudera”), Surf Merger Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Cloudera (“Merger Sub”), and Hortonworks, Inc., a Delaware corporation (“Hortonworks”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, each of the respective Boards of Directors of Cloudera, Merger Sub and Hortonworks have approved the Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, Merger Sub will be merged with and into Hortonworks (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Hortonworks will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Cloudera and each share of Hortonworks Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be canceled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Cloudera and Merger Sub to enter into this Agreement, each of the officers and directors of Hortonworks (together with certain of their respective affiliates), in their respective capacities as stockholders of Hortonworks, have entered into support agreements with Cloudera substantially in the form attached hereto as Exhibit A (each, a “Hortonworks Support Agreement” and collectively, the “Hortonworks Support Agreements”).
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Hortonworks to enter into this Agreement, each of the officers and directors of Cloudera (together with certain of their respective affiliates), in their respective capacities as stockholders of Cloudera, have entered into support agreements with Hortonworks substantially in the form attached hereto as Exhibit B (each, a “Cloudera Support Agreement” and collectively, the “Cloudera Support Agreements”).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Cloudera, Merger Sub and Hortonworks hereby agree as follows:
ARTICLE I
THE MERGER
1.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into Hortonworks, the separate corporate existence of Merger Sub shall thereupon cease and Hortonworks shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Cloudera. Hortonworks, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Cloudera, Merger Sub and Hortonworks shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Cloudera and Hortonworks and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”
1.2    The Surviving Corporation of the Merger.
(a)    Certificate of Incorporation and Bylaws of the Surviving Corporation

(i)    Certificate of Incorporation. Subject to the terms of Section 7.8(b), effective at the Effective Time by virtue of the Merger, the Certificate of Incorporation of Hortonworks shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Hortonworks, Inc.”
(ii)    Bylaws. Subject to the terms of Section 7.8(b), Cloudera and Hortonworks shall take such actions reasonably necessary to cause the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to become the Bylaws of the Surviving Corporation as of immediately following the Effective Time, until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
(b)    Directors and Officers of the Surviving Corporation.
(i)    Directors. Unless otherwise determined by Cloudera and Hortonworks prior to the Effective Time, at the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(ii)    Officers. Unless otherwise determined by Cloudera and Hortonworks prior to the Effective Time, at the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.
1.3    General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Hortonworks and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Hortonworks and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.4    Effect of the Merger on Capital Stock of the Merging Corporations.
(a)    Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
(b)    Capital Stock of Hortonworks.
(i)    Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cloudera, Merger Sub, Hortonworks, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each share of Hortonworks Common Stock that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive 1.305 shares of Cloudera Common Stock (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to this Section 1.4(b)(i) (the “Common Stock Consideration”) upon the surrender of such share of Hortonworks Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of loss and indemnity in the manner provided in Section 2.3(e)); provided, however, that (x) the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cloudera Common Stock or Hortonworks Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Cloudera Common Stock or Hortonworks Common Stock having a record date on or after the date hereof and prior to the Effective Time, and (y) notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of Cloudera Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Hortonworks Common Stock who would otherwise be entitled to a fraction of a share of Hortonworks Common Stock pursuant to this Section 1.4(b)(i) (after aggregating all fractional shares of Cloudera Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of such share of Hortonworks Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of loss and indemnity in the manner provided in Section 2.3(e)), receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Closing Average. From and after the Effective Time, all shares of Hortonworks Common Stock shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of shares of Hortonworks Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Cloudera Common Stock issuable in respect thereof pursuant to this Section 1.4(b)(i), cash in lieu of any fractional shares payable in respect thereof pursuant to this Section 1.4(b)(i) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). All shares of Cloudera Common Stock issued upon the surrender for exchange of shares of Hortonworks Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Cloudera Common Stock and any dividends or other distributions paid in respect thereof pursuant to Section 2.3(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Hortonworks Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Hortonworks Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing shares of Hortonworks Common Stock is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Common Stock Consideration in accordance with this Section 1.4(b), any cash payable in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Cloudera Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).
(ii)    Owned Shares of Hortonworks Common Stock. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cloudera, Merger Sub, Hortonworks, or the holders of any of the following securities, each share of Hortonworks Common Stock that is owned by Cloudera, Merger Sub or Hortonworks, or by any direct or indirect wholly owned Subsidiary of Cloudera, Merger Sub or Hortonworks, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or consideration paid therefor.
(iii)    Restricted Shares of Hortonworks Common Stock. Notwithstanding anything to the contrary set forth herein, if any shares of Hortonworks Common Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Hortonworks or under which Hortonworks has any rights (the “Hortonworks Restricted Stock”), then the Common Stock Consideration payable in exchange for such Hortonworks Restricted Stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition. At or prior to the Effective Time, the Hortonworks Board (or a duly authorized committee thereof) and the Cloudera Board (or a duly authorized committee thereof) shall adopt any corporate resolutions that may be reasonably necessary to provide that, from and after the Effective Time, Cloudera is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
(c)    Stock Awards of Hortonworks.
(i)    Stock Options. At the Effective Time, each Hortonworks Stock Award that is a stock option to purchase shares of Hortonworks Common Stock (each a “Hortonworks Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Cloudera and converted into an option to acquire that number of shares of Cloudera Common Stock equal to the product obtained by multiplying (x) the number of shares of Hortonworks Common Stock subject to such Hortonworks Stock Option by (y) the Exchange Ratio, rounded down to the nearest whole share of Cloudera Common Stock. Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Hortonworks Stock Option immediately prior to the Effective Time, except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Hortonworks Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. Notwithstanding the foregoing, if a Stock Option is subject to the Legal Requirements of a non-U.S. jurisdiction and Cloudera determines (in good faith and upon advice from Cloudera’s legal counsel) the Stock Option may not be converted into an Assumed Option under a Legal Requirement of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals) (such Stock Options, the “Unassumed Options”), Cloudera shall: (A), if necessary to ensure compliance with applicable Legal Requirements, require that outstanding Unassumed Options be accelerated and exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the fair market value of the shares at exercise and the exercise price in cash; (B) provide for conversion of the Unassumed Options into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Closing Average over the applicable exercise price of such Unassumed Option by (y) the number of Hortonworks shares subject to such Unassumed Option, less all applicable deductions and withholdings required by applicable Legal Requirements to be withheld in respect of such payment; or (C) provide for such other treatment that is in compliance with applicable Legal Requirements and reasonably agreed upon by Cloudera and Hortonworks at least twenty (20) days prior to the Effective Time.
(ii)    Restricted Stock Units. At the Effective Time, each Hortonworks Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested (each, an “Assumed Unit”), shall be assumed by Cloudera; provided, however, that each Assumed Unit shall be converted into an award to receive that number of shares of Cloudera Common Stock equal to the product obtained by multiplying (x) the number of shares of Hortonworks Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share of Cloudera Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Hortonworks Restricted Stock Unit immediately prior to the Effective Time. Notwithstanding the foregoing, each Assumed Unit that was granted with a purchase price other than par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share purchase price of Hortonworks Common Stock subject to such Assumed Unit by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Notwithstanding the foregoing, if a Hortonworks Restricted Stock Unit is subject to the Legal Requirements of a non-U.S. jurisdiction and Cloudera determines (in good faith and upon advice from Cloudera’s legal counsel) the Restricted Stock Unit may not be converted into an Assumed Unit under a Legal Requirement of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals), Cloudera shall provide for such other treatment that is in compliance with applicable Legal Requirements and reasonably agreed upon by Cloudera and Hortonworks at least twenty (20) days prior to the Effective Time.
(iii)    Performance Stock Units. Prior to the Effective Time, the Hortonworks Board (or a duly authorized committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that each award of Hortonworks Performance Stock Units shall entitle the holder thereof to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, the number of shares of Hortonworks Common Stock that are earned thereunder shall be determined based on the greater of target performance or actual performance (measured through the Effective Time). Any shares of Hortonworks Common Stock so delivered in respect of Hortonworks Performance Stock Units shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with Section 1.4(b).
(iv)    Registration Statements for Assumed Options and Other Awards. As soon as practicable following the Effective Time, but in no event later than two (2) business days following the Effective Time, Cloudera shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of Cloudera Common Stock issuable with respect to the Assumed Options and Assumed Units, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units remain outstanding.
1.5    Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Hortonworks and Merger Sub, the directors and officers of Hortonworks and Merger Sub shall have the authority to take all such lawful and necessary action.
1.6    Tax Reorganization. The parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
ARTICLE II
THE CLOSING
2.1    The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, 94041, (i) on a date and at a time to be agreed upon by Cloudera and Hortonworks, which date shall be no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in

Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); provided that if such business day would otherwise occur anytime during the final 10 days of any Cloudera fiscal quarter, Cloudera may, in its discretion, elect (by providing written notice no later than two (2) business days prior to the date on which the Closing would have otherwise occurred) to delay the Closing until the first business day of its next succeeding fiscal quarter (and provided, further, that (i) such election shall be irrevocable upon delivery and effective as of 12:01 A.M., Pacific Time on the date on which the Closing would have otherwise occurred, and (ii) upon effectiveness thereof, each of the conditions to the obligations of Cloudera and Merger Sub set forth in Section 2.2 (other than the conditions set forth in Section 2.2(a)(i), Section 2.2(a)(ii), Section 2.2(a)(vii), Section 2.2(b)(iv) and, solely with respect to a Willful Breach of any covenant contained herein by Hortonworks occurring after the date of such election, Section 2.2(b)(i)), shall be deemed to have been irrevocably fulfilled in all respects and Cloudera shall have irrevocably waived its right to terminate this Agreement pursuant to Article IX (other than pursuant to Section 9.1(a), Section 9.1(b), and Section 9.1(c) and, solely with respect to a Willful Breach of any covenant contained herein by Hortonworks occurring after the date of such election, Section 9.1(e)), or (ii) at such other location, date and time as Cloudera and Hortonworks shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
2.2    Conditions to Closing.
(a)    Mutual Conditions to Closing. The respective obligations of Cloudera, Merger Sub and Hortonworks to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
(i)    No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction in the Agreed Jurisdictions shall have enacted, issued, promulgated, entered, or enforced any Legal Requirement that is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.
(ii)    No Prohibitive Orders. No Governmental Authority of competent jurisdiction in the Agreed Jurisdictions shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.
(iii)    Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC that has not been withdrawn.
(iv)    Requisite Stockholder Approvals. The Requisite Hortonworks Stockholder Approval and the Requisite Cloudera Stockholder Approval shall have been obtained.
(v)    HSR Approval. All waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act shall have terminated or expired.
(vi)    NYSE Listing. The shares of Cloudera Common Stock issuable in the Merger, the shares of Cloudera Common Stock issuable upon the exercise of all Assumed Options, and the shares of Cloudera Common Stock issuable in settlement of all Assumed Units (all of the foregoing shares of Cloudera Common Stock being referred to herein collectively as the “Total Cloudera Merger Consideration”), shall have been authorized for listing on the NYSE subject to official notice of issuance.
(vii)    Tax Opinions. Cloudera shall have received a written opinion of Fenwick & West LLP, in customary form and substance reasonably satisfactory to Cloudera, and Hortonworks shall have received a written opinion of Latham & Watkins LLP, in customary form and substance reasonably satisfactory to Hortonworks, each dated as of the Closing Date and each to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Cloudera, Merger Sub and Hortonworks, as provided in Section 7.12(b).

(b)    Additional Cloudera and Merger Sub Conditions to Closing. The obligations of Cloudera and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver, on or prior to the Closing, of each the following additional conditions (each of which conditions may be waived exclusively by Cloudera and Merger Sub in their sole and absolute discretion):
(i)    Compliance with Agreements and Covenants. Hortonworks shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
(ii)    Accuracy of Representations and Warranties.
(A)    The representations and warranties of Hortonworks set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority; Approvals and Enforceability), Section 3.3(b) (Required Filings and Consents), Section 3.4 (Certificate of Incorporation and Bylaws) and Section 3.24 (Takeover Statutes) (the “Hortonworks Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).
(B)    The representations and warranties of Hortonworks set forth in Section 3.5(a) and Section 3.5(d) (the “Hortonworks Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Hortonworks Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Hortonworks Capitalization Representations, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Hortonworks Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Hortonworks Capitalization Representations).
(C)    The representations and warranties of Hortonworks set forth in this Agreement (other than the Hortonworks Fundamental Representations and the Hortonworks Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Hortonworks set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), (1) all qualifications based on a “Hortonworks Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 3.10 and the term “Hortonworks Material Contract” shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Hortonworks Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.
(iii)    No Hortonworks Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Hortonworks Material Adverse Effect that is continuing.
(iv)    Officer’s Certificate. Cloudera shall have received a certificate, signed for and on behalf of Hortonworks by the chief executive officer and the chief financial officer of Hortonworks, certifying the satisfaction of the conditions set forth in this Section 2.2(b).
(c)    Additional Hortonworks Conditions to Closing. The obligation of Hortonworks to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by Hortonworks in its sole and absolute discretion):

(i)    Compliance with Agreements and Covenants. Cloudera and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
(ii)    Accuracy of Representations and Warranties.
(A)    The representations and warranties of Cloudera set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Approvals and Enforceability), Section 4.3(b) (Required Filings and Consents), Section 4.4 (Certificate of Incorporation and Bylaws) and Section 4.24 (Takeover Statutes) (the “Cloudera Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).
(B)    The representations and warranties of Cloudera set forth in Section 4.5(a) and Section 4.5(d) (the “Cloudera Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Cloudera Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Cloudera Capitalization Representations, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Cloudera Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Cloudera Capitalization Representations).
(C)    The representations and warranties of Cloudera set forth in this Agreement (other than the Cloudera Fundamental Representations and the Cloudera Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Cloudera set forth in this Agreement for purposes of this Section 2.2(c)(ii)(C), (1) all qualifications based on a “Cloudera Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 4.10 and the term “Cloudera Material Contract” shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Cloudera Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.
(iii)    No Cloudera Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Cloudera Material Adverse Effect that is continuing.
(iv)    Officer’s Certificate. Hortonworks shall have received a certificate, signed for and on behalf of Cloudera by the chief executive officer and the chief financial officer of Cloudera, certifying the satisfaction of the conditions set forth in this Section 2.2(c).
2.3    Issuance of Merger Consideration After the Closing.
(a)    Exchange Agent. Prior to the Closing Date, Cloudera shall select a bank or trust company reasonably acceptable to Hortonworks to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Hortonworks (the “Exchange Agent”).
(b)    Exchange Fund.

(i)    Creation of Exchange Fund. As promptly as practicable (and in any event within one (1) business day) following the Effective Time, Cloudera shall deposit with the Exchange Agent for exchange in accordance with this Article II, the shares of Cloudera Common Stock issuable pursuant to Section 1.4(b)(i) in exchange for shares of Hortonworks Common Stock. In addition, Cloudera shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cloudera Common Stock and any dividends or distributions to which holders of shares of Hortonworks Common Stock may be entitled pursuant to Section 2.3(d). Any Cloudera Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
(ii)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Cloudera or the Surviving Corporation, be delivered to Cloudera or the Surviving Corporation or otherwise according to the instruction of Cloudera or the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.3 shall after such delivery to Cloudera and the Surviving Corporation look only to Cloudera and the Surviving Corporation for delivery or payment of the shares of Cloudera Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cloudera Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).
(c)    Exchange Procedures. As promptly as practicable following the Effective Time (and in any event, within five (5) business days thereafter), Cloudera shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Hortonworks Common Stock (i) a letter of transmittal in customary form as Hortonworks and Cloudera may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of Cloudera Common Stock pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cloudera Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). Upon surrender of Certificates (or effective affidavits in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Cloudera, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Cloudera Common Stock (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) such holder is entitled to receive pursuant to Section 1.4(b)(i) (which shall be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), payment of any cash such holder is entitled to receive pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cloudera Common Stock and any dividends or distributions such holder is entitled to receive pursuant to Section 2.3(d), and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose for an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.3. Until so surrendered, from and after the Effective Time outstanding Certificates shall be deemed to evidence only the ownership of the number of full shares of Cloudera Common Stock into which such shares of Hortonworks Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(b)(i) and any dividends or distributions payable pursuant to Section 2.3(d). Any holder of non-certificated shares of Hortonworks Common Stock represented by book entry (“Book Entry Shares”) shall not be required to deliver an executed letter of transmittal in order to receive the shares of Cloudera Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cloudera Common Stock and any dividends or distributions payable pursuant to Section 2.3(d). In lieu thereof, each registered holder of one or more Book Entry Shares shall automatically upon the Effective Time be entitled to receive, and Cloudera shall cause the Exchange Agent to deliver as soon as practicable after the Effective Time (and in any event, no later than five (5) business days thereafter), such consideration in accordance with the customary procedures of Cloudera’s transfer agent, the Exchange Agent and any depository for such Book Entry Shares. Notwithstanding anything to the contrary in this Agreement, shares of Cloudera Common Stock to be received in conjunction with the Merger by any Person constituting an “affiliate” of Hortonworks for purposes of Rule 145 under the Securities Act shall be subject to the restrictions described in such Rule 145.
(d)    Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Cloudera Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Cloudera Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Cloudera Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Cloudera Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Legal Requirements, following surrender of any Certificates or Book Entry Shares in the manner provided in Section 2.3(c), the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Cloudera Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Cloudera Common Stock.
(e)    Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Cloudera Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), the cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cloudera Common Stock and any dividends or distributions payable in respect thereof pursuant to Section 2.3(d); provided, however, that Cloudera may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Cloudera, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
(f)    Transferred Shares. In the event that a transfer of ownership of shares of Hortonworks Common Stock is not registered in the stock transfer books or ledger of Hortonworks, or if shares of Cloudera Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Cloudera (or any agent designated by Cloudera) any transfer or other Taxes required by reason of the issuance of shares of Cloudera Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Cloudera (or any agent designated by Cloudera) that such transfer or other Taxes have been paid or are otherwise not payable.
(g)    Tax Withholding. Each of the Exchange Agent, Cloudera and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Hortonworks Capital Stock, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non U.S. tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.
(h)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Cloudera, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Cloudera Common Stock or Hortonworks Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HORTONWORKS
Except (i) as set forth in the disclosure letter that has been prepared by Hortonworks and delivered by Hortonworks to Cloudera in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Hortonworks Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Hortonworks Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Hortonworks SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2018 and prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact), Hortonworks hereby represents and warrants to Cloudera and Merger Sub as follows:
3.1    Organization and Qualification. Hortonworks is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted.

Hortonworks is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.
3.2    Authority; Approvals and Enforceability.
(a)    Hortonworks has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Hortonworks Stockholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
(b)    The execution and delivery of this Agreement by Hortonworks, and performance by Hortonworks with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Hortonworks Board (the “Hortonworks Board”). As of the date of this Agreement, the Hortonworks Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Hortonworks stockholders and has unanimously resolved to recommend that the Hortonworks Stockholders adopt this Agreement (the “Hortonworks Voting Proposal”). The Hortonworks Board has received an opinion of Qatalyst Partners to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio to be received pursuant to and in accordance with, the terms of this Agreement by the holders of shares of Hortonworks Common Stock (other than Cloudera or any Affiliate of Cloudera), is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(c)    Except for the approval of the Hortonworks Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Hortonworks Common Stock entitled to vote at a meeting of the Hortonworks Stockholders called to consider the Hortonworks Voting Proposal (the “Requisite Hortonworks Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, no other corporate proceedings on the part of Hortonworks are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.
(d)    This Agreement has been duly and validly executed and delivered by Hortonworks, and assuming due authorization, execution and delivery by Cloudera and Merger Sub, this Agreement constitutes a valid and binding obligation of Hortonworks, enforceable against Hortonworks in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.
3.3    Required Filings and Consents.
(a)    The execution and delivery by Hortonworks of this Agreement do not, and the performance by Hortonworks of its covenants and agreements under this Agreement and the consummation by Hortonworks of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Hortonworks Stockholder Approval conflict with or violate the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws or any Hortonworks Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Legal Requirements applicable to Hortonworks or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Hortonworks’ or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Hortonworks or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Hortonworks or any of its Subsidiaries is a party or by which Hortonworks or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Hortonworks or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

(b)    The execution and delivery by Hortonworks of this Agreement do not, and the performance by Hortonworks of its covenants and agreements under this Agreement and the consummation by Hortonworks of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii)  the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.
3.4    Certificate of Incorporation and Bylaws. Hortonworks has heretofore made available to Cloudera a complete and accurate copy of the Hortonworks Certificate of Incorporation and Hortonworks Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Hortonworks Subsidiary Documents”). The Hortonworks Certificate of Incorporation, Hortonworks Bylaws and Hortonworks Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Hortonworks Board nor, to the knowledge of Hortonworks, any Hortonworks Stockholder has taken any action to amend the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws in any respect. Hortonworks has not taken any action in breach or violation of any of the provisions of the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Hortonworks Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.
3.5    Capitalization.
(a)    The authorized capital stock of Hortonworks consists of 500,000,000 shares of Hortonworks Common Stock and 25,000,000 shares of Hortonworks Undesignated Preferred Stock. As of September 30, 2018, (i) 83,030,801 shares of Hortonworks Common Stock were issued and outstanding (including zero shares of Hortonworks Restricted Stock), (ii) 26,293,667 shares of Hortonworks Common Stock were reserved for issuance pursuant to awards granted pursuant to Hortonworks’ 2014 Stock Option and Incentive Plan (the “Hortonworks 2014 Plan”), (iii) 18,696,811 shares of Hortonworks Common Stock were reserved for issuance pursuant to Hortonworks’ 2011 Stock Option and Grant Plan (the “Hortonworks 2011 Plan”), (iv) 4,734,330 shares of Hortonworks Common Stock were reserved for issuance pursuant to Hortonworks’ 2014 Employee Stock Purchase Plan; (v) 473,101 shares of Hortonworks Common Stock were issued and held in the treasury of Hortonworks; and (vi) no shares of Hortonworks Undesignated Preferred Stock are issued and outstanding. Since September 30, 2018, Hortonworks has not issued any securities (including derivative securities) except for shares of Hortonworks Common Stock issued upon exercise of Hortonworks Stock Awards, the settlement of Hortonworks Restricted Stock Units or the settlement of Hortonworks Performance Stock Units, in each case, outstanding on or prior to September 30, 2018.
(b)    Section 3.5(b) of the Hortonworks Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Hortonworks that provides for the issuance of equity to any current or former service provider of Hortonworks (the “Hortonworks Stock Plans”). Hortonworks has made available to Cloudera complete and accurate copies of all Hortonworks Stock Plans and the forms of all award agreements evidencing outstanding Hortonworks Stock Awards, and all agreements under the Stock Plans that materially deviate from such forms of award agreement.
(c)    Section 3.5(c) of the Hortonworks Disclosure Letter sets forth a complete and accurate list as of September 30, 2018 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Hortonworks Stock Awards”) granted under any Hortonworks Stock Plans or otherwise, indicating, with respect to each Hortonworks Stock Award then outstanding, the type of awards granted, the number of shares of Hortonworks Common Stock subject to such Hortonworks Stock Award, the plan under which such Hortonworks Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date, and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of September 30, 2018, if the Hortonworks Stock Award is exercisable for more than six months following the holder’s termination (other than for disability or death), and whether (and to what extent) the vesting of such Hortonworks Stock Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger).

(d)    Except as described in Section 3.5(a) and 3.5(c) of the Hortonworks Disclosure Letter, no capital stock of Hortonworks or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Hortonworks Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Hortonworks or any of its Subsidiaries is a party, or by which Hortonworks or any of its Subsidiaries is bound, obligating Hortonworks or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Hortonworks or any of its Subsidiaries or obligating Hortonworks or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Hortonworks or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hortonworks or any of its Subsidiaries with respect to any shares of capital stock of Hortonworks or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Hortonworks), of Hortonworks or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Hortonworks or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Hortonworks Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which Hortonworks or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hortonworks or any of its Subsidiaries with respect to any shares of Hortonworks Common Stock or shares of capital stock of any such Subsidiary.
(e)    All outstanding shares of Hortonworks Common Stock are, and all shares of Hortonworks Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws or any agreement to which Hortonworks is a party or otherwise bound. None of the outstanding shares of Hortonworks Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Hortonworks are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Hortonworks or a Subsidiary of Hortonworks free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Hortonworks or any of its Subsidiaries.
(f)    Hortonworks Common Stock constitutes the only class of equity securities of Hortonworks or its Subsidiaries registered or required to be registered under the Exchange Act.
3.6    Subsidiaries.
A complete and accurate list of all of the Subsidiaries of Hortonworks, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Hortonworks or another Subsidiary or Affiliate of Hortonworks, is set forth in Section 3.6 of the Hortonworks Disclosure Letter. Hortonworks does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Hortonworks and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Hortonworks is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect. Each Subsidiary of Hortonworks is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

3.7    SEC Reports.
Hortonworks has filed and made available to Cloudera all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Hortonworks with the SEC since January 1, 2017 (collectively, the “Hortonworks SEC Reports”). The Hortonworks SEC Reports, including all forms, reports and documents filed by Hortonworks with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Hortonworks SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Hortonworks with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Hortonworks SEC Reports or necessary in order to make the statements in such Hortonworks SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Hortonworks is required to file any forms, reports, schedules, statements or other documents with the SEC.
3.8    Financial Statements and Internal Controls.
(a)    Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Hortonworks SEC Reports, including any Hortonworks SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Hortonworks and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.
(b)    The chief executive officer and chief financial officer of Hortonworks have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Hortonworks is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq Global Select Market.
(c)    Hortonworks and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Hortonworks and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Hortonworks and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Hortonworks Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Hortonworks and its Subsidiaries.
(d)    To the knowledge of Hortonworks, neither Hortonworks nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Hortonworks and its Subsidiaries, (ii) any fraud, whether or not material, that involves Hortonworks’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Hortonworks and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
(e)    Neither Hortonworks nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Hortonworks or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Hortonworks or any of its Subsidiaries in Hortonworks’ consolidated financial statements.

(f)    Neither Hortonworks nor any of its Subsidiaries nor, to the knowledge of Hortonworks, any director, officer, auditor, accountant, consultant or representative of Hortonworks or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Hortonworks or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Hortonworks or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hortonworks or any of its officers, directors, employees or agents to the current the Hortonworks Board or any committee thereof or to any current director or executive officer of Hortonworks.
(g)    To the knowledge of Hortonworks, no employee of Hortonworks or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Hortonworks or any of its Subsidiaries. Neither Hortonworks nor any of its Subsidiaries nor, to the knowledge of Hortonworks, any director, officer, employee, contractor, subcontractor or agent of Hortonworks or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Hortonworks or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
3.9    Undisclosed Liabilities. Except as reflected in the Hortonworks Balance Sheet, neither Hortonworks nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Hortonworks Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Hortonworks Material Adverse Effect.
3.10    Subsequent Changes. Since the date of the Hortonworks Balance Sheet through the date hereof, Hortonworks has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Hortonworks Material Adverse Effect or (ii) any action taken by Hortonworks or event that would have required the consent of Cloudera pursuant to Section 5.2(a), (c)-(e), (f), (j)-(m), (p)-(r), (t) and (v) had such action or event occurred after the date of this Agreement.
3.11    Real Property. Hortonworks and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Hortonworks Balance Sheet. All real properties reflected in the Hortonworks Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Hortonworks Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Hortonworks or any of its Subsidiaries is a party (collectively, the “Hortonworks Real Property Leases”) are in full force and effect, except where the failure of such Hortonworks Real Property Leases to be in full force and effect would not be reasonably likely to result in a Hortonworks Material Adverse Effect. There is no default by Hortonworks or any of its Subsidiaries under any of the Hortonworks Real Property Leases, or, to the knowledge of Hortonworks, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Hortonworks Material Adverse Effect. Section 3.11 of the Hortonworks Disclosure Letter contains a complete and accurate list of all Hortonworks Real Property Leases providing for the payment of annual rent in excess of $1 million (each, a “Hortonworks Material Real Property Lease”) and lists for each such Hortonworks Material Real Property Lease (i) the address of the property to which such Hortonworks Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Hortonworks Material Real Property Lease pertains.
3.12    Tangible Property. Hortonworks and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Hortonworks Balance Sheet. All tangible properties and assets reflected in the Hortonworks Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Hortonworks Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Hortonworks or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Hortonworks and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Hortonworks and its Subsidiaries, taken as a whole, free and clear of all

Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Hortonworks Material Adverse Effect.
3.13    Intellectual Property.
(a)    Section 3.13(a) of the Hortonworks Disclosure Letter contains a complete and accurate list of all Hortonworks Intellectual Property that is Registered Intellectual Property (collectively the “Hortonworks Registered Intellectual Property”). All material Hortonworks Registered Intellectual Property is, to the knowledge of Hortonworks, subsisting, valid and enforceable.
(b)    All Hortonworks Intellectual Property is owned by Hortonworks or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Hortonworks, all material Hortonworks Intellectual Property is, and following the transactions contemplated hereby shall be, freely transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Hortonworks nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past three (3) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by Hortonworks or a Subsidiary of Hortonworks.
(c)    To the knowledge of Hortonworks, neither Hortonworks nor its Subsidiaries has, in the conduct of the business of Hortonworks and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of Hortonworks, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending or threatened any) Legal Proceeding against Hortonworks or any of its Subsidiaries, alleging that any activities, products or conduct of Hortonworks’ or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Hortonworks Intellectual Property. Hortonworks is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict Hortonworks’ or any of its Subsidiaries’ rights to use, license or transfer any material Hortonworks Intellectual Property, or (ii) compel or require Hortonworks or any of its Subsidiaries to license or transfer any material Hortonworks Intellectual Property. In the past three (3) years, no indemnity claims have been asserted in writing or, to the knowledge of Hortonworks, are threatened against Hortonworks or any Subsidiary of Hortonworks by any customer alleging that any Hortonworks Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.
(d)    There are no pending Legal Proceedings brought by Hortonworks or any of its Subsidiaries against any third party with respect to any Hortonworks Intellectual Property, which remain unresolved as of the date hereof.
(e)    Section 3.13(e) of the Hortonworks Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Hortonworks or any of its Subsidiaries any Intellectual Property Right that is material to the business of Hortonworks or any Hortonworks Subsidiary taken as a whole (“Hortonworks In Licenses”), other than (i) Contracts with respect to commercial available Technology that is not included in any Hortonworks Product or necessary to the development of any Hortonworks Product, (ii) Contracts between Hortonworks or any Hortonworks Subsidiary and its employees, consultants and contractors substantially on Hortonworks’ standard forms, which forms have been made available to Cloudera, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business.
(f)    Section 3.13(f) of the Hortonworks Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Hortonworks or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Hortonworks Intellectual Property, other than (i) non-exclusive licenses granted in the ordinary course of business, (ii) Contracts between Hortonworks or any Hortonworks Subsidiary and its employees, consultants and contractors substantially on Hortonworks’ standard forms, which forms have been made available to Cloudera, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Hortonworks Out Licenses,” and together with the Hortonworks In Licenses, the “Hortonworks IP Licenses”).
(g)    Neither Hortonworks nor any of its Subsidiaries, nor, to the knowledge of Hortonworks any other party to a Hortonworks IP License, is in material breach of any such Hortonworks IP License that is material to the business of Hortonworks and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Hortonworks or any of its Subsidiaries of any Hortonworks IP License, (ii) the termination, impairment or restriction of any right or license granted to Hortonworks or any of its Subsidiaries under a Hortonworks IP License, or (iii) Hortonworks or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Hortonworks Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Hortonworks Material Adverse Effect or (B) as a result of any Contract to which Hortonworks or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Cloudera or any of its Subsidiaries.
(h)    To the knowledge of Hortonworks, Hortonworks and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole.
(i)    No proprietary source code (excluding, for clarity, any Open Source Software) for any Hortonworks Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Hortonworks or a Subsidiary of Hortonworks. To the knowledge of Hortonworks, neither Hortonworks nor any Subsidiary of Hortonworks has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Hortonworks Product to any escrow agent or other third person, other than any employee, consultant or contractor of Hortonworks or a Subsidiary of Hortonworks under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.
(j)    Each current and former employee, consultant and contractor of Hortonworks or a Subsidiary of Hortonworks who was or is involved in the creation or development of any Hortonworks Products, as well as any other material Hortonworks Intellectual Property, has signed and delivered a written Contract that assigns to Hortonworks or a Subsidiary of Hortonworks any such Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole.
(k)    Section 3.13(k) of the Hortonworks Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Hortonworks or any of its Subsidiaries has participated in the past three (3) years, or is currently participating, that could require or obligate Hortonworks or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Hortonworks Intellectual Property.
(l)    No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Hortonworks Intellectual Property.
(m)    The Processing by Hortonworks or any Subsidiary of Hortonworks of any Personal Information, as well as all communications from Hortonworks and Subsidiaries of Hortonworks to users, partners or customers (whether sent directly or, to Hortonworks’ knowledge, through third-party providers) has complied in all material respects with (i) all Legal Requirements, (ii) Hortonworks’ and its Subsidiaries’ existing contractual commitments with third parties and (iii) Hortonworks’ and its Subsidiaries’ privacy policies and any other terms applicable to the Processing of Personal Information from individuals by Hortonworks or any of its Subsidiaries or any of their agents, except where the failure to so comply would not constitute a Hortonworks Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the knowledge of Hortonworks, are threatened in writing against Hortonworks or any Subsidiary of Hortonworks by any third party alleging a violation of any third party’s privacy rights that would constitute a Hortonworks Material Adverse Effect. To the knowledge of Hortonworks, neither Hortonworks, any Subsidiary of Hortonworks or any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.
(n)    To the knowledge of Hortonworks, the Hortonworks Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Hortonworks Material Adverse Effect. To the knowledge of Hortonworks, none of the Hortonworks Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”) that would constitute a Hortonworks Material Adverse Effect.
(o)    Hortonworks and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Hortonworks and its Subsidiaries as it is currently conducted. Hortonworks and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of Hortonworks and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Malicious Code, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.14    Material Contracts.
(a)    For all purposes of and under this Agreement, a “Hortonworks Material Contract” shall mean (in each case, excluding any Hortonworks Employee Plan and Hortonworks Non-U.S. Employee Plan):
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Hortonworks and its Subsidiaries;
(ii)    any Contract (A) containing any covenant limiting the right of Hortonworks or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting Hortonworks or any of its Subsidiaries (or, after the Closing Date, Cloudera) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of Hortonworks to enter into any reseller, referral partner or similar partner agreements with third parties;
(iii)    any Contract expressly providing for the development of any Technology by Hortonworks or any of its Subsidiaries or requiring Hortonworks or any of its Subsidiaries to make available or otherwise disclose the source code of any Hortonworks Products to any Person (other than Contracts for Open Source Software);
(iv)    any Contract (A) relating to the disposition or acquisition by Hortonworks or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which Hortonworks or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Hortonworks’ Subsidiaries;
(v)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $12,500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;
(vi)    any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;
(vii)    any collective bargaining agreement;
(viii)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Hortonworks Products with any customer who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of revenues for Hortonworks and its Subsidiaries, based on amounts paid or payable;
(ix)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of Hortonworks or any of its Subsidiaries who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of payment obligations for Hortonworks and its Subsidiaries, based on amounts paid or payable;
(x)    any Contract that provides for payment obligations by Hortonworks or any of its Subsidiaries in any twelve (12) month period of $2,500,000 or more in any individual case that is not terminable by

Hortonworks or its Subsidiaries upon notice of ninety (90) days or less without material liability to Hortonworks or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and
(xi)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Hortonworks Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.
(b)    Section 3.14(b) of the Hortonworks Disclosure Letter contains a complete and accurate list of all Hortonworks Material Contracts as of the date hereof, to or by which Hortonworks or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Hortonworks Material Contract.
(c)    Each Hortonworks Material Contract is valid and binding on Hortonworks (and/or each such Subsidiary of Hortonworks party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Hortonworks nor any of its Subsidiaries party thereto, nor, to the knowledge of Hortonworks, any other party thereto, is in breach of, or default under, any such Hortonworks Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Hortonworks or any of its Subsidiaries, or, to the knowledge of Hortonworks, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.
3.15    Tax Matters.
(a)    Each of Hortonworks and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.
(b)    Each of Hortonworks and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(c)    No material deficiencies for Taxes against Hortonworks or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.
(d)    There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Hortonworks or any of its Subsidiaries.
(e)    There are no Liens for Taxes on any of the assets of Hortonworks or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(f)    None of Hortonworks or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law).
(g)    Hortonworks and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Hortonworks and each of its Subsidiaries.
(h)    None of Hortonworks or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).
(i)    None of Hortonworks or any of its Subsidiaries has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16    Employee Benefit Matters.
(a)    Section 3.16(a) of the Hortonworks Disclosure Letter sets forth a complete and accurate list of all Hortonworks Employee Plans. Neither Hortonworks nor any ERISA Affiliate of Hortonworks has committed to any officer, or publicly communicated to any other employees to establish any new Hortonworks Employee Plan, to modify any Hortonworks Employee Plan (except to the extent required by law, to conform any such Hortonworks Employee Plan to the requirements of any applicable law, as previously disclosed to Cloudera in writing or as required by this Agreement), or to adopt or enter into any Hortonworks Employee Plan.
(b)    With respect to each Hortonworks Employee Plan, Hortonworks has made available to Cloudera complete and accurate copies of (i) such Hortonworks Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Hortonworks Employee Plan within the past year.
(c)    Except as would not reasonably be expected to result in Hortonworks Material Adverse Effect, (i) each Hortonworks Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each of Hortonworks, Hortonworks’ Subsidiaries and their respective ERISA Affiliates have (A) in all material respects met their obligations with respect to each Hortonworks Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with U.S. GAAP all required contributions or other amounts payable with respect thereto.
(d)    All Hortonworks Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Hortonworks Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Hortonworks Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Hortonworks has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Hortonworks Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the knowledge of Hortonworks, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Hortonworks Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Hortonworks Employee Plan.
(e)    Neither Hortonworks, any of Hortonworks’ Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to) , or can reasonably expect to have future liability with respect to (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Hortonworks Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Hortonworks Employee Plan provides health benefits that are not fully insured through an insurance contract.
(f)    To the extent permitted by applicable Legal Requirement, each Hortonworks Employee Plan (other than Hortonworks Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Hortonworks and any of Hortonworks’ Subsidiaries party thereto or covered thereby at any time without material liability to Hortonworks or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.
(g)    Other than as required under Section 601 et seq. of ERISA or equivalent state or local law, Hortonworks does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under Hortonworks’ group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).
(h)    There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Hortonworks, threatened or reasonably anticipated, with respect to any Hortonworks Employee Plan or the assets of any Hortonworks Employee Plan or Hortonworks Non-U.S. Employee Plan or the assets of any Hortonworks Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.
(i)    Except as would not reasonably be expected to result in Hortonworks Material Adverse Effect, each Hortonworks Non-U.S. Employee Plan is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. Each such Hortonworks Non-U.S. Employee Plan is funded to the extent required by applicable Legal Requirements or the applicable terms of such plan or has been accrued for to the extent required by U.S. GAAP or other applicable accounting rules. Section 3.16(i) of the Hortonworks Disclosure Letter contains a complete and accurate list of each country in which Hortonworks or any of its Subsidiaries or Affiliates has employees or independent contractors as of the Hortonworks Balance Sheet Date.
(j)    Section 3.16(j) of the Hortonworks Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Hortonworks or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of Hortonworks or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.
(k)    Other than as set forth on Section 3.16(k) of the Hortonworks Disclosure Letter and Section 1.4(c) of this Agreement, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Hortonworks or any Subsidiary of Hortonworks to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Hortonworks or its ERISA Affiliates is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Hortonworks or any Subsidiary of Hortonworks is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(l)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Hortonworks or any Subsidiary of Hortonworks has been documented and operated in material compliance with Section 409A of the Code.
3.17    Labor Matters.
(a)    Except as would not be expected to result in Hortonworks Material Adverse Effect, Hortonworks and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Hortonworks and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Hortonworks Material Adverse Effect.

(b)    To the knowledge of Hortonworks: (i) there are no current labor union organizing activities with respect to any employees of Hortonworks and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Hortonworks and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Hortonworks or any of its Subsidiaries.
(c)    Except as would not be expected to result in Hortonworks Material Adverse Effect, Hortonworks and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither Hortonworks nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law.
(d)    No employee of Hortonworks or any of its Subsidiaries (i) to the knowledge of Hortonworks is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Hortonworks or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Hortonworks or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has, to the knowledge of Hortonworks, given notice as of the date of this Agreement to Hortonworks or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Hortonworks or any of its Subsidiaries.
(e)    Section 3.17(e) of the Hortonworks Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Hortonworks of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.
3.18    Environmental Matters.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Hortonworks or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Hortonworks or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Hortonworks or any of its Subsidiaries or as a consequence of the acts of Hortonworks, its Subsidiaries or their agents.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, Hortonworks and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, the Hazardous Materials Activities of Hortonworks and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, Hortonworks and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.
(d)    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Hortonworks, threatened, concerning or relating to any Environmental Permit or any

Hazardous Materials Activity of Hortonworks or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.
(e)    Neither Hortonworks nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Hortonworks Material Adverse Effect. Except as would not reasonably be expected to have a Hortonworks Material Adverse Effect, neither Hortonworks nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Hortonworks or any of its Subsidiaries.
(f)    Hortonworks and the Subsidiaries have delivered to Cloudera or made available for inspection by Cloudera and its agents, representatives and employees all material environmental site assessments and environmental audits in Hortonworks’ possession or control. Hortonworks and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.
3.19    Compliance with Laws.
(a)    Generally. Hortonworks and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Hortonworks or any of its Subsidiaries or by which any of their respective properties is bound.
(b)    Foreign Corrupt Practices Act. Neither Hortonworks nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery laws applicable to Hortonworks or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither Hortonworks, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Hortonworks has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation Cloudera.
(c)    Export Control Laws.
(i)    Hortonworks and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither Hortonworks nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Hortonworks and its Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(ii)    Section 3.19(c)(ii) of the Hortonworks Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of Hortonworks and its Subsidiaries along with the appropriate classification, including their Export Control Classification Numbers (“ECCNs”) or designation on the U.S. Munitions List (“USML”); (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by Hortonworks and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of Hortonworks or any of its Subsidiaries. All such licenses are valid and in full force and effect. Hortonworks and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.
(iii)    Neither Hortonworks nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.
3.20    Permits. Hortonworks and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Hortonworks and its Subsidiaries taken as a whole as currently conducted (collectively, the “Hortonworks Permits”). The Hortonworks Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Hortonworks, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Hortonworks, threatened, seeking the suspension, revocation or cancellation of any Hortonworks Permits. No Hortonworks Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
3.21    Legal Proceedings and Orders.
(a)    Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Hortonworks or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Hortonworks, threatened against Hortonworks or any of its Subsidiaries, or any of their respective properties or assets.
(b)    Orders. Neither Hortonworks nor any Subsidiary of Hortonworks is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Hortonworks, the Hortonworks Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
3.22    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Hortonworks or any of its Subsidiaries have been made available to Cloudera. Each such policy is in full force and effect and all premiums due thereon have been paid in full.
3.23    No Ownership of Cloudera Capital Stock. Neither Hortonworks nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Cloudera as defined in Section 203 of the DGCL.
3.24    Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, the Hortonworks Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Hortonworks Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Hortonworks, the Merger or any of the other transactions contemplated by this Agreement or the Hortonworks Support Agreements.
3.25    Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Qatalyst Partners LP (“Qatalyst Partners”), whose fees will be paid by Hortonworks) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hortonworks or any of its Subsidiaries. Prior to the execution of this Agreement, Hortonworks has furnished to Cloudera a complete and accurate copy of all agreements between Hortonworks and Qatalyst Partners pursuant to which such firm would be entitled to any such payment.

3.26    No Other Representations. Except as expressly set forth in this Article III, neither Hortonworks nor any of its Subsidiaries has made any representation or warranty, express or implied, to Cloudera in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CLOUDERA AND MERGER SUB
Except (i) as set forth in the disclosure letter that has been prepared by Cloudera and delivered by Cloudera to Hortonworks in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Cloudera Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Cloudera Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Cloudera SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2018 and prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact), Cloudera and Merger Sub hereby represent and warrant to Hortonworks as follows:
4.1    Organization and Qualification. Each of Cloudera and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority necessary to enable each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of Cloudera and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
4.2    Authority; Approvals and Enforceability.
(a)    Each of Cloudera and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Cloudera Stockholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
(b)    The execution and delivery of this Agreement by Cloudera, and performance by Cloudera with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Cloudera board of directors (the “Cloudera Board”). As of the date of this Agreement, the Cloudera Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Cloudera stockholders and has unanimously resolved to recommend that the Cloudera Stockholders approve the issuance of shares of Cloudera Common Stock in the Merger (the “Cloudera Voting Proposal”). Prior to making the foregoing determinations, the Cloudera Board received an opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”) to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Cloudera, and the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(c)    Except for the approval of the Cloudera Voting Proposal by the affirmative vote of a majority of votes present or represented by proxy at the Cloudera Stockholder Meeting called to consider the Cloudera Voting Proposal (the “Requisite Cloudera Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, no other corporate proceedings on the part of Cloudera are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.
(d)    This Agreement has been duly and validly executed and delivered by each of Cloudera and Merger Sub, and assuming due authorization, execution and delivery by Hortonworks, this Agreement constitutes a valid and binding obligation of each of Cloudera and Merger Sub, enforceable against each of Cloudera and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3    Required Filings and Consents.
(a)    The execution and delivery by Cloudera of this Agreement do not, and the performance by Cloudera of its covenants and agreements under this Agreement and the consummation by Cloudera of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Cloudera Stockholder Approval, conflict with or violate the Cloudera Certificate of Incorporation or the Cloudera Bylaws or any Cloudera Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b) conflict with or violate any Legal Requirements applicable to Cloudera or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Cloudera’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Cloudera or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cloudera or any of its Subsidiaries is a party or by which Cloudera or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Cloudera or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
(b)    The execution and delivery by Cloudera of this Agreement do not, and the performance by Cloudera of its covenants and agreements under this Agreement and the consummation by Cloudera of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) the filing of the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
4.4    Certificate of Incorporation and Bylaws. Cloudera has heretofore made available to Hortonworks a complete and accurate copy of the Cloudera Certificate of Incorporation and Cloudera Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Cloudera Subsidiary Documents”). The Cloudera Certificate of Incorporation, Cloudera Bylaws and Cloudera Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Cloudera Board nor, to the knowledge of Cloudera, any Cloudera Stockholder has taken any action to amend the Cloudera Certificate of Incorporation or the Cloudera Bylaws in any respect. Cloudera has not taken any action in breach or violation of any of the provisions of the Cloudera Certificate of Incorporation or the Cloudera Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Cloudera Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
4.5    Capitalization.
(a)    The authorized capital stock of Cloudera consists of 1,200,000,000 shares of Cloudera Common Stock, and 20,000,000 shares of Cloudera preferred stock, par value $0.00005 per share (“Cloudera Preferred Stock”). As of September 30, 2018, (i) 153,211,543 shares of Cloudera Common Stock were issued and outstanding (including 165,578 shares of Cloudera restricted stock), (ii) no shares of Cloudera Preferred Stock were issued and outstanding, (iii) 22,207,130 shares of Cloudera Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cloudera’s 2008 Equity Incentive Plan (the “Cloudera 2008 Stock Plan”), (iv) 11,382,129 shares of Cloudera Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cloudera’s 2017 Equity Incentive Plan (the “Cloudera 2017 Stock Plan”), (v) 26,538 shares of Cloudera Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to the Gazzang 2008 Stock Purchase and Option Plan (the “Gazzang Plan”), (vi) zero shares of Cloudera Common Stock were available for purchase pursuant to Cloudera’s 2017 Employee Stock Purchase Plan, and (vii) no shares of Cloudera Common Stock were issued and held in the treasury of Cloudera. Since September 30, 2018, Cloudera has not issued any securities (including derivative securities) except for shares of Cloudera Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to September 30, 2018.
(b)    Section 4.5(b) of the Cloudera Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Cloudera that provides for the issuance of equity to any current or former service provider of Cloudera (the “Cloudera Stock Plans”). Cloudera has made available to Hortonworks complete and accurate copies of all Cloudera Stock Plans and the forms of all award agreements evidencing outstanding Cloudera Stock Awards, and all agreements under the Cloudera Stock Plans that materially deviate from such forms of award agreement.
(c)    Section 4.5(c) of the Cloudera Disclosure Letter sets forth a complete and accurate list as of September 30, 2018 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Cloudera Stock Awards”) granted under any Cloudera Stock Plans or otherwise, indicating, with respect to each Cloudera Stock Award then outstanding, the type of awards granted, the number of shares of Cloudera Common Stock subject to such Cloudera Stock Award, the plan under which such Cloudera Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of September 30, 2018, if the Cloudera Stock Award is exercisable for more than six months following the holder’s termination (other than for disability or death), and whether (and to what extent) the vesting of such Cloudera Stock Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger).
(d)    Except as described in Sections 4.5(a) and 4.5(c) of the Cloudera Disclosure Letter, no capital stock of Cloudera or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 4.5(c) of the Cloudera Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Cloudera or any of its Subsidiaries is a party, or by which Cloudera or any of its Subsidiaries is bound, obligating Cloudera or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cloudera or any of its Subsidiaries or obligating Cloudera or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cloudera or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cloudera or any of its Subsidiaries with respect to any shares of capital stock of Cloudera or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Cloudera), of Cloudera or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Cloudera or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Cloudera Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which Cloudera or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cloudera or any of its Subsidiaries with respect to any shares of Cloudera Common Stock or shares of capital stock of any such Subsidiary.
(e)    All outstanding shares of Cloudera Common Stock are, and all shares of Cloudera Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Cloudera Certificate of Incorporation or the Cloudera Bylaws or any agreement to which Cloudera is a party or otherwise bound. None of the outstanding shares of Cloudera Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Cloudera are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Cloudera or a Subsidiary of Cloudera free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Cloudera or any of its Subsidiaries.
(f)    Cloudera Common Stock constitutes the only class of equity securities of Cloudera or its Subsidiaries registered or required to be registered under the Exchange Act.

4.6    Subsidiaries. A complete and accurate list of all of the Subsidiaries of Cloudera, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Cloudera or another Subsidiary or Affiliate of Cloudera, is set forth in Section 4.6 of the Cloudera Disclosure Letter. Cloudera does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Cloudera and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Cloudera is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect. Each Subsidiary of Cloudera is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
4.7    SEC Reports. Cloudera has filed and made available to Hortonworks all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Cloudera with the SEC since January 1, 2017 (collectively, the “Cloudera SEC Reports”). The Cloudera SEC Reports, including all forms, reports and documents filed by Cloudera with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Cloudera SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Cloudera with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cloudera SEC Reports or necessary in order to make the statements in such Cloudera SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Cloudera is required to file any forms, reports, schedules, statements or other documents with the SEC.
4.8    Financial Statements and Internal Controls.
(a)    Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Cloudera SEC Reports, including any Cloudera SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Cloudera and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.
(b)    The chief executive officer and chief financial officer of Cloudera have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Cloudera is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.
(c)    Cloudera and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Cloudera and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Cloudera and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Cloudera Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Cloudera and its Subsidiaries.

(d)    To the knowledge of Cloudera, neither Cloudera nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Cloudera and its Subsidiaries, (ii) any fraud, whether or not material, that involves Cloudera’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Cloudera and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
(e)    Neither Cloudera nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Cloudera or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Cloudera or any of its Subsidiaries in Cloudera’s consolidated financial statements.
(f)    Neither Cloudera nor any of its Subsidiaries nor, to the knowledge of Cloudera, any director, officer, auditor, accountant, consultant or representative of Cloudera or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Cloudera or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Cloudera or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Cloudera or any of its officers, directors, employees or agents to the current the Cloudera Board or any committee thereof or to any current director or executive officer of Cloudera.
(g)    To the knowledge of Cloudera, no employee of Cloudera or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Cloudera or any of its Subsidiaries. Neither Cloudera nor any of its Subsidiaries nor, to the knowledge of Cloudera, any director, officer, employee, contractor, subcontractor or agent of Cloudera or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Cloudera or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
4.9    Undisclosed Liabilities. Except as reflected in the Cloudera Balance Sheet, neither Cloudera nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Cloudera Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Cloudera Material Adverse Effect.
4.10    Subsequent Changes. Since the date of the Cloudera Balance Sheet through the date hereof, Cloudera has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Cloudera Material Adverse Effect or (ii) any action taken by Cloudera or event that would have required the consent of Hortonworks pursuant to Section 5.2(a), (c)-(e), (f), (j)-(m), (p)-(r), (t) and (v) had such action or event occurred after the date of this Agreement.
4.11    Real Property. Cloudera and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Cloudera Balance Sheet. All real properties reflected in the Cloudera Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Cloudera Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Cloudera or any of its Subsidiaries is a party (collectively, the “Cloudera Real Property Leases”) are in full force and effect, except where the failure of such Cloudera Real Property Leases to be in full force and effect would not be reasonably likely to result in a Cloudera Material Adverse Effect. There is no default by Cloudera or any of its Subsidiaries under any of the Cloudera Real Property Leases, or, to the knowledge of Cloudera, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Cloudera Material Adverse Effect. Section 4.11 of the Cloudera Disclosure Letter contains a complete and accurate list of all Cloudera Real Property Leases providing for the payment of annual rent in excess of $1 million (each, a “Cloudera Material Real Property Lease”) and lists for each such Cloudera Material Real Property Lease (i) the address of the property to which such Cloudera Material

Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Cloudera Material Real Property Lease pertains.
4.12    Tangible Property. Cloudera and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Cloudera Balance Sheet. All tangible properties and assets reflected in the Cloudera Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Cloudera Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Cloudera or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Cloudera and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Cloudera and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Cloudera Material Adverse Effect.
4.13    Intellectual Property.
(a)    Section 4.13(a) of the Cloudera Disclosure Letter contains a complete and accurate list of all Cloudera Intellectual Property that Registered Intellectual Property (collectively the “Cloudera Registered Intellectual Property”). All material Cloudera Registered Intellectual Property is, to the knowledge of Cloudera, subsisting, valid and enforceable.
(b)    All Cloudera Intellectual Property is owned by Cloudera or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Cloudera, all material Cloudera Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Cloudera nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past three (3) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by Cloudera or a Subsidiary of Cloudera.
(c)    To the knowledge of Cloudera, neither Cloudera nor its Subsidiaries has, in the conduct of the business of Cloudera and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of Cloudera, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending or threatened any) Legal Proceeding against Cloudera or any of its Subsidiaries, alleging that any activities, products or conduct of Cloudera’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Cloudera Intellectual Property. Cloudera is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict Cloudera’s or any of its Subsidiaries’ rights to use, license or transfer any material Cloudera Intellectual Property, or (ii) compel or require Cloudera or any of its Subsidiaries to license or transfer any material Cloudera Intellectual Property. In the past three (3) years, no indemnity claims have been asserted in writing or, to the knowledge of Cloudera, are threatened against Cloudera or any Subsidiary of Cloudera by any customer alleging that any Cloudera Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.
(d)    There are no pending Legal Proceedings brought by Cloudera or any of its Subsidiaries against any third party with respect to any Cloudera Intellectual Property, which remain unresolved as of the date hereof.
(e)    Section 4.13(e) of the Cloudera Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Cloudera or any of its Subsidiaries any Intellectual Property Right that is material to the business of Cloudera or any Cloudera Subsidiary taken as a whole (“Cloudera In Licenses”), other than (i) Contracts with respect to commercial available Technology that is not included in any Cloudera Product or necessary to the development of any Cloudera Product, (ii) Contracts between Cloudera or any Cloudera Subsidiary and its employees, consultants and contractors substantially on Cloudera’s standard forms, which forms have been made available to Hortonworks, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business.

(f)    Section 4.13(f) of the Cloudera Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Cloudera or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Cloudera Intellectual Property Rights, other than (i) non-exclusive licenses granted in the ordinary course of business, (ii) Contracts between Cloudera or any Cloudera Subsidiary and its employees, consultants and contractors substantially on Cloudera’s standard forms, which forms have been made available to Hortonworks, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Cloudera Out Licenses,” and together with the Cloudera In Licenses, the “Cloudera IP Licenses”).
(g)    Neither Cloudera nor any of its Subsidiaries, nor, to the knowledge of Cloudera any other party to a Cloudera IP License, is in material breach of any such Cloudera IP License that is material to the business of Cloudera and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Cloudera or any of its Subsidiaries of any Cloudera IP License, (ii) the termination, impairment or restriction of any right or license granted to Cloudera or any of its Subsidiaries under a Cloudera IP License, or (iii) Cloudera or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Cloudera Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Cloudera Material Adverse Effect or (B) as a result of any Contract to which Cloudera or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Hortonworks or any of its Subsidiaries.
(h)    To the knowledge of Cloudera, Cloudera and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Cloudera or any of its Subsidiaries, taken as a whole.
(i)    No proprietary source code (excluding, for clarity, any Open Source Software) for any Cloudera Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Cloudera or a Subsidiary of Cloudera. To the knowledge of Cloudera, neither Cloudera nor any Subsidiary of Cloudera has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Cloudera Product to any escrow agent or other third person, other than any employee, consultant or contractor of Cloudera or a Subsidiary of Cloudera under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.
(j)    Each current and former employee, consultant and contractor of Cloudera or a Subsidiary of Cloudera who was or is involved in the creation or development of any Cloudera Products, as well as any other material Cloudera Intellectual Property, has signed and delivered a written Contract that assigns to Cloudera or a Subsidiary of Cloudera any Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Cloudera or any of its Subsidiaries, taken as a whole.
(k)    Section 3.13(k) of the Cloudera Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Cloudera or any of its Subsidiaries has participated in the past three (3) years, or is currently participating, that could require or obligate Cloudera or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Cloudera Intellectual Property.
(l)    No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Cloudera Intellectual Property.
(m)    The Processing by Cloudera or any Subsidiary of Cloudera of any Personal Information, as well as all communications from Cloudera and Subsidiaries of Cloudera to users, partners or customers (whether sent directly or, to Cloudera’s knowledge, through third-party providers) has complied in all material respects with (i) all Legal Requirements, (ii) Cloudera’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) Cloudera’s and its Subsidiaries’ privacy policies and any other terms applicable to the Processing of Personal Information from individuals by Cloudera or any of its Subsidiaries or any of their agents, except where the failure to so comply would not constitute a Cloudera Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the knowledge of Cloudera, are threatened in writing against Cloudera or any Subsidiary of Cloudera by any third party alleging a violation of any third party’s privacy rights that would constitute a Cloudera Material Adverse Effect. To the knowledge of Cloudera, neither Cloudera, any Subsidiary of Cloudera or any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.

(n)    To the knowledge of Cloudera, Cloudera Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Cloudera Material Adverse Effect. To the knowledge of Cloudera, none of Cloudera Products contain any Malicious Code that would constitute a Cloudera Material Adverse Effect.
(o)    Cloudera and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of Cloudera and its Subsidiaries as it is currently conducted. Cloudera and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of Cloudera and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Malicious Code, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.14    Material Contracts.
(a)    For all purposes of and under this Agreement, a “Cloudera Material Contract” shall mean (in each case, excluding any Cloudera Employee Plan and any Cloudera Non-U.S. Employee Plan):
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Cloudera and its Subsidiaries;
(ii)    any Contract (A) containing any covenant limiting the right of Cloudera or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting Cloudera or any of its Subsidiaries (or, after the Closing Date, Cloudera) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of Cloudera to enter into any reseller, referral partner or similar partner agreements with third parties;
(iii)    any Contract expressly providing for the development of any Technology by Cloudera or any of its Subsidiaries, or requiring Cloudera or any of its Subsidiaries to make available or otherwise disclose the source code of any Cloudera Products to any Person (other than Contracts for Open Source Software);
(iv)    any Contract (A) relating to the disposition or acquisition by Cloudera or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which Cloudera or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Cloudera’s Subsidiaries;
(v)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $12,500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;
(vi)    any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;
(vii)    any collective bargaining agreement;
(viii)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Cloudera Products with any customer who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of revenues for Cloudera and its Subsidiaries, based on amounts paid or payable;

(ix)    any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of Cloudera or any of its Subsidiaries who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of payment obligations for Cloudera and its Subsidiaries, based on amounts paid or payable;
(x)    any Contract that provides for payment obligations by Cloudera or any of its Subsidiaries in any twelve (12) month period of $2,500,000 or more in any individual case that is not terminable by Cloudera or its Subsidiaries upon notice of ninety (90) days or less without material liability to Cloudera or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and
(xi)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Cloudera Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.
(b)    Section 4.14(b) of the Cloudera Disclosure Letter contains a complete and accurate list of all Cloudera Material Contracts as of the date hereof, to or by which Cloudera or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.14(a) that describes such Cloudera Material Contract.
(c)    Each Cloudera Material Contract is valid and binding on Cloudera (and/or each such Subsidiary of Cloudera party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Cloudera nor any of its Subsidiaries party thereto, nor, to the knowledge of Cloudera, any other party thereto, is in breach of, or default under, any such Cloudera Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Cloudera or any of its Subsidiaries, or, to the knowledge of Cloudera, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
4.15    Tax Matters.
(a)    Each of Cloudera and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.
(b)    Each of Cloudera and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(c)    No material deficiencies for Taxes against Cloudera or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.
(d)    There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Cloudera or any of its Subsidiaries.
(e)    There are no Liens for Taxes on any of the assets of Cloudera or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(f)    None of Cloudera or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law).
(g)    Cloudera and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Cloudera and each of its Subsidiaries.
(h)    None of Cloudera or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).
(i)    None of Cloudera or any of its Subsidiaries has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.16    Employee Benefit Matters.
(a)    Section 4.16(a) of the Cloudera Disclosure Letter sets forth a complete and accurate list of all Cloudera Employee Plans. Neither Cloudera nor any ERISA Affiliate of Cloudera has committed to any officer, or publicly communicated to any other employees to establish any new Cloudera Employee Plan, to modify any Cloudera Employee Plan (except to the extent required by law, to conform any such Cloudera Employee Plan to the requirements of any applicable law, as previously disclosed to Hortonworks in writing or as required by this Agreement), or to adopt or enter into any Cloudera Employee Plan.
(b)    With respect to each Cloudera Employee Plan, Cloudera has made available to Hortonworks complete and accurate copies of (i) such Cloudera Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Cloudera Employee Plan within the past year.
(c)    Except as would not reasonably be expected to result in Cloudera Material Adverse Effect, (i) each Hortonworks Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each of Cloudera, Cloudera’s Subsidiaries and their respective ERISA Affiliates have (A) in all material respects met their obligations with respect to each Cloudera Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with U.S. GAAP all required contributions or other amounts payable with respect thereto.
(d)    All Cloudera Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Cloudera Qualified Plan”), have received determination, opinion or advisory letters from the IRS to the effect that such Cloudera Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Cloudera has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Cloudera Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the knowledge of Cloudera, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Cloudera Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Cloudera Employee Plan.
(e)    Neither Cloudera, any of Cloudera’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA. No Cloudera Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Cloudera Employee Plan provides health benefits that are not fully insured through an insurance contract.
(f)    To the extent permitted by applicable Legal Requirement, each Cloudera Employee Plan (other than Cloudera Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Cloudera and any of Cloudera’s Subsidiaries party thereto or covered thereby at any time without material liability to Cloudera or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.
(g)    Other than as required under Section 601 et seq. of ERISA or equivalent state or local law, Cloudera does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under Cloudera’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).
(h)    There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Cloudera, threatened or reasonably anticipated, with respect to any Cloudera Employee Plan or the assets of any Cloudera Employee Plan or Cloudera Non-U.S. Employee Plan or the assets of any Cloudera Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.
(i)    Except as would not reasonably be expected to result in Cloudera Material Adverse Effect, each Cloudera Non-U.S. Employee Plan is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. Each such Cloudera Non-U.S. Employee Plan is funded to the extent required by applicable Legal Requirements or the applicable terms of such plan or has been accrued for to the extent required by U.S. GAAP or other applicable accounting rules. Section 4.16(i) of the Cloudera Disclosure Letter contains a complete and accurate list of each country in which Cloudera or any of its Subsidiaries or Affiliates has employees or independent contractors as of the Cloudera Balance Sheet Date.
(j)    Section 4.16(j) of the Cloudera Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Cloudera or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of Cloudera or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.
(k)    Other than as set forth on Section 4.16(k) of the Cloudera Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Cloudera or any Subsidiary of Cloudera to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Cloudera or its ERISA Affiliates is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Cloudera or any Subsidiary of Cloudera is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(l)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Cloudera or any Subsidiary of Cloudera has been documented and operated in material compliance with Section 409A of the Code.
4.17    Labor Matters.
(a)    Except as would not be expected to result in Cloudera Material Adverse Effect, Cloudera and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Cloudera and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Cloudera Material Adverse Effect.
(b)    To the knowledge of Cloudera: (i) there are no current labor union organizing activities with respect to any employees of Cloudera and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Cloudera and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Cloudera or any of its Subsidiaries.
(c)    Except as would not be expected to result in Cloudera Material Adverse Effect, Cloudera and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs. Neither Cloudera nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law.
(d)    No employee of Cloudera or any of its Subsidiaries (i) to the knowledge of Cloudera is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Cloudera or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Cloudera or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has, to the knowledge of Cloudera, given notice as of the date of this Agreement to Cloudera or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Cloudera or any of its Subsidiaries.
(e)    Section 4.17(e) of the Cloudera Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Cloudera of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.
4.18    Environmental Matters.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Cloudera or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Cloudera or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Cloudera or any of its Subsidiaries or as a consequence of the acts of Cloudera, its Subsidiaries or their agents.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, Cloudera and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, the Hazardous Materials Activities of Cloudera and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, Cloudera and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.
(d)    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Cloudera, threatened, concerning or relating to any Environmental Permit or any Hazardous

Materials Activity of Cloudera or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.
(e)    Neither Cloudera nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Cloudera Material Adverse Effect. Except as would not reasonably be expected to have a Cloudera Material Adverse Effect, neither Cloudera nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Cloudera or any of its Subsidiaries.
(f)    Cloudera and the Subsidiaries have delivered to Hortonworks or made available for inspection by Hortonworks and its agents, representatives and employees all material environmental site assessments and environmental audits in Cloudera’s possession or control. Cloudera and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.
4.19    Compliance with Laws.
(a)    Generally. Cloudera and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Cloudera or any of its Subsidiaries or by which any of their respective properties is bound.
(b)    Foreign Corrupt Practices Act. Neither Cloudera nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of the Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither Cloudera, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Cloudera has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Hortonworks.
(c)    Export Control Laws.
(i)    Cloudera and each of its Subsidiaries have complied in all material respects with all applicable Export Controls, including EAR, OFAC, and ITAR and any applicable anti-boycott compliance regulations. Neither Cloudera nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Cloudera and its Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(ii)    Section 4.19(c)(ii) of the Cloudera Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of Cloudera and its Subsidiaries along with the appropriate classification, including their ECCNs or USML; (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by Cloudera and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of Cloudera or any of its Subsidiaries. All such licenses are valid and in full force and effect. Cloudera and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.
(iii)    Neither Cloudera nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.

4.20    Permits. Cloudera and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Cloudera and its Subsidiaries taken as a whole as currently conducted (collectively, the “Cloudera Permits”). The Cloudera Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Cloudera, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Cloudera, threatened, seeking the suspension, revocation or cancellation of any Cloudera Permits. No Cloudera Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
4.21    Legal Proceedings and Orders.
(a)    Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Cloudera or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Cloudera, threatened against Cloudera or any of its Subsidiaries, or any of their respective properties or assets.
(b)    Orders. Neither Cloudera nor any Subsidiary of Cloudera is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Cloudera, the Cloudera Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
4.22    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Cloudera or any of its Subsidiaries have been made available to Hortonworks. Each such policy is in full force and effect and all premiums due thereon have been paid in full.
4.23    No Ownership of Hortonworks Capital Stock. Neither Cloudera not any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Hortonworks as defined in Section 203 of the DGCL.
4.24    Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, the Cloudera Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Cloudera Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no Takeover Statute is applicable to Cloudera, the Merger or any of the other transactions contemplated by this Agreement or the Cloudera Support Agreements.
4.25    Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Morgan Stanley, whose fees will be paid by Cloudera) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cloudera or any of its Subsidiaries. Prior to the execution of this Agreement, Cloudera has furnished to Hortonworks a complete and accurate copy of all agreements between Cloudera and Morgan Stanley pursuant to which such firm would be entitled to any such payment.
4.26    Merger Sub. Merger Sub has owned no material assets, has no liabilities nor any assets subject to any liabilities and has not conducted any business activities other than entering into the Merger Agreement.
4.27     No Other Representations. Except as expressly set forth in this Article IV, neither Cloudera nor any of its Subsidiaries has made any representation or warranty, express or implied, to Hortonworks in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.
ARTICLE V
CONDUCT OF BUSINESS
5.1    Affirmative Obligations. Except (i) as expressly provided by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Hortonworks Disclosure Letter or the Cloudera Disclosure Letter, as the

case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, each of Hortonworks and Cloudera shall, and each of them shall cause their respective Subsidiaries to:
(a)    use its commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b)    pay its Taxes when due, in each case subject to good faith disputes over such Taxes; and
(c)    use its commercially reasonable efforts to (A) preserve intact their respective present businesses, (B) keep available the services of their respective present officers and employees and (C) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
5.2    Negative Obligations. Except (i) as expressly provided by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Hortonworks Disclosure Letter or the Cloudera Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Hortonworks nor Cloudera shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:
(a)    propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;
(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of their respective securities or any securities of any of their respective Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options, restricted stock units or performance stock units outstanding as of the date of this Agreement, (ii) grants of purchase rights under an employee stock purchase or other similar plan, subject to Section 7.7 of this Agreement, (iii) grants to newly hired employees of stock options, restricted stock units or other equity awards granted in the ordinary course of business consistent with past practice (including with respect to the type of grant, conditions for vesting and other material terms and conditions), with a per share exercise price (as applicable) that is no less than the fair market value of a share of common stock on the date of grant, subject to a four-year vesting schedule in which not more than 25% of the total grant becomes vested annually, and not subject to any accelerated vesting or other provision that would be triggered upon a termination of service or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement (whether alone or in combination with any other event), provided that (A) the aggregate number shares of common stock subject to such stock options, restricted stock units or other equity awards does not exceed the number of shares set forth on Schedule 5.2(b)(i), in the case of Hortonworks, or Schedule 5.2(b)(ii), in the case of Cloudera, and (B) the aggregate number of restricted stock units or other equity awards granted to any individual newly hired employee does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, no greater than the amount set forth on Schedule 5.2(b)(iii) in the case of Hortonworks, or Schedule 5.2(b)(iv), in the case of Cloudera for any single individual); and (iv) grants to existing employees or contractors of stock options, restricted stock units or other equity awards granted in the ordinary course of business consistent with past practice (including with respect to the type of grant, conditions for vesting and other material terms and conditions), with a per share exercise price (as applicable) that is no less than the then the fair market value of a share of common stock on the date of grant, subject to a four-year vesting schedule in which not more than 25% of the total grant becomes vested annually, and not subject to any accelerated vesting or other provision that would be triggered upon a termination of service or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement (whether alone or in combination with any other event), provided that (A) the aggregate number of shares of common stock subject to such stock options, restricted stock units or other equity awards does not exceed the number of shares set forth on Schedule 5.2(b)(v), in the case of Hortonworks, or Schedule 5.2(b)(vi), in the case of Cloudera , and (B) the aggregate number of shares of common stock subject to restricted stock units or other equity awards granted to any individual existing employee or contractor does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, no greater than the amount set forth on Schedule 5.2(b)(vii) in the case of Hortonworks, or Schedule 5.2(b)(viii), in the case of Cloudera for any single individual);

(c)    acquire or redeem, directly or indirectly, or amend any of their respective securities or any securities of any of their respective Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Hortonworks or Cloudera from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;
(d)    other than cash dividends made by any of their respective direct or indirect wholly owned Subsidiaries to themselves or one of their respective Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Hortonworks or Cloudera from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;
(e)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Hortonworks or Cloudera from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;
(f)    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, and (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of their or their respective Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon;
(g)    except as may be required by applicable Legal Requirements or as necessary to satisfy, any Hortonworks Employee Plan, Hortonworks Non-U.S. Employee Plan, Cloudera Employee Plan or Cloudera Non-U.S. Employee Plan, or to other contractual obligations, in each case, existing on the date hereof: (i) with respect to any consultant, officer, director, or employee, enter into, adopt, amend (including to provide for the acceleration of vesting or lapsing of restrictions), modify, renew or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation, benefits, severance or termination pay of any consultant, director, officer or employee, or enter into, modify or amend any non-competition or similar agreement with any employee, (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof, or (iii) promote any existing Section 16 officer or promote any employee to a Section 16 officer position, or terminate any Section 16 officer without cause; provided, however, that this paragraph (g) shall not prevent either Cloudera or Hortonworks or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with respect to any newly hired employees in the ordinary course of business consistent with past practices to fill positions that are open as of the date of this Agreement or that become open subsequent to the date of this Agreement as a result of a current employee’s departure, (B) from increasing annual compensation of employees who are below the level of a vice president and/or from providing for or amending bonus arrangements for employees who are below the level of a vice president in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense) or (C) from executing routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits;
(h)    forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective Subsidiaries or Affiliates;
(i)    make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of their Employee Benefit Plans or any Employee

Benefit Plans of any of their respective Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;
(j)    enter into, amend, or extend any collective bargaining agreement;
(k)    acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $20,000,000 in the aggregate;
(l)    except as may be required to remain in compliance with GAAP, make any change in any of the accounting principles or practices used by either of them;
(m)    make or change any material Tax election, adopt or change any material Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;
(n)    (i) enter into any Contract that would be a Hortonworks IP License or a Hortonworks Material Contract described in clause (ii) or (iii) of Section 3.14(a) ((together, the “Hortonworks IP Contracts”), or a Cloudera IP License or a Cloudera Material Contract or described in clause (ii) or (iii) of Section 4.14(a) (together, the “Cloudera IP Contracts”), as the case may be, or amend in any material respect any such Hortonworks IP Contract or Cloudera IP Contract, as the case may be, or grant any release or relinquishment of any material rights under any such Hortonworks IP Contract or Cloudera IP Contract, as the case may be, or (ii) except in the ordinary course of business consistent with past practices, enter into any Contract that would be any other Hortonworks Material Contract or other Cloudera Material Contract, as the case may be, or amend in any material respect any other Hortonworks Material Contract or Cloudera Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any other Hortonworks Material Contract or Cloudera Material Contract, as the case may be;
(o)    enter into any Hortonworks Material Real Property Lease or Cloudera Material Real Property Lease, or modify, amend or exercise any right to renew any Hortonworks Material Real Property Lease of Cloudera Material Real Property Lease;
(p)    fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or held for use in their respective businesses, or grant permission to enter into the public domain any material trade secrets included in the Hortonworks Intellectual Property or Cloudera Intellectual Property, as applicable;
(q)    grant any exclusive rights with respect to any of their respective material Intellectual Property Rights or the material Intellectual Property Rights of any of their respective Subsidiaries, divest any of their respective material Intellectual Property Rights or the material Intellectual Property Rights of any of their respective Subsidiaries, or modify the standard warranty terms for Hortonworks Products or Cloudera Products, as the case may be, or services or materially amend or modify any product or service warranty;
(r)    acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;
(s)    authorize, incur or commit to incur any new capital expenditure(s) that in the aggregate exceeds, in any given quarter, 110% of the amount set forth in the respective capital expenditure budget of each party, as provided to the other party prior to the Agreement Date; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;
(t)    settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Hortonworks Balance Sheet or the Cloudera Balance Sheet, as the case may be, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(u)    except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
(v)    convene any special meeting of their stockholders(or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at its respective Stockholder Meeting other than this Agreement and the Merger; or
(w)    enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a commitment to do any of the foregoing.
ARTICLE VI
NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS
6.1    Termination of Existing Discussions. Immediately following the execution and delivery of this Agreement, each of Hortonworks and Cloudera shall immediately cease and cause to be terminated, and shall instruct, direct and cause their respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Alternative Transaction relating to Hortonworks and Cloudera, respectively, and each of Hortonworks and Cloudera shall promptly request that all confidential information with respect thereto that has been delivered, provided or furnished by or on behalf of Hortonworks or Cloudera, as the case may be, within the two-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Alternative Transaction be returned or destroyed.
6.2    No Solicitation or Facilitation of Acquisition Proposals. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Hortonworks nor Cloudera shall, nor shall either of them authorize or permit any of their respective Representatives to, directly or indirectly:
(a)    solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, an Acquisition Proposal relating to Hortonworks or Cloudera, respectively;
(b)    furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to Hortonworks or Cloudera, respectively, or any of their respective Subsidiaries, or afford access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective Subsidiaries, to any Person (other than to the other party hereto or any designees of such other party), in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Hortonworks or Cloudera, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively;
(c)    participate or engage in discussions or negotiations with any Person (other than the other party hereto and its Representatives) with respect to an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively;
(d)    approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively;
(e)    enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to, any Acquisition Proposal or an Acquisition Transaction, relating to Hortonworks or Cloudera, respectively;
(f)    terminate, amend or waive any rights under any “standstill” or other similar provision in any Contract between it or any of its Subsidiaries and any Person (other than the other party hereto) (other than to the extent Hortonworks Board or Cloudera Board, as applicable, determines in good faith after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law);

(g)    waive the applicability of Section 203 of the DGCL, or any portion thereof, to any Person (other than the other party hereto or in connection with the Hortonworks Support Agreements or the Cloudera Support Agreements); or
(h)    propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively.
6.3    Permitted Discussions and Information Sharing. Notwithstanding the terms of Section 6.2 or anything else to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Hortonworks Stockholder Approval in the case of Hortonworks, or receipt of the Requisite Cloudera Stockholder Approval in the case of Cloudera, each of Hortonworks or Cloudera may, directly or indirectly through their respective Representatives:
(a)    engage in discussions with any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in respect of such party for the limited purpose of determining whether such Acquisition Proposal is reasonably likely to lead to a Superior Proposal;
(b)    engage or participate in discussions or negotiations with any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in respect of such party in writing that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party; and/or
(c)    furnish any non-public information relating to such party or any of its Subsidiaries to any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal for such party in writing that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party;
provided that, in the case of any action proposed to be taken pursuant to the foregoing clauses (a) through (c), all of the following conditions are satisfied (and continue to be satisfied at all times during the period in which any such actions are proposed to be ongoing and continuing):
(i)    such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3);
(ii)    the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3) in respect to such Acquisition Proposal (and any other Acquisition Proposals made by the same Person, whether alone or together with one or more other Persons)
(iii)    the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;
(iv)    at least twenty-four (24) hours prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action gives the other party hereto (A) written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of such Acquisition Proposal), (B) copies of all written materials comprising or relating thereto, including commitment letters and other financing-related documents relating to such proposal) and (C) written notice of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 6.3;
(v)    prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action enters into a written confidentiality agreement, each of the terms of which are no less favorable in the aggregate to such party than those contained in the Confidentiality Agreement (provided, that such confidentiality agreement need not include a standstill provision); and

(vi)    substantially contemporaneously with furnishing any non-public information to such Person, the party hereto proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).
6.4    Responsibility for Actions of Representatives. Without limiting the generality of the foregoing, each of Hortonworks and Cloudera acknowledge and hereby agree that any breach or violation of the restrictions set forth in Section 6.1 and Section 6.2 by any Representative retained by either of them (or any Representative of any such Representatives) shall be deemed to be a breach of Section 6.1 and Section 6.2, as applicable, by such party.
6.5    Notification Requirements.
(a)    In addition to the obligations set forth in Section 6.3, each of Hortonworks and Cloudera shall promptly, and in all cases within twenty four (24) hours of receipt by any of its Representatives, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives (either directly or through any of its Representatives), (ii) any request for information it receives (either directly or through any of its Representatives) that would reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction, or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, Acquisition Transaction, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
(b)    In addition to the obligations set forth in Section 6.5(a), each of Hortonworks and Cloudera shall keep the other party hereto reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any Acquisition Proposal or Acquisition Transaction and the material terms and conditions thereof (including all amendments or proposed amendments), request or inquiry either of them receives (either directly or through any of its Representatives). In addition to the foregoing, each of Hortonworks and Cloudera shall provide the other party hereto with prompt (and in any event at least twenty-four (24) hours (or such lesser notice provided to the board of directors generally)) notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction it has received (either directly or through any of its Representatives), and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal or Acquisition Transaction.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1    Efforts to Complete Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Cloudera, Merger Sub and Hortonworks shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to:
(i)    cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled;
(ii)    obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Cloudera or Hortonworks or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the Merger and other transactions contemplated by this Agreement;
(iii)    obtain all necessary consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities, that are reasonably necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by this Agreement;

(iv)    contest and resist any action or proceeding and defend any lawsuits or other legal proceedings, whether judicial, administrative or otherwise, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement, including seeking to have vacated or otherwise lifted or removed (including by pursuing all avenues of administrative and judicial appeal) any Order that has been issued or granted which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other transactions contemplated by this Agreement; and
(v)    execute or deliver any additional instruments reasonably necessary to consummate the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.
7.2    Regulatory Filings and Clearances.
(a)    Without limiting the generality of the provisions of Section 7.1(a) and to the extent required by applicable Legal Requirements, as soon as practicable following the execution and delivery of this Agreement (and in any event within ten (10) business days thereafter), each of Cloudera and Hortonworks shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement, the Merger and the other transactions contemplated hereby as required by the HSR Act. Each of Cloudera and Hortonworks shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Cloudera and Hortonworks reasonably deem necessary and/or appropriate.
(b)    Each of Cloudera and Hortonworks shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to Cloudera and its Subsidiaries or Hortonworks and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement; provided, however, that (i) any materials concerning valuation of the transaction or internal financial information may be redacted, and (ii) each of Cloudera and Hortonworks may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.
(c)    If either Cloudera or Hortonworks or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
(d)     In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated by this Agreement as violative of any Legal Requirement or Order, or if any Legal Requirement or Order is enacted, entered, promulgated or enforced by a Governmental Entity which would make illegal, or would otherwise prohibit or materially impair or delay, the Merger or any other transactions contemplated by this Agreement, each of Cloudera and Hortonworks shall cooperate in all respects with each other and use its respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Legal Requirement or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Cloudera and Hortonworks or their respective Subsidiaries, (ii) the licensing or provision of any software or other Intellectual Property Rights (or the terms of such licensing) to any parties, or the provision of any software as Open Source Software, and (iii) the imposition of any limitation or regulation on the ability of Cloudera and Hortonworks or their respective Subsidiaries to freely conduct their business or own such assets; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Cloudera nor Hortonworks nor any of their respective Subsidiaries shall be required to effect or commit to any of the foregoing, or required to effect or commit to any other actions, if doing so would have a material adverse effect on the business, operations, financial condition or results of operations of Cloudera and its Subsidiaries, taken as a whole, following the Merger.
7.3    Registration Statement and Joint Proxy Statement/Prospectus.
(a)    As promptly as practicable after the execution and delivery of this Agreement, Cloudera and Hortonworks shall jointly prepare, and Cloudera shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Cloudera Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”), in such form as may be approved by Cloudera and Hortonworks, which approval shall not be unreasonably withheld, conditioned or delayed. The Registration Statement shall include (i) a prospectus for the issuance of shares of Cloudera Common Stock in the Merger (including shares of Cloudera Common Stock issued in the Merger in exchange for shares of Hortonworks Restricted Stock), (ii) a proxy statement of Cloudera for use in connection with the solicitation of proxies for the Cloudera Voting Proposal to be considered at the Cloudera Stockholder Meeting, and (iii) a proxy statement of Hortonworks for use in connection with the solicitation of proxies for the Hortonworks Voting Proposal to be considered at the Hortonworks Stockholder Meeting (as may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). Each of Cloudera and Hortonworks shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Hortonworks and Cloudera shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Cloudera and Hortonworks shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Cloudera and Hortonworks shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.
(b)    Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Joint Proxy Statement/Prospectus shall be made without the approval of Cloudera and Hortonworks, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Cloudera, in connection with a Cloudera Board Recommendation Change, and Hortonworks, in connection with a Hortonworks Board Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 7.3(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein.
(c)    The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Merger Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a‑12 under the Exchange Act (each, a “Regulation M‑A Filing”) shall not, at the time any such Regulation M‑A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)    Without limiting the generality of the foregoing, prior to the Effective Time (i) Hortonworks and Cloudera shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the Hortonworks Stockholders and/or the Cloudera Stockholders. Hortonworks and Cloudera shall each notify the other as promptly as practicable of (i) the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings, (ii) the issuance of any stop order, or (iii) the suspension of qualification for offering or sale in any jurisdiction of the Cloudera Common Stock issuable in connection with the Merger.
(e)    Hortonworks and Cloudera shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Cloudera shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Cloudera Common Stock in the Merger.
7.4    Stockholder Meetings and Board Recommendations.
(a)    Each of Hortonworks and Cloudera, acting through its board of directors, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the Nasdaq Global Select Market in the case of Hortonworks or the NYSE in the case of Cloudera, the Hortonworks Certificate of Incorporation and the Hortonworks Bylaws in the case of Hortonworks, and the Cloudera Certificate of Incorporation and the Cloudera Bylaws in the case of Cloudera, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (including any postponement or adjournment thereof in accordance with this Agreement, the “Hortonworks Stockholder Meeting” in the case of Hortonworks, and the “Cloudera Stockholder Meeting” in the case of Cloudera, and together, the “Merger Stockholder Meetings”) for the purpose of considering and voting upon the approval of the Hortonworks Voting Proposal in the case of Hortonworks and the Cloudera Voting Proposal in the case of Cloudera. Each of Hortonworks and Cloudera may postpone or adjourn the Hortonworks Stockholder Meeting or Cloudera Stockholder meeting, respectively, (i) with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Hortonworks Board or the Cloudera Board, as applicable, has determined in good faith after consultation with outside counsel is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by Hortonworks or Cloudera stockholders, as applicable, prior to the Hortonworks Stockholder Meeting or Cloudera Stockholder Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the Requisite Hortonworks Stockholder Approval or Requisite Cloudera Stockholder Approval, as applicable, would not otherwise be obtained; or (v) if required by Legal Requirements; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), each of the Hortonworks Stockholder Meeting and the Cloudera Stockholder Meeting shall not be postponed or adjourned (x) for more than ten (10) business days in the aggregate from its originally scheduled date without the prior written consent of the other party or (y) beyond the Initial Termination Date (or if applicable, the Extended Termination Date); provided, further, that in the event that either party postpones or adjourns the Hortonworks Stockholder Meeting or the Cloudera Stockholder Meeting, as applicable, in accordance with the terms of this Agreement, the other party may postpone or adjourn its meeting for an equal number of days. Each of Hortonworks and Cloudera shall solicit from its stockholders proxies in favor of the Hortonworks Voting Proposal in the case of Hortonworks and the Cloudera Voting Proposal in the case of Cloudera, and unless the board of directors of either party hereto shall effect a Hortonworks Board Recommendation Change in the case of Hortonworks or a Cloudera Board Recommendation Change in the case of Cloudera, in each case pursuant to and in accordance with Section 7.4(f), use its reasonable best efforts to secure the Requisite Hortonworks Stockholder Approval in the case of Hortonworks and the Requisite Cloudera Stockholder Approval in the case of Cloudera. Each of Hortonworks and Cloudera shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Stockholder Meeting are solicited in compliance with the DGCL, the rules of the Nasdaq Global Select Market in the case of Hortonworks or the NYSE in the case of Cloudera, the Hortonworks Certificate of Incorporation and the Hortonworks Bylaws in the case of Hortonworks, and the Cloudera Certificate of Incorporation and the Cloudera Bylaws in the case of Cloudera, and all other applicable Legal Requirements.
(b)    Each of Hortonworks and Cloudera shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Stockholder Meetings on the same day and at the same time. Notwithstanding anything to the contrary set forth in this Agreement, each of Hortonworks or Cloudera, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Stockholder Meeting if (and solely to the extent and for the minimum duration reasonably necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders within a reasonable amount of time in advance of its respective Merger Stockholder Meeting, (ii) as of the time for which the applicable Merger Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Hortonworks Common Stock in the case of Hortonworks, or Cloudera Common Stock in the case of Cloudera, represented (either in person or by proxy) at the respective Merger Stockholder meeting to constitute a quorum necessary to conduct the business of the respective Merger Stockholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Stockholder Meeting for any of the foregoing reasons.
(c)    Following the Merger Stockholder Meetings and at or prior to the Closing, each of Hortonworks and Cloudera shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Stockholder Meeting.
(d)    Unless this Agreement is earlier terminated pursuant to Section 7.4(a), Hortonworks shall submit the Hortonworks Voting Proposal to the Hortonworks Stockholders at the Hortonworks Stockholders Meeting for the purpose of acting upon such proposal, and Cloudera shall submit the Cloudera Voting Proposal to the Cloudera Stockholders at the Cloudera Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Hortonworks Board or the Cloudera Board, as the case may be, at any time subsequent to the date of this Agreement and prior to the Merger Stockholder Meetings shall effect a Hortonworks Board Recommendation Change in the case of Hortonworks or a Cloudera Board Recommendation Change in the case of Cloudera, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Hortonworks Board in the case of Hortonworks or the Cloudera Board in the case of Cloudera.
(e)    Subject to the terms of Section 7.4(f), (i) the Hortonworks Board shall recommend that the Hortonworks Stockholders adopt this Agreement at the Hortonworks Stockholder Meeting in accordance with the applicable provisions of the DGCL (the “Hortonworks Board Recommendation”), and (ii) the Cloudera Board shall recommend that the Cloudera Stockholders approve the issuance of shares of Cloudera Common Stock in the Merger at the Cloudera Stockholder Meeting in accordance with the applicable rules of the NYSE (the “Cloudera Board Recommendation”).
(f)    Subject to the terms of this Section 7.4(f), (x) neither the Hortonworks Board (nor any committee thereof) shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Hortonworks Board Recommendation (a “Hortonworks Board Recommendation Change”), and (y) neither the Cloudera Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Cloudera Board Recommendation (a “Cloudera Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Hortonworks Stockholder Approval in the case of Hortonworks, or receipt of the Requisite Cloudera Stockholder Approval in the case of Cloudera, the Hortonworks Board may effect a Hortonworks Board Recommendation Change and the Cloudera Board may effect a Cloudera Board Recommendation Change, and, in either case if and only if either:
(i)    (A) the party proposing to take such action has received an Acquisition Proposal relating to such party that the board of directors has determined in good faith (after consultation with its financial and legal advisors) constitutes a Superior Proposal, (B) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3), (C) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3) in respect of such Acquisition Proposal (and any other Acquisition Proposals made by the same Person making such Acquisition Proposal, whether alone or together with one or more other Persons), (D) prior effecting such Hortonworks

Board Recommendation Change or a Cloudera Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change) and the opportunity to meet and discuss in good faith potential amendments or other modifications to the terms and conditions of this Agreement so that the Merger and other transactions contemplated by this Agreement may be effected (it being understood and agreed that any amendment to the financial terms, or any other material amendment to the terms, of such Acquisition Proposal shall require a new written notice and an additional three (3) business day period for discussion), (E) the other party hereto shall not have made, within the foregoing notice periods after receipt of such party’s written notice of its intention to effect a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change, as the case may be, a counteroffer or proposal that the board of directors of the party proposing to take such action determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders as such Superior Proposal, and (F) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by the other party hereto pursuant to the immediately preceding clause (E)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; or
(ii)    in response to an Intervening Event, if: (A) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Acquisition Transaction” (which, for the purposes of this clause (A), shall be read without reference to the percentage thresholds set forth in the definition thereof); and (B) (1) prior to effecting the Hortonworks Board Recommendation Change or the Cloudera Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change) and the opportunity to meet and discuss in good faith the purported basis for the proposed Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change, as the case may be, the other party’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Merger and other transactions contemplated by this Agreement may be effected (it being understood and agreed that any material change to the facts and circumstances of such Intervening Event shall require a new written notice and an additional five (5) business day period for discussion), and (2) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that the failure to effect such Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.
Each of Hortonworks and Cloudera acknowledge and hereby agree that any Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change effected (or proposed to be effected) in response to or in connection with an Acquisition Proposal may be made solely and exclusively pursuant to the immediately preceding clause (i) only, and may not be made pursuant to the immediately preceding clause (ii), and any Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change, as the case may be, may only be made pursuant to this Section 7.4(f) and no other provisions of this Agreement.
(g)    Nothing in this Agreement shall prohibit the Hortonworks Board or the Cloudera Board from taking and disclosing to the Hortonworks Stockholders or the Cloudera Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that neither Hortonworks (with respect to statements made by the Hortonworks Board) nor Cloudera (with respect to statements made by the Cloudera Board) pursuant to Rule 14e‑2(a) under the Exchange Act or Rule 14(d)‑9 under the Exchange Act shall make disclosures that would amount to a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change, other than pursuant to Section 7.4(f).
(h)    Nothing set forth in this Section 7.4 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties hereto under this Agreement, (iii) limit the obligation of either party hereto to duly call, give notice of, convene and hold its respective Merger Stockholder Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Hortonworks Voting Proposal or the Cloudera Voting Proposal, as applicable, at its respective Merger Stockholder Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Merger Stockholder Meeting any Acquisition Proposal other than the Hortonworks Voting Proposal and the Cloudera Voting Proposal, as applicable.

7.5    Access; Notice and Consultation; Confidentiality.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of Cloudera and Hortonworks shall, and shall cause their respective Subsidiaries to, afford the other party hereto and its Representatives reasonable access, during normal business hours and upon reasonable notice, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.
(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall, and shall cause their respective Subsidiaries to, make available to the other party hereto and its Representatives a copy of each periodic report (on Form 10-K or Form 10-Q) to be filed by it during such period under the Exchange Act.
(c)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall promptly notify the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that failure to give notice under this Section 7.5(c) shall not be deemed to be a breach of covenant under this section and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be.
(d)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall promptly notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by any of its Executive Officers from any Person, subsequent to the date of this Agreement and prior to the Effective Time, that could reasonably be expected to have a Material Adverse Effect, or (iii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement.
(e)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time each of Cloudera and Hortonworks shall promptly advise the other party hereto, orally and in writing, of any litigation commenced after the date hereof against such party or any of its Representatives by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall keep the other party hereto reasonably informed regarding any such litigation. Each of Cloudera and Hortonworks shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed).
(f)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of Cloudera and Hortonworks shall promptly notify the other party hereto of any governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.
(g)    Notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, neither Cloudera nor Hortonworks nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its

Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of Hortonworks and Cloudera shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.
(h)    All information acquired pursuant to the access granted or notice provided pursuant to this Section 7.5 shall be subject to the provisions of the Confidentiality Agreement, dated June 14, 2018, between Cloudera and Hortonworks (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.
7.6    Public Announcements. Each of Cloudera and Hortonworks shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq Global Select Market or NYSE if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (ii) no such prior notice or consultation shall be required in connection with any action taken by a party pursuant to Section 7.4(f) (except as expressly set forth therein).
7.7    Employee Plans.
(a)    For a period of twelve (12) months following the Effective Time, Cloudera will provide, or will cause to be provided, to each employee of Hortonworks or its Subsidiaries who continues to be employed by Cloudera or the Surviving Corporation (individually, a “Continuing Employee” and collectively, “Continuing Employees”) with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time and (ii) target cash bonus opportunity that is no less favorable in the aggregate than the target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time(excluding for purposes of this paragraph (a) and for the avoidance of doubt, equity and equity-based incentives, sales commissions and, subject to Section 7.7(e), severance benefits) .
(b)    Hortonworks ESPP. Prior to the Effective Time, Hortonworks shall take all actions (including obtaining any necessary determinations and/or resolutions of the Hortonworks Board or a duly authorized committee thereof and, if appropriate, amending the terms of the Hortonworks ESPP that may be necessary or required under the ESPP and applicable Laws to ensure that (i) the final offering under the Hortonworks ESPP shall end on a date no later than the business day immediately prior to the Closing Date (the “ESPP Termination Date”), (ii) each Hortonworks ESPP participant’s accumulated contributions under the Hortonworks ESPP shall be used to purchase shares of Hortonworks Common Stock in accordance with the Hortonworks ESPP as of the ESPP Termination Date, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iii) the applicable purchase price for the shares of Hortonworks Common Stock shall not be decreased below the levels set forth in the Hortonworks ESPP as of the date of this Agreement and (iv) the Hortonworks ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the Hortonworks ESPP thereafter other than in accordance with the preceding clause (ii). Notwithstanding any restrictions on transfer of stock in the Hortonworks ESPP, all shares of Hortonworks Common Stock purchased under the Hortonworks ESPP shall be treated in accordance with Section 1.4(b) above.
(c)     Hortonworks Group Plans; 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Hortonworks and its ERISA Affiliates, as applicable, shall terminate any and all plans intended to include a Code Section 401(k) arrangement and any and all plans that are health and welfare plans (unless Cloudera provides written notice to Hortonworks that any of such plans shall not be terminated); provided, that the effectiveness of such terminations may be conditioned upon the occurrence of the Effective Time (collectively, the “Hortonworks Terminating Plans”). Unless Cloudera provides such written notice to Hortonworks, no later than three (3) business days prior to the Closing Date,

Hortonworks shall provide Cloudera with evidence that such Hortonworks Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Hortonworks’ Board of Directors. The form and substance of such resolutions shall be subject to review and comment by Cloudera. Hortonworks also shall take such other actions in furtherance of terminating such Hortonworks Terminating Plan(s) or other Hortonworks Employee Plan on or prior to the Closing Date as Cloudera may reasonably require.
(d)    Pre-Existing Conditions; Service Credit. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, Cloudera shall, or shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) the Surviving Corporation to, recognize the prior service with Hortonworks or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Cloudera or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Cloudera shall, or shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Cloudera or its affiliates to be waived with respect to Continuing Employees and their eligible dependents, and (ii) to the extent permitted by applicable Legal Requirements and the insured benefits carrier, provide each Continuing Employee with credit for any eligible expenses incurred that were credited to deductible and maximum out-of-pocket co-insurance requirements under any Continuing Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any corresponding medical, dental or vision plans of Cloudera or the Surviving Corporation.
(e)    Change in Control. Each of Cloudera and Hortonworks hereby acknowledge that the consummation of the Merger and the other transactions contemplated hereby may or may be deemed to constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Cloudera Employee Plan and Hortonworks Employee Plan, respectively, each as listed on Schedule 7.7(e).  From and after the Closing, Cloudera shall, and shall cause the Surviving Corporation to, be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement listed in Schedule 7.7(e), except as may otherwise be modified by mutual agreement with the counterparty prior to the Effective Time.
(f)    No Third Party Rights. The provisions of this Section 7.7 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the parties hereby expressly disclaim the creation or establishment of any third party beneficiary rights (whether express or implied) under or by right of the terms of this Section 7.7. Nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 7.7.
7.8    Directors’ and Officers’ Indemnification and Insurance.
(a)    The Surviving Corporation and its Subsidiaries shall, and Cloudera shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Hortonworks and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Hortonworks or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Hortonworks or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Cloudera shall cause the Surviving Corporation and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Hortonworks and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by applicable Legal Requirements.
(b)    For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and Cloudera shall cause the Surviving Corporation to, maintain in effect the existing policy of Hortonworks’ directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Cloudera or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by Hortonworks (which annual premium is set forth on Section 7.8(b) of the Hortonworks Disclosure Letter) for such insurance (such 300% amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 7.8(b), Cloudera or Hortonworks may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that Cloudera shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and Cloudera shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of Cloudera and the Surviving Corporation under this Section 7.8(b) for so long as such “tail” policy shall be maintained in full force and effect.
(c)    The obligations under this Section 7.8 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) under this Section 7.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Hortonworks or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).
(d)    In the event that Cloudera, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.8.
7.9    Listing of Cloudera Shares. Cloudera shall use its reasonable best efforts to have authorized for listing on the NYSE prior to the Effective Time, upon official notice of issuance, the shares of Cloudera Common Stock issuable in the Merger pursuant to this Agreement, the shares of Cloudera Common Stock issuable upon the exercise of all Assumed Options and the shares of Cloudera Common Stock issuable in respect of all Assumed Units.
7.10    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transactions contemplated by this Agreement, Hortonworks and the Hortonworks Board shall promptly grant such approvals and take such lawful actions as are necessary so that the Merger and/or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on the Merger and such other transactions.
7.11    Section 16 Matters. The Cloudera Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b‑3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Hortonworks Insiders of Cloudera Common Stock in exchange for shares of Hortonworks Common Stock, and of options to purchase Cloudera Common Stock upon assumption and conversion of the Hortonworks Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b‑3 under the Exchange Act. In addition, the Hortonworks Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b‑3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Hortonworks Insiders of Hortonworks Common Stock in exchange for shares of Cloudera Common Stock, and the disposition of their Hortonworks Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Cloudera Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b‑3 under the Exchange Act.

7.12    Tax Matters.
(a)    Prior to or following the Effective Time, none of Cloudera, Merger Sub or Hortonworks shall, and they shall not permit any of their respective Subsidiaries to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)    Each of Cloudera and Hortonworks shall use its reasonable best efforts and will cooperate with one another to obtain the Tax opinions described in Section 2.2(a)(vii) (collectively, the “Tax Opinions”). In connection therewith, (a) officers of Cloudera and Merger Sub shall execute and deliver to Fenwick & West LLP, counsel to Cloudera (or other counsel selected by Cloudera and reasonably satisfactory to Hortonworks), and Latham & Watkins LLP, counsel to Hortonworks (or other counsel selected by Hortonworks and reasonably satisfactory to Cloudera), certificates containing such customary representations as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 2.2(a)(vii), as applicable, substantially in the form attached hereto as Exhibit C (the “Cloudera Tax Certificate”), (b) officers of Hortonworks shall execute and deliver to each such counsel a certificate containing such customary representations as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 2.2(a)(vii), as applicable, substantially in the form attached hereto as Exhibit D (the “Hortonworks Tax Certificate”), in each case of (a) and (b), dated as of the Closing Date (and, such other dates as reasonably requested by such counsel in connection with the Joint Proxy Statement/Prospectus), and (c) Cloudera and Hortonworks shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinion described in Section 2.2(a)(vii), as applicable.
(c)    The parties will take the position for all Tax purposes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.
7.13    Obligations of Merger Sub. Cloudera shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VIII
GOVERNANCE MATTERS
8.1    Cloudera Board of Directors.
(a)    Board of Directors. Immediately following the Effective Time, the Cloudera Board shall include, (i) five (5) members who shall be designated by Cloudera and shall, if such persons are members of the Cloudera Board immediately prior to the Effective Time, be the persons set forth on Schedule 8.1 with respect to Cloudera (each, a “Cloudera Designee”), (ii) four (4) members who shall be designated by Hortonworks and shall, if such persons are members of the Hortonworks Board immediately prior to the Effective Time, be the persons set forth on Schedule 8.1 with respect to Hortonworks (each, a “Hortonworks Designee”), and (iii) following a customary board review, evaluation and recruiting process, taking into account the membership of the post‑closing combined Cloudera Board, the combined company strategy and the needs of the then‑Cloudera Board, one (1) or more members who shall be determined to the extent that there is mutual agreement by a majority of the collective independent directors among the Cloudera Designees and Hortonworks Designees; provided that for the avoidance of doubt, if no such additional members shall be determined pursuant to this clause (iii) prior to the Effective Time, then no such person shall be designated prior to the Effective Time, it being the intent that in such event the then‑Cloudera Board (and its Nominating and Governance Committee) will continue to assess additional directors in accordance with such review, evaluation and recruiting process following the Effective Time. Schedule 8.1 sets forth, with respect to each Cloudera Designee and each Hortonworks Designee, the class in which each such Cloudera Designee and each such Hortonworks Designee shall serve, the year in which such class is up for reelection, and the committees on which each such Cloudera Designee and each such Hortonworks Designee shall serve. In the event any Cloudera Designee or any Hortonworks Designee is not a member of the Cloudera Board or the Hortonworks Board, respectively, immediately prior to the Effective Time, each of Cloudera and Hortonworks shall be entitled to replace such Cloudera Designee or Hortonworks Designee, as the case may be, with a another individual serving on the Cloudera Board (in the case of a Cloudera Designee) or Hortonworks Board (in the case of a Hortonworks Designee) immediately prior to the Effective Time to serve as a director in place of the individual originally selected (the “Substitute Designee”); provided, that, in the case of a Substitute Designee selected by Cloudera, such Substitute Designee shall be reasonably acceptable to

Hortonworks, and in the case of a Substitute Designee selected by Hortonworks, such Substitute Designee shall be reasonably acceptable to Cloudera.
(b)    Chairman. Immediately following the Effective Time, the chairman of the board of directors of Cloudera shall be Martin Cole.
8.2    Cloudera Executive Officers. Immediately following the Effective Time, the chief executive office, chief financial officer and chief operating officer of Cloudera shall be the persons identified on Schedule 8.2 with respect to such positions, if such persons are employees of Cloudera or Hortonworks as of immediately prior to the Effective Time.
8.3    Effectuation. Prior to the Effective Time, the Cloudera Board shall take all action necessary to effectuate the provisions of Section 8.1 and Section 8.2.
ARTICLE IX
TERMINATION OF AGREEMENT
9.1    Termination. Notwithstanding the prior receipt of the Requisite Hortonworks Stockholder Approval and/or the Requisite Cloudera Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):
(a)    by mutual written consent duly authorized by the Hortonworks Board and the Cloudera Board;
(b)    by either Cloudera or Hortonworks, if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the permanent effect of making the consummation of the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Merger, and such Order has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1(a)(iv) to have any such Order vacated or lifted or removed;
(c)    by either Cloudera or Hortonworks, if the Merger shall have not been consummated by July 3, 2019 (the “Initial Termination Date”); provided, however, that in the event the condition to the consummation of the Merger set forth in Section 2.2(a)(v) (or Section 2.2(a)(i) or Section 2.2(a)(ii), to the extent related to Section 2.2(a)(v) or the HSR Act) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the consummation of the Merger set forth in Section 2.2 shall have been satisfied or waived on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either Cloudera or Hortonworks may elect to extend the Initial Termination Date by written notice to the other party hereto prior to or on the Initial Termination Date, until January 3, 2020 (the “Extended Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this proviso shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, any of the conditions to the consummation of the Merger set forth in Section 2.2(a) having failed to be satisfied or fulfilled on or prior to the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;
(d)    by either Cloudera or Hortonworks if:
(i)    the Requisite Cloudera Stockholder Approval shall not have been obtained at the Cloudera Stockholder Meeting (or any adjournment or postponement thereof at which a vote was taken on the Cloudera Voting Proposal), or
(ii)    if the Requisite Hortonworks Stockholder Approval shall not have been obtained at the Hortonworks Stockholder Meeting (or any adjournment or postponement thereof at which a vote was taken on the Hortonworks Voting Proposal);
(e)    by either Cloudera or Hortonworks (provided it is not then in material breach of any of its covenants and obligations under this Agreement) in the event of (i) a breach of any covenant or obligation set forth in this Agreement by the other party hereto, or (ii) any inaccuracy in any of the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) in the case of Cloudera, or Section 2.2(c)(i) or Section 2.2(c)(ii) in the case of Hortonworks, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period); or
(f)
(i)    by Cloudera, if a Hortonworks Triggering Event shall have occurred, whether promptly after the Hortonworks Triggering Event giving rise to Cloudera’s right to terminate this Agreement pursuant to this Section 9.1(f)(i) or at any time thereafter; or
(ii)    by Hortonworks, if a Cloudera Triggering Event shall have occurred, whether promptly after the Cloudera Triggering Event giving rise to Hortonworks’ right to terminate this Agreement pursuant to this Section 9.1(f)(ii) or at any time thereafter.
9.2    Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or for fraud. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.
9.3    Fees and Expenses.
(a)    General. Except as set forth in this Section 9.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, all fees and expenses, other than attorneys’ fees and expenses, incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto), and all filings by Cloudera and Hortonworks under the HSR Act or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby, shall be shared equally (i.e., 50% / 50%) by Cloudera and Hortonworks at the time any such fees, costs and expenses become due and payable.
(b)    Hortonworks Payments.
(i)    Hortonworks shall pay to Cloudera a fee equal to $65 million (the “Hortonworks Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Cloudera, within one business day after demand by Cloudera, in the event that (A) following the execution and delivery of this Agreement and prior to the Hortonworks Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Hortonworks Voting Proposal, an Acquisition Proposal in respect of Hortonworks shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Hortonworks, in each case, which has not been publicly withdrawn at least five (5) business days prior to the Initial Termination Date or the Extended Termination Date, as applicable (in the case of a termination pursuant to Section 9.1(c)), or at least five (5) business days prior to the date of the Hortonworks Stockholder Meeting (in the case of a termination pursuant to Section 9.1(d)(ii)), (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(ii), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Hortonworks enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing

12-month period); provided, however, that for the purposes of this Section 9.3(b)(i), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.
(ii)    Hortonworks shall pay to Cloudera a fee equal to the Hortonworks Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Cloudera, within one business day after demand by Cloudera, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Hortonworks shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Hortonworks, in each case, which has not been publicly withdrawn prior to the date that this Agreement is terminated, (B) Cloudera terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Hortonworks enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(b)(ii), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.
(iii)    Hortonworks shall pay to Cloudera a fee equal to the Hortonworks Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Cloudera within one business day after demand by Cloudera, in the event that Cloudera terminates this Agreement pursuant to Section 9.1(f)(i).
(iv)    In the event this Agreement is terminated pursuant to Section 9.1(d)(ii), Hortonworks shall reimburse Cloudera for its documented out-of-pocket expenses in connection with this Agreement and the transactions and activities contemplated hereby, up to a maximum of $20 million in the aggregate, not later than two (2) business days of submission by Cloudera of statements therefor; provided, that in the event that the Termination Fee Amount becomes payable by Hortonworks subsequent to the payment of any amounts pursuant to this Section 9.3(b)(iv), any amounts paid pursuant to this Section 9.3(b)(iv) shall be credited against such Termination Fee Amount.
(v)    In no event shall Hortonworks be required to pay the Termination Fee pursuant to this Section 9.3(b) on more than one occasion.
(c)    Cloudera Payments.
(i)    Cloudera shall pay to Hortonworks a fee equal to $95 million (the “Cloudera Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Hortonworks, within one business day after demand by Hortonworks, in the event that (A) following the execution and delivery of this Agreement and prior to the Cloudera Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Cloudera Voting Proposal, an Acquisition Proposal in respect of Cloudera shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Cloudera, in each case, which has not been publicly withdrawn at least five (5) business days prior to the Initial Termination Date or the Extended Termination Date, as applicable (in the case of a termination pursuant to Section 9.1(c)), or at least five (5) business days prior to the date of the Cloudera Stockholder Meeting (in the case of a termination pursuant to Section 9.1(d)(i)), (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(i), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Cloudera enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(c)(i), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.
(ii)    Cloudera shall pay to Hortonworks a fee equal to the Cloudera Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Hortonworks, within one business day after demand by Hortonworks, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Cloudera shall have been publicly announced or shall have become publicly known, or any

Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Cloudera, in each case, which has not been publicly withdrawn prior to the date that this Agreement is terminated, (B) Hortonworks terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Cloudera enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(c)(ii), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.
(iii)    Cloudera shall pay to Hortonworks a fee equal to the Cloudera Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Hortonworks within one business day after demand by Hortonworks, in the event that Hortonworks terminates this Agreement pursuant to Section 9.1(f)(ii).
(iv)    In the event this Agreement is terminated pursuant to Section 9.1(d)(i), Cloudera shall reimburse Hortonworks for its documented out-of-pocket expenses in connection with this Agreement and the transactions and activities contemplated hereby, up to a maximum of $30 million in the aggregate, not later than two (2) business days of submission by Hortonworks of statements therefor; provided, that in the event that the Termination Fee Amount becomes payable by Cloudera subsequent to the payment of any amounts pursuant to this Section 9.3(c)(iv), any amounts paid pursuant to this Section 9.3(c)(iv) shall be credited against such Termination Fee Amount.
(v)    In no event shall Cloudera be required to pay the Termination Fee pursuant to this Section 9.3(c) on more than one occasion.
(d)    Enforcement. Each of Cloudera and Hortonworks hereby acknowledge and agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either Cloudera or Hortonworks shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b) or Section 9.3(c), as the case may be, and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, in the event that the Hortonworks Termination Fee Amount or the Cloudera Termination Fee Amount is payable and actually paid to Cloudera or Hortonworks, respectively in accordance with this Section 9.3, payment of such Hortonworks Termination Fee Amount or Cloudera Termination Fee Amount, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its Affiliates against any other party or such other party’s stockholders, directors, officers, Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby; provided that nothing in this Section 9.3(d) shall relieve any party from liability for any Willful Breach of Section 6.1 or Section 6.2 (as modified by Section 6.3), of such party’s obligation to convene any applicable Merger Stockholder Meeting in accordance with Section 7.4(a), or of Section 7.4(f). In the event of the valid termination of this Agreement under circumstances in which the Hortonworks Termination Fee Amount or the Cloudera Termination Fee Amount is payable pursuant to this Section 9.3, it is agreed that each of the Hortonworks Termination Fee Amount and the Cloudera Termination Fee Amount is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration.
ARTICLE X
GENERAL PROVISIONS
10.1    Certain Interpretations.
(a)    Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.
(b)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)    When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(d)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(e)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(f)    All references in this Agreement to “dollars” or “$” shall mean United States Dollars.
10.2    Non-Survival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.
10.3    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):
(a)    If to Cloudera or Merger Sub, to:
Cloudera, Inc.
395 Page Mill Rd
Palo Alto, California 94306
Attention: David Middler
Facsimile No.: (888) 789-1488
With a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: David Bell, David K. Michaels, Scott Behar
Facsimile No.: (650) 938-5200
(b)    If to Hortonworks, to:
Hortonworks, Inc.
5470 Great America Parkway
Santa Clara, California 95054
Attention: David Howard
Facsimile No.: (408) 520-7843
With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
150 Scott Drive
Menlo Park, California 94025
Attention: Tad J. Freese, Mark M. Bekheit
Facsimile No.: (650) 328-4600
With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105

Attention: Brandon C. Parris
Facsimile No.: (415) 268-7000
Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.
10.4    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Cloudera and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.4 shall relieve Cloudera of its obligations hereunder.
10.5    Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Cloudera, Merger Sub and Hortonworks; provided, however, that, after the adoption of this Agreement by the Hortonworks Stockholders or the issuance of Cloudera Common Stock by the Cloudera Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.
10.6    Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
10.7    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
10.8    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
10.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
10.10    Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
10.11    No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) the Indemnified Parties intended to be third party beneficiaries of the provisions of Section 7.8, who shall have the right to enforce such provisions directly.

10.12    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.
10.13    Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of Delaware (or any federal court within the State of Delaware if such state court declines to accept or does not have jurisdiction) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
10.14    Waiver of Jury Trial. EACH OF CLOUDERA, MERGER SUB AND HORTONWORKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF CLOUDERA, MERGER SUB OR HORTONWORKS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
10.15    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Cloudera, Merger Sub and Hortonworks have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLOUDERA, INC.

By:	/s/ Tom Reilly
Name:	Tom Reilly
Title:	Chief Executive Officer

SURF MERGER CORPORATION

By:	/s/ Jim Frankola
Name:	Jim Frankola
Title:	Chief Financial Officer

HORTONWORKS, INC.

By:	/s/ Robert Bearden
Name:	Robert Bearden
Title:	President and Chief Executive Officer

ANNEX A

DEFINITIONS AND INTERPRETATIONS
For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
(a)    “Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer, indication of interest or proposal by the other party hereto) relating to any Acquisition Transaction.
(b)    “Acquisition Transaction” shall mean, with respect to Hortonworks or Cloudera, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.
(c)    “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(d)    “Agreed Jurisdiction” shall mean the U.S.
(e)    “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by Legal Requirements or other governmental action to close.
(f)    “Closing Average” shall mean the average of the closing sale prices for one share of Cloudera Common Stock as quoted on the NYSE for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.

(g)    “Cloudera Balance Sheet” shall mean the unaudited balance sheet of Cloudera contained in the Cloudera Quarterly Report on Form 10‑Q for the quarterly period ended May 9, 2018.
(h)    “Cloudera Bylaws” shall mean the Amended and Restated Bylaws of Cloudera, as amended and in effect on the date hereof.
(i)    “Cloudera Common Stock” shall mean the Common Stock, par value $0.00005 per share, of Cloudera.
(j)    “Cloudera Certificate of Incorporation” shall mean the Cloudera Restated Certificate of Incorporation, as amended and in effect on the date hereof.
(k)    “Cloudera Employee Plans” shall mean all Employee Benefit Plans, other than Cloudera Non-U.S. Employee Plans, maintained, or contributed to by Cloudera or any of Cloudera’s Subsidiaries or to which Cloudera or any of Cloudera’s Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(l)    “Cloudera Intellectual Property” shall mean Technology and Intellectual Property Rights owned or purported to be owned by or exclusively licensed to Cloudera or any of its Subsidiaries.
(m)     “Cloudera Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Cloudera Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Cloudera and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Cloudera Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Cloudera Material Adverse Effect has occurred or may, would or could occur:
(i)    economic, financial or political conditions in the United States or any other jurisdiction in which Cloudera or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;
(ii)    conditions in the industry or industries in which Hortonworks operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;
(iii)    conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;
(iv)    acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;
(v)    the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement;
(vi)    changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii)    changes in Cloudera’s stock price or the trading volume of Cloudera stock, in and of itself;
(viii)    the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or
(ix)    any legal claims made or brought by any current or former Cloudera Stockholders (on their own behalf or on behalf of Cloudera) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.
(n)    “Cloudera Non-U.S. Employee Plans” shall mean all Non-U.S. Benefit Plans. maintained, or contributed to by Cloudera, any of Cloudera’s Subsidiaries or to which Cloudera, any of Cloudera’s Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(o)     “Cloudera Registration Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement between Cloudera and the holders named therein, dated March 28, 2017 filed as Exhibit 4.02 to Form S-1 filed March 31, 2017.
(p)    “Cloudera Stockholders” shall mean holders of shares of Cloudera Capital Stock.
(q)    “Cloudera Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:
(i)    Cloudera shall have committed a Willful Breach with regard to the terms of Section 6.1, Section 6.2 (as modified by Section 6.3), Cloudera’s obligations to convene any Cloudera Stockholder Meeting in accordance with Section 7.4(a), or Section 7.4(f) (whether or not resulting in the receipt of an Acquisition Proposal);
(ii)    Cloudera shall have failed to include the Hortonworks Board Recommendation in the Joint Proxy Statement/Prospectus;
(iii)    the Cloudera Board or any committee thereof shall have for any reason effected a Cloudera Board Recommendation Change;
(iv)    the Cloudera Board or any committee thereof shall have for any reason approved, or recommended that the Cloudera Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);
(v)    an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of Cloudera by a Person unaffiliated with Hortonworks and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to Cloudera’s stockholders, and, if requested by Hortonworks, Cloudera shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Cloudera Board Recommendation, and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or
(vi)    except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, Cloudera shall have entered into a letter of intent, memorandum of understanding or other Contract accepting, providing for or contemplating any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).
(r)    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(s)    “Contract” shall mean any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.
(t)    “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.
(u)    “DOJ” shall mean the United States Department of Justice or any successor thereto.
(v)    “DOL” shall mean the United States Department of Labor or any successor thereto.
(w)     “Employee Benefit Plan” shall mean any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Hortonworks or any of its Subsidiaries or Cloudera or any of its Subsidiaries, as applicable, or with respect to which any such party has or may have any Liability.
(x)    “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.
(y)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
(z)    “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Hortonworks or Cloudera, as applicable, or a Subsidiary of Hortonworks or Cloudera, as applicable.
(aa)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(bb)    “FTC” shall mean the United States Federal Trade Commission or any successor thereto.
(cc)    “GAAP” shall mean generally accepted accounting principles, as applied in the United States.
(dd)    “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
(ee)    “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.
(ff)    “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so‑called e‑waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.
(gg)    “Non-U.S. Benefit Plans” means benefit plans that are comparable to Employee Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of Hortonworks or any of its Subsidiaries or Cloudera or any of its Subsidiaries, as applicable, who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which Hortonworks or any of its Subsidiaries or Cloudera or any of its Subsidiaries, as applicable, is required to contribute, in either case, under applicable Law.
(hh)    “Hortonworks Balance Sheet” shall mean the unaudited balance sheet of Hortonworks contained in the Hortonworks Quarterly Report on Form 10‑Q for the quarterly period ended March 31, 2018.
(ii)    “Hortonworks Bylaws” shall mean the Amended and Restated Bylaws of Hortonworks, as amended and in effect on the date hereof.
(jj)    “Hortonworks Capital Stock” shall mea Hortonworks Common Stock and Hortonworks Preferred Stock.
(kk)    “Hortonworks Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Hortonworks, as amended and in effect on the date hereof.
(ll)    “Hortonworks Common Stock” shall mean the Common Stock, par value $0.0001 per share, of Hortonworks.
(mm)    “Hortonworks Employee Plans” shall mean all Employee Benefit Plans, other than Hortonworks Non-U.S. Employee Plans maintained, or contributed to by Hortonworks or any of Hortonworks’ Subsidiaries or to which Hortonworks or any of Hortonworks’ Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(nn)     “Hortonworks Insiders” shall mean those officers and directors of Hortonworks who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.
(oo)    “Hortonworks Intellectual Property” shall mean Technology and Intellectual Property Rights owned or purported to be owned by or exclusively licensed to Hortonworks or any of its Subsidiaries.
(pp)     “Hortonworks Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Hortonworks Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Hortonworks and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Hortonworks Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Hortonworks Material Adverse Effect has occurred or may, would or could occur:
(i)    economic, financial or political conditions in the United States or any other jurisdiction in which Hortonworks or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;

(ii)    conditions in the industry or industries in which Hortonworks operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;
(iii)    conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;
(iv)    acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;
(v)    the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement;
(vi)    changes in Legal Requirements or GAAP (or any interpretations of GAAP);
(vii)    changes in Hortonworks’ stock price or the trading volume of Hortonworks stock, in and of itself;
(viii)    the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or
(ix)    any legal claims made or brought by any current or former Hortonworks Stockholders (on their own behalf or on behalf of Hortonworks) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.
(qq)    “Hortonworks Non-U.S. Employee Plans” shall mean all Non-U.S. Benefit Plans maintained, or contributed to by Hortonworks, any of Hortonworks’ Subsidiaries or to which Hortonworks, any of Hortonworks’ Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(rr)    “Hortonworks Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of Hortonworks.
(ss)    “Hortonworks Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Hortonworks and/or any of its Subsidiaries.
(tt)    “Hortonworks Performance Stock Unit” shall mean any Hortonworks Stock Award that is an award representing the right to receive in the future shares of Hortonworks Common Stock from Hortonworks in accordance with a performance-based vesting schedule or issuance schedule.
(uu)    “Hortonworks Registration Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement between Hortonworks and the holders named therein, dated July 23, 2014, filed as Exhibit 4.2 to Form S-1 filed December 1, 2014.
(vv)    “Hortonworks Restricted Stock Unit” shall mean any Hortonworks Stock Award that is an award representing the right to receive in the future shares of Hortonworks Common Stock from Hortonworks in accordance with a vesting schedule or issuance schedule, and that is not a Hortonworks Performance Stock Unit.
(ww)    “Hortonworks Stockholders” shall mean holders of shares of Hortonworks Capital Stock.

(xx)    “Hortonworks Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:
(i)    Hortonworks shall have committed a Willful Breach with regard to the terms of Section 6.1, Section 6.2 (as modified by Section 6.3), Hortonworks’ obligations to convene any Hortonworks Stockholder Meeting in accordance with Section 7.4(a), or Section 7.4(f) (whether or not resulting in the receipt of an Acquisition Proposal);
(ii)    Hortonworks shall have failed to include the Hortonworks Board Recommendation in the Joint Proxy Statement/Prospectus;
(iii)    the Hortonworks Board or any committee thereof shall have for any reason effected a Hortonworks Board Recommendation Change;
(iv)    the Hortonworks Board or any committee thereof shall have for any reason approved, or recommended that the Hortonworks Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);
(v)    an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of Hortonworks by a Person unaffiliated with Cloudera and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to Hortonworks’ stockholders, and, if requested by Cloudera, Hortonworks shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Hortonworks Board Recommendation, and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or
(vi)    except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, Hortonworks shall have entered into a letter of intent, memorandum of understanding or other Contract accepting, providing for or contemplating any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).
(yy)    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(zz)    “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) rights in trade and industrial secrets and in confidential information and know‑how, (iv) trademarks, trade names, logos and service marks, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Trademarks”), (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (vi) all rights in databases and data collections, (vii) other proprietary rights relating or with respect to the protection of Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
(aaa)    “Intervening Event” shall mean, with respect to Cloudera or Hortonworks, as applicable, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known or reasonably foreseeable by the Cloudera Board or the Hortonworks Board, as applicable, as of or prior to the date hereof; provided that none of the following, either alone or in combination, shall be considered an Intervening Event: (i) events, circumstances, changes, effects, developments or conditions affecting general business, economic or political conditions, the industries or segments thereof in which Cloudera or Hortonworks, as applicable, operates, or the financial, credit or securities markets of the United States or in any other country in the world; (ii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Legal Requirements or the interpretation or enforcement thereof; (iii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, the announcement of the execution of this Agreement, or the identity of the other parties hereto; (iv) the status of the Merger under the HSR Act; (v) any change in the trading price of Cloudera or Hortonworks in and of itself; or (vi) meeting or exceeding, or failing to meet or exceed, any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period in and of itself.
(bbb)    “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
(ccc)    “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority or any arbitration.
(ddd)    “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
(eee)    “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.
(fff)    “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.
(ggg)    “Nasdaq Global Select Market” shall mean the Nasdaq Global Select Market or any successor thereto.
(hhh)    “NYSE” shall mean the New York Stock Exchange or any successor thereto.
(iii)    “Open Source Software” shall mean any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
(jjj)    “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.
(kkk)    “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(lll)    “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.
(mmm)    “Personal Information” means, in addition to any definition provided by Hortonworks or Cloudera or any of its Subsidiaries, as applicable, for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy notice or other public-facing statement by such company and its Subsidiaries, all information regarding or capable of being associated with an individual consumer or device, including: (a)

information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, geo-location, and any other data used or intended to be used to identify, contact or precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.
(nnn)    “Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.
(ooo)    “Qualifying Amendment” shall mean an amendment or supplement to the Joint Proxy Statement/Prospectus relating to Cloudera, the Joint Proxy Statement/Prospectus relating to Hortonworks or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Cloudera Board Recommendation Change or a Hortonworks Board Recommendation Change (as the case may be), (ii) a statement of the reasons of the board of directors of Cloudera or Hortonworks (as the case may be) for making such Cloudera Board Recommendation Change or Hortonworks Board Recommendation Change (as the case may be) and (iii) additional information reasonably related to the foregoing.
(ppp)    “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).
(qqq)    “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
(rrr)    “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
(sss)    “Section 16 Information” shall mean information regarding Hortonworks Insiders and (i) the number of shares of Hortonworks Common Stock or other Hortonworks equity securities deemed to be beneficially owned by each such Hortonworks Insider and expected to be exchanged for Cloudera Common Stock and (ii) the number of shares of Hortonworks Common Stock, together with the applicable exercise price per share, subject to each Hortonworks Stock Award held by Hortonworks Insider which is to be assumed and converted into options to purchase Cloudera Common Stock, in each case, in connection with the Merger, which shall be provided by Hortonworks to Cloudera within ten (10) business days after the date of this Agreement.
(ttt)    “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
(uuu)     “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(vvv)    “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal involving the acquisition of at least fifty percent (50%) of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the applicable party hereto shall have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the other party hereto) that the proposed Acquisition Transaction is more favorable to the stockholders of the applicable party hereto (in their capacity as such), than the transactions contemplated by this Agreement (taking into account any counter-offer or proposal made by the other party hereto in accordance with this Agreement).
(www)    “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.
(xxx)    “Tax Return” shall mean any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
(yyy)    “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.
(zzz)     “Willful Breach” shall mean any willful, intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.
Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Anti-Corruption Laws	Section 3.19(b)
Assumed Option	Section 1.4(c)(i)
Assumed Unit	Section 1.4(c)(ii)
Book Entry Shares	Section 2.3(c)
Certificate of Merger	Section 1.1
Certificates	Section 2.3(c)
Closing Date	Section 2.1
Cloudera	Preamble
Cloudera 2008 Stock Plan	Section 4.5(a)
Cloudera 2017 Stock Plan	Section 4.5(a)

Term	Section
Cloudera Board	Section 4.2(b)
Cloudera Board Recommendation	Section 7.4(e)
Cloudera Board Recommendation Change	Section 7.4(f)
Cloudera Capitalization Representations	Section 2.2(c)(ii)(B)
Cloudera Designee	Section 8.1(a)
Cloudera Disclosure Letter	Article IV
Cloudera Fundamental Representations	Section 2.2(c)(ii)(A)
Cloudera In Licenses	Section 4.13(e)
Cloudera IP Contracts	Section 5.2(n)
Cloudera IP Licenses	Section 4.13(f)
Cloudera Material Contract	Section 4.14(a)
Cloudera Material Real Property Lease	Section 4.11
Cloudera Out Licenses	Section 4.13(f)
Cloudera Permits	Section 4.20
Cloudera Preferred Stock	Section 4.5(a)
Cloudera Qualified Plan	Section 4.16(d)
Cloudera Real Property Leases	Section 4.11
Cloudera Registered Intellectual Property	Section 4.13(a)
Cloudera SEC Reports	Section 4.7
Cloudera Stock Awards	Section 4.5(c)
Cloudera Stock Plans	Section 4.5(b)
Cloudera Stockholder Meeting	Section 7.4(a)
Cloudera Subsidiary Documents	Section 4.4
Cloudera Support Agreement	Recitals
Cloudera Support Agreements	Recitals
Cloudera Tax Certificate	Section 7.12(b)
Cloudera Voting Proposal	Section 4.2(b)
Code	Recitals
Common Stock Consideration	Section 1.4(b)(i)
Confidentiality Agreement	Section 7.5(h)
Continuing Employee	Section 7.7(a)
Continuing Employees	Section 7.7(a)
D&O Policy	Section 7.8(b)
Delaware Secretary of State	Section 1.1
DGCL	Recitals
EAR	Section 3.19(c)(i)
ECCNs	Section 3.19(c)(ii)
Effective Time	Section 1.1
ESPP Termination Date	Section 7.7(b)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(b)(i)
Exchange Ratio	Section 1.4(b)(i)
Export Controls	Section 3.19(c)(i)
FCPA	Section 3.19(b)
Gazzang Plan	Section 4.5(a)

Term	Section
Hortonworks	Preamble
Hortonworks 2011 Plan	Section 3.5(a)
Hortonworks 2014 Plan	Section 3.5(a)
Hortonworks Board	Section 3.2(b)
Hortonworks Board Recommendation	Section 7.4(e)
Hortonworks Board Recommendation Change	Section 7.4(f)
Hortonworks Capitalization Representations	Section 2.2(b)(ii)(B)
Hortonworks Designee	Section 8.1(a)
Hortonworks Disclosure Letter	Article III
Hortonworks Fundamental Representations	Section 2.2(b)(ii)(A)
Hortonworks In Licenses	Section 3.13(e)
Hortonworks IP Contracts	Section 5.2(n)
Hortonworks IP Licenses	Section 3.13(f)
Hortonworks Material Contract	Section 3.14(a)
Hortonworks Material Real Property Lease	Section 3.11
Hortonworks Out Licenses	Section 3.13(f)
Hortonworks Permits	Section 3.20
Hortonworks Qualified Plan	Section 3.16(d)
Hortonworks Real Property Leases	Section 3.11
Hortonworks Registered Intellectual Property	Section 3.13(a)
Hortonworks Restricted Stock	Section 1.4(b)(iii)
Hortonworks SEC Reports	Section 3.7
Hortonworks Stock Awards	Section 3.5(c)
Hortonworks Stock Option	Section 1.4(c)(i)
Hortonworks Stock Plans	Section 3.5(b)
Hortonworks Stockholder Meeting	Section 7.4(a)
Hortonworks Subsidiary Documents	Section 3.4
Hortonworks Support Agreement	Recitals
Hortonworks Tax Certificate	Section 7.12(b)
Hortonworks Terminating Plans	Section 7.7(d)
Hortonworks Voting Proposal	Section 3.2(b)
Import Restrictions	Section 3.19(c)(i)
Indemnified Parties	Section 7.8(a)
ITAR	Section 3.19(c)(i)
Joint Proxy Statement/Prospectus	Section 7.3(a)
Malicious Code	Section 3.13(n)
Maximum Annual Premium	Section 7.8(b)
Merger	Recitals
Merger Stockholder Meetings	Section 7.4(a)
Merger Sub	Preamble
Morgan Stanley	Section 4.2(b)
OFAC	Section 3.19(c)(i)
Qatalyst Partners	Section 3.25
Registration Statement	Section 7.3(a)
Regulation M‑A Filing	Section 7.3(c)

Term	Section
Representatives	Section 6.1
Requisite Cloudera Stockholder Approval	Section 4.2(c)
Requisite Hortonworks Stockholder Approval	Section 3.2(c)
Substitute Designee	Section 8.1(a)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.24
Tax Opinions	Section 7.12(b)
Total Cloudera Merger Consideration	Section 2.2(a)(vi)
Unassumed Options	Section 1.4(c)(i)
USML	Section 3.19(c)(ii)
WARN Act	Section 3.17(c)

EXHIBIT A

FORM OF HORTONWORKS SUPPORT AGREEMENT

EXHIBIT B

FORM OF CLOUDERA SUPPORT AGREEMENT

EXHIBIT C
FORM OF CLOUDERA TAX CERTIFICATE

EXHIBIT D
FORM OF HORTONWORKS TAX CERTIFICATE

ANNEX B
2725 Sand Hill Road
Suite 200
Menlo Park, CA 94025
October 3, 2018
Board of Directors
Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306
Members of the Board:
We understand that Hortonworks, Inc. (“Hortonworks”), Cloudera, Inc. (“Cloudera”) and Surf Merger Corporation, a direct, wholly owned subsidiary of Cloudera (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated October 2, 2018 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into Hortonworks. Pursuant to the Merger, Hortonworks will become a wholly owned subsidiary of Cloudera, and each outstanding share of common stock, par value $0.0001 per share, of Hortonworks (the “Hortonworks Common Stock”), other than shares owned by Cloudera, Acquisition Sub or Hortonworks, or by any direct or indirect wholly owned subsidiary of Cloudera, Acquisition Sub or Hortonworks, will be converted into the right to receive 1.305 shares (the “Exchange Ratio”) of common stock, par value $0.00005 per share, of Cloudera (the “Cloudera Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Cloudera.
For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Hortonworks and Cloudera, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Hortonworks and Cloudera, respectively;

3)	Reviewed certain financial projections prepared by the managements of Hortonworks and Cloudera, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Hortonworks and Cloudera, respectively;

5)
Discussed the past and current operations and financial condition and the prospects of Hortonworks, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Hortonworks;

6)
Discussed the past and current operations and financial condition and the prospects of Cloudera, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Cloudera;

7)	Reviewed the pro forma impact of the Merger on Cloudera’s cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Hortonworks Common Stock and the Cloudera Common Stock;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in certain discussions and negotiations among representatives of Hortonworks and Cloudera and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Hortonworks and Cloudera, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Hortonworks and Cloudera of the future financial performance of Hortonworks and Cloudera. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Cloudera and Hortonworks and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio. We have not made any independent valuation or appraisal of the assets or liabilities of Hortonworks or Cloudera, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of Cloudera in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for Cloudera and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Cloudera and Hortonworks and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Cloudera, Hortonworks, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Cloudera and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Cloudera is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, this opinion does not in any manner address the prices at which the Cloudera Common Stock will trade following consummation of the Merger or at any time, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Cloudera and Hortonworks should vote at the stockholders’ meetings to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Cloudera.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael F. Wyatt
Michael F Wyatt
Managing Director

ANNEX C
October 3, 2018
Board of Directors
Hortonworks, Inc.
5470 Great America Parkway
Santa Clara, California 95054
Members of the Board:
We understand that Cloudera, Inc. a Delaware corporation (“Cloudera”), Surf Merger Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Cloudera (“Merger Sub”), and Hortonworks, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Cloudera, and each outstanding share of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), other than shares owned by Cloudera, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Cloudera, Merger Sub or the Company, will be converted into the right to receive 1.305 shares (the “Exchange Ratio”) of common stock of Cloudera, par value $0.00005 per share (“Cloudera Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio to be received pursuant to and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Cloudera or any affiliate of Cloudera) (the “Holders”), is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company and Cloudera. We have also reviewed (i) certain forward-looking information relating to the Company prepared and provided to us by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”), (ii) certain forward-looking information relating to Cloudera prepared by the management of Cloudera and provided to us by the management of Cloudera, including financial projections and operating data of Cloudera (the “Cloudera Projections”) and (iii) certain forward-looking information relating to a pro forma combination of the Company and Cloudera (“NewCo”), including synergies that are reflected in the pro forma financial projections for NewCo, prepared and provided to us by the management of the Company (the “NewCo Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Cloudera, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Cloudera. We also reviewed the historical market prices and trading activity for Company Common Stock and Cloudera Common Stock and compared the financial performance of the Company and Cloudera and the prices and trading activity of Company Common Stock and Cloudera Common Stock with each other and with that of certain other selected publicly-traded companies and their securities. In addition, we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and Cloudera. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company of the future financial performance of the Company. With respect to the Cloudera Projections, we have been advised by the management of the Company, and have assumed, that they

One Maritime Plaza| 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Cloudera of the future financial performance of Cloudera. With respect to the NewCo Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company of the future financial performance of NewCo. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Cloudera or the contemplated benefits expected to be derived in the proposed Merger. We have also assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Cloudera, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessments of the managements of the Company and Cloudera as to (i) the existing and future technology and products of the Company and Cloudera and the risks associated with such technology and products, (ii) their ability to integrate the businesses of the Company and Cloudera and (iii) their ability to retain key employees of the Company and Cloudera. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.
We have been engaged by the Company to provide financial advisory services and have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which has been earned in connection with our engagement and paid during the two-year period prior to the date hereof, and a further portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Cloudera pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Cloudera and their respective affiliates for which we would expect to receive compensation.
Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Cloudera or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of shares of Cloudera Common Stock or shares of Company Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Cloudera Common Stock or Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received pursuant to and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of officers, directors or employees of Cloudera or the Company, or any class of such persons, relative to such Exchange Ratio.

One Maritime Plaza| 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio to be received pursuant to and in accordance with, the terms of the Merger Agreement by the Holders, is fair, from a financial point of view, to such Holders.

Yours faithfully,
/s/ QATALYST PARTNERS LP
QATALYST PARTNERS LP

One Maritime Plaza| 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
Section 145 of the DGCL authorizes a court to award or a corporation’s board to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Cloudera’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Cloudera’s bylaws provide for the mandatory indemnification of its directors and officers to the maximum extent permitted by Delaware law. In addition, Cloudera’s bylaws give it the power to indemnify its employees and agents to the maximum extent permitted by Delaware law.
The merger agreement provides that the combined company and its subsidiaries will, and Cloudera will cause the combined company and its subsidiaries to, honor and fulfill in all respects the obligations of Hortonworks and its subsidiaries in any indemnification agreements of Hortonworks and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to the effective time of the merger. The merger agreement also provides that, for a period of six years following the effective time of the merger, the combined company and its subsidiaries will, and Cloudera will cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to include indemnification, advancement of expenses and exculpation provisions at least as favorable as such provisions contained in the organizational documents of Hortonworks and its subsidiaries immediately prior to the effective time of the merger.
The merger agreement further requires the combined company to, and Cloudera to cause the combined company to, for a period of six years following the effective time of the merger, maintain in effect the existing policy of Hortonworks’ directors’ and officers’ liability insurance covering claims arising from facts or events that occurred at or prior to the effective time of the merger, and also maintain such officers’ and directors’ liability insurance policy with coverage and amounts no less favorable than those Hortonworks maintained for its directors and officers prior to the merger under the existing Hortonworks officers’ and directors’ liability insurance policy as of the date of the merger agreement. However, the combined company will not be obligated to make annual premiums in excess of 300% of the current annual premium paid by Hortonworks. If annual premiums for existing coverage exceed such maximum amount, the combined company will obtain a policy with the greatest coverage available at a cost not exceeding 300% of the current premium. Alternatively, prior to the effective time of the merger, Cloudera or Hortonworks may purchase a six year “tail” prepaid policy on the existing Hortonworks officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Hortonworks and are binding on the successors and assigns of Cloudera and the combined company.

Item 21. Exhibits and Financial Statement Schedules

(1)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Exhibit Description
2.1†
Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018, by and among Cloudera, Inc., Surf Merger Corporation and Hortonworks, Inc. (attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement)

3.1	Restated Certificate of Incorporation of Cloudera, Inc. (incorporated by reference to Exhibit 3.01 to Cloudera, Inc.’s Form 10-K filed on April 4, 2018)

3.2	Restated Bylaws of Cloudera, Inc. (incorporated by reference to Exhibit 3.02 to Cloudera, Inc.’s Form 10-K filed on April 4, 2018)

5.1**	Opinion of Fenwick & West LLP regarding legality of securities being registered

8.1**	Opinion of Fenwick & West LLP regarding U.S. federal income tax matters

8.2**	Opinion of Latham & Watkins LLP regarding U.S. federal income tax matters

23.1**	Consent of Fenwick & West (included as part of its opinions in Exhibits 5.1 and 8.1)

23.2**	Consent of Latham & Watkins LLP (included as part of its opinion in Exhibit 8.2)

23.3*	Consent of Independent Registered Public Accounting Firm for Cloudera, Inc.

23.4*	Consent of Independent Registered Public Accounting Firm for Hortonworks, Inc.

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-4)

99.1**	Form of Proxy for Cloudera, Inc.

99.2**	Form of Proxy for Hortonworks, Inc.

99.3*	Opinion of Morgan Stanley & Co. LLC, financial advisor to the Cloudera (attached as Annex B to the joint proxy statement/prospectus forming part of this registration statement)

99.4*	Opinion of Qatalyst Partners LP, financial advisor to Hortonworks, Inc. (attached as Annex C to the joint proxy statement/prospectus forming part of this registration statement)

99.5*	Consent of Morgan Stanley & Co. LLC, financial advisor to Cloudera, Inc.

99.6*	Consent of Qatalyst Partners LP, financial advisor to Hortonworks, Inc.

99.7*	Consent of Robert Bearden to be named as a director of Cloudera, Inc. upon completion of the merger.

99.8*	Consent of Paul Cormier to be named as a director of Cloudera, Inc. upon completion of the merger.

99.9*	Consent of Peter Fenton to be named as a director of Cloudera, Inc. upon completion of the merger.

99.10*	Consent of Kevin Klausmeyer to be named as a director of Cloudera, Inc. upon completion of the merger.
_______________

*	Filed herewith.

**	To be filed by amendment.

†
Pursuant to Item 601(b)(2) of Regulation S-K, Cloudera agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger and Reorganization to the SEC upon request.

Item 22. Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
 the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form

(8)
That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(10)
To respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on November 2, 2018.

CLOUDERA, INC.

By:	/s/ Thomas J. Reilly
Name:	Thomas J. Reilly
Title:	Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Thomas J. Reilly, Jim Frankola and Priya Jain, and each or any one of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to effect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas J. Reilly	Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2018
Thomas J. Reilly

/s/ Jim Frankola	Chief Financial Officer (Principal Financial Officer)	November 2, 2018
Jim Frankola

/s/ Priya Jain	Vice President, Corporate Controller (Principal Accounting Officer)	November 2, 2018
Priya Jain

/s/ Michael A. Olson	Chief Strategy Officer and Chairman (Director)	November 2, 2018
Michael A. Olson

/s/ Martin I. Cole	Director	November 2, 2018
Martin I. Cole

/s/ Kimberly Hammonds	Director	November 2, 2018
Kimberly Hammonds

/s/ Rose Schooler	Director	November 2, 2018
Rose Schooler

/s/ Steve J. Sordello	Director	November 2, 2018
Steve J. Sordello

/s/ Michael A. Stankey	Director	November 2, 2018
Michael A. Stankey